    As filed with the Securities and Exchange Commission on October 16, 1998
                                                   Registration No. 333-[      ]
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                              RENTERS CHOICE, INC.
                              RENT-A-CENTER, INC.
                                COLORTYME, INC.
           (Exact name of co-registrants as specified in its charter)

             DELAWARE                             7359                            48-1024367
             DELAWARE                             7359                            48-0959188
              TEXAS                               6794                            75-2651408
 (State or other jurisdiction of      (Primary standard industrial             (I.R.S. Employer
  incorporation or organization)      classification code number)            Identification No.)

       RENT-A-CENTER, INC.                RENTERS CHOICE, INC.                 COLORTYME, INC.
      8200 EAST THORN DRIVE         13800 MONTFORT DRIVE, SUITE 300     1231 GREENWAY DRIVE, SUITE 900
      WICHITA, KANSAS 67226               DALLAS, TEXAS 75240                IRVING, TEXAS 75038
          (316) 636-7368                     (972) 701-0489                     (972) 751-1711

    (Address, including zip code, and telephone number, including area code of each Registrant's principal executive offices)

                 J. ERNEST TALLEY
 CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER                    With Copies To:
               RENTERS CHOICE, INC.                               THOMAS W. HUGHES, ESQ.
          13800 MONTFORT DRIVE, SUITE 300                         BRUCE A. CHEATHAM, ESQ.
                DALLAS, TEXAS 75240                           WINSTEAD SECHREST & MINICK P.C.
                  (972) 701-0489                                  5400 RENAISSANCE TOWER
 (Name, address, including zip code, and telephone                    1201 ELM STREET
                      number,                                    DALLAS, TEXAS 75270-2199
    including area code, of Agent for service)                        (214) 745-5400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration number for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier, effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

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       TITLE OF EACH NOTE OF             AMOUNT TO BE       PROPOSED OFFERING   PROPOSED AGGREGATE        AMOUNT OF
    SECURITIES TO BE REGISTERED           REGISTERED        PRICE PER NOTE(1)    OFFERING PRICE(1)    REGISTRATION FEE
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
11% Senior Subordinated Notes due
  2008..............................     $175,000,000             100%             $175,000,000          $51,625.00
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Guarantees of Senior Subordinated
  Notes(2)..........................          --                   --                   --                   (3)
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

(1) In accordance with Rule 457(f)(2), the registration fee is calculated based on the book value, which has been computed as of October 13, 1998, of the outstanding 11% Senior Subordinated Notes due 2008 of Renters Choice, Inc. to be canceled in the exchange transaction hereunder.
(2) Rent-A-Center, Inc. and ColorTyme, Inc., each a direct, wholly owned subsidiary of the Registrant, have each guaranteed the Notes being registered pursuant hereto.
(3) Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantees of the Notes being registered.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

                             PRELIMINARY PROSPECTUS

                                     [LOGO]

                              RENTERS CHOICE, INC.
                                     Issuer

                              RENT-A-CENTER, INC.
                                COLORTYME, INC.
                                   Guarantors

                               Offer to Exchange
                     11% Senior Subordinated Notes Due 2008
           For All Outstanding 11% Senior Subordinated Notes Due 2008

THE EXCHANGE NOTES --

- Identical in all material respects to the Old Notes, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes

- Interest accrues from the date of issuance at the rate of 11% per annum, payable semi-annually in arrears on each February 15 and August 15, commencing February 15, 1999

- Unsecured and subordinated to all existing and future Senior Indebtedness

- Rank without preference with all future Senior Subordinated Indebtedness and as senior to all future Subordinated Obligations

- Fully and unconditionally guaranteed on an unsecured, senior subordinated basis by Rent-A-Center, Inc. and ColorTyme, Inc.

THE EXCHANGE OFFER --

- For all of the Old Notes

- Expires at 5:00 p.m., New York City time, on [                ], 1998

- Subject to customary conditions

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 25 OF THIS PROSPECTUS.

You should rely only on the information contained in this Prospectus or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not offering to sell or asking you to buy anything other than the Exchange Notes. We are not offering to sell or asking you to buy anything in any jurisdiction where doing so would be against the law.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THE EXCHANGE NOTES NOR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, dated October 16, 1998

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (the "Registration Statement") with respect to the 11% Senior Subordinated Notes due 2008 (the "Exchange Notes"). This Prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement. Information omitted from this Prospectus, but contained in the Registration Statement, may be inspected and copied at the SEC's Public Reference Room at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain information about the Company from the following regional offices of the SEC: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. You may obtain our electronic filings filed through the SEC's Electronic Data Gathering, Analysis and Retrieval system ("EDGAR") through the SEC's home page on the Internet at http://www.sec.gov.

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. In the event that we are no longer required to do so, we have agreed to file with the SEC (unless the SEC will not accept such a filing) and provide to the Trustee and the holders of Notes annual reports and the information, documents and other reports otherwise required pursuant to Sections 13 and 15(d) of the Exchange Act. For additional information, please refer to the section entitled "Description of the Notes and Guarantees -- Certain Covenants -- Reporting Requirements" located elsewhere in this Prospectus.

                           FORWARD-LOOKING STATEMENTS

The statements, other than statements of historical facts included in this Prospectus, including statements set forth under the "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" regarding the Company's future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements will prove to have been correct, we can give no assurance that such expectations will prove to have been correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause actual results to differ materially from our expectations (the "Cautionary Statements") are disclosed under "Risk Factors" and elsewhere in this Prospectus including in conjunction with some of the forward-looking statements included in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by the Cautionary Statements.

                               PROSPECTUS SUMMARY

This summary highlights some information from this Prospectus, but does not contain all material features of the Exchange Offer. Please read the detailed information and consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. Except as otherwise required by the context, references in this Prospectus to "we," "us," "RCI," "Issuer," or the "Company" refer to (i) after August 5, 1998, the combined business of Renters Choice, Inc. ("Renters Choice") and its subsidiary, ColorTyme, Inc. ("ColorTyme") and Rent-A-Center, Inc. (formerly known as Thorn Americas, Inc.) and its subsidiaries ("Rent-A-Center" or "RAC") and (ii) prior to and including August 5, 1998, the businesses of Renters Choice and ColorTyme. The term "Guarantors" refers to ColorTyme and Rent-A-Center, both wholly owned subsidiaries of Renters Choice. The term "Old Notes" refers to the 11% Senior Subordinated Notes due 2008 that were issued on August 18, 1998. The term "Exchange Notes" refers to the 11% Senior Subordinated Notes due 2008. The term "Notes" refers to the Old Notes and the Exchange Notes collectively. The term "you" refers to prospective investors in the Exchange Notes.

                                  THE COMPANY

We are the largest operator in the U.S. Rent-to-Own ("RTO") industry with approximately 25% market share of RTO stores. We currently operate 2,126 company-owned stores and franchise 307 stores in the United States and Puerto Rico. Our stores offer home electronics, appliances and furniture and accessories under flexible rental purchase agreements that allow our customers to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

                                  RTO INDUSTRY

Overview. According to the Association of Progressive Rental Organizations, the RTO industry generated approximately $4.1 billion in revenue during 1996 through the rental of roughly 5.8 million products to approximately 3.0 million households. We estimate the RTO target market is greater than 20 million households, principally comprised of households with annual income from $15,000 to $50,000. The RTO industry appeals to a wide variety of consumers by allowing them to obtain merchandise that they might otherwise be (i) unable to purchase due to insufficient cash resources or a lack of access to credit, or (ii) unwilling to purchase due to a temporary, short-term need or desire to rent. The RTO industry provides consumers with

- a means of obtaining merchandise without the burden of incurring debt or qualifying for credit,

- the ability to return merchandise at any time without future obligations,

- flexible payment terms,

- delivery, repair and pick-up service, typically at no incremental charge, and

- the potential for merchandise ownership after a predetermined number of payments.

The types of products rented by RTO customers include furniture and accessories (34.9% of total units rented), electronics (31.1%), appliances (22.4%), and other items including jewelry, pagers and personal computers (11.6%). We estimate that the RTO industry is comprised of approximately 8,300 stores. Although the five largest RTO companies operate approximately 38.5% of the industry's store base, the industry is highly fragmented as the majority of RTO competitors operate fewer than 20 stores. Our industry has experienced significant consolidation since 1993, when the five largest RTO companies operated approximately 26.6% of the industry's store base. The RTO industry is experiencing consolidation primarily because larger, multi-unit operators have significant competitive advantages compared to their smaller competitors. Larger operators enjoy greater purchasing power, which enables them to offer more competitively priced merchandise, and are able to operate more efficiently than smaller operators in areas such as management information systems, advertising and purchasing. Many smaller competitors lack the managerial resources necessary to operate larger RTO operations efficiently across multiple locations. We believe that these factors will continue to promote the trend toward consolidation and present an opportunity for well-capitalized operators to acquire additional stores on favorable terms.

RTO Transaction. In general, customers enter into weekly or monthly rental purchase agreements, which renew automatically upon receipt of each payment. Rental payments are made each week in advance, generally in cash. RTO companies retain ownership of rental merchandise during the term of the rental purchase agreement. Ownership of the merchandise typically transfers to the customer if the customer has continuously renewed the rental purchase agreement for a specified period of time or exercises a specified early purchase option. On average, however, customers satisfy the ownership requirements less than 25% of the time for items rented for the first time. We typically rent a product four to six times over a 24 month period, with the average time on rent to each customer lasting approximately four months. Virtually all rental items are ultimately rented to ownership in subsequent rental transactions. The RTO transaction bears an important distinction to a traditional retail transaction:
RTO companies do not lend to customers or bear the associated credit risk because customers make all payments in advance. As a result, balance sheets of RTO companies have very few accounts receivable.

                               BUSINESS STRENGTHS

Over the past several years, we have experienced significant increases in sales and operating income through acquisitions and internal growth. During this period, we focused on achieving a position as a market-leading and profitable operator of RTO locations. As a result, we believe that we benefit from the following competitive advantages:

- Industry Leader. We are the largest competitor in the RTO industry (based on store count) with market share of approximately 25%. We currently operate 2,126 company-owned stores and franchise 307 stores (including the largest RTO franchisor, ColorTyme) in the United States and Puerto Rico. Our stores operate under various brand names including Renters Choice and Rent-A-Center, the most widely recognized name in the RTO industry. As the only nationwide RTO competitor, we benefit from:

     - greater visibility among consumers,

     - geographic diversity,

     - increased opportunities to expand into contiguous markets,

     - certain efficiencies in areas such as advertising, purchasing and human resources, and

     - the ability to leverage our corporate overhead over a larger store base.

- Consistent Revenue and Strong Cash Flow. Our loyal customer base, as well as our resilience to economic cycles, enables us to generate stable revenue. Historically, we have not experienced a meaningful correlation between economic conditions (as measured by GDP growth) and same store revenue growth. Consistently stable revenue and strong margins (combined with low levels of maintenance capital expenditures) provide resources that can be used to fund our growth strategy.

- Superior Customer Service. We believe that providing superior customer service is a key element for our long-term success. We achieve a high level of customer satisfaction by providing:

     - appealing store environments,

     - premium quality, durable merchandise,

     - personal customer service, and

     - experienced, well-trained store personnel.

  We believe our high level of customer satisfaction allows us to maximize the number and length of rental agreements per store, leading to customer referrals and repeat business.

- Premium Quality Product Offerings. We distinguish ourselves from our competitors by purchasing, marketing, and renting premium name brand products from manufacturers such as Sony, JVC and Magnavox for home electronics; La-Z-Boy, Sealy and Ashley for home furnishings and accessories; and Whirlpool, General Electric and Kenmore for appliances. In addition to satisfying customer demand, premium products reduce service costs through increased reliability. We have developed strong relationships with our key vendors, enabling cost effective direct-to-store distribution.

- Ability to Successfully Integrate Acquisitions. Since 1993, we have acquired 2,090 stores, giving us extensive experience in the integration of diverse RTO operations. Our management information systems facilitate acquisition integration by providing our management team with operating and financial information about each store location and region and every rental purchase transaction. As a result of our ability to implement our business practices, operating performance of the integrated stores has improved significantly. For example, in 1997 store operating margins (before field administration and corporate overhead) for all of our stores was 23.9%, while our 325 mature stores (in our system for at least two years) generated store operating margins of 26.8%. Our mature stores primarily consist of acquired stores.

- Experienced and Committed Management Team. Our senior management team has an average of 17 years of RTO experience. J. Ernest Talley, our Chairman and Chief Executive Officer, is generally credited with founding the RTO industry in the early 1960's. Our management team has a significant personal economic interest in our performance, as evidenced by the fact that:

     - the senior management group collectively owns approximately 26.2% of the common stock of the Company on a fully diluted basis, and

     - store, regional and senior manager compensation is tied directly to store revenue and/or operating profit and such bonuses account for up to 30% of all compensation.

  We believe that the de-centralized, entrepreneurial spirit of our field management, together with the guidance provided by senior management, will continue to be a key factor in our efforts to maximize revenue, improve margins and expand our store base.

                              RECENT DEVELOPMENTS

Rent-A-Center Acquisition. On August 5, 1998, we acquired Rent-A-Center pursuant to an agreement with Thorn plc dated June 16, 1998, for approximately $900 million in cash (including the repayment of certain debt of Rent-A-Center), subject to adjustment. Prior to this acquisition, Rent-A-Center was the largest RTO competitor with 1,404 company-owned stores and 65 franchised stores in 49 states and the District of Columbia. Rent-A-Center operated stores under three brand names, "Rent-A-Center," "Remco" and "U-Can-Rent." Rent-A-Center operated 1,158 stores under the Rent-A-Center brand, the most widely recognized store name in the RTO industry.

We financed the acquisition of Rent-A-Center through certain financing arrangements, consisting of a senior credit facility and a senior subordinated facility. We also issued a total of $260 million in preferred stock to certain affiliates of Apollo Management IV, L.P. ("Apollo") and to an affiliate of Bear, Stearns & Co. Inc. to assist in the funding of the Rent-A-Center acquisition, to repurchase $25 million of the Company's common stock and to repay our prior credit facility. Following the acquisition of Rent-A-Center, we issued the Old Notes to repay the senior subordinated facility. In connection with the acquisition of Rent-A-Center, we assumed certain of Rent-A-Center's ongoing litigation, including an adverse New Jersey state court judgment currently on appeal. For additional information, please read the sections entitled "Risk Factors -- Legal Proceedings" and "Business -- Legal Proceedings" located elsewhere in this Prospectus. We are currently in the process of integrating the stores acquired in the Rent-A-Center acquisition and we believe that we will realize over $30 million in net annual cash cost savings upon completion of our integration plan.

We are well underway in our assimilation of the Rent-A-Center stores. During the first two months following the acquisition of Rent-A-Center, we have begun to implement the initiatives of our integration plan. Specifically, we have reduced the Wichita corporate staff from 560 to approximately 400 people and have planned and organized the physical shutdown of the Wichita facility and the move to Dallas of the Rent-A-Center corporate headquarters during the fourth quarter of 1998. Additionally, we decided to convert the Rent-A-Center store management information systems to our current system (High Touch) and will complete the conversion of all of the Rent-A-Center stores during the fourth quarter of 1998. We have also decided to eliminate the current Rent-A-Center product distribution network and replace it with our system of drop shipments to our stores by our vendors. We expect to close the Rent-A-Center warehouses during the fourth quarter of 1998 and to utilize all remaining excess inventory in the normal rental process in our stores during the first two quarters of 1999. We decided to retain the Rent-A-Center product repair network and to utilize it to provide product repair services to our customers in the Renters Choice stores, as well as the Rent-A-Center stores. In September 1998, we purchased 41 Rent-A-Center franchised stores and are currently converting them to Company owned and operated stores. Finally, we decided to operate all of our stores under the Rent-A-Center trade name and will have all Renters Choice, Remco and U-Can-Rent stores converted to the Rent-A-Center trade name by the first quarter of 1999. With the actions described above well underway, our original assumption of a transition period of up to 12 months for integrating the Rent-A-Center stores is progressing as planned and should be completed on schedule.

Central Rents Acquisition. In May 1998, we acquired substantially all of the assets of Central Rents, Inc., for approximately $100 million. Central Rents operated 176 stores located primarily in California, the Southwest, Midwest and South. This acquisition expanded our presence in a region of the country, the Southwest, which we strategically targeted for expansion. We expect to generate an additional $2.6 million in annual general and administrative cost savings as a result of this acquisition. These cost savings will be derived primarily from the elimination of duplicative corporate and administrative functions. In addition to these general and administrative cost reductions, we anticipate that we will gradually bring the store operating performance of Central Rents in line with our own store margins within 24-30 months.

We are well underway in our assimilation of the 176-store Central Rents chain. During the first 30 days following this acquisition, we converted all of the Central Rents stores to our management information system and began implementing our human resource, purchasing and advertising programs, as well as other processes that are essential in our system. Our immediate focus in these stores is to improve operations and continue to build strength in store management personnel.

                               BUSINESS STRATEGY

- Integrate Rent-A-Center. We have developed a comprehensive program for the integration of the Rent-A-Center stores, which, as described above, is currently in process and which we expect to complete within 18-24 months. We believe we will realize over $30 million in net annual cash cost savings upon completion of the integration plan, primarily as a result of eliminating:

     - duplicative general and administrative expenses, and

     - Rent-A-Center's nationwide distribution network including seven distribution centers.

  Additional benefits and margin improvements are expected to be realized over time as we undertake initiatives to enhance the operations of the Rent-A-Center stores.

- Continue to Enhance Store Operations. Our management endeavors to improve store performance through strategies intended to produce gains in operating efficiency and profitability. We believe we will achieve gains in revenues and operating margins in our stores by:

     - using focused advertising to increase store traffic,

     - expanding the offering of upscale, higher margin products (such as Sony wide screen televisions, La-Z-Boy recliners and JVC stereo systems) to increase the number of product rentals,

     - employing strict store-level cost control, and

     - closely monitoring each store's performance through the use of our management information system to ensure each store's adherence to established operating guidelines.

- Pursue Strategic Expansion. Our management team has gained significant experience in the acquisition and integration of other RTO operators and believes the fragmented nature of the RTO industry will result in ongoing growth opportunities for us. Once our Rent-A-Center integration plan is substantially in place, we will again focus on strategic acquisition opportunities and new store development. We typically target underperforming and undercapitalized chains of RTO stores. These acquired stores benefit from our management expertise, administrative network, improved product mix, sophisticated management information system and purchasing power of the larger organization while strengthening their local market position. In addition, we have access to an expanding number of franchise locations, which we have the right of first refusal to purchase. We plan to continue opening new stores in our existing and new markets, and will focus our new market penetration in adjacent areas or regions which are underserved by the RTO industry. In evaluating a new market, we review demographic statistics, cost of advertising and the number and nature of competitors.

                               THE EXCHANGE OFFER

Exchange Notes...............   The forms and terms of the Exchange Notes are
                                identical in all material respects to the terms of the Old Notes for which they may be exchanged pursuant to the Exchange Offer, except for certain transfer restrictions, registration rights and liquidated damages provisions relating to the Old Notes described elsewhere in this Prospectus under "Description of the Notes and Guarantees" and "Old Notes Exchange and
                                Registration Rights Agreement."

The Exchange Offer...........   We are offering to exchange up to $175,000,000
                                aggregate principal amount of the Exchange Notes for up to $175,000,000 aggregate principal amount of Old Notes. Old Notes may be exchanged only in integral multiples of $1,000.

Expiration Date; Withdrawal
of Tender....................   Unless we extend the Exchange Offer, it will
                                expire at 5:00 p.m., New York City time, on
                                [               ], 1998. We will not extend this
                                time period to a date later than
                                [               ], 1998. You may withdraw any
                                Old Notes you tender pursuant to the Exchange
                                Offer at any time prior to [               ],
                                1998. We will return, as promptly as practicable after the expiration or termination of the Exchange Offer, any Old Notes not accepted for exchange for any reason without expense to you.

Certain Conditions to the
  Exchange Offer.............   The Exchange Offer is subject to customary
                                conditions, which may be waived by us.

Procedures for Tendering Old
  Notes......................   If you wish to accept the Exchange Offer, you
                                must complete, sign and date the Letter of Transmittal in accordance with the instructions, and deliver the Letter of Transmittal, along with the Old Notes and any other required documentation, to the Exchange Agent. By executing the Letter of Transmittal, you will represent to us that, among other things:

                                - any Exchange Notes you receive will be
                                  acquired in the ordinary course of your
                                  business,

                                - you have no arrangement with any person to
                                  participate in the distribution of the
                                  Exchange Notes, and

                                - you are not an "affiliate," as defined in Rule
                                  405 of the Securities Act of 1933, as amended, of the

                                Company or, if you are an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

                                If you hold your Old Notes through the
                                Depository Trust Corporation ("DTC") and wish to participate in the Exchange Offer, you may do so through DTC's Automated Tender Offer Program ("ATOP"). By participating in the Exchange Offer, you will agree to be bound by the Letter of Transmittal as though you had executed such Letter of Transmittal.

Interest on the New Notes....   Interest on the Exchange Notes:

                                - accrues from the date of issuance at the rate
                                  of 11% per annum, and

                                - is payable semi-annually in arrears on each
                                  February 15 and August 15, commencing on
                                  February 15, 1999.

                                On February 15, 1999, holders of the Exchange Notes will also receive an amount equal to the accrued interest on the Old Notes. Interest on the Old Notes accepted for exchange will stop accruing upon the issuance the Exchange Notes.

Special Procedures for
  Beneficial Owners..........   If you are a beneficial owner whose Old Notes
                                are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the Exchange Offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this Prospectus.

Guaranteed Delivery
  Procedure..................   If you wish to tender your Old Notes, you may,
                                in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this Prospectus under "The Exchange
                                Offer -- Guaranteed Delivery Procedures."

Registration Rights
  Agreement..................   We sold the Old Notes and the related Guarantees
                                to the Initial Purchasers in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, on August
                                18, 1998. At that time, the Company and the Initial Purchasers entered into a Registration
                                Rights Agreement which grants the holders of the Old Notes certain exchange and registration rights. This Exchange Offer satisfies those rights, which terminate upon consummation of the Exchange Offer. You will not be entitled to any exchange or registration rights with respect to the Exchange Notes.

Certain Federal Tax
  Considerations.............   With respect to the exchange of the Old Notes
                                for the Exchange Notes:

                                - the exchange should not constitute a taxable
                                  exchange for U.S. federal income tax purposes,

                                - you should not recognize gain or loss upon
                                  receipt of the Exchange Notes,

                                - you must include interest in gross income to
                                  the same extent as the Old Notes, and

                                - you should be able to tack the holding period
                                  of the Exchange Notes to the holding period of the Old Notes.

Use of Proceeds..............   We will not receive any proceeds from the
                                exchange of Notes pursuant to the Exchange
                                Offer.

Exchange Agent...............   We have appointed IBJ Schroder Bank & Trust
                                Company as the Exchange Agent for the Exchange
                                Offer. The address and telephone number of the Exchange Agent are IBJ Schroder Bank & Trust
                                Company, P. O. Box 84, Bowling Green Station,
                                New York, New York 10274-0084, telephone (212)
                                858-2103.

                       TERMS OF THE NOTES AND GUARANTEES

The form and terms of the Exchange Notes are substantially the same as the form and terms of the Old Notes, except that the Exchange Notes are registered under the Securities Act. As a result, the Exchange Notes will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the Old Notes.

Issuer.......................   Renters Choice, Inc.

Guarantors...................   Rent-A-Center, Inc. and ColorTyme, Inc.

Securities Offered...........   $175,000,000 aggregate principal amount of 11%
                                Senior Subordinated Notes due 2008.

Maturity.....................   August 15, 2008

Interest Payment Dates.......   February 15 and August 15 of each year,
                                commencing February 15, 1999.

Sinking Fund.................   None.

Optional Redemption..........   Except as described below and under "Change of
                                Control," we may not redeem the Notes prior to August 15, 2003. After August 15, 2003, we may redeem any amount of the Notes at any time at the respective redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to August 15, 2001, we may redeem up to 33.33% of the original aggregate principal amount of the Notes with the cash proceeds of one or more
                                Equity Offerings (as defined) at a redemption price equal to 111% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, as long as at least 66.67% of the original aggregate principal amount of the Notes remain outstanding after such redemption.

Change of Control............   Upon the occurrence of a Change of Control (as
                                defined), the holders of the Notes have the right to require us to repurchase the Notes at a price equal to 101% of the original aggregate principal amount, together with accrued and unpaid interest, if any, to the date of repurchase.

Ranking......................   The Notes will be unsecured and will be
                                subordinated to all existing and future Senior
                                Indebtedness of the Company. The Notes will rank without preference with all existing and future
                                Senior Subordinated Indebtedness of the Company and will rank senior to all existing and future
                                Subordinated Obligations of the Company.

Guarantees...................   The guarantees are general unsecured obligations
                                of the Subsidiary Guarantors and are
                                subordinated in right of payment to all existing and future Guarantor Senior Indebtedness.

Restrictive Covenants........   The Indenture under which the Exchange Notes
                                will be issued and the Old Notes were issued limits:

                                - the incurrence of additional indebtedness by
                                  us and our subsidiaries,

                                - the payment of dividends on, and redemption
                                  of, our capital stock and our subsidiaries' capital stock and the redemption of our and our subsidiaries' subordinated obligations,

                                - investments,

                                - sales of assets and subsidiary stock,

                                - transactions with affiliates,

                                - sale and leaseback transactions, and

                                - liens.

                                In addition, the Indenture limits our ability to engage in consolidations, mergers and transfers of substantially all of our assets and also contains certain restrictions on distributions from our subsidiaries. All of these limitations and prohibitions are subject to a number of important qualifications and exceptions.

Absence of a Public Market
for the Exchange Notes.......   In general, you may freely transfer the Exchange
                                Notes. However, there are exceptions to this general statement. Further, the Exchange Notes will be new securities for which there will not initially be a market. As a result, the development or liquidity of any market for the Exchange Notes may not occur. The Initial
                                Purchasers have advised us that they currently intend to make a market in the Exchange Notes.
                                However, you should be aware that the Initial
                                Purchasers are not obligated to do so. In the event such a market may develop, the Initial
                                Purchasers may discontinue it at any time without notice. We do not intend to apply for a listing of the Exchange Notes on any securities exchange or on any automated dealer quotation system.

                                  RISK FACTORS

You should consider carefully the information set forth under the caption "Risk Factors" beginning on page 25 and all the other information set forth in this Prospectus before deciding whether to participate in the Exchange Offer.

                           SUMMARY UNAUDITED COMBINED
                            PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

Our unaudited pro forma combined financial information presented here gives effect to the acquisition of Rent-A-Center and the offering of the Old Notes as if such transactions were consummated on June 30, 1998, in the case of the Unaudited Pro Forma Combined Balance Sheet, and as if such transactions and the acquisition of Central Rents were consummated on January 1, 1997, in the case of Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 includes the historical information of Rent-A-Center for the year ended March 31, 1998, which was its fiscal year end. The acquisition of Rent-A-Center was completed on August 5, 1998, and the acquisition of Central Rents was completed on May 28, 1998. These transactions and the related adjustments are described in the accompanying notes. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data.

The following unaudited pro forma combined financial information is presented for illustrative purposes only, does not purport to be indicative of our financial position or results of operations as of the date of this Prospectus, or as of or for any other future date, and is not necessarily indicative of what our actual financial position or results of operations would have been had the foregoing transactions been consummated on such dates. In addition, it does not give effect to (i) any transactions other than the foregoing transactions and those described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information, or (ii) the Company's, Rent-A-Center's or Central Rents' results of operations since June 30, 1998. Although the following unaudited pro forma combined financial information gives effect to expected annual net savings from the elimination of duplicate general and administrative and field expenses as a result of the aforementioned acquisitions, it does not give effect to additional annual net savings expected to be achieved following consummation of these acquisitions (described in Note (3) to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997). Actual amounts could differ from those presented.

The following unaudited pro forma combined financial information is based upon the historical financial statements of the Company, Rent-A-Center, and Central Rents, and should be read in conjunction with such historical financial statements, the related notes, and the Notes to Unaudited Pro Forma Combined Financial Information. In the preparation of the unaudited pro forma combined financial information, we have generally assumed that the historical value of Rent-A-Center's assets and liabilities approximates the fair value thereof, except as described in the Notes to Unaudited Pro Forma Combined Financial Information, since an independent valuation has not been completed. We will be required to determine the fair value of Rent-A-Center's assets and liabilities as of August 5, 1998. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma combined financial information, there can be no assurance to that effect.

          SUMMARY UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATION

                                                                 COMBINED PRO FORMA
                                                              -------------------------
                                                                             SIX MONTHS
                                                               YEAR ENDED      ENDED
                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   ----------
                                                               (DOLLARS IN THOUSANDS,
                                                               EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue.....................................................   $1,314,712    $  686,022
Operating expenses
  Direct store expenses
    Depreciation of rental merchandise......................      328,000       168,911
    Other(1)................................................      715,457       372,452
                                                               ----------    ----------
                                                                1,043,457       541,363
  Franchise cost of merchandise sold........................       35,841        16,386
  General and administrative expenses.......................       52,512        30,401
  Nonrecurring charges(2)...................................        6,600         5,600
  Amortization of intangibles(3)............................       24,174        12,445
                                                               ----------    ----------
        Total operating expenses............................    1,162,584       606,195
                                                               ----------    ----------
        Operating profit....................................      152,128        79,827
Interest expense............................................       85,821        42,876
Interest income.............................................         (392)         (238)
                                                               ----------    ----------
        Earnings before income taxes........................       66,699        37,189
Income tax expense..........................................       33,191        18,132
                                                               ----------    ----------
        Net earnings........................................       33,508        19,057
Preferred dividends.........................................        9,888         4,898
                                                               ----------    ----------
        Earnings allocable to common stockholders...........   $   23,620    $   14,159
                                                               ==========    ==========
OTHER FINANCIAL DATA:
Basic earnings per share(4).................................   $      .99    $      .59
                                                               ==========    ==========
Diluted earnings per share(4)...............................   $      .98    $      .57
                                                               ==========    ==========
Ratio of earnings to fixed charges(5).......................          1.6x          1.7x
                                                               ==========    ==========
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents...................................                 $   50,918
Rental merchandise, net.....................................                    452,114
Total assets................................................                  1,433,355
Total debt..................................................                    895,735
Redeemable convertible preferred stock(6)...................                    260,000
Total stockholders' equity..................................                    145,343
OPERATING DATA:
Number of stores (end of period)............................        2,065         2,087
Revenue data:
  Store
    Rentals and fees........................................   $1,204,971    $  628,770
    Merchandise sales.......................................       65,289        36,505
    Other...................................................          793           281
  Franchise
    Merchandise sales.......................................       37,385        17,061
    Royalty income and fees.................................        6,274         3,405
                                                               ----------    ----------
        Total revenue.......................................   $1,314,712    $  686,022
                                                               ==========    ==========

-------------------------

(1) Represents cost of merchandise sold and salaries and other expenses.

(2) Represents (i) approximately $12.3 million of restructuring charges relating to certain of Rent-A-Center's discontinued Non-RTO Business such as credit retailing and check cashing, the closing of certain non-performing RTO stores, and the reorganization of certain administrative support functions and (ii) approximately $2.1 million related primarily to Rent-A-Center's writedown of cellular phone inventory.

(3) This amount is subject to adjustment for the final resolution of certain litigation, including Robinson v. Thorn Americas, Inc. which is currently on appeal in New Jersey. In the event we are unsuccessful on the appeal, intangibles will be increased for any damages required to be paid.

(4) Weighted average common shares outstanding for both basic and diluted earnings per share were decreased by 990,099 to give pro forma effect of the repurchase of $25 million of our common stock at $25.25 per share from our Chief Executive Officer. The assumed conversion of the redeemable convertible preferred stock would have had an anti-dilutive effect on diluted earnings per share for the year ended December 31, 1997, and therefore has been excluded from the computation thereof. For the six months ended June 30, 1998, the conversion of the redeemable convertible preferred stock is dilutive; therefore, the weighted average common shares outstanding for diluted earnings per share were increased by 9,350,957 to reflect the conversion of the redeemable preferred stock to our common stock at a conversion price of $27.935 per share, and preferred dividends of $4,898 were added to earnings allocable to common stockholders when computing diluted earnings per share.

(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(6) Represents the total of the Apollo and Bear Stearns redeemable convertible preferred stock investments.

                              RENTERS CHOICE, INC.

                       SUMMARY HISTORICAL FINANCIAL DATA

Our summary historical financial data as of and for each of the five years in the period ended December 31, 1997, have been derived from our consolidated financial statements which have been audited and reported upon by Grant Thornton LLP. Our summary historical financial data as of and for the six months ended June 30, 1997 and 1998 have been derived from our unaudited consolidated financial statements which were prepared on the same basis as our audited financial statements and include, in the opinion of our management, all adjustments necessary to present fairly the information presented for such interim periods. Please read this information in conjunction with our audited consolidated financial statements and notes thereto included herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus. Because of our significant growth from acquisitions, the historical results of operations, the period-to-period comparisons of such results and certain financial data may not be comparable, meaningful or indicative of future results.

                                                                                      SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                     JUNE 30,
                                --------------------------------------------------   -------------------
                                1993(1)   1994(1)     1995       1996       1997       1997       1998
                                -------   -------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
STATEMENTS OF EARNINGS DATA:
Total revenue.................  $53,212   $74,385   $133,289   $237,965   $331,541   $155,389   $193,546
Direct store expenses
  Depreciation of rental
    merchandise...............   11,626    15,614     29,640     42,978     57,223     27,510     33,839
  Other store expenses........   29,576    40,701     74,966    124,934    173,823     82,751    103,588
                                -------   -------   --------   --------   --------   --------   --------
                                 41,202    56,315    104,606    167,912    231,046    110,261    137,427
Franchise operating
  expense(2)..................       --        --         --     24,010     35,841     14,726     16,386
General and administrative
  expenses....................    2,151     2,809      5,766     10,111     13,304      6,773      7,194
Amortization of intangibles...    5,304     6,022      3,109      4,891      5,412      2,649      3,271
                                -------   -------   --------   --------   --------   --------   --------
        Total operating
          expenses............   48,657    65,146    113,481    206,924    285,603    134,409    164,278
                                -------   -------   --------   --------   --------   --------   --------
        Operating profit......    4,555     9,239     19,808     31,041     45,938     20,980     29,268
Interest expense..............    1,817     2,160      2,202        606      2,194      1,021      1,555
Interest income...............       --        --       (890)      (667)      (304)      (432)      (238)
                                -------   -------   --------   --------   --------   --------   --------
        Earnings before income
          taxes...............    2,738     7,079     18,496     31,102     44,048     20,391     27,951
Income tax expense............      937     1,600      7,784     13,076     18,170      8,622     11,566
                                -------   -------   --------   --------   --------   --------   --------
        Net earnings..........  $ 1,801   $ 5,479   $ 10,712   $ 18,026   $ 25,878   $ 11,769   $ 16,385
                                =======   =======   ========   ========   ========   ========   ========
Basic earnings per share......                      $    .52   $    .73   $   1.04   $    .47   $    .66
                                                    ========   ========   ========   ========   ========
Diluted earnings per share....                      $    .52   $    .72   $   1.03   $    .47   $    .65
                                                    ========   ========   ========   ========   ========

                              RENTERS CHOICE, INC.
                     SUMMARY HISTORICAL DATA -- (CONTINUED)

                                                                                      SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                     JUNE 30,
                                --------------------------------------------------   -------------------
                                1993(1)   1994(1)     1995       1996       1997       1997       1998
                                -------   -------   --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
Depreciation and
  amortization(3).............  $ 6,164   $ 7,207   $  5,239   $  8,571   $ 11,013   $  5,158   $  6,547
Capital expenditures(4).......    1,489     1,715      3,473      8,187     10,446      4,755      5,758
Ratio of earnings to fixed
  charges(5)..................      2.1x      3.2x       5.1x       7.9x       6.7x       6.6x       6.7x
BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash equivalents.....  $ 1,359   $ 1,441   $ 35,321   $  5,920   $  4,744   $  6,446   $ 23,347
Rental merchandise, net.......   20,672    28,096     64,240     95,110    112,759    110,260    148,432
        Total assets..........   34,813    36,959    147,294    174,467    208,868    205,330    335,838
Total debt....................   27,592    23,383     40,850     18,993     27,172     39,086    128,235
Total stockholders' equity....    4,168     9,286     96,484    125,503    152,753    137,676    170,343
OPERATING DATA:
Number of stores (end of
  period).....................      112       114        325        423        504        503        717
Average annual revenue per
  store(6)....................  $   591   $   653   $    626   $    608   $    610   $    604   $    653
Comparable store revenue
  growth(7)...................     11.1%     10.8%      18.1%       3.8%       8.1%       8.9%       9.3%
REVENUES:
  Store revenue
    Rentals and fees..........  $51,162   $70,590   $126,264   $198,486   $275,344   $130,150   $163,443
    Merchandise sales.........    1,678     3,470      6,383     10,604     14,125      7,457     10,513
    Other.....................      372       325        642        687        679        339         28
Franchise revenue
  Merchandise sales...........       --        --         --     25,229     37,385     15,461     17,061
  Royalty income and fees.....       --        --         --      2,959      4,008      1,982      2,248
                                -------   -------   --------   --------   --------   --------   --------
        Total revenue.........  $53,212   $74,385   $133,289   $237,965   $331,541   $155,389   $193,546
                                =======   =======   ========   ========   ========   ========   ========

            NOTES TO SUMMARY FINANCIAL DATA OF RENTERS CHOICE, INC.

(1) In each of the periods presented ending prior to January 1, 1995, we operated as an S corporation under Subchapter S of the Internal Revenue Code and comparable provisions of certain state tax laws. Accordingly, prior to January 1, 1995, we were not subject to federal income taxation. Earnings per share are not provided for periods prior to January 1, 1995, because operating results for those periods are not comparable.

(2) Prior to our acquisition of ColorTyme in May 1996, we conducted no franchise operations. Therefore, we presented franchise operation financial information for periods beginning with the year ended December 31, 1996.

(3) This amount excludes depreciation of rental merchandise.

(4) We exclude purchase of rental merchandise.

(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, which we deem representative of that portion of rental expense estimated to be attributable to interest.

(6) We annualized the revenues for the six months ended June 30, 1997 and 1998.

(7) Comparable store revenue growth for each period presented includes revenues only of stores open throughout the full period and the comparable prior period.

                              RENT-A-CENTER, INC.

                       SUMMARY HISTORICAL FINANCIAL DATA

The summary historical financial data for Rent-A-Center as of and for each of the three years in the period ended March 31, 1998, have been derived from Rent-A-Center's audited consolidated financial statements. The summary historical financial data for Rent-A-Center as of and for the three months ended June 30, 1997 and 1998 have been derived from Rent-A-Center's unaudited consolidated financial statements which were prepared on the same basis as Rent-A-Center's audited financial statements and include, in the opinion of Rent-A-Center's management, all adjustments necessary to present fairly the information presented for such interim periods. Please read this information in conjunction with the consolidated financial statements of Rent-A-Center and notes thereto included herein, "Management's Discussion and Analysis of Financial Conditions and Results of Operations of Rent-A-Center," and the other financial information included elsewhere in this Prospectus.

                                                                           THREE MONTHS ENDED
                                         YEARS ENDED MARCH 31,                  JUNE 30,
                                  ------------------------------------   -----------------------
                                     1996         1997         1998         1997         1998
                                  ----------   ----------   ----------   ----------   ----------
                                                      (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
  DATA:(1)

Total revenue...................  $  897,927   $  926,871   $  904,004   $  225,641   $  235,421

Cost of sales...................      43,345       39,793       45,574        8,524       12,503

Depreciation and amortization

  Rental merchandise............     257,383      260,433      244,572       62,852       62,886

  Other.........................      52,236       59,085       56,869       14,598       14,532

Salaries, wages and fringe
  benefits......................     255,768      272,242      279,796       68,488       72,960

Other operating expenses........     202,577      233,015      207,460       50,654       52,653

Nonrecurring charges(2).........      12,600           --       14,392           --           --
                                  ----------   ----------   ----------   ----------   ----------

         Total operating
           expenses.............     823,909      864,568      848,663      205,116      215,534
                                  ----------   ----------   ----------   ----------   ----------

         Operating profit.......      74,018       62,303       55,341       20,525       19,887

Interest expense, net...........      80,207       52,651       46,184       10,825       11,191

Other (income) expense..........         101         (254)         (88)         (81)          72
                                  ----------   ----------   ----------   ----------   ----------
         Earnings (loss) before
           income taxes.........      (6,290)       9,906        9,245        9,781        8,624

Income tax expense..............       6,771       13,880        7,760        5,950        5,344
                                  ----------   ----------   ----------   ----------   ----------

         Net earnings (loss)....  $  (13,061)  $   (3,974)  $    1,485   $    3,831   $    3,280
                                  ==========   ==========   ==========   ==========   ==========

RTO FINANCIAL DATA:(3)

Depreciation and
  amortization(4)...............  $   52,236   $   59,085   $   56,869   $   14,598   $   14,532

Capital expenditures(5).........      44,642       32,306       38,077        6,574       16,887

BALANCE SHEET DATA (END OF
  PERIOD):

Cash and cash equivalents.......  $   19,225   $   26,077   $   23,755   $   37,399   $   27,486

Rental merchandise, net.........     304,164      276,012      292,965      268,564      303,682

         Total assets...........   1,242,211    1,108,280    1,079,109    1,086,784    1,085,796

         Total debt.............   1,042,729      714,235      714,223      714,827      714,663

         Total stockholder's
           equity...............      88,529      239,026      236,483      242,857      239,763

RTO OPERATING DATA:

Number of stores (end of
  period).......................       1,306        1,367        1,384        1,392        1,404

Average annual revenue per
  store(6)......................  $      744   $      694   $      639   $      652   $      674
Revenues:

  Store revenue

    Rentals and fees............  $  827,935   $  864,256   $  831,025   $  212,448   $  219,720

    Merchandise sales...........      64,628       60,249       46,337       12,611       15,141

  Franchise royalty income......       5,364        2,366        2,266          582          560
                                  ----------   ----------   ----------   ----------   ----------

         Total RTO revenue......  $  897,927   $  926,871   $  879,628   $  225,641   $  235,421
                                  ==========   ==========   ==========   ==========   ==========

          NOTES TO SUMMARY HISTORICAL FINANCIAL DATA OF RENT-A-CENTER

(1) As part of the acquisition of Rent-A-Center, we acquired several Non-RTO Businesses including used automobile retailing, credit retailing and check cashing businesses which began generating revenues in fiscal 1998. We sold AdvantEDGE Auto, Inc. in August 1998 for $4.0 million and intend to discontinue the operations of the remaining Non-RTO Businesses. For the fiscal year ended 1998, the Non-RTO Businesses generated revenue of $20.2 million and a net loss before income taxes of $5.2 million.

(2) Nonrecurring charges in 1996 relate to the consolidation of corporate and field offices and reductions in the number of employees. In 1998, nonrecurring charges represents (i) approximately $12.3 million in charges related to discontinued Non-RTO Businesses, closure of certain nonperforming RTO stores and reorganized administrative support functions, and (ii) approximately $2.1 million related primarily to Rent-A-Center's writedown of cellular phone inventory.

(3) We combined the RTO Financial Data from the historical financial results of Rent-A-Center with appropriate adjustments to eliminate the effect of Non-RTO Businesses.

(4) We excluded depreciation of rental merchandise.

(5) We excluded purchases of rental merchandise.

(6) Our revenues for the three months ended June 30, 1997 and 1998 have been annualized.

                                  RISK FACTORS

You should carefully consider the information below in addition to everything else we have told you in this Prospectus in evaluating whether or not you should participate in the Exchange Offer.

RISKS ASSOCIATED WITH THE ACQUISITION OF RENT-A-CENTER

Expected Benefits of Combined Business May Not Be Achieved. We believe the combination of Renters Choice and Rent-A-Center will be of significant benefit to Renters Choice and its stockholders. However, you should be aware that these benefits may not be realized if combining Renters Choice's business and Rent-A-Center's business cannot be accomplished in an efficient and effective manner. This combination will require, among other things, the integration of management philosophies and personnel, arrangements with third party vendors, standardization of training programs, realization of operating efficiencies, and effective coordination of sales and marketing and financial reporting efforts. Additionally, you should be aware that acquisitions in general are subject to a number of special risks, including adverse short-term effects on our reported operating results, diversion of management's attention, and unanticipated problems or legal liabilities. Although we have a history of successful acquisitions, we cannot assure you that this acquisition and the integration of Rent-A-Center's operations into Renters Choice's will be successful or accomplished efficiently. You should be aware that if we fail to integrate Rent-A-Center's operations successfully with Renters Choice's, the Company could be affected, both materially and adversely. You should also carefully consider the information we have set forth in the "Business" section later in this Prospectus.

Increased Size of Company. Although we have successfully acquired many businesses since our initial public offering, we have never been this large of a company. Our operations more than doubled with the purchase of Rent-A-Center. Our future operations depend largely upon our ability to manage this sizeable and growing business profitably. We believe, with the implementation of our management philosophy, that we can accomplish this task. However, we cannot guarantee to you that we will. If we fail to manage the size and the growth of our business, a material adverse effect could result.

SIGNIFICANT LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

Because of the acquisition of Rent-A-Center, we have a significant amount of debt outstanding. You should be aware that this significant amount of debt could have important consequences to you as a holder of the Notes. Below we have identified for you many, but not all, of the consequences resulting from this significant amount of debt that we now owe.

- We may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes.

- A significant portion of our cash flow from operations must be dedicated to the repayment of the indebtedness, thereby reducing the amount of cash we have available for other purposes.

- We may be disadvantaged as compared to our competitors as a result of the significant amount of debt we now owe.

- Our ability to adjust to changing market conditions and our ability to withstand competition may be hampered by the amount of debt we now owe. It may also make us more vulnerable in a downturned market.

You should be aware that our ability to repay or refinance our current debt depends on our successful financial and operating performance. Our ability to meet our payment obligations may depend on our ability to successfully implement our business strategy. Unfortunately, we cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. You should also be aware that our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

- the current economic and competitive conditions in the RTO industry,

- any operating difficulties, operating costs or pricing pressures we may experience,

- the passage of legislation or other regulatory developments that affects us adversely, and

- any delays in implementing any strategic projects we may have.

In the event that we are unable to repay our current debt, we may be forced to reduce or delay expansion, sell some of our assets, obtain additional equity capital or refinance or restructure our debt. We cannot assure you that our cash flow and capital resources will be sufficient to repay any indebtedness we may incur in the future, or that we will be successful in obtaining alternative financing. You should also read the information we have included under the captions "Description of Other Indebtedness," "Description of the Notes and Guarantees," and "Business -- Business Strategy" later in this Prospectus.

LEGAL PROCEEDINGS

The RTO industry is the subject of class action litigation involving claims that RTO contracts are in fact disguised installment sales contracts or involve undisclosed excessive interest charges. We are involved in such litigation in five states: New Jersey, Pennsylvania (with respect to RTO contracts entered into prior to Pennsylvania's enactment of an RTO statute), Wisconsin, New York and Minnesota.

We are involved in three class actions in New Jersey, one of which (Robinson v. Thorn Americas, Inc.) was originally filed against Rent-A-Center. In Robinson v. Thorn Americas, Inc., a New Jersey state court entered a judgment against Rent-A-Center and ordered Rent-A-Center to pay the class of plaintiffs an amount in excess of $140 million which will increase until this litigation is resolved. Rent-A-Center posted a $163 million supersedeas bond, which amount was derived from an accounting by the plaintiffs of the projected amount of judgment liability as of April 1999. Rent-A-Center is appealing the Robinson decision. The other two other class actions in New Jersey are entitled Gallagher v. Crown Leasing Corporation and Handy Boykin v. Renters Choice, Inc. In these cases, the plaintiffs allege we (or, in the Gallagher case, Renters Choice as the successor to Crown) violated the New Jersey Consumer Fraud Act and the New Jersey Retail Installment Sales Act. The claims arising from the Boykin and Gallagher cases are similar to the claims made against our subsidiary Rent-A-Center in Robinson
v. Thorn Americas, Inc. Claims have also been made that Rent-A-Center violated RTO statutes in certain other states. We intend to vigorously defend ourselves in all pending or asserted actions against us. You should read the sections entitled
"-- Government Regulation," "Business -- Government Regulation" and
"Business -- Legal Proceedings" located later in this Prospectus for additional information.

A class action entitled Fogie v. Thorn Americas, Inc. has been filed in Minnesota alleging Rent-A-Center's RTO contracts violated Minnesota's Consumer Credit Sales Act and the Minnesota General Usury Statute. Furthermore, a class action entitled Colon v. Thorn Americas, Inc. has been filed in New York State court, alleging that Rent-A-Center has a duty to disclose "effective interest" under New York consumer protection laws and seek damages for Rent-A-Center's failure to do so. An adverse ruling in any of these cases could have a material adverse effect on the Company. You should read the sections entitled
"-- Government Regulation," "Business -- Government Regulation" and
"Business -- Legal Proceedings" located later in this Prospectus for additional information.

Rent-A-Center was also named in a class action in Wisconsin entitled Burney v. Thorn Americas, Inc. In Burney v. Thorn Americas, Inc., a plaintiff filed a class action in Wisconsin state court alleging Rent-A-Center violated the Wisconsin Consumer Act. This matter was settled in principle for approximately $16.25 million. A claim was also filed against Rent-A-Center alleging discrimination against its African-American employees. This matter was settled in principle for approximately $6.75 million.

GOVERNMENT REGULATION

As is the case with most businesses, we are subject to certain governmental regulations, specifically with respect to RTO transactions. There are currently 45 states that have passed laws regulating rental purchase transactions and another state that has a retail installment sales statute that excludes RTO transactions from its coverage if certain criteria are met. These laws generally require certain contractual and advertising disclosures. They also provide varying levels of substantive consumer protection, such as requiring a grace period for late fees and contract reinstatement rights in the event the rental purchase agreement is terminated. The rental purchase laws of nine states limit the total amount of rentals that may be charged over the life of a rental purchase agreement. Certain states also effectively regulate rental purchase transactions under other consumer protection statutes. You should also be aware that we are currently subject to outstanding judgments and other litigation alleging that we, or our subsidiaries, have violated some of these statutory provisions. You should also read the information under the captions "-- Legal Proceedings" above and "Business -- Legal Proceedings" later in this Prospectus for a more complete discussion of these matters.

Although there is no comprehensive federal legislation regulating rental-purchase transactions, we cannot assure you that such legislation will not be enacted in the future. From time to time, legislation has been introduced in Congress seeking to regulate our business. In the event that legislation having a negative impact on our business is adopted, you should be aware that it could have a material adverse impact on us. In addition, we cannot assure you that the various legislators in the states where we currently do business will not adopt new legislation or amend existing legislation that negatively affects us. You should also read the section entitled "Business -- Government Regulation" appearing later in this Prospectus for additional discussions related to this matter.

DEPENDENCE UPON KEY PERSONNEL

As a holder of the Notes, you have no right to participate in the Company's management. The Company's continued success is highly dependent upon the personal efforts and abilities of our senior management, including J. Ernest Talley, our Chairman of the Board and Chief Executive Officer, Mark E. Speese, our President and Chief Operating Officer, and L. Dowell Arnette, our Executive Vice President. We do not have employment contracts with any of these officers and the loss of any one of them could impact the Company in a negative way. Please also read the "Management" section later in this Prospectus for additional information.

CONTROL BY PRINCIPAL STOCKHOLDERS

You should be aware that a total of approximately 42.0% of the Company's voting stock on a fully diluted basis is controlled by Messrs. Talley, Speese and by Apollo. As a result, in the event they act together, they have the ability to exercise practical control over the outcome of actions requiring the approval of our stockholders, including potential acquisitions, elections of the Company's Board of Directors and sales or changes in control of the Company. You should read the section entitled "Security Ownership of Certain Beneficial Owners and Management" later in this Prospectus for additional information.

RELIANCE ON INFORMATION SYSTEMS

As is common with large organizations, we rely extensively on our information systems to manage our operations. As a result, we regularly invest in various upgrades to our systems in order to achieve optimum performance compared to the costs involved. We are currently implementing our information systems in the stores we acquired in the Rent-A-Center acquisition and expect this process to be completed by early December 1998. However, you should be aware that any difficulties or delays that we may experience in implementing our system in the acquired stores, or any other disruption with respect to our information systems, could negatively impact our financial and operating results. Please read the sections entitled "-- Year 2000" next and "Business -- Management Information Systems" later in this Prospectus for additional information.

YEAR 2000

Year 2000 issues exist when dates are recorded in computers using two digits (rather than four) and are then used for arithmetic operations, comparisons or sorting. A two-digit recording may recognize a date using "00" as 1900 rather than 2000, which could cause our computer systems to perform inaccurate computations. We have received confirmation from our management information systems vendors that our system is Year 2000 compliant. You should be aware that Year 2000 issues relate not only to our systems, but also to those used by our suppliers. We anticipate that system replacements and modifications will resolve any Year 2000 issues that may exist with our suppliers or their suppliers. However, we cannot guarantee to you that such replacements or modifications will be completed successfully or on time and, as a result, any failure to complete such modifications on time could materially affect our financial and operating results in a negative way. Please read the section entitled
"Business -- Management Information Systems" later in this Prospectus for additional information.

RESTRICTIVE DEBT COVENANTS

The Indenture and our Senior Credit Facilities (as defined below) impose significant operating and financial restrictions on us and our subsidiaries. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

     - borrowing additional money,

     - paying dividends or other distributions to our stockholders,

     - making certain investments,

     - creating certain liens on our assets,

     - selling certain assets currently held by us,

     - entering into transactions with any of our affiliates, and

     - engaging in certain mergers or consolidations involving the Company.

The senior credit facilities we entered into in financing the Rent-A-Center acquisition (the "Senior Credit Facilities") impose significant restrictive covenants and require the Company and certain of its subsidiaries to maintain specified financial ratios and satisfy certain financial tests. Our ability to meet these financial ratios and tests may be affected by events beyond our control and, as a result, we cannot guarantee to you that we will be able to meet such tests. In addition, the restrictions contained in the Senior Credit Facilities could limit our ability to obtain future financing, make needed capital expenditures, withstand a future downturn in our business or in the economy or otherwise conduct necessary corporate activities. Our failure to comply with the restrictions in the Indenture and the Senior Credit Facilities could lead to a default under the terms of those documents. In the event of such a default, the applicable lender could declare all amounts borrowed and all amounts due under other instruments that contain certain provisions for cross-acceleration or cross-default due and payable, including all interest that is accrued and unpaid. In addition, the lenders under such agreements could terminate their commitments to lend to us. If that does occur, we cannot assure you that we would be able to make the necessary payments to the lenders and we cannot give you any assurance that we would be able to find additional alternative financing. Even if we could obtain additional alternative financing, we cannot assure you that it would be on terms that are favorable or acceptable to the Company.

You should also be aware that the existing indebtedness under the Senior Credit Facilities is secured by substantially all of our and our subsidiaries' assets. Should a default or acceleration of such indebtedness occur, the holders of such indebtedness could seize these assets securing the indebtedness and sell the assets to satisfy all or a part of what is owed. The Senior Credit Facilities also contain provisions prohibiting the modification of the Exchange Notes (subject to certain exceptions favorable to the lenders under the Senior Credit Facilities) and that limit our ability to refinance the Exchange Notes without the consent of such lenders. Please refer to the sections in this Prospectus entitled "Description of the Notes and Guarantees -- Certain Covenants," and "Description of Other Indebtedness" later in this Prospectus for additional information.

COMPETITION

We operate in a highly competitive industry. Competition is based primarily on store location, product selection and availability, customer service and rental rates and terms. Several of our competitors operate on a regional basis and some may, in the future, have significantly greater financial and operating resources and name recognition than us. We also face competition from sources outside the RTO industry, such as department stores, discount stores and rental stores offering short-term rent-to-rent arrangements. Because barriers to entry in the RTO industry are relatively low, additional competition may arise from new sources. As a result of these competitive conditions, we may not be able to sustain past levels of revenue or continue our recent revenue growth or profitability. Please refer to the section entitled "Business -- Competition" later in this Prospectus for additional information.

FRAUDULENT TRANSFER CONSIDERATIONS

The incurrence of indebtedness by the Company, such as the Notes (and the related incurrence by the Subsidiary Guarantors of the Subsidiary Guarantees), may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance or transfer laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company or a Subsidiary Guarantor. Under these laws, if, in such a case, a court were to find that, at the time the Company or such Subsidiary Guarantor incurred indebtedness (including indebtedness under the Notes and the Subsidiary Guarantees) (i) the Company or such Subsidiary Guarantor incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors, or (ii)(a) the Company or such Subsidiary Guarantor received less than reasonably equivalent value or fair consideration for incurring such indebtedness, and (b) the Company or such Subsidiary Guarantor (1) was insolvent or was rendered insolvent by reason of any of the transactions, (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), then such court could avoid or subordinate the amounts owing under the Notes and/or the Subsidiary Guarantees to presently existing and future indebtedness of the Company or such Subsidiary Guarantor, as the case may be, and take other actions detrimental to the holders of the Notes.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, the Company or a Subsidiary Guarantor would be considered insolvent if, at the time it incurred the indebtedness, either (i) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or (ii) the present fair salable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. We cannot give any assurance as to what standards a court would use to determine whether the Company or a Subsidiary Guarantor was solvent at the relevant time, or whether, whatever standard was used, the Notes would not be avoided or further subordinated on another of the grounds set forth above.

We believe that at the time we incurred the indebtedness constituting the Notes and the Subsidiary Guarantees, we (i) were (a) not insolvent nor rendered insolvent as a result, (b) in possession of sufficient capital to run our businesses effectively, and (c) incurring debts within our ability to pay them as they become due, and (ii) had sufficient assets to satisfy any probable money judgment against us in any pending action. In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of our assets and liabilities. At the time we entered into our financing, Valuation Research Corporation rendered an opinion to such effect. We cannot assure you, however, that a court passing on the same questions would reach the same conclusions.

ABSENCE OF PUBLIC MARKET

Currently, there is no public market for the Exchange Notes or the Old Notes. We do not intend to apply for listing of the Notes on any securities exchange or on any automated dealer quotation system. Although the Initial Purchasers have informed the Company that they intend to make a market in the Notes, they are not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during this Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. As a result, we can make no assurances to you as to the development or liquidity of any market for the Notes, your ability to sell the Notes, or the price at which you may be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions.

PROCEDURES FOR TENDER OF OLD NOTES

The Exchange Notes will be issued in exchange for the Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. If you desire to tender such Old Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor we are under any duty to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions. In addition, if you tender the Old Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this Prospectus.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

We have not registered the Old Notes under the Securities Act. As a result, the Old Notes are subject to substantial transfer restrictions. Old Notes that are not tendered in exchange for Exchange Notes or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing transfer restrictions. We do not currently anticipate that we will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected due to the limited amount, or "float," of the Old Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and, as a result, could result in lower prices for such security. For the same reason, to the extent that a large amount of Old Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the Exchange Notes could be adversely affected. For additional information, please refer to the sections entitled "The Exchange Offer" and "Plan of Distribution" later in this Prospectus.

                     USE OF PROCEEDS OF THE EXCHANGE NOTES

This Exchange Offer is intended to satisfy obligations of the Company under the Exchange and Registration Rights Agreement dated as of August 15, 1998 (the "Exchange and Registration Rights Agreement") by and between the Company and Chase Securities Inc., Bear, Stearns & Co. Inc., NationsBanc Montgomery Securities LLC, and Credit Suisse First Boston Corporation, as initial purchasers (each, an "Initial Purchaser," and, collectively, the "Initial Purchasers"). The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes as contemplated in this Prospectus, the Company will receive, in exchange, Old Notes in like principal amount. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes except as otherwise described herein under "The Exchange Offer -- Terms of the Exchange Offer." The Old Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase in the outstanding debt of the Company.

                                 CAPITALIZATION

The following table sets forth (i) the unaudited capitalization of the Company as of June 30, 1998, (ii) such unaudited capitalization to give pro forma effect to the acquisition of Rent-A-Center, and (iii) such unaudited capitalization to give pro forma effect to the acquisition of Rent-A-Center and the offering of the Old Notes (the "Offering"). The information set forth below should be read in conjunction with the "Summary Historical Financial Data of the Company" and the notes thereto, "Unaudited Pro Forma Financial Information," "Selected Historical Financial Data of the Company," and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus.

                                                        AS OF JUNE 30, 1998
                                              ----------------------------------------
                                                                      ACQUISITIONS AND
                                                       ACQUISITIONS       OFFERING
                                                         COMBINED       COMBINED PRO
                                              ACTUAL    PRO FORMA          FORMA
                                              ------   ------------   ----------------
                                                       (DOLLARS IN MILLIONS)
Prior Credit Facility.......................  $127.5     $     --         $     --
Senior Revolving Credit Facility(1).........      --           --               --
Letter of Credit/Multidraw Facility(2)......      --           --               --
Senior Term Loan A(3).......................      --        120.0            120.0
Senior Term Loan B(4).......................      --        270.0            270.0
Senior Term Loan C(5).......................      --        330.0            330.0
Other debt outstanding......................     0.7          0.7              0.7
Senior Subordinated Facility(6).............      --        175.0               --
Senior Subordinated Notes Due 2008(6).......      --           --            175.0
                                              ------     --------         --------
          Total debt........................   128.2        895.7            895.7
Convertible Preferred Stock(7)..............      --        260.0            260.0
Stockholders' equity........................   170.3        145.3            145.3
                                              ------     --------         --------
          Total capitalization..............  $298.5     $1,301.0         $1,301.0
                                              ======     ========         ========

-------------------------

(1) The Senior Revolving Credit Facility provides for borrowings of up to $120.0 million.

(2) The Letter of Credit/Multidraw Facility was initially used to post a letter of credit in the amount of $122.25 million to support a $163 million bond relating to certain New Jersey litigation. See "Business -- Legal Proceedings." Once the Letter of Credit has been terminated, the Company may borrow up to $85 million until 2004.

(3) Senior Term Loan A is a 6.0 year facility in an aggregate principal amount of $120 million.

(4) Senior Term Loan B is a 7.5 year facility in an aggregate principal amount of $270 million.

(5) Senior Term Loan C is a 8.5 year facility in an aggregate principal amount of $330 million.

(6) The proceeds from the sale of the Old Notes and available cash were used to repay $175 million outstanding under the Senior Subordinated Facility.

(7) In connection with financing a portion of the acquisition of Rent-A-Center, Apollo purchased $250 million, and an affiliate of Bear, Stearns & Co. Inc. purchased $10 million, of the Company's Convertible Preferred Stock. Dividends on the Convertible Preferred Stock are payable quarterly at an annual rate of 3.75% (subject to reduction based on the Company's stock price performance) in cash or in-kind at the Company's option (subject to restrictions under the Senior Credit Facilities and the Notes). The Convertible Preferred Stock is convertible into approximately 27.8% of the Company's common stock on a fully diluted basis. See "Description of Capital Stock -- Preferred Stock."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

Pursuant to the Exchange and Registration Rights Agreement, the Company has agreed to file a registration statement with respect to an offer to exchange the Old Notes for senior subordinated debt securities of the Company with terms substantially identical to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages) on or prior to 60 days after the Issue Date and to use its reasonable best efforts to cause such registration statement to become effective under the Securities Act within 150 days after the Issue Date. The Old Notes were issued on August 18, 1998 (the "Issue Date"). In the event that applicable interpretations of the staff of the SEC do not permit the Company to effect the Exchange Offer as contemplated thereby, or if certain holders of the Old Notes notify the Company that they are not eligible to participate in, or would not receive freely tradeable Exchange Notes in exchange for tendered Old Notes pursuant to, the Exchange Offer, the Company will use its reasonable best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until two years after the Issue Date. In the event that the Company is not in compliance with certain obligations under the Exchange and Registration Rights Agreement, the Company will be obligated to pay liquidated damages to holders of the Old Notes. See "Old Notes Exchange and Registration Rights Agreement."

Each holder of the Old Notes that wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in the distribution of the Exchange Notes, and
(iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

RESALE OF EXCHANGE NOTES

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third-parties, the Company believes that, except as described below, Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Any holder who tenders in the Exchange Offer with the intention or for the purpose of participating in a distribution of the Exchange Notes cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Unless an exemption from registration is otherwise available, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This Prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically set forth herein. Only broker-dealers who acquired the Old Notes as a result of market-making activities or other trading activities may participate in the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept for exchange any and all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City
time, on [             , 199 ] ( the "Expiration Date"). The Company will issue
$1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Exchange Offer. Old Notes may be tendered only in integral multiples of $1,000.

The form and terms of the Exchange Notes will be the same as the form and terms of the Old Notes except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture. See "Description of the Notes and Guarantees -- General."

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this Prospectus, $175.0 million aggregate principal amount of the Old Notes are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

The Company intends to conduct the Exchange Offer in accordance with the provisions of the Exchange and Registration Rights Agreement and the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder. Old Notes which are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture and the Exchange and Registration Rights Agreement.

The Company shall be deemed to have accepted for exchange properly tendered Notes when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent and complied with the provisions of Section 1 of the Exchange and Registration Rights Agreement. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from the Company. The

Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not accepted for exchange, upon the occurrence of any of the conditions specified below under "-- Certain Conditions to the Exchange Offer."

Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term "Expiration Date" shall mean 5:00 p.m., New York City time on
[               , 199 ,] unless the Company, in its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the registered holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the Expiration Date.

The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes for exchange, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Certain Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of Old Notes. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such period.

Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

If we extend the period of time during which the Exchange Offer is open, or if it is delayed in accepting for exchange of, or in issuing and exchanging the Exchange Notes for, any Old Notes, or is unable to accept for exchange of, or issue Exchange Notes for, any Old Notes pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may, on our behalf, retain all Old Notes tendered, and such Old Notes may not be withdrawn except as otherwise provided below in "-- Withdrawal of Tenders." The right to delay acceptance for exchange of, or the issuance and the exchange of the Exchange Notes for, any Old Notes is subject to applicable law, including Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Old Notes deposited by or on behalf of the holders thereof promptly after termination or withdrawal of the Exchange Offer.

INTEREST ON THE EXCHANGE NOTES

The Exchange Notes will bear interest at a rate of 11% per annum, payable semi-annually, on February 15 and August 15 of each year, commencing on February 15, 1999. Holders of Exchange Notes will receive interest on February 15, 1999 from the date of initial issuance of the Exchange Notes, plus an amount equal to the accrued interest on the Old Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of any Old Notes for exchange, if:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

     (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the SEC, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offer; or

     (c) any governmental approval has not been obtained, which approval the Company shall, in its reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Old Notes, by giving oral or written notice of such extension to the holders thereof. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by the Company. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified above under "-- Certain Conditions to the Exchange Offer." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued no later than

9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, the Company will not accept for exchange any Old Notes tendered, and no Exchange Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the "TIA").

PROCEDURES FOR TENDERING

Subject to the terms and conditions hereof and the Letter of Transmittal, only a holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signature thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date or, in the alternative, comply with DTC's ATOP procedures described below. In addition, either (i) Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below or properly transmitted Agent's Message (as defined below) must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date.

The tender by a holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS,

TRUST COMPANIES OR OTHER NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder of Old Notes to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder of Old Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Signatures on a Letter of Transmittal or a notice of withdrawal described below, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by an Eligible Institution.

If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, provide evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's ATOP to tender. Accordingly, participants in DTC's ATOP may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Exchange Agent, electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer the Old Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

The term "Agent's Message" means a message transmitted by DTC received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant in DTC's ATOP that is tendering Old Notes which are the subject of such book entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal (or, in the case of an Agent's Message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable Notice of Guaranteed Delivery), and that the agreement may be enforced against such participant.

All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for exchange for any reason set forth in the terms and conditions of the Exchange Offer or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of

Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or, if the guaranteed delivery procedures described below are to be complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the registered number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three (3) New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the Old Notes or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), or properly transmitted Agent's Message as well as all tendered Old Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three (3) New York Stock Exchange trading days after the Expiration Date.

Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

For a withdrawal to be effective, (i) a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "-- Exchange Agent" or (ii) holders must comply with the appropriate procedures of DTC's ATOP system. Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes were registered, if different from that of the withdrawing holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the Expiration Date.

EXCHANGE AGENT

IBJ Schroder Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

 By Registered or Certified Mail
     or by Overnight Courier:                    By Hand:
IBJ Schroder Bank & Trust Company   IBJ Schroder Bank & Trust Company
           P. O. Box 84                      One State Street
      Bowling Green Station              New York, New York 10004
  New York, New York 10274-0084        Attn: Securities Processing
 Attn: Reorganization Operations                 Window,
               Dept                       Subcellar One, (SC-1)

                                 By Facsimile:

                                 (212) 858-2611
           (To confirm facsimile transmissions, call: (212) 858-2103)

FEES AND EXPENSES

The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail. However, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $300,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, and related fees and expenses.

TRANSFER TAXES

The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Notes for Exchange Notes pursuant to the Exchange Offer. If, however, certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

Holders of Old Notes who do not exchange their Old Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes, as set forth (i) in the legend thereon as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and (ii) otherwise set forth in the Offering Memorandum dated August 13, 1998, distributed in connection with the Offering. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. Based on interpretations by the staff of the SEC, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes (i) could not rely on the applicable interpretations of the staff of the SEC, and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or such securities laws have been complied with. The Company has agreed, pursuant to the Exchange and Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes may request in writing.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

The following unaudited pro forma combined financial information of the Company gives effect to the acquisition of Rent-A-Center and the Offering as if such transactions were consummated on June 30, 1998, in the case of the Unaudited Pro Forma Combined Balance Sheet, and as if such transactions and the acquisition of Central Rents were consummated on January 1, 1997, in the case of Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1997 and the six months ended June 30, 1998. The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 includes Rent-A-Center historical information for the year ended March 31, 1998, its fiscal year end. The acquisition of Rent-A-Center was completed on August 5, 1998 and the acquisition of Central Rents was completed on May 28, 1998. The aforementioned transactions and the related adjustments are described in the accompanying notes. In the opinion of management, all adjustments have been made that are necessary to present fairly the pro forma data.

The following unaudited pro forma combined financial information is presented for illustrative purposes only, does not purport to be indicative of the Company's financial position or results of operations as of the date hereof, or as of or for any other future date, and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the foregoing transactions been consummated on such dates, nor does it give effect to (i) any transactions other than the foregoing transactions and those described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information or (ii) the Company's, Rent-A-Center's, or Central Rents' results of operations since June 30, 1998. Although the following unaudited pro forma combined financial information gives effect to expected annual net savings from the elimination of duplicate general and administrative and field expenses as a result of the aforementioned acquisitions, it does not give effect to additional annual net savings expected to be achieved following consummation of the acquisition of Rent-A-Center and the acquisition of Central Rents (described in Note (3) to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997). Actual amounts could differ from those presented.

The following unaudited pro forma combined financial information is based upon the historical financial statements of the Company, Rent-A-Center, and Central Rents, and should be read in conjunction with such historical financial statements, the related notes, and the Notes to Unaudited Pro Forma Combined Financial Information. In the preparation of the unaudited pro forma combined financial information, it has been generally assumed that the historical value of Rent-A-Center's assets and liabilities approximates the fair value thereof, except as described in the Notes to Unaudited Pro Forma Combined Financial Information, because an independent valuation has not been completed. The Company will be required to determine the fair value of Rent-A-Center's assets and liabilities as of the closing date of the acquisition of Rent-A-Center. Although such determination of fair value is not presently expected to result in values that are materially greater or less than the values assumed in the preparation of the following unaudited pro forma combined financial information, there can be no assurance with respect thereof.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1998

                                                        RAC
                             RCI          RAC        PRO FORMA     ACQUISITION    OFFERING      PRO FORMA
                          HISTORICAL   HISTORICAL   ADJUSTMENTS     PRO FORMA    ADJUSTMENTS     COMBINED
                          ----------   ----------   -----------    -----------   -----------    ----------
                                                       (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash
  equivalents...........   $ 23,347    $   27,486    $  5,835(1)   $   56,668      $(5,750)(5)  $   50,918
Accounts receivable.....      1,799        23,024        (702)(2)      24,121           --          24,121
Rental merchandise,
  net...................    148,432       303,682          --         452,114           --         452,114
Merchandise and auto
  inventory.............         --        43,068          --          43,068           --          43,068
Prepaids and other
  assets................      2,440         8,555      19,465(3)       30,460        5,750(5)       36,210
Property assets, net....     21,479       130,152          --         151,631           --         151,631
Deferred income taxes...      6,479        21,113      26,376(2)       53,968           --          53,968
Intangible assets,
  net...................    131,862       528,716     (39,253)(2)     621,325           --         621,325
                           --------    ----------    --------      ----------      -------      ----------
          Total
             assets.....   $335,838    $1,085,796    $ 11,721      $1,433,355      $    --      $1,433,355
                           ========    ==========    ========      ==========      =======      ==========

LIABILITIES AND EQUITY
Accounts payable........   $ 14,193    $   41,334    $     --      $   55,527      $    --      $   55,527
Accrued liabilities.....     23,067        90,036     (36,353)(2)      76,750           --          76,750
Debt....................    128,235            --     767,500(1)      895,735           --         895,735
Loans from Thorn plc....         --       714,663    (714,663)(2)          --           --              --
                           --------    ----------    --------      ----------      -------      ----------
          Total
          liabilities...    165,495       846,033      16,484       1,028,012           --       1,028,012
Redeemable convertible
  preferred stock.......         --            --     260,000(1)      260,000           --         260,000
Stockholders' equity....    170,343       239,763    (264,763)(4)     145,343           --         145,343
                           --------    ----------    --------      ----------      -------      ----------
          Total
             liabilities
             and
           stockholders'
             equity.....   $335,838    $1,085,796    $ 11,721      $1,433,355      $    --      $1,433,355
                           ========    ==========    ========      ==========      =======      ==========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                             (DOLLARS IN THOUSANDS)

(1) Adjustment to record the debt and equity required to finance the acquisition of Rent-A-Center and the repurchase of common stock and use of related proceeds:

Sources:
  Senior Term Loan A....................................  $  120,000
  Senior Term Loan B....................................     270,000
  Senior Term Loan C....................................     330,000
  Senior Subordinated Credit Facility...................     175,000
  Redeemable convertible preferred stock................     260,000
                                                          ----------
          Total sources.................................  $1,155,000
                                                          ==========
Uses:
  Purchase price of the acquisition of Rent-A-Center....  $  900,000(a)
  Estimated purchase price adjustment per agreement.....      17,600(a)
  Retirement of existing Renters Choice Debt............     127,500
  Repurchase of Renters Choice common stock.............      25,000(b)
  Transition and integration costs related to the
     acquisition of Rent-A-Center.......................      45,000(a)
  Fees and expenses.....................................      34,065(a)
  Cash and cash equivalents.............................       5,835
                                                          ----------
          Total uses....................................  $1,155,000
                                                          ==========

-------------------------

     (a) Pro Forma adjustment reflected in Note (2) below. Fees and expenses are also reflected in Note (3).

     (b) Pro Forma adjustment reflected in Note (4) below.

                             (DOLLARS IN THOUSANDS)

(2) The aggregate purchase price assumed to be paid by Renters Choice and the related purchase accounting for the acquisition of Rent-A-Center is as follows:

Aggregate purchase price
  Purchase price per agreement.................                $900,000
  Estimated purchase price adjustment per
     agreement.................................                  17,600
  Estimated legal, accounting and other
     advisory fees.............................                  14,600
  Restructuring charge related to the
     acquisition of Rent-A-Center..............                  45,000(a)
                                                               --------
                                                               $977,200
                                                               ========
Allocation of purchase price
  Aggregate purchase price.....................                $977,200
  Less net book value of assets acquired.......                 239,763
                                                               --------
                                                                737,437
  Less adjustments to record assets and
     liabilities acquired at fair market value
     Existing goodwill.........................  $(479,517)
     Other intangible assets...................    (48,067)(b)
     Existing loans from Thorn plc forgiven....    714,663
     Existing Accounts receivable -- affiliated
       companies forgiven......................       (702)
     Accrued liabilities.......................     36,353(c)
     Deferred income taxes.....................     26,376(d)   249,106
                                                 ---------     --------
  Excess cost over fair market value of
     tangible net assets acquired..............                $488,331(e)
                                                               ========

-------------------------

     (a) Reflects estimated transition and integration costs to be incurred in connection with the acquisition of Rent-A-Center in accordance with EITF 95-3 "Recognition of Liabilities in Connection with a Purchase Business Combination"

    Severance payments and other compensation to employees....  $24,500
    Lease termination and store conversion costs..............   20,500
                                                                -------
              Total...........................................  $45,000
                                                                =======

     (b) Elimination of other assets such as territory rights and deferred software costs as a result of the acquisition of Rent-A-Center.

                             (DOLLARS IN THOUSANDS)

     (c) Elimination of the $34,500 legal reserve for pending class action litigation indemnified by seller and the elimination of $1,853 of accrued incentive payments to employees which are being assumed by seller.

     (d) Deferred tax asset related to the temporary differences between financial statement carrying amounts and tax basis of assets and liabilities acquired, as adjusted, at an assumed income tax rate of 40% for the years in which those differences are expected to be recovered or settled.

     (e) Rent-A-Center has not accrued a liability for the Robinson v. Thorn Americas, Inc. litigation in which a New Jersey state court has entered a judgment against Rent-A-Center and has ordered Rent-A-Center to pay the class of plaintiffs an amount in excess of $140 million. Rent-A-Center has posted a $163 million supersedeas bond, which amount was derived from an accounting by the plaintiffs of the projected amount of judgment liability as of April 1999. Renters Choice intends to vigorously defend any actions still pending at the time of the consummation of the acquisition of Rent-A-Center and, accordingly, in its preliminary purchase accounting, Renters Choice has also not recorded an estimated liability related to this case. This will be treated as a preacquisition contingency by Renters Choice. In the event that Renters Choice is unsuccessful under the appeal, excess cost over fair market value of tangible net assets will be increased by any damages required to be paid.

(3) Represents debt issuance costs associated with the acquisition of Rent-A-Center.

(4) Reflects the following:

Elimination of equity.......................................  $(239,763)
Repurchase of Renters Choice common stock...................    (25,000)
                                                              ---------
          Total.............................................  $(264,763)
                                                              =========

(5) Adjustment to reflect the costs of the Offering.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997

                                                                                                RAC PRO FORMA
                                                                                                 ADJUSTMENTS
                                RCI AND                         RCI AND                   --------------------------
                                CENTRAL      CENTRAL RENTS   CENTRAL RENTS                ELIMINATION
                                 RENTS         PRO FORMA       PRO FORMA        RAC         NON-RTO
                             HISTORICAL(1)    ADJUSTMENTS      COMBINED      HISTORICAL   BUSINESSES     ACQUISITION
                             -------------   -------------   -------------   ----------   -----------    -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Store
    Rentals and fees........   $373,926        $     --        $373,926       $839,026     $ (3,779)(2)   $  (4,202)(3)
    Merchandise sales.......     18,972              --          18,972         62,712      (16,395)(2)          --
    Other...................        793              --             793             --           --              --
  Franchise
    Merchandise sales.......     37,385              --          37,385             --           --              --
    Royalty income and
      fees..................      4,008              --           4,008          2,266           --              --
                               --------        --------        --------       --------     --------       ---------
        Total revenues......    435,084              --         435,084        904,004      (20,174)         (4,202)
Operating expenses
  Direct store expenses
    Depreciation of rental
      merchandise...........     87,630              --          87,630        244,572           --          (4,202)(3)
    Cost of merchandise
      sold..................     14,885              --          14,885         45,574      (14,853)(2)          --
    Salaries and other
      expenses..............    162,458        57,884(4)        220,342             --           --         449,509(3)
  Franchise cost of
    merchandise sold........     35,841              --          35,841             --           --              --
  General and administrative
    expenses................     77,559         (60,484)(4)      17,075        513,481      (10,535)(2)    (467,509)(3)
  Indemnified litigation
    expenses................         --              --              --          6,600           --          (6,600)(5)
  Nonrecurring
    charges(14).............         --              --              --         14,392       (7,792)(2)          --
  Amortization of
    intangibles.............      6,957           939(6)          7,896         24,044           --          (7,766)(6)
                               --------        --------        --------       --------     --------       ---------
        Total operating
          expenses..........    385,330          (1,661)        383,669        848,663      (33,180)        (36,568)
        Operating profit....     49,754           1,661          51,415         55,341       13,006          32,366
Interest expense............     10,043            (752)(7)       9,291         46,184           --          30,865(8)
Interest income and other...       (304)             --            (304)           (88)          --              --
                               --------        --------        --------       --------     --------       ---------
        Earnings before
          income taxes......     40,015           2,413          42,428          9,245       13,006           1,501
Income tax expense..........     17,044             965(10)      18,009          7,760           --           7,214(11)
                               --------        --------        --------       --------     --------       ---------
        Net earnings........     22,971           1,448          24,419          1,485       13,006          (5,713)
Preferred dividends.........         --              --              --             --           --           9,888(13)
                               --------        --------        --------       --------     --------       ---------
        Earnings allocable
          to common
          stockholders......   $ 22,971        $  1,448        $ 24,419       $  1,485     $ 13,006       $ (15,601)
                               ========        ========        ========       ========     ========       =========
Basic earnings per
  share(15):
  Earnings per share........                                   $   1.02
                                                               ========
  Weighted average common
    shares outstanding......                                     23,854
                                                               ========
Diluted earnings per
  share(15):
  Earnings per share........                                   $   1.01
                                                               ========
  Weighted average common
    and common equivalent
    shares outstanding......                                     24,204
                                                               ========
Ratio of earnings to fixed
  charges(16)...............                                        3.6x
                                                               ========


                              ACQUISITIONS    OFFERING      PRO FORMA
                               PRO FORMA     ADJUSTMENTS     COMBINED
                              ------------   -----------    ----------
Revenues
  Store
    Rentals and fees........   $1,204,971       $  --       $1,204,971
    Merchandise sales.......       65,289          --           65,289
    Other...................          793          --              793
  Franchise
    Merchandise sales.......       37,385          --           37,385
    Royalty income and
      fees..................        6,274          --            6,274
                               ----------       -----       ----------
        Total revenues......    1,314,712          --        1,314,712
Operating expenses
  Direct store expenses
    Depreciation of rental
      merchandise...........      328,000          --          328,000
    Cost of merchandise
      sold..................       45,606          --           45,606
    Salaries and other
      expenses..............      669,851          --          669,851
  Franchise cost of
    merchandise sold........       35,841          --           35,841
  General and administrative
    expenses................       52,512          --           52,512
  Indemnified litigation
    expenses................           --          --               --
  Nonrecurring
    charges(14).............        6,600          --            6,600
  Amortization of
    intangibles.............       24,174          --           24,174
                               ----------       -----       ----------
        Total operating
          expenses..........    1,162,584          --        1,162,584
        Operating profit....      152,128          --          152,128
Interest expense............       86,340        (519)(9)       85,821
Interest income and other...         (392)         --             (392)
                               ----------       -----       ----------
        Earnings before
          income taxes......       66,180         519           66,699
Income tax expense..........       32,983         208(12)       33,191
                               ----------       -----       ----------
        Net earnings........       33,197         311           33,508
Preferred dividends.........        9,888          --            9,888
                               ----------       -----       ----------
        Earnings allocable
          to common
          stockholders......   $   23,309       $ 311       $   23,620
                               ==========       =====       ==========
Basic earnings per
  share(15):
  Earnings per share........   $      .98                   $      .99
                               ==========                   ==========
  Weighted average common
    shares outstanding......       23,854                       23,854
                               ==========                   ==========
Diluted earnings per
  share(15):
  Earnings per share........   $      .96                   $      .98
                               ==========                   ==========
  Weighted average common
    and common equivalent
    shares outstanding......       24,204                       24,204
                               ==========                   ==========
Ratio of earnings to fixed
  charges(16)...............          1.6x                         1.6x
                               ==========                   ==========

See accompanying notes to Unaudited Pro Forma Combined Statement of Operations

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(1) The following historical combined statement of operations of Renters Choice and Central Rents for the year ended December 31, 1997 has been derived from the audited financial statements of the respective entities:

                                                                RCI AND
                                                             CENTRAL RENTS
                                                  CENTRAL     HISTORICAL
                                         RCI       RENTS       COMBINED
                                       --------   --------   -------------
Revenues
  Store
     Rentals and fees................  $275,344   $ 98,582     $373,926
     Merchandise sales...............    14,125      4,847       18,972
     Other...........................       679        114          793
  Franchise
     Merchandise sales...............    37,385         --       37,385
     Royalty income and fees.........     4,008         --        4,008
                                       --------   --------     --------
          Total revenues.............   331,541    103,543      435,084
Operating expenses
  Store expenses
     Depreciation of rental
       merchandise...................    57,223     30,407       87,630
     Cost of merchandise sold........    11,365      3,520       14,885
     Salaries and other expenses.....   162,458         --      162,458
  Franchise cost of merchandise
     sold............................    35,841         --       35,841
  General and administrative
     expenses........................    13,304     64,255       77,559
  Amortization of intangibles........     5,412      1,545        6,957
                                       --------   --------     --------
          Total operating expenses...   285,603     99,727      385,330
          Operating profit...........    45,938      3,816       49,754
Interest expense.....................     2,194      7,849       10,043
Interest income......................      (304)        --         (304)
                                       --------   --------     --------
          Earnings (loss) before
             income taxes............    44,048     (4,033)      40,015
Income tax expense (benefit).........    18,170     (1,126)      17,044
                                       --------   --------     --------
          Net earnings (loss)........  $ 25,878   $ (2,907)    $ 22,971
                                       ========   ========     ========
Basic earnings per share:
  Earnings per share.................  $   1.04
                                       ========
  Weighted average common shares
     outstanding.....................    24,844
                                       ========
Earnings per share:
  Earnings per share.................  $   1.03
                                       ========
  Weighted average common shares
     outstanding.....................    25,194
                                       ========

(2) Reflects the elimination of Rent-A-Center's Non-RTO Businesses (including nonrecurring charges of $7,792 as discussed in Note (14), including used automobiles retailing, credit retailing and check cashing businesses, which had combined revenue of $20.2 million.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 1997 -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              INCREASE (DECREASE)
(3)                           ---------------------------------------------------
                                            STORE
                                           EXPENSES
                              RENTALS    DEPRECIATION   SALARIES    GENERAL AND
                              AND FEES    OF RENTAL       AND      ADMINISTRATIVE
                              REVENUE    MERCHANDISE     OTHER        EXPENSES
                              --------   ------------   --------   --------------
Reclassification of
  Rent-A-Center store
  expenses to conform with
  RCI's presentation........  $    --      $    --      $457,807     $(457,807)
Reclassification
  Rent-A-Center volume and
  cash discounts from
  purchases to conform with
  RCI's presentation........   (4,202)      (4,202)           --            --
Reclassification of
  Rent-A-Center advertising
  rebates as a reduction in
  store expenses to conform
  with RCI's presentation...       --           --        (5,798)        5,798
Elimination of income
  related to a rebate of
  management fees from Thorn
  plc.......................       --           --            --         2,900
                              -------      -------      --------     ---------
          Total.............   (4,202)      (4,202)      452,009      (449,109)
Elimination of duplicate
  corporate overhead and
  regional management
  expenses: (a)
  Corporate overhead
     Salaries and
       benefits.............       --           --            --       (17,400)
     Administrative
       expenses.............       --           --            --        (1,000)
  Regional management
     expenses...............       --           --        (2,500)           --
                              -------      -------      --------     ---------
          Total.............       --           --        (2,500)      (18,400)
                              -------      -------      --------     ---------
                              $(4,202)     $(4,202)     $449,509     $(467,509)
                              =======      =======      ========     =========

-------------------------
     (a) In addition to cost savings of $20.9 million from the acquisition of Rent-A-Center and $2.6 million from the acquisition of Central Rents, the Company is planning to implement certain other initiatives which are expected to generate an additional $9.9 million of annual cost savings. These include making changes to Rent-A-Center's product distribution network and utilizing Rent-A-Center's service and repair network which would result in estimated annual savings of $22.3 million and $4.6 million, respectively. In addition, the Company is considering other initiatives to increase Rent-A-Center's store efficiencies and

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 1997 -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

         operating profit. These changes would result in estimated additional expenditures of approximately $17.0 million. Therefore, management believes it will achieve $30.8 million of total cost savings for the acquisition of Rent-A-Center, of which $20.9 million is included in Operating Income and $9.9 million of which reflects the net effect of these other initiatives.

                                                             INCREASE (DECREASE)
(4)                                                       -------------------------
                                                           STORE
                                                          EXPENSES
                                                          SALARIES    GENERAL AND
                                                            AND      ADMINISTRATIVE
                                                           OTHER        EXPENSES
                                                          --------   --------------
     Reclassification of Central Rents other store
       expenses to conform with RCI's presentation......  $57,684       $(57,684)
       Elimination of duplicate corporate overhead and
          additional field expenses as a result of the
          Central Rents acquisition.....................      200         (2,800)
                                                          -------       --------
                                                          $57,884       $(60,484)
                                                          =======       ========

(5) Elimination of litigation expense relating to Minnesota and Pennsylvania class action litigation indemnified by seller as part of the acquisition of Rent-A-Center.

(6) Reversal of historical intangible amortization and recording the pro forma intangible amortization required as a result of the Central Rents and Rent-A-Center acquisitions, using estimated useful lives of 5 years for the noncompete agreement (Central Rents), and 30 years for excess costs over fair market value of net assets acquired:

                                                     CENTRAL
                                                      RENTS       RAC
                                                     -------   ---------
Reversal of historical intangible amortization.....  $(1,545)  $(24,044)
Pro forma intangible amortization..................    2,484     16,278
                                                     -------   --------
                                                     $   939   $ (7,766)
                                                     =======   ========

(7) Change in interest expense as a result of borrowings on the existing revolving credit agreement used to finance the Central Acquisition:

Borrowings of $101.4 million at 7% on the existing revolving credit agreement used to finance the Central
  Acquisition...............................................  $ 7,097
Elimination of historical interest expense for Central
  Rents.....................................................   (7,849)
                                                              -------
                                                              $  (752)
                                                              =======

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 1997 -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(8) Net adjustment to interest expense as a result of the issuance of debt to complete the acquisition of Rent-A-Center:

Senior Credit Facilities:
  $120 million Term Loan A at an annual interest rate of
     7.95%..................................................  $  9,540
  $270 million Term Loan B at an annual interest rate of
     8.20%..................................................    22,140
  $330 million Term Loan C at an annual interest rate of
     8.45%..................................................    27,885
  Annual commitment fee of 0.50% applied to the $120 million
     unused balance of the Revolving Credit Facility........       600
  Annual 2.50% fee applied to the Letter of Credit
     Facility...............................................     3,056
$175 million Senior Subordinated Facility at an annual
  interest rate of 11.625%..................................    20,344
                                                              --------
Cash interest expense.......................................    83,565
Amortization of deferred financing costs(a).................     2,628
                                                              --------
Pro forma interest expense for the acquisitions.............    86,193
Interest expense relating to existing Renters Choice debt
  not refinanced............................................       147
                                                              --------
Pre-Offering pro forma interest expense.....................    86,340
Less: Renters Choice and Central Rents pro forma combined
  interest expense plus Rent-A-Center historical interest
  expense...................................................   (55,475)
                                                              --------
Pre-Offering net interest expense adjustment................  $ 30,865
                                                              ========

-------------------------

     (a) Deferred financing costs are amortized over the term of the related debt (ten years for the Senior Subordinated Facility, six years for the Term Loan A, seven and one-half years for Term Loan B, eight and one-half years for Term Loan C, and six years for both the Revolving Credit and Letter of Credit Facilities).

        A change of 0.125% in the assumed interest rates would result in a $1.1 million change in pro forma interest expense for the year.

(9) Net adjustments to interest expense as a result of the Offering:

Issuance of Senior Subordinated Notes due 2008 -- $175,000
  at 11.0%..................................................  $ 19,250
Amortization of related deferred financing costs............       575
Repayment of Senior Subordinated Facility -- $175,000 at
  11.625%...................................................   (20,344)
                                                              --------
                                                              $   (519)
                                                              ========

(10) Income tax expense adjustment related to the effects of the Central Rents pro forma adjustments at a 40% effective tax rate.

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                  YEAR ENDED DECEMBER 31, 1997 -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(11) Income tax expense adjustment related to the effects of the pro forma adjustments based upon an assumed composite income tax rate of 40% applied to combined pro forma earnings before income taxes, adjusted for nondeductible goodwill amortization of $16.3 million related to the acquisition of Rent-A-Center.

(12) Income tax expense adjustment related to the effects of the Offering adjustments, at a 40% effective tax rate.

(13) In-kind dividends at 3.75% per annum on the $260 million of redeemable convertible preferred stock issued to finance a portion of the acquisition of Rent-A-Center. For the first five years subsequent to issuance, Renters Choice has the option to pay the quarterly dividends in cash or in-kind with the issuance of additional redeemable convertible preferred stock. RCI's ability to pay the dividends in cash will be subject to restrictions under the Senior Credit Facilities and Senior Subordinated Notes. Dividends reflected herein are assumed to be paid in-kind with the issuance of additional redeemable convertible preferred stock.

(14) Nonrecurring charges relate to Rent-A-Center's discontinued Non-RTO Businesses, the closing of certain non-performing RTO stores, and reorganization of certain administrative support functions aggregating approximately $12.3 million and approximately $2.1 million related primarily to Rent-A-Center's writedown of cellular phone inventory.

(15) Weighted average common shares outstanding for both basic and diluted earnings per share were decreased by 990,099 to give pro forma effect of the repurchase of $25 million of Renters Choice common stock at $25.25 per share from RCI's Chief Executive Officer. The assumed conversion of the redeemable convertible preferred stock would have had an anti-dilutive effect on diluted earnings per share for the year ended December 31, 1997, and therefore has been excluded from the computation thereof.

(16) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998

                                                                                                RAC PRO FORMA
                                                                                                 ADJUSTMENTS
                                RCI AND                         RCI AND                   --------------------------
                                CENTRAL      CENTRAL RENTS   CENTRAL RENTS                ELIMINATION
                                 RENTS         PRO FORMA       PRO FORMA        RAC         NON-RTO
                             HISTORICAL(1)    ADJUSTMENTS      COMBINED      HISTORICAL   BUSINESSES     ACQUISITION
                             -------------   -------------   -------------   ----------   -----------    -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Store
    Rentals and fees........   $202,136        $     --        $202,136       $431,879     $ (3,847)(2)   $  (1,398)(3)
    Merchandise sales.......     12,767              --          12,767         37,035      (13,297)(2)          --
    Other...................        281              --             281             --           --              --

  Franchise
    Merchandise sales.......     17,061              --          17,061             --           --              --
    Royalty income and
      fees..................      2,248              --           2,248          1,157           --              --
                               --------        --------        --------       --------     --------       ---------

        Total revenues......    234,493              --         234,493        470,071      (17,144)         (1,398)

Operating expenses
  Direct store expenses
    Depreciation of rental
      merchandise...........     45,261              --          45,261        125,048           --          (1,398)(3)
    Cost of merchandise
      sold..................     10,275              --          10,275         28,636      (13,043)(2)          --
    Salaries and other
      expenses..............     95,287          24,598(4)      119,885             --           --         226,699(3)
Franchise cost of
  merchandise sold..........     16,386              --          16,386             --           --              --
General and administrative
  expenses..................     35,039         (25,681)(4)       9,358        261,906       (6,614)(2)    (234,249)(3)
Indemnified litigation
  expenses..................         --              --              --          5,600           --          (5,600)(5)
Nonrecurring charges(14)....         --              --              --         10,877       (5,277)(2)          --
Amortization of
  intangibles...............      3,378             928(6)        4,306         11,823           --          (3,684)(6)
                               --------        --------        --------       --------     --------       ---------
        Total operating
          expenses..........    205,626            (155)        205,471        443,890      (24,934)        (18,232)
        Operating profit....     28,867             155          29,022         26,181        7,790          16,834
Interest expense............      9,677          (5,216)(7)       4,461         26,485           --          12,189(8)
Interest income and other...       (238)             --            (238)            --           --              --
                               --------        --------        --------       --------     --------       ---------
        Earnings before
          income taxes......     19,428           5,371          24,799           (304)       7,790           4,645
Income tax expense..........      8,327           2,148(10)      10,475            664           --           6,889(11)
                               --------        --------        --------       --------     --------       ---------
        Net earnings
          (loss)............     11,101           3,223          14,324           (968)       7,790          (2,244)
Preferred dividends.........         --              --              --             --           --           4,898(13)
                               --------        --------        --------       --------     --------       ---------

        Earnings (loss)
          allocable to
          common
          stockholders......   $ 11,101        $  3,223        $ 14,324       $   (968)    $  7,790       $  (7,142)
                               ========        ========        ========       ========     ========       =========

Basic earnings per
  share(15):
  Earnings per share........                                   $    .60
                                                               ========
  Weighted average common
    shares outstanding......                                     23,964
                                                               ========

Diluted earnings per
  share(15):
  Earnings per share........                                   $    .59
                                                               ========
  Weighted average common
    and common equivalent
    shares outstanding......                                     24,212
                                                               ========
Ratio of earnings to fixed
  charges(16)...............                                        3.9x
                                                               ========


                              ACQUISITIONS     OFFERING     PRO FORMA
                               PRO FORMA      ADJUSTMENTS   COMBINED
                              ------------    -----------   ---------
Revenues
  Store
    Rentals and fees........    $628,770         $  --      $628,770
    Merchandise sales.......      36,505            --        36,505
    Other...................         281            --           281
  Franchise
    Merchandise sales.......      17,061            --        17,061
    Royalty income and
      fees..................       3,405            --         3,405
                                --------         -----      --------
        Total revenues......     686,022            --       686,022
Operating expenses
  Direct store expenses
    Depreciation of rental
      merchandise...........     168,911            --       168,911
    Cost of merchandise
      sold..................      25,868            --        25,868
    Salaries and other
      expenses..............     346,584            --       346,584
Franchise cost of
  merchandise sold..........      16,386            --        16,386
General and administrative
  expenses..................      30,401            --        30,401
Indemnified litigation
  expenses..................          --            --            --
Nonrecurring charges(14)....       5,600            --         5,600
Amortization of
  intangibles...............      12,445            --        12,445
                                --------         -----      --------
        Total operating
          expenses..........     606,195            --       606,195
        Operating profit....      79,827            --        79,827
Interest expense............      43,135          (259)(9)    42,876
Interest income and other...        (238)           --          (238)
                                --------         -----      --------
        Earnings before
          income taxes......      36,930           259        37,189
Income tax expense..........      18,028           104(12)    18,132
                                --------         -----      --------
        Net earnings
          (loss)............      18,902           155        19,057
Preferred dividends.........       4,898            --         4,898
                                --------         -----      --------
        Earnings (loss)
          allocable to
          common
          stockholders......    $ 14,004         $ 155      $ 14,159
                                ========         =====      ========
Basic earnings per
  share(15):
  Earnings per share........    $    .58                    $    .59
                                ========                    ========
  Weighted average common
    shares outstanding......      23,964                      23,964
                                ========                    ========
Diluted earnings per
  share(15):
  Earnings per share........    $    .56                    $    .57
                                ========                    ========
  Weighted average common
    and common equivalent
    shares outstanding......      33,563                      33,563
                                ========                    ========
Ratio of earnings to fixed
  charges(16)...............         1.7x                        1.7x
                                ========                    ========

See accompanying notes to Unaudited Pro Forma combined Statement of Operations

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(1) The following historical combined statement of operations of Renters Choice and Central Rents for the six months ended June 30, 1998 has been derived from the unaudited financial statements of the respective entities:

                                                                            RCI AND
                                                                         CENTRAL RENTS
                                                              CENTRAL     HISTORICAL
                                                     RCI      RENTS(A)     COMBINED
                                                   --------   --------   -------------
    Revenues
      Store
         Rentals and fees........................  $163,443   $38,693      $202,136
         Merchandise sales.......................    10,513     2,254        12,767
         Other...................................       281        --           281
      Franchise
         Merchandise sales.......................    17,061        --        17,061
         Royalty income and fees.................     2,248        --         2,248
                                                   --------   -------      --------
              Total revenues.....................   193,546    40,947       234,493
    Operating expenses
      Store expenses
         Depreciation of rental merchandise......    33,839    11,422        45,261
         Cost of merchandise sold................     8,301     1,974        10,275
         Salaries and other expenses.............    95,287        --        95,287
      Franchise cost of merchandise sold.........    16,386        --        16,386
      General and administrative expenses........     7,194    27,845        35,039
      Amortization of intangibles................     3,271       107         3,378
                                                   --------   -------      --------
              Total operating expenses...........   164,278    41,348       205,626
              Operating profit (loss)............    29,268      (401)       28,867
    Interest expense.............................     1,555     8,122         9,677
    Interest income..............................      (238)       --          (238)
                                                   --------   -------      --------
              Earnings (loss) before income
                taxes............................    27,951    (8,523)       19,428
    Income tax expense (benefit).................    11,566    (3,239)        8,327
                                                   --------   -------      --------
              Net earnings (loss)................  $ 16,385   $(5,284)     $ 11,101
                                                   ========   =======      ========
    Basic earnings per share:
      Earnings per share.........................  $    .66
                                                   ========
      Weighted average common shares
         outstanding.............................    24,954
                                                   ========
    Diluted earnings per share:
      Earnings per share.........................  $    .65
                                                   ========
      Weighted average common shares
         outstanding.............................    25,202
                                                   ========

-------------------------

     (a) The Central Rents information above reflects their operations for the period (January 1, 1998 through May 28, 1998) prior to the acquisition by Renters Choice.

                NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT
                          OF OPERATIONS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(2) Reflects the elimination of Rent-A-Center's Non-RTO Businesses (including nonrecurring charges of $5,277 as discussed in Note (14)), including used automobiles retailing, credit retailing and check cashing businesses, which had combined revenue of $17.1 million.

                                                     INCREASE (DECREASE)
                                     ----------------------------------------------------
                                                                 STORE
                                     RENTALS    DEPRECIATION   EXPENSES     GENERAL AND
                                     AND FEES    OF RENTAL     SALARIES    ADMINISTRATIVE
                                     REVENUE    MERCHANDISE    AND OTHER      EXPENSES
                                     --------   ------------   ---------   --------------
    Reclassification of
      Rent-A-Center store expenses
      to conform with RCI's
      presentation.................  $    --      $    --      $232,107      $(232,107)
    Reclassification Rent-A-Center
      volume and cash discounts
      from purchases to conform
      with RCI's presentation......   (1,398)      (1,398)           --             --
    Reclassification of
      Rent-A-Center advertising
      rebates as a reduction in
      store expenses to conform
      with RCI's presentation......       --           --        (4,158)         4,158
    Elimination of income related
      to a rebate of management
      fees from Thorn plc..........       --           --            --          2,900
                                     -------      -------      --------      ---------
              Total................   (1,398)      (1,398)      227,949       (225,049)
    Elimination of duplicate
      corporate overhead and
      regional management
      expenses:(a)
      Corporate overhead
         Salaries and benefits.....       --           --            --         (8,700)
         Administrative expenses...       --           --            --           (500)
      Regional management
         expenses..................       --           --        (1,250)            --
                                     -------      -------      --------      ---------
              Total................       --           --        (1,250)        (9,200)
                                     -------      -------      --------      ---------
                                     $(1,398)     $(1,398)     $226,699      $(234,249)
                                     =======      =======      ========      =========

                NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT
                          OF OPERATIONS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(3) Represents six months of the annual cost savings described in Note (3)(a) to the Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997.

                                                            INCREASE (DECREASE)
                            (4)                          --------------------------
                                                           STORE
                                                         EXPENSES     GENERAL AND
                                                         SALARIES    ADMINISTRATIVE
                                                         AND OTHER      EXPENSES
                                                         ---------   --------------
    Reclassification of Central Rents other store
      expenses to conform with RCI's presentation......   $24,514       $(24,514)
    Elimination of duplicate corporate overhead and
      additional field expenses as a result of the
      Central Rents acquisition........................        84         (1,167)
                                                          -------       --------
                                                          $24,598       $(25,681)
                                                          =======       ========

(5) Elimination of litigation expense relating to Minnesota and Pennsylvania class action litigation indemnified by seller as part of the acquisition of Rent-A-Center.

(6) Reversal of historical intangible amortization and recording of the pro forma intangible amortization required as a result of the acquisition of Central Rents and the acquisition of Rent-A-Center, using estimated useful lives of 5 years for the noncompete agreement (Central Rents), and 30 years for excess costs over fair market value of net assets acquired:

                                                              CENTRAL
                                                               RENTS     THORN
                                                              -------   --------
    Reversal of historical intangible amortization recorded
      by respective entities................................  $ (107)   $(11,823)
    Reversal of historical intangible amortization relating
      to the acquisition of Central Rents recorded by
      Renters Choice from the acquisition date through June
      30, 1998..............................................    (207)         --
    Pro forma intangible amortization for six months........   1,242       8,139
                                                              ------    --------
                                                              $  928    $ (3,684)
                                                              ======    ========

                NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT
                          OF OPERATIONS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(7)  Change in interest expense for six months as a result of borrowings on the existing revolving credit agreement used to finance the acquisition of Central Rents:
                                                                   $ 3,548
     Borrowings of $101.4 million at 7%, for six months, on the existing revolving credit agreement used to finance the
       acquisition of Central Rents..............................
                                                                    (8,122)
     Elimination of historical interest expense for Central
       Rents.....................................................
                                                                      (642)
     Elimination of historical interest expense recorded by
       Renters Choice from the acquisition date through June 30,
       1998, relating to the financing of Central Acquisition....
                                                                   -------
                                                                   $(5,216)
                                                                   =======

(8) Net adjustment to interest expense for six months as a result of the issuance of debt to complete the acquisition of Rent-A-Center:

    Senior Credit Facilities:
      $120 million Term Loan A at an annual interest rate of
         7.95%..................................................  $  4,770
      $270 million Term Loan B at an annual interest rate of
         8.20%..................................................    11,070
      $330 million Term Loan C at an annual interest rate of
         8.45%..................................................    13,943
      Annual commitment fee of 0.50% applied to the $120 million
         unused balance of the Revolving Credit Facility........       300
      Annual 2.50% fee applied to the Letter of Credit
         Facility...............................................     1,528
    $175 million Senior Subordinated Facility at an annual
      interest rate of 11.625%..................................    10,172
                                                                  --------
    Cash interest expense.......................................    41,783
    Amortization of deferred financing costs(a).................     1,314
                                                                  --------
    Pro forma interest expense for the acquisitions.............    43,097
    Interest expense relating to existing Renters Choice debt
      not refinanced............................................        38
                                                                  --------
    Pre-Offering pro forma interest expense.....................    43,135
    Less: Renters Choice and Central Rents pro forma combined
      interest expense plus Rent-A-Center historical interest
      expense...................................................   (30,946)
                                                                  --------
    Pre-Offering net interest expense adjustment................  $ 12,189
                                                                  ========

-------------------------

     (a) Deferred financing costs are amortized over the term of the related debt (ten years for the Senior Subordinated Facility, six years for the Term Loan A, seven and one-half years for Term Loan B, eight and one-half years for Term Loan C, and six years for both the Revolving Credit and Letter of Credit Facilities).

     A change of 0.125% in the assumed interest rates would result in a $.6 million change in pro forma interest expense for the six months ended June 30, 1998.

                NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT
                          OF OPERATIONS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(9) Net adjustments to interest expense for six months as a result of the
    Offering:

    Issuance of Senior Subordinated Notes due 2008 -- $175,000
      at 11.0%..................................................  $  9,625
    Amortization of related deferred financing costs............       288
    Repayment of Senior Subordinated Facility -- $175,000 at
      11.625%...................................................   (10,172)
                                                                  --------
                                                                  $   (259)
                                                                  ========

(10) Income tax expense adjustment related to the effects of the Central Rents pro forma adjustments at a 40% effective tax rate.

(11) Income tax expense adjustment related to the effects of the pro forma adjustments based upon an assumed composite income tax rate of 40% applied to combined pro forma earnings before income taxes, adjusted for nondeductible goodwill amortization of $8.1 million related to the acquisition of Rent-A-Center.

(12) Income tax expense adjustment related to the effects of the Offering adjustments, at a 40% effective tax rate.

(13) Six months of in-kind dividends at 3.75% per annum on the $260 million of redeemable convertible preferred stock issued to finance a portion of the acquisition of Rent-A-Center. For the first five years subsequent to issuance, Renters Choice has the option to pay the quarterly dividends in cash or in-kind with the issuance of additional redeemable convertible preferred stock. RCI's ability to pay the dividends in cash will be subject to restrictions under the Senior Credit Facilities and Senior Subordinated Notes. Dividends reflected herein are assumed to be paid in-kind with the issuance of additional redeemable convertible preferred stock.

(14) Nonrecurring charges relate to Rent-A-Center's discontinued Non-RTO Businesses, the closing of certain non-performing RTO stores, and reorganization of certain administrative support functions aggregating approximately $9.8 million and approximately $1.1 million related primarily to Rent-A-Center's writedown of cellular phone inventory.

(15) Weighted average common shares outstanding for both basic and diluted earnings per share were decreased by 990,099 to give pro forma effect of the repurchase of $25 million of Renters Choice common stock at $25.25 per share from RCI's Chief Executive Officer. Weighted average common shares outstanding for diluted earnings per share were increased by 9,350,957 to reflect the conversion of the redeemable convertible preferred stock to Renters Choice common stock at a conversion price of $27.935 per share. For the six months ended June 30, 1998, the conversion of the redeemable convertible preferred stock is dilutive; therefore, preferred dividends of $4,898 were added to earnings allocable to common stockholders when computing diluted earnings per share.

                NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT
                          OF OPERATIONS -- (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

(16) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

                              RENTERS CHOICE, INC.

                       SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data for the Company as of and for each of the five years in the period ended December 31, 1997, have been derived from the Company's consolidated financial statements which have been audited and reported upon by Grant Thornton LLP. The selected historical financial data for the Company as of and for the six months ended June 30, 1997 and 1998 have been derived from the Company's unaudited consolidated financial statements which were prepared on the same basis as the Company's audited financial statements and include, in the opinion of the Company's management, all adjustments necessary to present fairly the information presented for such interim periods. This information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information included elsewhere in this Prospectus. Because of the significant growth of the Company from acquisitions, the historical results of operations, its period-to-period comparisons of such results and certain financial data may not be comparable, meaningful or indicative of future results.

                                                                                      SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                   JUNE 30, 1997
                                --------------------------------------------------   -------------------
                                1993(1)   1994(1)     1995       1996       1997       1997       1998
                                -------   -------   --------   --------   --------   --------   --------
                                                        (DOLLARS IN THOUSANDS)
STATEMENTS OF EARNINGS DATA:
Total revenue.................  $53,212   $74,385   $133,289   $237,965   $331,541   $155,389   $193,546
Direct store expenses
  Depreciation of rental
  merchandise.................   11,626    15,614     29,640     42,978     57,223     27,510     33,839
  Other store expenses........   29,576    40,701     74,966    124,934    173,823     82,751    103,588
                                -------   -------   --------   --------   --------   --------   --------
                                 41,202    56,315    104,606    167,912    231,046    110,261    137,427
Franchise operating
  expense(2)..................       --        --         --     24,010     35,841     14,726     16,386
General and administrative
  expenses....................    2,151     2,809      5,766     10,111     13,304      6,773      7,194
Amortization of intangibles...    5,304     6,022      3,109      4,891      5,412      2,649      3,271
                                -------   -------   --------   --------   --------   --------   --------
        Total operating
          expenses............   48,657    65,146    113,481    206,924    285,603    134,409    164,278
                                -------   -------   --------   --------   --------   --------   --------
        Operating profit......    4,555     9,239     19,808     31,041     45,938     20,980     29,268
Interest expense..............    1,817     2,160      2,202        606      2,194      1,021      1,555
Interest income...............       --        --       (890)      (667)      (304)      (432)      (238)
                                -------   -------   --------   --------   --------   --------   --------
  Earnings before income
    taxes.....................    2,738     7,079     18,496     31,102     44,048     20,391     27,951
Income tax expense............      937     1,600      7,784     13,076     18,170      8,622     11,566
                                -------   -------   --------   --------   --------   --------   --------
        Net earnings..........  $ 1,801   $ 5,479   $ 10,712   $ 18,026   $ 25,878   $ 11,769   $ 16,385
                                                    ========   ========   ========   ========   ========
Basic earnings per share......                      $    .52   $    .73   $   1.04   $    .47   $    .66
                                                    ========   ========   ========   ========   ========
Diluted earnings per share....                      $    .52   $    .72   $   1.03   $    .47   $    .65
                                                    ========   ========   ========   ========   ========
OTHER FINANCIAL DATA:
Depreciation and
  amortization(3).............  $ 6,164   $ 7,207   $  5,239   $  8,571   $ 11,013   $  5,158   $  6,547
Capital expenditures(4).......    1,489     1,715      3,473      8,187     10,446      4,755      5,758
Ratio of earnings to fixed
  charges(5)..................      2.1x      3.2x       5.1x       7.9x       6.7x       6.6x       6.7x

                              RENTERS CHOICE, INC.

                                                                                      SIX MONTHS ENDED
                                             YEARS ENDED DECEMBER 31,                   JUNE 30, 1997
                                --------------------------------------------------   -------------------
                                1993(1)   1994(1)     1995       1996       1997       1997       1998
                                -------   -------   --------   --------   --------   --------   --------
                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash equivalents.....  $ 1,359   $ 1,441   $ 35,321   $  5,920   $  4,744   $  6,446   $ 23,347
Rental merchandise, net.......   20,672    28,096     64,240     95,110    112,759    110,260    148,432
        Total assets..........   34,813    36,959    147,294    174,467    208,868    205,330    335,838
        Total debt............   27,592    23,383     40,850     18,993     27,172     39,086    128,235
        Total stockholders'
          equity..............    4,168     9,286     96,484    125,503    152,753    137,676    170,343
OPERATING DATA:
Number of stores (end of
  period).....................      112       114        325        423        504        491        683
Average annual revenue per
  store(6)....................  $   591   $   653   $    626   $    608   $    610   $    604   $    653
Comparable store revenue
  growth(7)...................     11.1%     10.8%      18.1%       3.8%       8.1%       8.9%       9.3%
Revenues:
  Store revenue
    Rentals and fees..........  $51,162   $70,590   $126,264   $198,486   $275,344   $130,150   $163,443
    Merchandise sales.........    1,678     3,470      6,383     10,604     14,125      7,457     10,513
    Other.....................      372       325        642        687        679        339         28
  Franchise revenue
    Merchandise sales.........       --        --         --     25,229     37,385     15,461     17,061
    Royalty income and fees...       --        --         --      2,959      4,008      1,982      2,248
                                -------   -------   --------   --------   --------   --------   --------
        Total revenue.........  $53,212   $74,385   $133,289   $237,965   $331,541   $155,389   $193,546
                                =======   =======   ========   ========   ========   ========   ========

      NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF RENTERS CHOICE, INC.

(1) In each of the periods presented ending prior to January 1, 1995, we operated as an S corporation under Subchapter S of the Internal Revenue Code and comparable provisions of certain state tax laws. Accordingly, prior to January 1, 1995, we were not subject to federal income taxation. Earnings per share are not provided for periods prior to January 1, 1995, because operating results for those periods are not comparable.

(2) Prior to our acquisition of ColorTyme in May 1996, we conducted no franchise operations. Therefore, we presented franchise operation financial information for periods beginning with the year ended December 31, 1996.

(3) This amount excludes depreciation of rental merchandise.

(4) We exclude purchase of rental merchandise.

(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs) whether expensed or capitalized and one-fourth of rental expense, which we deem representative of that portion of rental expense estimated to be attributable to interest.

(6) We annualized the revenues for the six months ended June 30, 1997 and 1998.

(7) Comparable store revenue growth for each period presented includes revenues only of stores open throughout the full period and the comparable prior period.

                                RENT-A-CENTER, INC.

                         SELECTED HISTORICAL FINANCIAL DATA

The selected historical financial data for Rent-A-Center as of and for each of the three years in the period ended March 31, 1998, have been derived from Rent-A-Center's audited consolidated financial statements. The summary historical financial data for Rent-A-Center as of and for the three months ended June 30, 1997 and 1998 have been derived from Rent-A-Center's unaudited consolidated financial statements which were prepared on the same basis as Rent-A-Center's audited financial statements and include, in the opinion of Rent-A-Center's management, all adjustments necessary to present fairly the information presented for such interim periods. This information should be read in conjunction with the consolidated financial statements of Rent-A-Center and notes thereto included herein, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial information included elsewhere in this Prospectus.

                                                                      THREE MONTHS ENDED
                                    YEARS ENDED MARCH 31,                  JUNE 30,
                             ------------------------------------   -----------------------
                                1996         1997         1998         1997         1998
                             ----------   ----------   ----------   ----------   ----------
                                                 (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
  DATA:(1)
Total revenue..............  $  897,927   $  926,871   $  904,004   $  225,641   $  235,421
Cost of sales..............      43,345       39,793       45,574        8,524       12,503
Depreciation and
  amortization
  Rental merchandise.......     257,383      260,433      244,572       62,852       62,886
  Other....................      52,236       59,085       56,869       14,598       14,532
Salaries, wages and fringe
  benefits.................     255,768      272,242      279,796       68,488       72,960
Other operating expenses...     202,577      233,015      207,460       50,654       52,653
Nonrecurring charges(2)....      12,600           --       14,392           --           --
                             ----------   ----------   ----------   ----------   ----------
         Total operating
           expenses........     823,909      864,568      848,663      205,116      215,534
                             ----------   ----------   ----------   ----------   ----------
         Operating
           profit..........      74,018       62,303       55,341       20,525       19,887
Interest expense, net......      80,207       52,651       46,184       10,825       11,191
Other (income) expense.....         101         (254)         (88)         (81)          72
                             ----------   ----------   ----------   ----------   ----------
         Earnings (loss)
           before income
           taxes...........      (6,290)       9,906        9,245        9,781        8,624
Income tax expense.........       6,771       13,880        7,760        5,950        5,344
                             ----------   ----------   ----------   ----------   ----------
Net earnings (loss)........  $  (13,061)  $   (3,974)  $    1,485   $    3,831   $    3,280
                             ==========   ==========   ==========   ==========   ==========
RTO FINANCIAL DATA:(3)
Depreciation and
  amortization(4)..........  $   52,236   $   59,085   $   56,869   $   14,598   $   14,532
Capital expenditures(5)....      44,642       32,306       38,077

                              RENT-A-CENTER, INC.

                                                                      THREE MONTHS ENDED
                                    YEARS ENDED MARCH 31,                  JUNE 30,
                             ------------------------------------   -----------------------
                                1996         1997         1998         1997         1998
                             ----------   ----------   ----------   ----------   ----------
                                                 (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA (END OF
  PERIOD):
Cash and cash
  equivalents..............  $   19,225   $   26,077   $   23,755   $   37,399   $   27,486
Rental merchandise, net....     304,164      276,012      292,965      268,564      303,682
Total assets...............   1,242,211    1,108,280    1,079,109    1,086,784    1,085,796
Total debt.................   1,042,729      714,235      714,223      714,827      714,663
Total stockholder's
  equity...................      88,529      239,026      236,483      242,857      239,763
RTO OPERATING DATA:
Number of stores (end of
  period)..................       1,306        1,367        1,384        1,392        1,404
Average annual revenue per
  store(6).................  $      744   $      694   $      639   $      652   $      674
Revenues:
  Store revenue
    Rentals and fees.......  $  827,935   $  864,256   $  831,025   $  212,448   $  219,720
    Merchandise sales......      64,628       60,249       46,337       12,611       15,141
  Franchise royalty
    income.................       5,364        2,366        2,266          582          560
                             ----------   ----------   ----------   ----------   ----------
         Total RTO
           revenue.........  $  897,927   $  926,871   $  879,628   $  225,641   $  235,421
                             ==========   ==========   ==========   ==========   ==========

          NOTES TO SELECTED HISTORICAL FINANCIAL DATA OF RENT-A-CENTER

(1) As part of the acquisition of Rent-A-Center, we acquired several Non-RTO Businesses including used automobile retailing, credit retailing and check cashing businesses which began generating revenues in fiscal 1998. We sold AdvantEDGE Auto, Inc. in August 1998 for $4.0 million and intend to discontinue the operations of the remaining Non-RTO Businesses. For the fiscal year ended 1998, the Non-RTO Businesses generated revenue of $20.2 million and a net loss before income taxes of $5.2 million.

(2) Nonrecurring charges in 1996 relate to the consolidation of corporate and field offices and reductions in the number of employees. In 1998, nonrecurring charges represents (i) approximately $12.3 million in charges related to discontinued Non-RTO Businesses, closure of certain nonperforming RTO stores and reorganized administrative support functions, and (ii) approximately $2.1 million related primarily to Rent-A-Center's writedown of cellular phone inventory.

(3) We combined the RTO financial data from the historical financial results of Rent-A-Center with appropriate adjustments to eliminate the effect of Non-RTO Businesses.

(4) We excluded depreciation of rental merchandise.

(5) We excluded purchases of rental merchandise.

(6) Our revenues for the three months ended June 30, 1997 and 1998 have been annualized.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations of each of the Company and Rent-A-Center covers a period before the consummation of the acquisition of Rent-A-Center, the issuance of the Preferred Stock and the Offering. Accordingly, the discussion and analysis of such periods does not reflect the significant impact the acquisition of Rent-A-Center, the issuance of the Preferred Stock and the Offering will have on the Company. See "Risk Factors," "Unaudited Pro Forma Combined Financial Information" and "-- Liquidity and Capital Resources of the Company Following the Exchange Offer" for further discussion relating to the impact on the Company. The following discussion should be read in conjunction with "Selected Historical Financial
Information -- the Company," "Rent-A-Center, Inc. Selected Historical Financial Information" and the Financial Statements, including the notes thereto, incorporated by reference herein.

GENERAL

The Company is the largest operator in the United States RTO industry with approximately 25% market share (based on store count). In June 1998, the Company entered into an agreement to acquire Rent-A-Center, Inc. (f/k/a Thorn Americas, Inc.) with Thorn plc, a UK-based company, to purchase Rent-A-Center, an indirect wholly-owned subsidiary of Thorn plc (the "Rent-A-Center Acquisition"). Proceeds from the Senior Credit Facilities, Senior Subordinated Facility and the sale of the Convertible Preferred Stock were used to fund the Rent-A-Center Acquisition, refinance the Company's pre-Acquisition indebtedness and repurchase $25 million of the Company's common stock held by J. Ernest Talley. The Company's stores offer home electronics, appliances, and furniture and accessories under flexible rental purchase agreements that allow its customers to obtain ownership of the merchandise at the conclusion of the agreed upon rental period.

The Company has developed a plan to integrate the operations of Rent-A-Center with the Company's business practices. The main initiatives of this integration plan are to (i) eliminate duplicative general and administrative expenses, (ii) eliminate Rent-A-Center's distribution network, (iii) implement the Company's management practices into Rent-A-Center's stores, (iv) increase the number of higher margin products available for rent while eliminating lower margin products, and (v) divest non-core assets. The Company believes its integration plan will be fully implemented within 18-24 months and will yield net annual cost savings of $30 million. In addition to the anticipated net cost savings from its implementation plan, the Company anticipates additional improvement in sales and profitability as a direct result of the investment the Company intends to make in Rent-A-Center's stores.

As part of the Rent-A-Center Acquisition, the Company acquired the Non-RTO Businesses which began generating revenues in fiscal 1998. The Company intends to discontinue the operations of the Non-RTO Businesses. For the fiscal year ended March 31, 1998, the Non-RTO Businesses generated revenue of $20.2 million and a net loss before income taxes of $5.2 million. Subsequent to the Rent-A-Center Acquisition, the Company sold all of the outstanding stock of AdvantEDGE Auto, Inc. for approximately $4.0 million.

Since 1993, the Company's store count has grown from 27 to 2,126 through acquisitions and new store openings. In May 1998, the Company completed the acquisition of Central Rents, Inc. (the "Central Acquisition"), acquiring substantially all of the assets of an underperforming RTO operator which expanded the Company's presence in a region of the country, the Southwest, which the Company had strategically targeted for expansion. The Company expects to generate annual general and administrative cost savings as a result of the Central Acquisition of $2.6 million. These cost savings will be derived primarily from the closing of Central Rents' corporate headquarters and the elimination of duplicative corporate and administrative functions. In addition to these general and administrative cost reductions, the Company anticipates that it will gradually bring the store operating performance of Central Rents in line with its own store margins within 24-30 months.

The Company operates on a December 31 fiscal year end. Rent-A-Center's historical results of operations, which were based upon a March 31 fiscal year end, have not been restated to a December 31 year end for the purpose of any pro forma financial presentation of the Company's historical operations.

COMPONENTS OF INCOME

Revenue. The Company collects nonrefundable rental payments and fees in advance, generally on a weekly or monthly basis. This revenue is recognized when collected. Rental purchase agreements generally include a discounted early purchase option. Amounts received upon sales of merchandise pursuant to such options, and upon the sale of used merchandise, are recognized as revenue when the merchandise is sold.

Franchise Revenue. Revenue from the sale of rental equipment is recognized upon shipment of the equipment to the franchisee. Franchise fee revenue is recognized upon completion of substantially all services and satisfaction of all material conditions required under the terms of the franchise agreement.

Depreciation of Rental Merchandise. Except for tax purposes, the Company depreciates its rental merchandise using the income forecasting method. The income forecasting method of depreciation does not consider salvage value and does not allow the depreciation of rental merchandise during periods when it is not generating rental revenue. For periods prior to 1996, the Company used the income forecasting method to calculate depreciation of its rental merchandise for tax purposes. However, in 1996, the Company began using the MACRS method of depreciation using a five-year class life for its rental purchase merchandise. In August 1997, the Internal Revenue Service issued a revenue ruling requiring rental purchase companies to use MACRS, with a three year class life for all purchases after August 5, 1997. The Company began application of the ruling for all purchases effective August 5, 1997, and thereafter.

Cost of Merchandise Sold. Cost of merchandise sold represents the book value net of accumulated depreciation of rental merchandise at time of sale.

Salaries and Other Expenses. Salaries and other expenses include all salaries and wages paid to store level employees and regional management salaries, travel and occupancy, including any related benefits and taxes, as well as all store level general and administrative expenses and selling, advertising, occupancy, nonrental depreciation and other operating expenses.

General and Administrative Expenses. General and administrative expenses include all corporate overhead expenses related to the Company's headquarters such as salaries, taxes and benefits, occupancy, administrative and other operating expenses, as well as Regional Vice Presidents' salaries, travel and office expenses.

                      RESULTS OF OPERATIONS -- THE COMPANY

The following table sets forth, for the periods indicated, certain historical Statement of Earnings data as a percentage of total revenue from stores and total revenue from franchise operations.

                                                  SIX MONTHS                             SIX MONTHS
                              YEARS ENDED            ENDED           YEARS ENDED            ENDED
                             DECEMBER 31,          JUNE 30,          DECEMBER 31,         JUNE 30,
                         ---------------------   -------------   --------------------   -------------
                         1995    1996    1997    1997    1998    1995   1996    1997    1997    1998
                         -----   -----   -----   -----   -----   ----   -----   -----   -----   -----
                              (COMPANY OWNED STORES ONLY)               (FRANCHISE OPERATIONS)
Revenue
  Rentals and fees.....   94.7%   94.7%   94.9%   93.3%   93.8%   --%      --%     --%     --%     --%
  Merchandise Sales....    4.8     5.0     4.9     6.4     6.0    --     89.6    90.3    88.4    88.4
  Other/Royalties......    0.5     0.3     0.2     0.3     0.2    --     10.4     9.7    11.6    11.6
                         -----   -----   -----   -----   -----    --    -----   -----   -----   -----
                         100.0%  100.0%  100.0%  100.0%  100.0%   --%   100.0%  100.0%  100.0%  100.0%
                         =====   =====   =====   =====   =====    ==    =====   =====   =====   =====
Operating Expenses.....
Direct store
  expenses.............
Depreciation of rental
  merchandise..........   22.2%   20.5%   19.7%   19.8%   19.3%   --%      --%     --%     --%     --%
Cost of merchandise
  sold.................    3.8     3.9     3.9     4.6     4.8    --     85.0    86.6    84.7    84.9
Salaries and other
  expenses.............   52.5    55.6    56.0    56.0    54.8    --       --      --      --      --
                         -----   -----   -----   -----   -----    --    -----   -----   -----   -----
                          78.5    80.0    79.6    80.4    78.9    --     85.0    86.6    84.7    84.9
General and
  administrative
  expenses.............    4.3     3.8     3.8     3.7     3.3    --      7.7     5.3     7.8     7.2
Amortization of
  intangibles..........    2.3     2.3     1.7     2.0     1.8    --      0.6     1.0     1.5     0.9
                         -----   -----   -----   -----   -----    --    -----   -----   -----   -----
        Total operating
          expenses.....   85.1    86.1    85.1    86.1    84.0    --     93.3    92.9    94.0    93.0
                         -----   -----   -----   -----   -----    --    -----   -----   -----   -----
Operating profit.......   14.9    13.9    14.9    13.9    16.0    --      6.7     7.1     6.0     7.0
Interest expense/
  (income).............    1.0     0.1     0.8     0.7     0.9    --     (1.9)   (0.6)   (2.1)   (0.9)
                         -----   -----   -----   -----   -----    --    -----   -----   -----   -----
Earnings before income
  taxes................   13.9%   13.8%   14.1%   13.2%   15.1%   --%     8.6%    7.7%    8.1%    7.9%
                         =====   =====   =====   =====   =====    ==    =====   =====   =====   =====

The Company has increased the number of stores owned from 27 at the beginning of 1993 to 2,126 at October 7, 1998. The following table shows the number of stores opened, acquired and closed during 1993 through 1998.

                                                   THE COMPANY
                        -----------------------------------------------------------------
                         BEGINNING
  FISCAL YEAR ENDED      OF PERIOD    NEW STORE      STORE        STORE     END OF PERIOD
     DECEMBER 31,       STORE COUNT   OPENINGS    ACQUISITIONS   CLOSINGS    STORE COUNT
  -----------------     -----------   ---------   ------------   --------   -------------
1993..................       27           1             84          --            112
1994..................      112           2             --          --            114
1995..................      114           4            209          (2)           325
1996..................      325          13             94          (9)           423
1997..................      423          10             76          (5)           504
1998(1)...............      504           1          1,632         (11)         2,126

-------------------------

(1) Through October 7, 1998.

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

Total revenue increased by $38.2 million, or 24.6%, to $193.5 million for 1998 from $155.4 million for 1997. The increase in total revenue was primarily attributable to the inclusion of the 71 stores purchased (net of consolidation) in 1997 as well as the Central Acquisition. Same store revenues increased by $12.1 million, or 9.3% to $143.1 million for 1998 from $131.0 million in 1997. Same store revenues represent those revenues earned in stores that were operated by the Company for the entire six-month periods ending June 30, 1998 and 1997. This improvement was primarily attributable to an increase in both the number of items on rent and in revenue earned per item on rent.

Depreciation of rental merchandise increased by $6.3 million, or 23.0%, to $33.8 million for 1998 from $27.5 million for 1997. Depreciation of rental merchandise expressed as a percent of total store rental and fee revenue decreased from 21.1% in 1997 to 20.7% in 1998. The decrease was primarily attributable to higher rental rates on rental merchandise purchased after the 1995 acquisitions and operational emphasis on increasing the rental life of inventory items.

Salaries and other expenses expressed as a percentage of total store revenue decreased to 54.7% for 1998 from 55.9% for 1997. This decrease was attributable to the increase in store revenues from the Central Acquisition, as well as the same store base, and the Company has experienced some efficiencies in spreading costs over a larger store base, in particular advertising costs and certain service costs. General and administrative expenses expressed as a percent of total revenue decreased from 4.4% in 1997 to 3.7% in 1998. This decrease was the result of increased revenues from the 1997 acquisitions and the Central Acquisition, allowing us to leverage our fixed and semi-fixed costs over the larger revenue base.

Operating profit increased by $8.3 million, or 39.5%, to $29.3 million for 1998 from $21.0 million for 1997. This improvement was primarily attributable to an increase in both the number of items on rent and in revenue earned per item on rent, both in stores acquired before 1995 and in stores acquired in the 1996 and 1997 acquisitions. Net interest expense increased from $590,000 of interest expense in 1997 to $1.3 million of interest expense in 1998. The increased interest expense and debt level relate primarily to the acquisition of Central Rents in May 1998. Net earnings increased by $4.6 million, or 39.2%, to $16.4 million in 1998 from $11.8 million in 1997. The improvement was a result of the increase in operating profit described above.

COMPARISON OF THE THREE MONTHS ENDED JUNE 30, 1998 AND 1997

Total revenue increased by $22.5 million, or 27.9%, to $103.3 million for 1998 from $80.8 million for 1997. The increase in total revenue was primarily attributable to the inclusion of the 71 stores acquired in 1997 (net of consolidation), as well as the Central Acquisition. Same store revenues increased by 9.4%, from $70.2 million to $76.8 million. Same store revenues represents those revenues earned in stores that were operated by the Company for the entire three-month periods ending June 30, 1997 and 1998. This improvement was primarily attributable to an increase in both the number of items on rent and in revenue earned per item on rent.

Depreciation of rental merchandise increased by $3.9 million, or 27.3%, to $18.3 million for 1998 from $14.4 million for 1997. Depreciation of rental merchandise expressed as a percent of total store rental and fee revenue decreased from 21.1% in 1997 to 20.8% in 1998. The decrease was primarily attributable to higher rental rates on rental merchandise and operational emphasis on increasing the rental life of inventory items.

Salaries and other expenses expressed as a percentage of total store revenue decreased to 54.8% for 1998 from 55.8% for 1997 primarily as a result of increased revenues in our 1996 acquisitions and 1997 acquisitions, as well as the leveraging of our fixed and semi-fixed costs in these stores. General and administrative expenses expressed as a percent of total revenue decreased from 4.5% in 1997 to 3.8% in 1998. This decrease was primarily the result of increased revenues resulting from the Central Acquisition, allowing us to leverage our fixed and semi-fixed costs over the larger revenue base.

Operating profit increased by $4.2 million, or 37.1% to $15.5 million for 1998 from $11.3 million for 1997. This improvement was attributable to the efficiencies discussed above and the profit contribution from ColorTyme.

Net earnings increased by $2.2 million, or 34.2%, to $8.5 million in 1998 from $6.3 million in 1997. The improvement was a result of the increase in operating profit described above.

LIQUIDITY AND CAPITAL RESOURCES

The Company's primary requirements for capital are the acquisition of existing stores, the opening of new stores, the purchase of additional rental merchandise and the replacement of rental merchandise which has been sold, charged-off or is no longer suitable for rent. During the six months ended June 30, 1998, the Company acquired 182 stores for an aggregate purchase price of $101.6 million, all of which was paid in cash. The Company also opened 1 new store during the first two quarters of 1998.

The Company purchased $54.0 million and $47.9 million of rental merchandise during the six months ended June 30, 1998 and 1997, respectively.

For the six months ended June 30, 1998, cash provided by operating activities increased by $12.3 million, from $11.0 million in 1997 to $23.3 million in 1998, primarily due to increased net earnings and the timing of the payment of various operating expenses. Cash used in investing activities increased by $76.0 million from $31.0 million in 1997 to $107.0 million in 1998, principally related to the greater number of stores acquired in 1998 as compared to the number of stores acquired during the same period for 1997. Cash provided by financing activities was $102.3 million for the six months ended June 30, 1998.

At June 30, 1998, the Company had in place a $140 million credit facility (the "Prior Credit Facility") with a group of banks. Borrowings under the Prior Credit Facility bore interest at a rate equal to the designated prime rate
(8 1/2% per annum at June 30, 1998) or 1.10% to 1.4% over LIBOR (5.625% at June 30, 1998) at the Company's option. At June 30, 1998, the average rate on outstanding borrowings was 7.1%, and for the quarter the weighted average interest rate under the Prior Credit Facility was 6.875%. Borrowings were collateralized by a lien on substantially all of the assets of the Company. A commitment fee equal to .20% to .30% of the unused portion of the term loan facility was payable quarterly. The Prior Credit Facility included certain net worth and fixed charge coverage requirements, as well as covenants which restrict additional indebtedness and the disposition of assets not in the ordinary course of business. On June 30, 1998, the outstanding borrowings under this revolving credit agreement were $127.5 million.

As a result of the Rent-A-Center Acquisition, the Prior Credit Facility was replaced by the $962 million Senior Secured Credit Facility and a $175 million Senior Subordinated Credit Facility. The Company retired the Senior Subordinated Credit Facility with the proceeds from the issuance of the Old Notes. The Company believes that the Senior Credit Facility, the proceeds from the Preferred Stock issuance, the Senior Subordinated Credit Facility (or the proceeds from the Senior Subordinated Notes), along with its cash flows from operations, will adequately fund the Company's operations and expansion plans during 1998 and beyond.

During the next 18-24 months, the Company's central business strategy is to successfully integrate the Rent-A-Center Acquisition and the Central Acquisition into the Renters Choice system. Once completed, the Company intends to resume its strategy to increase its store base and annual revenues and profits through the opening of new stores, as well as opportunistic acquisitions. The Company anticipates ample opportunities to increase its store base through its continued participation in the industry consolidation and the possibility for increased penetration and expansion of its existing customer base.

After the assimilation of the Rent-A-Center Acquisition and Central Acquisition, the Company plans to accomplish its future growth through selective and opportunistic acquisitions, with an increasing emphasis on new store development. Typically, a newly opened rental store is profitable on a monthly basis in the sixth to seventh month after its initial opening. Cumulatively, the store will achieve break-even profitability in the twelfth to fifteenth month after its initial opening. Total financing requirements of a typical new store approximates $350,000, with roughly 80 to 85% of that amount related to the purchase of rental merchandise inventory (both on-rent and idle). A newly opened store will achieve results consistent with the Company's other mature stores (stores that have been operating within the system for greater than two years) by the end of its third year of operation. There can be no assurance that the Company will be able to acquire any additional stores, or that any stores that are acquired will be or will become profitable, nor is there any assurance that the Company will open any new stores in the future, or as to the number, location or profitability thereof.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

Between January 1, 1997 and December 31, 1997 the Company acquired 76 stores (five of which were subsequently consolidated with existing locations) in 18 separate transactions. The 1997 acquisitions were accounted for as purchases, and accordingly, the operating results of the acquired operations have been included in the results of operations of the Company since the respective dates of acquisition. Primarily as a result of the 1997 Acquisitions, comparisons of the Company's operating results for 1997 and 1996 may not be meaningful or indicative of future results.

Revenues. Total revenue increased by $93.5 million, or 39.3%, to $331.5 million for 1997 from $238.0 million for 1996. Store revenues increased $80.3 million, or 38.3% to $290.1 million in 1997 from $209.8 million in 1996. The increase in store revenue was primarily due to the inclusion of 76 stores acquired in 1997 and the full year impact of the 94 stores acquired in 1996. Store revenues also increased as a result of the increase in same store revenue growth of 8.1%. Same store revenues increased due to an increase in both the number of items on rent and in revenue earned per item on rent. Franchise revenues increased $13.2 million, or 46.9% to $41.4 million from $28.2 million in 1996. This increase was primarily due to the inclusion of the franchise operations for an entire year in 1997, compared to only eight months in 1996.

Depreciation of rental merchandise. Depreciation of rental merchandise increased $14.2 million, or 33.0%, to $57.2 million for 1997 from $43.0 million for 1996. Depreciation of rental merchandise as a percent of total store revenue decreased to 19.7% for 1997 from 20.5% for 1996. The decrease in depreciation of rental merchandise as a percent of revenue was primarily attributable to higher rental rates on rental merchandise.

Salaries and other expenses. Salaries and other expenses as a percentage of store revenue increased to 56.0% for 1997 from 55.6% for 1996. This increase was primarily attributable to the increase in salaries for employees and other expenses of the acquired stores immediately following the acquisitions. Occupancy costs also increased as a percent of total store revenue due to the relocation of certain stores acquired in 1996 and 1997 to locations that are larger in square footage. Generally, revenue from these stores increased gradually while the additional payroll and occupancy costs were incurred immediately. The average square footage per store was approximately 4,150 at December 31, 1996 as compared to 4,290 for 1997.

General and administrative expenses. General and administrative expenses expressed as a percentage of total revenue decreased to 4.0% for 1997 from 4.2% for 1996. Expressed as a percentage of store revenue only, general and administrative expenses, exclusive of expenses relative to ColorTyme, were 3.8% in both 1997 and 1996. Franchise general and administrative expenses as a percentage of franchise revenue totaled 5.3% in 1997, down significantly from 7.7% in 1996. This decrease was primarily attributable to streamlining efforts as overhead reductions were implemented in 1996 and 1997.

Operating profit. Operating profit increased by $14.9 million, or 48.1%, to $45.9 million for 1997 from $31.0 million for 1996.

Net earnings. Net earnings increased by $7.9 million, or 43.9%, to $25.9 million in 1997 from $18.0 million in 1996. The improvement was primarily attributable to the increase in operating profit described above.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

In May 1996, the Company completed the acquisition of ColorTyme, and between May 1996 and December 1996, the Company acquired a total of 94 additional stores. The 1996 acquisitions were accounted for as purchases, and accordingly, the operating results of the acquired operations have been included in the results of operations of the Company since the respective dates of acquisition. Primarily as a result of the 1996 Acquisitions on the Company's results of operations, comparisons of the Company's operating results for 1996 and 1995 may not be meaningful or indicative of future results.

Total revenues. Total revenue increased by $104.7 million, or 78.5%, to $238.0 million for 1996 from $133.3 million for 1995. Store revenues increased $76.5 million, 57.4% to $209.8 million in 1996 from $133.3 million in 1995. The increase in store revenue was primarily due to the inclusion of stores acquired in 1996 and the full year impact of the stores acquired in 1995. Store revenues also increased as a result of the increase in same store revenue growth of 3.8%. Some store revenues increased primarily due to an increase in both the number of items on rent and in revenue per rental. Franchise revenue was $28.2 million in 1996.

Depreciation of rental merchandise. Depreciation of rental merchandise increased by $13.4 million, or 45.3%, to $43.0 million for 1996 from $29.6 million for 1995. Depreciation of rental merchandise as a percent of total store revenue decreased to 20.5% for 1996 from 22.2% for 1995. The decrease in depreciation of rental merchandise as a percent of revenue was primarily attributable to higher rental rates on rental merchandise.

Salaries and other expenses. Salaries and other expenses as a percentage of store revenue increased to 55.6% for 1996 from 52.5% for 1995. This increase is primarily attributable to the increase in salaries for employees and other expenses of the acquired stores immediately following the acquisitions while store revenue has increased gradually. Additionally, the Company increased its advertising efforts during 1996 in the markets related to the stores acquired in 1996. Occupancy costs also increased as a percent of total store revenue due to the relocation of certain stores acquired in 1996 to stores that are larger in square footage. Revenue from these stores increased gradually while the additional occupancy costs are incurred immediately. The average square footage per store was approximately 3,800 at December 31, 1995 compared to 4,150 at December 31, 1996.

General and administrative expenses. General and administrative expenses expressed as a percentage of total revenue decreased to 4.2% for 1996 from 4.3% for 1995. This relatively small decrease was primarily attributable to the leveraging of corporate overhead expenses over a larger store and revenue base offset by franchise general and administrative expenses incurred in 1996 for the first year of operations. Franchise general and administrative expenses as a percentage of franchise revenue totaled 7.7% in 1996. This increase was offset by the decrease in corporate overhead for store operations in 1996, which declined to 3.8% of store revenue in 1996 compared to 4.3% in 1995.

Operating profit. Operating profit increased by $11.2 million, or 56.6%, to $31.0 million for 1996 from $19.8 million for 1995.

Net earnings. Net earnings increased by $7.3 million, or 68.2%, to $18.0 million for 1996 from $10.7 million for 1995. The improvement was primarily attributable to the increase in operating profit described above, as well as a reduction in interest expense from 1995.

                     RESULTS OF OPERATIONS -- RENT-A-CENTER

The following table sets forth, for the periods indicated, certain historical Statement of Operations data as a percentage of total revenue.

                                                                    THREE MONTHS
                                         YEAR ENDED MARCH 31,      ENDED JUNE 30,
                                        -----------------------    --------------
                                        1996     1997     1998     1997     1998
                                        -----    -----    -----    -----    -----
Revenue
  RTO revenue.........................  100.0%   100.0%    97.3%    99.0%    96.6%
  Non-RTO revenue.....................     --       --      2.7      1.0      3.4
                                        -----    -----    -----    -----    -----
                                        100.0%   100.0%   100.0%   100.0%   100.0%
                                        =====    =====    =====    =====    =====
Operating Expenses
  Depreciation of rental
     merchandise......................   28.7%    28.1%    27.0%    27.9%    26.7%
  Amortization of intangibles.........    2.1      2.5      2.7      2.7      2.5
  Cost of merchandise sold............    4.8      4.3      5.0      3.8      5.3
  Salaries, wages and fringe
     benefits.........................   28.5     29.4     31.0     30.4     31.0
  Other...............................   26.3     29.0     26.8     26.1     26.1
  Restructuring charges...............    1.4       --      1.4       --       --
                                        -----    -----    -----    -----    -----
          Total operating expenses....   91.8     93.3     93.9     90.9     91.6
Operating profit......................    8.2      6.7      6.1      9.1      8.4
Interest expense/(income).............    8.9      5.6      5.1      4.8      4.7
                                        -----    -----    -----    -----    -----
Earnings (loss) before income taxes...   (0.7)%    1.1%     1.0%     4.3%     3.7%
                                        =====    =====    =====    =====    =====

Rent-A-Center increased its owned stores from 1,006 at fiscal year end 1993 to 1,384 at fiscal year end 1998. The following table sets forth the number of stores, opened, acquired and closed from 1994 through 1998.

                                                       RAC
                         ----------------------------------------------------------------
      FISCAL YEAR        BEGINNING OF                                           END OF
         ENDED           PERIOD STORE   NEW STORE      STORE        STORE       PERIOD
       MARCH 31,            COUNT       OPENINGS    ACQUISITIONS   CLOSINGS   STORE COUNT
      -----------        ------------   ---------   ------------   --------   -----------
1994...................     1,006          54            27          (10)        1,077
1995...................     1,077          32            12          (12)        1,109
1996...................     1,109          12           200          (15)        1,306
1997...................     1,306          19            64          (22)        1,367
1998...................     1,367          34            25          (42)        1,384(1)

-------------------------

(1) As of March 31, 1998, Rent-A-Center increased its store count by 25 to 1,409, the number of stores acquired by Renters Choice pursuant to the acquisition of Rent-A-Center.

COMPARISON OF THREE MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

Total revenue. Total revenues were $235.4 million for 1998 compared to $225.6 million for 1997, an increase of 4.3% or $9.8 million. The increase in revenues was primarily attributable to an increase in the total rental agreements outstanding, partially offset by a reduction in the average price charged per rental agreement. The increase in the total rental agreements outstanding was primarily the result of increases in the number of store locations, combined with increases in agreements outstanding in existing stores resulting from certain advertising promotions. Rent-A-Center ended the quarter ending June 30, 1998 with 1,404 store locations, up from 1,392 at June 30, 1997. The increase in the number of stores since June 30, 1997 was partially offset by the impact of the closing of 42 stores in the fourth quarter of fiscal 1998. The decrease in the average price charged per rental agreement was principally due to a shift in product mix toward less expensive items such as cellular phones and pagers, as well as promotional pricing programs.

Depreciation of rental merchandise. Depreciation of rental merchandise was approximately the same in terms of dollars for both periods, $62.9 million for 1998 and 1997. Depreciation of rental merchandise as a percent of revenues decreased to 26.7% for 1998 and from 27.9% in 1997. This decrease is primarily due to selected price increases in recent months on certain core products and an increasing emphasis on overall gross margin management.

Salaries, wages and fringe benefits. Salaries, wages and fringe benefits increased 6.6%, or $4.5 million, to $72.0 million for 1998 from $68.5 million for 1997. This increase was primarily related to the increase in the number of stores and rental agreements for fiscal 1998 as these salaries and wages were largely consistent with the number of rental contracts and stores.

Other operating expenses. Other operating expenses increased 4.0%, or $2.0 million, to $52.7 million for 1998 from $50.7 million for 1997. The increase was generally consistent with the revenue increase of 4.3% discussed above.

Net income. Net income decreased by $.5 million, to $3.3 million for 1998 from $3.8 million in 1997.

COMPARISON OF FISCAL YEAR ENDED MARCH 31, 1998 AND FISCAL YEAR ENDED MARCH 31, 1997

Total revenue. Total revenues were $904.0 million for fiscal 1998 compared to $926.9 million for fiscal 1997, a decrease of 2.5% or $22.9 million. Total RTO revenues decreased by 5.1%, or $47.3 million, to $879.6 million for fiscal 1998 from $926.9 million for fiscal 1997. RTO revenues are comprised of two principal components, rental revenues and other revenues. Rental revenues declined by 4.9%, or $37.8 million, from $764.0 million for fiscal 1997 to $726.2 million for fiscal 1998. The decline in rental revenues is primarily attributable to a reduction in the average price charged per rental agreement offset by an increase in total rental agreements outstanding. The reduction in the average price charged per rental agreement is principally due to a shift in product mix toward less expensive items such as cellular phones and pagers, as well as a promotional pricing program. The increase in the total rental agreements outstanding is primarily the result of promotional activities and an increase in the average number of stores open during the year. During the fiscal year, Rent-A-Center acquired and opened a total of 59 stores, but this was offset by the closing of 42 stores in the fourth quarter of fiscal 1998. Other revenues decreased slightly to $153.4 million for fiscal 1998 versus $162.9 million for fiscal 1997. This decrease was primarily attributable to decreased sales of used merchandise for fiscal 1998 due to stronger business conditions and better idle inventory management. This decrease was offset by increases in ancillary service fees and revenues associated with the rental of merchandise to commercial business. Ancillary services include the sale of product protection plans, cellular phones and pager airtime. The introduction of the Value Club program by Rent-A-Center for fiscal 1998, in particular, contributed positively to Other Revenues. The Value Club program provides customers loss damage waiver protection, extended service contracts, and other miscellaneous benefits such as dental savings, grocery coupons, discounts on auto service, entertainment discounts and emergency auto assistance. The balance of total revenues in 1998 of $24.4 million is due to Non-RTO Businesses ($20.2 million) including used car retailing, credit retailing and check cashing kiosks and conforming adjustments ($4.2 million). Non-RTO Businesses had no revenues in 1997.

Depreciation of rental merchandise. Depreciation of rental merchandise decreased by $15.8 million, or 6.1%, to $244.6 million for fiscal 1998 from $260.4 million for fiscal 1997. Depreciation of rental merchandise as a percent of RTO revenues decreased to 27.8% for 1998 and from 28.1% for 1997. This decrease was primarily due to results from the change in product mix discussed above and a reduction in the average quantity and cost of idle inventory held as available for rent in the stores. This reduction in idle inventory was largely due to the implementation of a new jewelry strategy in October 1997, which used alloy-based prototypes rather than actual jewelry for display in the stores.

Salaries, wages and fringe benefits. Salaries, wages and fringe benefits increased 2.8%, or $7.6 million, to $279.8 million for fiscal 1998 from $272.2 million for fiscal 1997. This increase was primarily attributable to the increase in number of rental agreements for fiscal 1998 as these salaries and wages are largely consistent with the number of rental contracts.

Other operating expenses. Other operating expenses decreased 18.0%, or $25.9 million, to $117.6 million for fiscal 1998 from $143.5 million for fiscal 1997. The decrease was primarily a result of the impact of the field reorganization that occurred at the end of fiscal 1997. As part of the reorganization, field divisional offices were closed and consolidated into the corporate office. In addition, for fiscal 1998 Rent-A-Center eliminated store managers' meetings resulting in savings of $2.0 million.

Restructuring charges. Restructuring charges were $12.3 million for fiscal 1998, while fiscal 1997 had none. The restructuring charges related to the discontinuation of certain new concepts, certain nonperforming rental purchase stores and the reorganization of certain administrative support functions.

Operating income. Operating income decreased by $7.0 million, or 11.2%, to $55.3 million for fiscal 1998 from $62.3 million for fiscal 1997. This decrease was primarily attributable to the reasons stated above.

Net income. Net income increased by $5.5 million, or 137.5%, to $1.5 million for fiscal 1998 from a net loss of $4.0 million the fiscal 1997.

COMPARISON OF FISCAL YEAR ENDED MARCH 31, 1997 AND FISCAL YEAR ENDED MARCH 31, 1996

In August 1995, Rent-A-Center completed the U-Can-Rent acquisition, and in January 1996, Rent-A-Center completed the Advantage, Inc. acquisition. The financial results of these stores are included in Rent-A-Center's fiscal 1996 results from the dates of the respective acquisitions.

Total revenue. Total revenues were $926.9 million for fiscal 1997 compared to $897.9 million for fiscal 1996, an increase of $28.9 million, or 3.2%. Non-RTO Businesses had no revenues in 1997 and 1996. RTO revenues are comprised of two principal components, rental revenue and other revenue. Rental revenue increased 2.7%, or $19.9 million, during fiscal 1997 to $764.0 million from $744.1 million for fiscal 1996. The increase was primarily attributable to two acquisitions made during fiscal 1996. The increase in rental revenue experienced in fiscal 1997 as a result of these acquisitions was offset by soft results experienced by, Rent-A-Center overall., Rent-A-Center's net portfolio of agreements outstanding during fiscal 1997 declined by 55,400 primarily due to a disappointing holiday season. Other revenue increased 5.9%, or $9.1 million, during fiscal 1997 to $162.9 million from $153.8 million for fiscal 1996. The increase was primarily attributable to the impact of, Rent-A-Center's acquisitions made during fiscal 1996, as discussed above, as well as the increase in revenues associated with, Rent-A-Center's commercial rental business, which commenced operation in August 1995. In addition, during fiscal 1997, Rent-A-Center experienced a substantial increase in customer participation in its Value Club program which was introduced in fiscal 1996.

Restructuring charges. Restructuring charges were $12.6 million for fiscal 1996 while fiscal 1997 had none. The restructuring charges related to the consolidation of offices and reductions in the number of employees. These charges were primarily made up of employee separation costs.

Depreciation of rental merchandise. Depreciation of rental merchandise increased by $3.1 million, or 1.2%, to $260.4 million for fiscal 1997 from $257.4 million for fiscal 1996. Depreciation of rental merchandise as a percent of RTO revenues decreased to 28.1% for fiscal 1997 from 28.7% for fiscal 1996. This increase was primarily attributable to the result of the 1996 acquisitions and the associated increase in rental merchandise held as available for rent in the stores.

Salaries, wages and fringe benefits. Salaries, wages and fringe benefits increased 6.4% or $16.5 million, to $272.2 million for fiscal 1997 from $255.8 million for fiscal 1996. This increase was primarily attributable to the impact of the 1996 acquisitions and a reduction in average revenue per store for fiscal 1997 compared to fiscal 1996.

Other operating expenses. Other operating expenses increased $27.2 million, or 23.4%, to $143.5 million for fiscal 1997 from $116.3 million for fiscal 1996.

Operating income. Operating income decreased by $11.7 million, or 15.8%, to $62.3 million for fiscal 1997 from $74.0 million for fiscal 1996. This decrease was primarily attributable to the reasons stated above.

Net loss. The net loss decreased by $9.1 million, or 69.5% to a loss of $4.0 million for fiscal 1997 from a loss of $13.1 million for fiscal 1996.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES -- THE COMPANY

The Company's primary requirements for capital were the acquisition of existing stores, the opening of new stores, the purchase of additional rental merchandise and the replacement of rental merchandise which has been sold, charged-off or is no longer suitable for rent. During the year ended December 31, 1997, the Company acquired 71 stores (net of consolidation) for an aggregate purchase price of $30.5 million, all of which was paid in cash. The Company purchased rental merchandise in the amount of $85.9 million, $75.2 million and $44.5 million of rental merchandise during the years ended December 31, 1997, 1996 and 1995, respectively.

For 1997, cash provided by operating activities increased by $9.4 million from $19.4 million in 1996 to $28.8 million in 1997, primarily due to the $7.9 million increase in net earnings. Cash used in investing activities increased by $4.3 million from $36.3 million in 1996 to $40.6 million in 1997, primarily due to additional cash paid pursuant to the 1997 acquisitions. Additionally, the Company paid $2.3 million more in 1997 than 1996 for the purchase of property assets. The increase was attributable primarily to relocating and improving acquired stores. During 1997, cash provided by financing activities was $10.6 million, primarily from the Company's credit facility. During 1996, cash used in financing activities was $12.5 million, which relates primarily to repayment of debt to the Magic selling shareholders which was paid in full on January 2, 1996, offset by the net proceeds of the sale of the ColorTyme franchisee loan portfolio.

In connection with the acquisition of Magic Rent-to-Own, monthly payments of $33,333 were due under a consulting agreement through April 1, 2001, and monthly payments of $125,000 were due under a noncompetition agreement from February 1996 through January 1998. Pursuant to the settlement of the DEF litigation in January 1998, the Company was released from its obligations to make payments under such consulting and noncompetition agreements, in exchange for a final cash payment of $950,000.

In connection with the acquisition of Crown Leasing Corporation and certain of its affiliates, monthly payments of $16,667 were made under a consulting agreement that ended in October 1996, and in connection with the acquisition of Magic Rent-to-Own, monthly payments in the aggregate amount of $32,500 each are due under certain noncompetition agreements through August 2000.

HISTORICAL LIQUIDITY AND CAPITAL RESOURCES -- RENT-A-CENTER

RAC's primary capital requirements were the acquisition of existing stores, the opening of new stores, the purchase of additional rental merchandise and the purchase of replacement rental merchandise.

Capital spent on the purchase of new rental merchandise in 1998 was $306.8 million compared to $289.5 million and $299.7 million in 1997 and 1996, respectively. The cost of depreciation of rental merchandise was $244.6 million, $260.4 million and $257.4 million in 1998, 1997 and 1996, respectively.

In 1998, 1997 and 1996, Rent-A-Center acquired 25 new stores for cash consideration of $7.6 million, 64 new stores for cash consideration of $21.1 million, and 200 new stores for cash consideration of $124.6 million, respectively. Capital expenditures for property and equipment were $38.1 million, $32.3 million and $44.6 million in 1998, 1997 and 1996, respectively. Significant expenditures included (i) transportation equipment of $8.0 million, $10.9 million and $19.3 million in 1998, 1997 and 1996, respectively, (ii) computer furniture and equipment of $5.5 million, $3.8 million and $8.8 million in 1998, 1997 and 1996, respectively, (iii) leasehold improvements to open new stores and renovate and remodel existing stores of $12.1 million, $12.5 million and $4.4 million in 1998, 1997 and 1996, respectively, and (iv) store fixtures and equipment of $11.5 million, $4.9 million and $4.2 million in 1998, 1997 and 1996, respectively, and (v) buildings of $7.3 million in 1996.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY FOLLOWING THE EXCHANGE OFFER

The Company's primary liquidity requirements are for debt service under the Senior Credit Facilities, the Notes, other indebtedness outstanding, working capital and capital expenditures. As of June 30, 1998, the Company's consolidated indebtedness would have been approximately $895.7 million, consisting primarily of $720.0 million of the Senior Credit Facilities (excluding the unfunded Senior Revolving Credit Facility and outstanding letters of credit under the Letter of Credit/Multidraw Facility), $175.0 million of the Notes and $.7 million of other debt. In addition, the Company has raised $260 million through the sale of the Convertible Preferred Stock.

Capital expenditures are generally to maintain existing operations and for the acquisition and opening of stores. The Company expects to spend approximately $26.4 million in 1998 and $24.8 million in 1999 on capital expenditures, all of which are to maintain existing operations. Furthermore, the Company purchases new property and equipment in connection with a store acquisition or new store opening. The Company does not expect to open or acquire any additional stores other than franchised stores in 1998 or 1999.

In connection with the integration plan for Rent-A-Center, the Company expects to incur $45.0 million of nonrecurring cash costs within 24 months following the Rent-A-Center Acquisition.

Principal and interest payments under the Senior Credit Facilities and the Notes will represent significant liquidity requirements for the Company. Under the Term Loans, the Company will be required to make principal payments totaling approximately $2.0 million in 1999, $14.0 million in 2000, $22.0 million in 2001, $26.0 million in 2002, and $30.0 million in 2003. Loans under the Senior Credit Facilities will bear interest at floating rates based upon the interest rate option selected by the Company. Under the terms of the Senior Credit Facilities, the Company is required to purchase and maintain interest rate protection with respect to 50% of the Term Loans for 3 years. During September 1998, the Company entered into a three-year interest rate swap for $250 million and a five-year interest rate swap for $250 million. These swaps fixed the interest rate plus the applicable spread for the applicable periods. The blended interest rate for the swaps is 5.59%. See "Description of Other Indebtedness."

The Company believes that cash flow from operations together with amounts available under the Revolving Credit Facility and Letter of Credit/Multidraw Facility will be sufficient to fund its debt service requirements, working capital needs, capital expenditures and litigation exposure. The Revolving Credit Facility provides the Company with revolving loans in an aggregate principal amount not exceeding $120.0 million and the Letter of Credit/Multidraw Facility will provide the Company with an additional $122.25 million of financing to support certain litigation assumed in connection with the Rent-A-Center Acquisition. Once the letter of credit is terminated, the Letter of Credit/ Multidraw Facility will convert to a $85 million term loan.

INFLATION

During the years ended December 31, 1997, 1996 and 1995, the cost of rental merchandise, lease expense and salaries and wages have increased modestly. The increases have not had a significant effect on the Company's results of operations because the Company has been able to charge commensurately higher rental rates for its merchandise.

QUARTERLY RESULTS -- THE COMPANY

The following table contains certain unaudited historical financial information for the quarters indicated.

                                   1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                   -----------   -----------   -----------   -----------
                                                  (DOLLARS IN THOUSANDS)
Year ended December 31, 1997(1)
  Revenue........................    $74,587       $80,803       $83,864       $92,288
  Operating profit...............      9,639        11,341        11,766        13,192
Year ended December 31, 1996(2)
  Revenue........................    $49,002       $57,756       $60,025       $71,182
  Operating profit...............      6,344         7,558         7,957         9,183

-------------------------

(1) During 1997, 28 stores were purchased during the first quarter; 39 stores were purchased during the second quarter; and nine stores were purchased during the third quarter. Of the 76 stores acquired, five were subsequently consolidated with existing store locations. In addition, two stores were opened during the first quarter; two stores were opened during the second quarter; four stores were opened during the third quarter; and two stores were opened during the fourth quarter.

(2) During 1996, 11 stores were purchased during the second quarter, 12 stores were purchased during the third quarter, and 71 stores were purchased during the fourth quarter of 1996. In addition, three stores were opened in the second quarter, four stores were opened in the third quarter, and six stores were opened in the fourth quarter of 1996.

EFFECT OF NEW ACCOUNTING PRONOUNCEMENTS

In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 addresses the manner in which certain items included in stockholders equity are displayed in the financial statements, but does not affect reported assets or net earnings. The Company adopted SFAS No. 130 effective January 1, 1998.

In 1997, the FASB issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." See Note A to the consolidated financial statements of Renters Choice, Inc. and Subsidiaries for further discussion.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for fiscal years beginning after June 15, 1998. The Company will account for the derivative transactions required under the terms of the Senior Credit Facilities in accordance with SFAS No. 133.

                                    BUSINESS

THE COMPANY

The Company is the largest operator in the RTO industry with approximately 25% market share (based on the number of stores). The Company operates 2,126 company-owned stores, and franchises 307 stores, in 50 states, Puerto Rico and the District of Columbia. The Company's stores offer home electronics, appliances, and furniture and accessories under flexible rental purchase agreements that allow customers to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. The RTO industry appeals to a wide variety of consumers by allowing them to obtain merchandise that they might otherwise be (i) unable to purchase due to insufficient cash resources or a lack of access to credit, or (ii) unwilling to purchase due to a temporary, short-term need or desire to rent.

Rent-A-Center Acquisition. On August 5, 1998, we acquired Rent-A-Center pursuant to an agreement with Thorn plc dated June 16, 1998, for approximately $900 million in cash (including the repayment of certain debt of Rent-A-Center), subject to adjustment. Prior to this acquisition, Rent-A-Center was the largest RTO competitor with 1,404 company-owned stores and 65 franchised stores in 49 states and the District of Columbia. Rent-A-Center operated stores under three brand names, "Rent-A-Center," "Remco" and "U-Can-Rent." Rent-A-Center operated 1,158 stores under the Rent-A-Center brand, the most widely recognized store name in the RTO industry.

We financed the acquisition of Rent-A-Center through certain financing arrangements, consisting of a senior credit facility and a senior subordinated facility. We also issued a total of $260 million in preferred stock to certain affiliates of Apollo and to an affiliate of Bear Stearns to assist in the funding of the Rent-A-Center Acquisition, to repurchase $25 million of the Company's common stock and to repay our prior credit facility. Following the acquisition of Rent-A-Center, we issued the Old Notes to repay the senior subordinated facility. In connection with the acquisition of Rent-A-Center, we assumed certain of Rent-A-Center's ongoing litigation, including an adverse New Jersey state court judgment currently on appeal. In addition, Thorn plc has agreed to indemnify and hold harmless the Company and Rent-A-Center from two lawsuits and has deposited $40 million in escrow with respect to such claims and other indemnification claims the Company may have against Thorn plc. For additional information, please read the sections entitled "Risk Factors -- Legal Proceedings" and "-- Legal Proceedings" located elsewhere in this Prospectus.

Prior to the Rent-A-Center Acquisition, the Company was the second largest competitor in the RTO industry with 680 company-owned stores operating under the "Renters Choice" brand name in 35 states and Puerto Rico. In addition, its ColorTyme subsidiary was the largest RTO franchisor in the U.S. with 278 franchised stores in 37 states. The Company's management team has gained extensive experience in integrating acquisitions and is headed by J. Ernest Talley, the Chairman and Chief Executive Officer of the Company, who is generally credited with founding the RTO industry in the early 1960's. Since 1993, the Company's store count grew from 27 to 2,126 through acquisitions and new store openings.

Prior to the Rent-A-Center Acquisition, Rent-A-Center was the largest RTO competitor with 1,404 company-owned stores and 65 franchised stores in 49 states and the District of Columbia. Rent-A-Center operated stores under three brand names, "Rent-A-Center," "Remco" and "U-Can-Rent." Rent-A-Center was Rent-A-Center's largest brand, with 1,158 stores, and is the most widely recognized store name in the RTO industry. Founded in 1973 and purchased by Thorn EMI plc in 1987, Rent-A-Center grew through both new store openings and acquisitions from 1,006 stores at fiscal year-end 1993 to 1,404 stores through June 30, 1998.

RTO INDUSTRY

Overview. According to APRO, an industry trade association, the RTO industry generated approximately $4.1 billion in revenue during 1996 through the rental of roughly 5.8 million products to approximately 3.0 million households. The Company estimates the RTO target market is greater than 20 million households, principally comprised of households with annual income from $15,000 to $50,000. The types of products rented by RTO customers include: furniture and accessories (34.9% of total units rented), electronics (31.1%), appliances (22.4%), and other items including jewelry, pagers and personal computers (11.6%). Management estimates that the RTO industry is comprised of approximately 8,300 stores. Although the five largest RTO companies operate approximately 38.5% of the industry's store base, the industry is highly fragmented as the majority of RTO competitors operate fewer than 20 stores. The industry has experienced significant consolidation since 1993, when the five largest RTO companies operated approximately 26.6% of the industry's store base. The RTO industry is experiencing consolidation primarily because larger, multi-unit operators have significant competitive advantages compared to their smaller competitors. Larger operators enjoy greater purchasing power, which enables them to offer more competitively priced merchandise and are able to operate more efficiently than smaller operators in areas such as management information systems, advertising and purchasing. Many smaller competitors lack the managerial resources necessary to operate larger RTO operations efficiently across multiple locations. Management believes that these factors will continue to promote the trend toward consolidation and present an opportunity for well-capitalized operators to acquire additional stores on favorable terms.

RTO Transaction. The RTO industry provides consumers with: (i) a means of obtaining merchandise without the burden of incurring debt or qualifying for credit, (ii) the ability to return merchandise at any time without future obligations, (iii) flexible payment terms, (iv) delivery, repair and pick-up service typically at no incremental charge, and (v) the potential for merchandise ownership after a predetermined number of payments. Customers enter into weekly or monthly rental purchase agreements, which renew automatically upon receipt of each payment. Rental payments are made each week in advance generally in cash. RTO companies retain title to rental merchandise during the term of the rental purchase agreement. Ownership of the merchandise typically transfers to the customer if the customer has continuously renewed the rental purchase agreement for a specified period of time or exercises a specified early purchase option. On average, however, ownership requirements are met on less than 25% of items being rented for the first time. Products are typically rented four to six times over a 24 month period with the average time on rent to each customer lasting approximately four months. Virtually all rental items are ultimately rented to ownership in subsequent rental transactions. The RTO transaction bears an important distinction to a traditional retail transaction:
RTO
companies do not lend to customers or bear the associated credit risk because customers make all payments in advance. As a result, balance sheets of RTO companies have very few accounts receivable.

BUSINESS STRENGTHS

Over the past several years, the Company experienced significant increases in sales and operating income through acquisitions and internal growth. During this period, the Company focused on achieving a position as a market-leading operator of RTO locations. As a result, the Company believes that it benefits from the following competitive advantages.

Industry Leader. The Company is the largest competitor in the RTO industry (based on the number of stores) with market share of approximately 25%. The next largest operator has a market share of less than 5.5%. The Company operates 2,126 company-owned stores, and franchises 307 stores (including the largest RTO franchisor, ColorTyme) in 50 states, Puerto Rico and the District of Columbia. The Company's stores operate under various brand names including Renters Choice and Rent-A-Center, the most widely recognized name in the RTO industry. In 1997, the Company and Rent-A-Center together served over 1 million customers. As the only nationwide RTO competitor, the Company benefits from (i) greater visibility among consumers, (ii) geographic diversity, (iii) increased opportunities to expand into contiguous markets, (iv) certain efficiencies in areas such as advertising, purchasing and human resources, and (v) the ability to leverage its corporate overhead over a larger store base.

Consistent Revenue and Strong Cash Flow. The Company's loyal customer base, as well as its resilience to economic cycles, enables it to generate stable revenue. In 1997, repeat customers accounted for approximately 50% of the Company's revenues. Historically, the Company has not experienced a meaningful correlation between economic conditions (as measured by GDP growth) and same store revenue growth. Through the successful integration of Rent-A-Center into the Company's operating system, management expects to substantially increase the profit margins and cash flows at the combined company. Consistently stable revenue and strong margins (combined with low levels of maintenance capital expenditures) provide resources that can be used to fund the Company's growth strategy.

Superior Customer Service. Management believes that providing superior customer service is a key element for its long-term success. The Company achieves a high level of customer satisfaction by providing: (i) appealing store environments,
(ii) premium quality, durable merchandise, (iii) personal customer service, and
(iv) experienced, well-trained store personnel. The Company believes its high level of customer satisfaction allows the Company to maximize the number and length of rental agreements per store, leading to customer referrals and repeat business.

Premium Quality Product Offerings. The Company distinguishes itself from its competitors by purchasing, marketing, and renting premium name brand products from manufacturers such as Sony, JVC and Magnavox for home electronics; La-Z-Boy, Sealy and Ashley for home furnishings and accessories; and Whirlpool, General Electric and Kenmore for appliances. In addition to satisfying customer demand, premium products reduce service costs through increased reliability. Furthermore, the Company has developed strong relationships with its key vendors, enabling cost effective direct-to-store distribution from its vendors.

Ability to Successfully Integrate Acquisitions. Since 1993, the Company acquired 2,090 stores, giving management extensive experience in the integration of diverse RTO operations. The Company's information systems facilitate acquisition integration by providing management with operating and financial information about each store location and region and every rental purchase transaction. As a result of management's ability to implement the Company's business practices, operating performance of the integrated stores has improved significantly. For example, in 1997, store operating margins (before field administration and corporate overhead) for all of the Company's stores was 23.9%, while its 325 mature stores (in the Company's system for at least two years) generated store operating margins of 26.8%. The Company's mature stores primarily consist of acquired stores. The average store operating margin for Rent-A-Center's stores for fiscal 1998 was 20.9%.

Experienced and Committed Management Team. The Company has a senior management team with an average of 17 years of RTO experience. J. Ernest Talley, Chairman and Chief Executive Officer of the Company, is generally credited with founding the RTO industry in the early 1960's. The Company's management team has a significant personal economic interest in the Company's performance: (i) the senior management group collectively owns approximately 26.2% of the Company on a fully-diluted basis, and (ii) store, regional and senior manager compensation is tied directly to store revenue and/or operating profit and such bonuses account for up to 30% of all compensation. The Company believes that the de-centralized, entrepreneurial spirit of its field management, together with the guidance provided by senior management, will continue to be a key factor in the Company's efforts to maximize revenue, improve margins and expand the Company's store base.

BUSINESS STRATEGY

The Company is focusing its strategic efforts on (i) the implementation of its integration plan, (ii) continued efforts to improve store operations, and (iii) the pursuit of strategic expansion once the integration plan is substantially in place.

Implement the Integration Plan. The Company management has developed a comprehensive program for the integration of Rent-A-Center, which it expects will be completed within 18-24 months. The Company believes it will experience over $30 million in net annual cash cost savings upon completion of the integration plan, primarily as a result of eliminating (i) duplicative general and administrative expenses, and (ii) Rent-A-Center's nationwide distribution network including seven distribution centers. Additional benefit and margin improvement is expected to be realized over time as management undertakes initiatives to enhance operations in Rent-A-Center stores. These cost savings represent less than 2.5% of the Company's latest twelve months revenues. In addition, the Company is continuing the process of integrating Central Rents, from which it expects to realize an additional $2.6 million of annual general and administrative cost savings.

Continue to Enhance Store Operations. Management seeks to improve store performance through strategies intended to produce gains in operating efficiency and profitability. The Company believes it will achieve these gains in revenues and operating margins in its

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

stores by: (i) using focused advertising to increase store traffic, (ii) expanding the offering of upscale, higher margin products (such as Sony wide screen televisions, La-Z-Boy recliners and JVC stereo systems) to increase the number of product rentals, (iii) employing strict store-level cost control, and
(iv) closely monitoring each store's performance through the use of its management information system to ensure each store's adherence to established operating guidelines.

Pursue Strategic Expansion. Management has gained significant experience in the acquisition and integration of other RTO operators and believes the fragmented nature of the RTO industry will result in ongoing growth opportunities. Once the integration plan is substantially in place, the Company will again focus on strategic acquisition opportunities and new store development. The Company typically targets underperforming and undercapitalized chains of RTO stores. The acquired stores benefit from the administrative network, improved product mix, sophisticated management information system and purchasing power of the larger organization while strengthening their local market position. In addition, the Company has access to an expanding number of franchise locations, which it has the right of first refusal to purchase. The Company believes the RTO market is significantly under-penetrated and plans to continue opening new stores in current and new markets. The Company will focus its new market penetration in adjacent areas or regions which are underserved by the RTO industry. In evaluating a new market, the Company reviews demographic statistics, cost of advertising and the number and nature of competitors.

STORES

Store sizes range from approximately 1,500 to 8,200 square feet, and average approximately 3,600 square feet. Approximately 80% of each store's space is generally used for showroom space and 20% for offices and storage space. The Company operates approximately 2,126 Company-owned stores and 307 franchised stores in 50 states, Puerto Rico and the District of Columbia, as illustrated by the following table:

                         NUMBER OF STORES                              NUMBER OF STORES
                        -------------------                           -------------------
                        COMPANY                                       COMPANY
       LOCATION          OWNED    FRANCHISE          LOCATION          OWNED    FRANCHISE
       --------         -------   ---------          --------         -------   ---------
Alabama...............     46        --       Nebraska..............       4        --
Alaska................      1        --       Nevada................      16         4
Arizona...............     54        10       New Hampshire.........      15         2
Arkansas..............     23         2       New Jersey............      40         9
California............    119         8       New Mexico............      10        10
Colorado..............     26         2       New York..............     100        19
Connecticut...........     17         6       North Carolina........      95         9
Delaware..............     15         1       North Dakota..........       1        --
District of
  Columbia............      4        --       Ohio..................     128         9
Florida...............    135         8       Oklahoma..............      37        13
Georgia...............     95         4       Oregon................       6         4
Hawaii................     11         1       Pennsylvania..........      76         6
Idaho.................      1         1       Puerto Rico...........      17        --
Illinois..............    115        --       Rhode Island..........       7         3
Indiana...............     75        17       South Carolina........      28         1
Iowa..................     19        --       South Dakota..........       2        --
Kansas................     28        17       Tennessee.............      78         8
Kentucky..............     40         6       Texas.................     225        58
Louisiana.............     35         4       Utah..................      16         1
Maine.................     --        13       Vermont...............       6        --
Maryland..............     46         6       Virginia..............      39        --
Massachusetts.........     40        11       Washington............      27         3
Michigan..............     95        14       West Virginia.........      14         1
Minnesota.............      7        --       Wisconsin.............      29         2
Mississippi...........     12         4       Wyoming...............       1        --
                                                                       -----       ---
Missouri..............     49         7
Montana...............      1         3       Total.................   2,126       307
                                                                       =====       ===

The Company has increased its owned stores from 27 at the beginning of 1993 to 2,126 at October 7, 1998 (including the acquisition of 1,409 Rent-A-Center stores). The following table shows the number of stores opened, acquired and closed during 1993 through 1998.

                                         THE COMPANY
---------------------------------------------------------------------------------------------
                                                                                       END OF
        FISCAL YEARS           BEGINNING OF      NEW                                   PERIOD
            ENDED                 PERIOD        STORE        STORE          STORE      STORE
        DECEMBER 31,           STORE COUNT    OPENINGS    ACQUISITIONS   CLOSINGS(1)   COUNT
        ------------           ------------   --------    ------------   -----------   ------
1993.........................       27            1             84            --         112
1994.........................      112            2             --            --         114
1995.........................      114            4            209            (2)        325
1996.........................      325           13             94            (9)        423
1997.........................      423           10             76            (5)        504
1998(2)......................      504            1          1,632           (11)      2,126

-------------------------

(1) Historically the Company has only closed stores in connection with acquiring stores.

(2) Through October 7, 1998.

The Company focuses on expansion by making acquisitions and opening new stores. With respect to store acquisitions, the Company typically targets underperforming and undercapitalized chains of RTO stores. The acquired stores benefit from the management expertise, administrative network, improved product mix, sophisticated management information system and purchasing power of the larger organization allowing them to strengthen their local market position. In addition, the Company's information systems facilitate acquisition integration by providing management with access to operating and financial information about any store location or region in which the Company operates and generates management reports on a daily, weekly, month-to-date and year-to-date basis for each store and every rental purchase transaction.

Store leases typically range from three to five years and contain one to two renewal options. Before a new site is selected, management reviews demographic information regarding the median income, housing and other factors that affect the buying patterns for potential rental purchase customers primarily within a five mile radius for urban locations and up to 30 miles for rural locations of a potential site. Store locations are selected based upon management's analysis of such demographic information, location of competitors, customer traffic for the site, accessibility and cost. Stores are typically located in or near low to middle income neighborhoods, usually in strip shopping centers which contain a large anchor tenant and other suitable tenants. The Company estimates that the average investment with respect to opening a new store is approximately $350,000 of which rental merchandise comprises approximately 80% of the investment. The remaining investment consists of leasehold improvements, furnishings and fixtures, computer equipment, store signs and start-up costs. Newly opened stores generally become profitable after approximately six months. The Company does not intend to open new store locations until the plan for the integration of Rent-A-Center is substantially in place. Management believes that suitable store space is generally available for lease and that the Company would be able to relocate any of its stores without significant difficulty should it be unable to renew a particular lease. Management also expects that additional space will be readily available at competitive rates in the event the Company desires to open new stores.

PRODUCT SELECTION

The Company's stores offer merchandise from three basic product categories: home electronics, appliances and furniture and accessories. Management's policy is to ensure that its stores maintain sufficient inventory to provide a wide variety of high quality merchandise to its customers and emphasizes products from a core group of brand-name manufacturers. Choices of merchandise reflect management's belief that customers want to rent the same quality of merchandise that is available from more traditional retailers and that customers are willing to pay for value and quality. In addition, by focusing on its manufacturers' premium quality products, the Company seeks to avoid frequent service problems associated with inferior products. During 1997, home electronic products accounted for approximately 46%, appliances for 24% and furniture and accessories for 30% of the Company's store revenue. Management believes the effect of this product mix and its focus on "higher end" products results in its favorable profit margin relative to its competitors.

The general product mix in the Company's stores is determined by senior management, based on an analysis of customer rental patterns and the introduction of new products on a test basis. Individual store managers are responsible for determining the particular product selection for their store from the list of products approved by senior management. Customers may request either new merchandise or previously rented merchandise. Previously rented merchandise is offered at the same weekly or monthly rental rate as is offered for new merchandise, but with an opportunity to obtain ownership of the merchandise after fewer rental payments. In order to achieve gross margins consistent with its mature stores, the Company standardizes inventory in each of its acquired stores.

On average, Rent-A-Center's stores offer approximately 1,000 SKUs, as compared to approximately 100 SKUs offered by the Renters Choice stores. This greater number of product offerings is achieved in part through the use of an in-store catalog. Merchandise is offered from the same three basic product categories: home electronics (40.7% of total Rent-A-Center sales), appliances (16.6%) and furniture and accessories (27.5%), as well as computers, pagers, cellular phones and jewelry (15.2%). Historically, the Company has elected not to rent certain of these merchandise categories, such as pagers, cellular phones and jewelry. Management believes these products do not produce enough volume to justify their relatively lower margins. Moreover, with pagers and cellular phones, revenue is generated primarily from the sale of air time (which is not a part of the Company's business) rather than from the rental of the hardware. As part of the integration process, the Company intends to standardize the inventory in each of the Rent-A-Center stores.

Home Electronics. Home electronic products offered by the Company's stores include televisions, video cassette recorders and stereos. The Company offers home electronics merchandise from top brand manufacturers such as Magnavox, Sony, JVC and Technics. The Company's weekly rental prices in this product category currently range from approximately $9.99 to $45.99 per item.

Appliances. The Company rents major appliances manufactured by Whirlpool, General Electric and Kenmore, including refrigerators, washing machines, dryers, microwave ovens, freezers and ranges. The Company's weekly rental prices in this product category currently range from approximately $9.99 to $29.99 per item.

Furniture and Accessories. The Company offers a variety of furniture products, including dining room, living room and bedroom furniture featuring a number of styles, materials and colors. Showroom displays enable customers to visualize how the product will look in their homes and provide a showcase for accessories. The Company offers furniture made by Ashley, England-Corsair, La-Z-Boy and other top brand manufacturers. The Company's weekly rental prices in this product category currently range from approximately $5.99 to $35.99. Accessories such as pictures, plants, lamps and tables are typically rented as part of a package of items to furnish a complete room. Rental rates for accessories vary widely and are often determined based upon the rental rates of the other items in the package.

Computers. Rent-A-Center began the rental of computers in 1993 and the Company is considering adding computers to its product offering. As new generations of computers become available, Rent-A-Center reduced the rental rates and/or rental terms on older models. This makes the computers affordable to a customer base that would otherwise be unwilling or unable to afford the higher rates for the new units. Store associates receive training in marketing personal computers. Major computer brands in this category include Packard Bell and Epson. Weekly rental rates for computers range from $34.99 to $39.99.

PURCHASING AND DISTRIBUTION

Specific purchasing decisions for the Company's stores are made by store managers, subject to review by headquarters management. Other than the warehouses previously utilized by Rent-A-Center, the Company does not maintain any warehouse space. All merchandise is shipped by vendors directly to each store, typically within two to six days for electronics and appliances and one to two weeks for furniture, where it is held for rental. The Company purchases the majority of its merchandise directly from manufacturers. The Company's largest suppliers include Magnavox and Whirlpool, which accounted for approximately 21.7% and 21.6%, respectively, of merchandise purchased for the Company's stores in 1997. No other supplier accounted for more than 10% of merchandise purchased by the Company during such period. The Company generally does not enter into written contracts with its suppliers. Although the Company currently expects to continue relationships with its existing suppliers, management believes there are numerous sources of products available to the Company, and does not believe that the success of the Company's operations is dependent on any one or more of its present suppliers.

In contrast to the Company's strategy of direct-to-store delivery, Rent-A-Center previously maintained a nationwide network of seven distribution centers. These distribution centers consisted of warehouses, all of which were leased, ranging in size from 87,000 to 215,000 square feet (averaging approximately 135,000 square feet) and had the capacity to distribute to an average of approximately 300 stores each. Rent-A-Center utilized a fleet of 171 trucks to distribute its products through its distribution system, delivering merchandise to its stores once a week in the holiday season and once every two weeks in the off-peak season. Expenses incurred to operate this distribution network were $23.5 million for the fiscal year ended March 31, 1998. The Company is in the process of closing down 's distribution system as part of the integration process.

THE RENTAL PROCESS

Marketing. The Company uses advertising to introduce and reinforce the benefits of its rental-purchase program to existing and potential customers as well as to make such customers aware of new products and special promotions. The Company's advertisements emphasize such features as product and brand name selection, prompt delivery and the absence of any initial deposit, credit investigation or long-term obligation. The Company focuses on direct mail advertising, and to a lesser extent television, radio and secondary print advertising. Direct mail is used extensively because it allows the Company to target specific zip codes near its stores and those areas where potential customers reside. On average, the Company distributes approximately 8 million color flyers per month by direct mail. As a percentage of store revenues, the Company spent 4.7% ($13.7 million) in its most recent fiscal year on advertising. As the Company acquires or opens new stores in its existing market areas, it realizes certain efficiencies by listing all stores in the same market-wide advertisement.

Rental-Purchase Agreement. In general, the Company and Rent-A-Center utilized substantially similar rental purchase agreements and screening processes. The Company retains title to the merchandise during the term of the rental purchase agreement. The term required for ownership of new products on initial rental is 12 to 36 months depending on the product category. The contract also provides the customer with an early purchase option. On average, however, ownership requirements are met on less than 25% of items being rented for the first time. During 1997, the average actual term of the Company's rental purchase agreements was approximately 4.3 months. Actual rental periods vary based on the type of merchandise rented: consumer electronics products have an average actual rental period of 3.8 months, while appliances and furniture are generally rented for longer periods with an average actual rental period of 5.2 and 4.6 months, respectively.

The Company strives to make the rental-purchase transaction as simple and as accessible as possible for the customer. An agreement is intended to be straightforward and understandable and includes the total amount required to be paid for ownership of the merchandise, as well as all other required disclosures. If a customer elects to continue to rent the merchandise, the customer pays the next period's rental. If a customer elects to terminate an agreement, the Company will pick up the merchandise or the merchandise will be returned by the customer and in either case, will be held by the Company for re-rental. A customer may purchase a rented product at any time for a price based on a predetermined formula.

Approval Process. Although the Company does not conduct a formal credit review, the Company's order approval process provides a mechanism for qualifying a customer. This process is designed to verify a customer's financial ability to meet weekly or monthly payments and to ensure store personnel will be able to locate the merchandise should the customer's account become past due. The Company's qualification process consists of obtaining the customer's name, address, landlord or mortgage holder, source of income and personal references. Information is verified over the telephone by store personnel contacting the personal references and other sources. Generally, the Company will verify employment and residence status. Since merchandise is rented rather than purchased, the Company focuses on a customer's credibility, not the customer's credit history. If a customer does not pay promptly, the RTO merchandise is simply returned or picked up. The approval process is designed to be completed within an hour.

Product Delivery. The Company offers same day or 24-hour delivery and installation of its merchandise at no additional cost to the customer. While providing value to the customers, delivery of the merchandise provides the Company with further confirmation of the information provided in the customer's rental order and better inventory control. As an additional service to the customer, the Company provides free pick-up should the customer wish to terminate the rental agreement.

Repair. Through the network of 22 service centers previously utilized by Rent-A-Center and acquired pursuant to the Rent-A-Center Acquisition, the Company also provides any required service or repair of merchandise without additional charge, except for damage in excess of normal wear and tear. If the product cannot be repaired at the customer's residence, the Company provides a temporary replacement while the product is being repaired. The customer is fully liable for damage, loss or destruction of the merchandise, unless the customer purchases an optional loss/damage waiver. Most of the products offered by the Company are covered by a manufacturer's warranty for varying periods, which, subject to the terms of the warranty, is transferred to the customer in the event that the customer obtains ownership.

Collections. Management believes that good collections practices are critical to the Company's success in the RTO industry. Management believes its strict and disciplined approach to collections results in increased collected revenue and ultimately enhances its long term relationships with its customers. Once a customer accepts delivery of merchandise, the next priority is to encourage the customer to continue renting the merchandise while making all payments in a timely manner. The goal is to treat each customer with respect and dignity. Store managers use a computerized management information system to track cash collections on a daily basis. Most rental-purchase payments are made on or near the due date, with little or no collection efforts by the Company and are made in cash and in person. Having customers deliver payments in person affords the Company an opportunity to further develop its customer relationships and market additional merchandise. On average, 93.5% of all the Company's accounts are collected within seven days of their respective due dates.

In the event a customer fails to make a rental payment when due, store management will attempt to contact the customer to obtain payment and reinstate the contract or will terminate the account and arrange to regain possession of the merchandise. The Company attempts to recover the rental items by the seventh to tenth day following termination or default of a rental purchase agreement. Depending on state regulatory requirements, the Company charges for the reinstatement of terminated accounts or collects a delinquent account fee. It also collects loss/damage waiver fees from customers desiring such product protection in the case of theft and certain natural disasters. Such fees are standard in the industry and may be subject to government-specified limits. See "-- Government Regulation." The Company's policy is to charge-off accounts within 90 days of becoming past due. The Company's charge-offs due to lost or stolen merchandise, expressed as a percentage of store revenues, were approximately 2.1% in 1997, as compared to approximately 2.3% in 1996. Rent-A-Center's charge-offs were approximately 2.3% in 1997, as compared to approximately 2.4% in 1996. These percentages compare to an industry average of 2.9% in 1997 for chains of 20 stores or more.

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

STORE OPERATIONS

The Company employs a decentralized management organization, delegating significant responsibility to its store and field managers and emphasizing results-oriented compensation directly tied to store profitability and/or growth in store revenue. A typical mature store has a store manager, an assistant manager, and two or three account executives. Each store is responsible for its operations including customer relations, credit management, delivery and pickup of merchandise, inventory management, staffing and certain marketing efforts. Account executives make deliveries, monitor accounts, secure timely rental payments and pick up rental merchandise, as necessary.

The Company's philosophy is to treat store managers as "owners" of their stores. At the end of each year, store managers prepare projections for the upcoming year that must be approved by executive officers and senior management. Each month actual results are compared to projected results, and managers must be able to explain significant discrepancies. Because up to 30% of the compensation of the managers of mature stores is based on profitability, store managers are attentive to their store's financial statements and play an active role in the analysis of store performance.

The latitude granted to the Company's store managers is a key to manager accountability. Unless inventory units not rented within the last 90 days exceed acceptable levels, no approval by the Company's senior management is required to order merchandise from the Company's approved vendor list. The Company has idle inventory standards that are closely monitored and designed to provide for adequate display merchandise without building up excess inventory. All of these factors help keep store inventory as low as possible while maintaining sufficient quantities for store displays and customer deliveries.

As part of the integration process, the Company is currently reallocating its existing resources to add the assistant manager position in the Rent-A-Center stores. Management believes the assistant manager is a critical position in increasing store depth as it adds additional support for the store manager and develops management backup. In addition, starting pay for entry level positions in the Company's stores is greater than in Rent-A-Center stores. In addition, the Company intends to transition the salaries of Rent-A-Center's entry level employees to those of the Company as it believes the higher wages allow it to attract and retain stronger, more efficient employees.

REGIONAL MANAGEMENT

Each store manager reports to a market manager who typically oversees seven to nine stores. Market managers are primarily responsible for monitoring individual store performance and inventory levels within their respective regions. The Company's approximately 265 market managers, in turn, report to 41 regional directors, who monitor the operations of approximately six regions, and, through the market managers, individual store performance. The regional directors report to the Company's senior management and together, the regional directors and senior management direct and coordinate purchasing, financial planning and controls, employee training, personnel matters and new store site selection. Despite the Company's decentralized structure, senior management closely monitors operations by examining store-level performance on a daily basis through the Company's management information system and frequent on-site reviews. As part of the integration process, the Company is in the process of reorganizing Rent-A-Center's field

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

reporting structure and aligning its compensation plans to conform to the structure employed by the Company. Up to 30% of all market manager compensation at the Company is tied directly to store revenue and/or operating profit.

RECRUITMENT, RETENTION AND TRAINING

The Company places great importance on recruiting and training quality personnel and believes that its managers are among the best in the industry. As part of its recruiting process, each prospective store employee is administered an examination to determine his or her managerial abilities. In order to attract and retain quality personnel, the Company generally pays its entry level employees more than the industry average and provides competitive benefits packages. In order to become a store manager, a candidate must have experience working in the Company system and be selected by regional and senior management and complete the management training program. In order to be promoted to regional manager, a candidate must have previously served as a store manager.

The Company conducts an annual managers' meeting at a central location attended by store managers, regional managers, regional vice presidents and executive management. At such sessions, prior performance is critiqued, operating procedures are reviewed and revised, new merchandise is showcased and managers receive classroom training in the areas of financial management, product information, inventory management, customer service, credit management and other areas of store operations.

MANAGEMENT INFORMATION SYSTEMS

Utilizing the Company's management information system, executive management, regional managers and store managers can closely monitor the productivity of stores under their supervision as compared to prescribed guidelines. This system provides the Company's management with access to operating and financial information about each store location and region, and generates management reports on a daily, weekly, month-to-date and year-to-date basis for each unit of merchandise and every rental purchase transaction. The reports for all stores are reviewed daily by senior management and any irregularities are addressed the following business day. Each store is equipped with a computer system that tracks individual components of revenue, each item in idle and rented inventory, total items on rent, delinquent accounts and other account information. In addition, the Company's computer system maintains all standard agreements, which are printed off the system on an as-needed basis at each store. All documents including standard agreements, sales material and collection material have been pre-formatted. The Company has only four employees in its management information system department as it outsources the maintenance and software development to an outside vendor.

COMPETITION

The RTO industry is highly competitive. The Company is the largest RTO operator with 2,126 stores as well as the largest franchisor with 307 stores. The five largest industry participants account for only 38.5% of the approximately 8,300 RTO stores in the United States. The Company's stores will compete with other RTO businesses, as well as with rental stores that do not offer their customers a purchase option. With respect to customers desiring to purchase merchandise for cash or on credit, the Company will also compete

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

with department stores and discount stores. Competition is based primarily on store location, product selection and availability, customer service and rental rates and terms.

FRANCHISE OPERATIONS

ColorTyme is the largest nationwide RTO franchisor with 284 stores in 37 states. In addition, Rent-A-Center has 23 franchise stores.

All ColorTyme franchised stores use ColorTyme's trade names, service marks, trademarks, logos, emblems and indicia of origin and operate under distinctive operating procedures and standards specified by ColorTyme. ColorTyme's primary source of revenue is the sale of rental equipment to its franchisees, who, in turn, offer the equipment to the general public for rent or purchase under a RTO program. As franchisor, ColorTyme receives royalties of 2.3% to 4.0% of the franchisees' rental income and, generally, an initial fee of $7,500 per location for existing franchisees and up to $25,000 per location for new franchisees.

ColorTyme has established a national advertising fund (the "Fund") for the franchised stores, whereby ColorTyme has the right to collect up to 3% of the monthly gross rental payments and sales from each franchisee to be contributed to the Fund. Currently, ColorTyme has set the monthly franchisee contribution at $250 per store per month. ColorTyme directs the advertising programs of the Fund, generally consisting of advertising in print, television and radio. Furthermore, the franchisees are required to expend 3% of their monthly gross rental payments and sales on local advertising.

RAC has 23 franchised locations operating under the Rent-A-Center name. As franchisor, Rent-A-Center receives royalties of up to 3% of gross receipts and a fee of $25,000 per location. Additionally, franchisees can purchase merchandise through Rent-A-Center with no mark-up. Rent-A-Center franchisees pay substantially the same amount for advertising as the ColorTyme stores.

EMPLOYEES

As of September 30, 1998, the Company had approximately 11,795 employees, of whom approximately 427 were assigned to the Company's headquarters and the remainder of whom were directly involved in the management and operation of the Company's stores. As of the same date, ColorTyme had approximately 18 employees, all of which were employed full-time. None of the Company's employees are covered by a collective bargaining agreement.

PROPERTIES

The Company. The Company leases space for all of its retail stores, as well as its corporate and regional offices, under operating leases. Most of these leases are for terms of 3 to 5 years and contain renewal options for an additional one or two terms at rental rates adjusted according to agreed upon formulas. The Company's headquarters are currently located at 13800 Montfort Drive, Dallas, Texas, and consist of approximately 19,450 square feet. The Company has entered into a new lease located at 5700 Tennyson Parkway, Plano, Texas (the "New Headquarters"). The New Headquarters consist of approximately 82,274 square feet and will be the home office for all of the Company's operations beginning in November 1998. The Company intends to dispose of the former headquarters of Rent-A-Center located in Wichita, Kansas.

ColorTyme. ColorTyme's headquarters are located at 1231 Greenway Drive in Irving, Texas, and consist of approximately 9,600 square feet. It is anticipated that ColorTyme will relocate to the New Headquarters in January 1999.

GOVERNMENT REGULATION

State Regulation

There are currently 45 states that have legislation regulating rental purchase transactions. With some variations in individual states, most state legislation requires the lessor to make prescribed disclosures to customers about the rental purchase agreement and transaction, and provides time periods during which customers may reinstate agreements. Some state rental purchase laws prescribe grace periods for nonpayment, prohibit or limit certain types of collection or other practices, and limit certain fees that may be charged. Nine states limit the total rental payments that can be charged. Such limitations, however, do not become applicable in general unless the total rental payments required under agreements exceed 2 times to 2.4 times of the "disclosed cash price" or the retail value.

Minnesota and, more recently, Wisconsin and New Jersey have had lower court decisions which treat rental purchase transactions as credit sales subject to consumer lending restrictions. In response, the Company has developed and utilizes rent-to-rent agreements similar to RTO agreements in both Wisconsin and Minnesota.

Three other states (Alaska, Montana and North Carolina), Puerto Rico and the District of Columbia have no rental purchase legislation. However, the retail installment sales statute in North Carolina recognizes that rental purchase transactions which provide for more than a nominal purchase price at the end of the agreed rental period are not credit sales under such statute. The Company operates 23 stores in the remaining jurisdictions which have no rental purchase legislation.

There can be no assurance that new or revised rental purchase laws will not be enacted or, if enacted, that such laws would not have a material adverse effect on the Company. See "Risk Factors -- Government Regulation."

Federal Legislation

No comprehensive federal legislation has been enacted regulating or otherwise impacting the rental-purchase transaction. From time to time, legislation has been introduced in Congress that would regulate the rental-purchase transaction, including legislation that would subject the rental-purchase transaction to interest rate, finance charge and fee limitations, as well as the Federal Truth in Lending Act. Any such federal legislation, if enacted, could have a material adverse effect on the Company. See "Risk Factors -- Government Regulation."

LEGAL PROCEEDINGS

From time to time, the Company, along with its subsidiaries, is party to various legal proceedings arising in the ordinary course of business. The majority of the material

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

proceedings involve claims that may be generally characterized into one of two categories, recharacterization claims and statutory compliance claims. Recharacterization claims generally involve claims (i) in states that do not have RTO legislation, (ii) that RTO transactions are disguised installment sales in violation of applicable state installment statutes and (iii) that allege greater damages. Statutory compliance claims generally involve claims (i) in states that have RTO legislation, (ii) that the operator failed to comply with applicable state rental purchase statutes (e.g., notices and late fees) and
(iii) that allege lesser damages. Except as described below, the Company is not currently a party to any material litigation.

The following litigation matters were acquired from Rent-A-Center pursuant to the Rent-A-Center Acquisition. In connection with accounting for the Rent-A-Center Acquisition, the Company made appropriate purchase accounting adjustments for liabilities associated with outstanding litigation.

Robinson v. Thorn Americas, Inc. The plaintiffs filed this class action on April 19, 1994 in state court in New Jersey. The class consists of all residents of New Jersey who are or have been parties to Rent-A-Center RTO contracts since April 19, 1988. During this period, Rent-A-Center operated approximately 23 stores in New Jersey. The plaintiffs' claims are for alleged violations of the New Jersey Retail Installment Sales Act and the New Jersey Consumer Fraud Act, usury, unlawful contractual penalty and conversion. On January 5, 1998, the court entered a judgment against Rent-A-Center and ordered Rent-A-Center to pay the plaintiffs the amount equal to (i) all reinstatement fees collected by Rent-A-Center since April 29, 1988 and (ii) 40% of all rental revenue collected by Rent-A-Center from the plaintiffs from April 29, 1988, trebled. Later, the court added an incentive award to the class representative, the inclusion of attorneys' fees, and granted plaintiff's counsel 25% of the amount to be distributed to the class. The judgment is secured by a supersedeas bond posted by Rent-A-Center in the amount of $163 million, which amount was derived from an accounting by plaintiffs of the projected amount of the judgment liability through April 1999. Rent-A-Center filed its notice of appeal on January 26, 1998 and filed its appellate brief on May 5, 1998. The Company is vigorously defending this action. However, there can be no assurance that the Company will be successful on appeal.

Burney v. Thorn Americas, Inc. The plaintiffs originally filed a class action in federal court in Wisconsin alleging Rent-A-Center's RTO contracts violated the Wisconsin Consumer Act and federal RICO and truth-in-lending statutes. The court first granted the plaintiffs' motion for summary judgment as to liability. The court then withdrew that decision and dismissed the action for lack of federal subject matter jurisdiction once the plaintiffs withdrew their truth-in-lending claims. The plaintiffs' refiled the action on February 28, 1997 in state court in Wisconsin, and the court granted plaintiffs' motion for class certification on July 7, 1998. The class is comprised of the persons who were party to RTO contracts with Rent-A-Center in Wisconsin after October 19, 1988 and who have paid RAC an amount equal to or greater than the value of the merchandise. During this period, Rent-A-Center operated approximately 23 stores in Wisconsin. (The plaintiffs have asserted that the value of the merchandise for class certification purposes is 60% of the amount required to obtain ownership.) This limitation on the members of the class distinguishes Burney from Robinson. We are currently in settlement negotiations with respect to this matter.

Colon v. Thorn Americas, Inc. The plaintiffs filed this class action in November 1997 in New York state court. Rent-A-Center removed the case to the U.S. District Court for the Southern District of New York. Plaintiffs filed a motion to remand, which was granted. The plaintiffs acknowledge that RTO transactions in New York are subject to the provisions of New York's Rental Purchase Statute but contend the Rental Purchase Statute does not provide Rent-A-Center immunity from suit for other statutory violations. Plaintiffs allege Rent-A-Center has a duty to disclose "effective interest" under New York consumer protection laws, and seek damages for Rent-A-Center's failure to do so. This suit also alleges violations relating to late fees, harassment, undisclosed charges, and the ease of use and accuracy of its payment records. No damages theory was specified in the complaint. The proposed class includes all New York residents who were party to Rent-A-Center RTO contracts from November 26, 1991 through November 26, 1997. The Company is vigorously defending this action and on September 24, 1998, filed motions to deny class certification and dismiss the complaint. However, there can be no assurance that such motions will be granted or that Rent-A-Center will be found not to have any liability.

Anslono v. Thorn Americas, Inc. This is a putative class action filed in Massachusetts state court on January 6, 1998. Plaintiffs acknowledge that RTO contracts constitute "consumer leases" under Massachusetts' RTO statute, but contend that Rent-A-Center failed to comply with certain statutory provisions and Rent-A-Center failed to provide certain disclosures. Plaintiffs seek actual and statutory damages and an injunction to prohibit Rent-A-Center from engaging in the acts complained of. The proposed class includes all Massachusetts residents who were parties to Rent-A-Center RTO contracts in the four-year period prior to the January 6, 1998 filing. The Company is vigorously defending this action. However, there can be no assurance that Rent-A-Center will be found not to have any liability.

Allen v. Thorn Americas, Inc. The plaintiffs filed August 15, 1997 a putative nationwide class action suit in federal court in Missouri, alleging that Rent-A-Center has discriminated against African-Americans in its hiring, compensation, promotional and termination policies. The Company has settled this matter in principle for approximately $6.75 million.

Cooks v. Thorn Americas, Inc. The plaintiff filed a putative class action in Texas state court in 1993, alleging violations of Texas' usury statute, Deceptive Trade Practices Act and Insurance Code. This case has been dormant since 1994. The Company intends to vigorously defend its subsidiary in this action should it once again become active. However, there can be no assurance that Rent-A-Center will be found not to have any liability.

In connection with the Rent-A-Center Acquisition, Thorn plc agreed to indemnify and hold harmless the Company and Rent-A-Center from the following two lawsuits and deposited $40 million in escrow in respect of these two lawsuits and other indemnification claims that the Company may have against Thorn plc.

Fogie v. Thorn Americas, Inc. The plaintiffs filed this class action on December 4, 1991 in Minnesota. The class consists of residents of Minnesota who entered rental purchase contracts with Rent-A-Center from August 1, 1990 through November 30, 1996. The plaintiffs alleged that Rent-A-Center's RTO contracts violated Minnesota's Consumer Credit Sales Act and the Minnesota General Usury Statute. On April 15, 1998, the court

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

entered a final judgment against Rent-A-Center and ordered it to pay approximately $30 million to the plaintiffs. Under certain provisions of the judgment, Rent-A-Center may receive certain credits against the judgment. On May 15, 1998, Rent-A-Center filed a notice of appeal from the damages finding only.

Willis v. Thorn Americas, Inc. The Willis action consolidated three separate but related actions, the first of which was filed in 1994, that cover the period from December 22, 1988 to September 9, 1996. The plaintiffs alleged that prior to Pennsylvania's enactment of RTO legislation, Rent-A-Center's RTO contracts were actual installment sales contracts in violation of Pennsylvania law. Rent-A-Center entered into a settlement agreement with the plaintiffs whereby Rent-A-Center agreed to pay $9,350,000. On July 8, 1998, the court approved the settlement.

The following litigation matters against the Company are also pending:

Gallagher v. Crown Leasing Corporation. On January 3, 1996, Renters Choice was served with a class action complaint adding it as a defendant in this action originally filed in April 1994 against Crown and certain of its affiliates in state court in New Jersey. The class consists of all New Jersey residents who entered into RTO contracts with Crown between April 25, 1988 and April 20, 1995. During this period, Crown operated approximately 5 stores in New Jersey. The lawsuit alleges, among other things, that under certain RTO contracts entered into between the plaintiff class and Crown, some of which were purportedly acquired by Renters Choice pursuant to the acquisition of Crown and certain of its affiliates (the "Crown Acquisition"), the defendants failed to make the necessary disclosures and charged the plaintiffs fees and expenses that violated the New Jersey Consumer Fraud Act and the New Jersey Retail Installment Sales Act. The plaintiffs seek damages including, among other things, a refund of all excessive fees and/or interest charged or collected by the defendants in violation of such acts, state usury laws and other related statutes and treble damages, as applicable. Pursuant to the Asset Purchase Agreement entered into between Crown, its controlling shareholder and Renters Choice in connection with the Crown Acquisition, Renters Choice did not contractually assume any liabilities pertaining to Crown's RTO contracts for the period prior to the acquisition of Crown. The plaintiffs have obtained class certification and a summary judgment against Crown on the liability issues. Subsequent to these decisions by the New Jersey state court, Crown filed for protection from its creditors under Chapter 11 of the federal bankruptcy laws. The bankruptcy court has allowed the lawsuit to proceed in New Jersey, where the state court recently granted summary judgment on the plaintiff's damages formula against Crown. The plaintiffs calculated actual damages for purposes of their summary judgment motion at approximately $7.6 million. The court ruled that the plaintiffs are entitled to three times actual damages. However, the state court's ruling requires certain minor adjustments pursuant to an accounting. Although the plaintiffs were unsuccessful in their attempt to certify a class against Renters Choice, the plaintiffs have attempted to assert a theory of successor liability against Renters Choice. Management believes there is no basis for a claim of successor liability against Renters Choice. The Company will take appropriate steps to defend the successor liability issues at trial. Due to the uncertainties associated with any litigation, the ultimate outcome of this matter cannot presently be determined.

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

Michelle Newhouse v. Renters Choice, Inc./Handy Boykin v. Renters Choice,
Inc. On November 26, 1997 a class action complaint was filed against the Company by Michelle Newhouse in New Jersey state court alleging, among other things, that under certain RTO contracts entered into between the plaintiffs and the Company, the Company failed to make the necessary disclosures and charged the plaintiffs fees and expenses that violated the New Jersey Consumer Fraud Act and the New Jersey Installment Sales Act. The claims arising from this action are similar to the claims made in Robinson v. Thorn Americas, Inc. and Gallagher v. Crown Leasing Corporation. The proposed class consists of all residents of New Jersey who are or have been parties to contracts to RTO merchandise from the Company within the past six years. During this period, the Company operated approximately 17 stores in New Jersey.

The Company removed the case to federal court on January 21, 1998, and was then advised by the plaintiffs' attorney that Michelle Newhouse no longer wished to serve as class representative. A motion to voluntarily dismiss the Newhouse case filed by the plaintiffs' attorney was granted shortly thereafter. However, on May 1, 1998, a new class action complaint against the Company made by Handy Boykin was filed by the plaintiffs' attorney in the Newhouse matter in New Jersey state court alleging the same causes of action with the same proposed class as that of the Newhouse matter. This new filing essentially constitutes a replacement of the named plaintiff in the Newhouse matter with a new named plaintiff, Handy Boykin. Management anticipated such a replacement and intends to defend this matter vigorously. The Company removed the Boykin case to federal court, where Boykin's motion to remand to New Jersey state court is now pending. No motion for class certification has been made; however, due to the uncertainties associated with any litigation, the ultimate outcome of this matter cannot presently be determined. An adverse decision in this case could have a material effect on the Company.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers and directors of the Company:

              NAME                AGE               POSITION
              ----                ---               --------
J. Ernest Talley................  63    Chairman of the Board of
                                        Directors and Chief Executive
                                        Officer
Mark E. Speese..................  41    President, Chief Operating
                                        Officer and Director
Danny Z. Wilbanks...............  42    Senior Vice President -- Finance
                                        and Chief Financial Officer
L. Dowell Arnette...............  51    Executive Vice President
Joseph V. Mariner, Jr...........  78    Director
J.V. Lentell....................  60    Director
Rex W. Thompson.................  48    Director
Laurence M. Berg................  32    Director
Peter P. Copses.................  40    Director

J. Ernest Talley. Mr. Talley has served as Chairman of the Board of Directors of the Company since May 1989 and Chief Executive Officer since November 1994. Mr. Talley operated an RTO business from 1963 to 1974 in Wichita, Kansas, which he sold to Remco (later acquired by Rent-A-Center and acquired as part of the Rent-A-Center Acquisition) in 1974. From 1974 to 1988, he was involved in the commercial real estate business in Dallas, Texas. Mr. Talley co-founded Talley Lease to Own, Inc. with his son, Michael C. Talley, in 1987 and served as a director and Chief Executive Officer of that company from 1988 until its merger with Renters Choice on January 1, 1995.

Mark E. Speese. Mr. Speese has served as President and a director of Renters Choice since 1990, and as Chief Operating Officer since November 1994. From the Company's inception in 1986 until 1990, Mr. Speese served as a Vice President responsible for the Company's New Jersey operations. Prior to joining Renters Choice, Mr. Speese was a regional manager for Rent-A-Center from 1979 to 1986.

Danny Z. Wilbanks. Mr. Wilbanks was appointed Senior Vice President -- Finance and Chief Financial Officer of Renters Choice in April 1997. From January 1995 to April 1997, Mr. Wilbanks served as President and Chief Executive Officer of Trans Texas Capital, L.L.C., a rental purchase company, the assets of which were acquired by Renters Choice in February 1997. Between August 1993 and January 1995, Mr. Wilbanks was a self-employed consultant in the RTO industry. From January 1986 to August 1993, Mr. Wilbanks, who is a certified public accountant, served as Chief Financial Officer of Remco.

L. Dowell Arnette. Mr. Arnette has served as an Executive Vice President of Renters Choice since September 1996. From May 1995 to September 1996, Mr. Arnette served as Senior Vice President of Renters Choice. From November 1994 to May 1995, he served as

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

Regional Vice President of Renters Choice. From 1993 to November 1994, he served as a regional manager of Renters Choice responsible for the southeastern region. From 1975 until 1993, Mr. Arnette was an Executive Vice President of DEF Investments, Inc. ("DEF"), an operator of RTO stores. The Company acquired substantially all of the assets of DEF and its subsidiaries in April 1993. Mr. Arnette is the brother of Joe T. Arnette, Vice President -- Training & Personnel of Renters Choice.

Joseph V. Mariner, Jr. Mr. Mariner has served as a director of Renters Choice since February 1995. Until his retirement in 1978, Mr. Mariner served as Chairman of the Board of Directors and Chief Executive Officer of Hydrometals, Inc., a large conglomerate with subsidiaries engaged in the manufacture of retail plumbing supplies, nonpowered hand tools and electronic components. Mr. Mariner currently serves as a director of Temtex Industries, Inc., a manufacturer of energy efficient fireplaces and gas logs, Peerless Mfg. Co., a manufacturer of heavy oil and gas filtration equipment and Dyson Kissner Moran Corp., a New York based private investment company engaged in acquiring and operating a multitude of manufacturing companies with additional holdings in real estate.

J.V. Lentell. Mr. Lentell has served as a director of Renters Choice since February 1995. Mr. Lentell was employed by Kansas State Bank & Trust Co., Wichita, Kansas, from 1966 through July 1993, serving as Chairman of the Board from 1981 through July 1993. Since July 1993, he has served as a director and Vice Chairman of the Board of Directors of Intrust Bank, N.A., successor by merger to Kansas State Bank & Trust Co.

Rex W. Thompson. Mr. Thompson has served as a director of Renters Choice since February 1995. Since 1988, Mr. Thompson has served as a Professor of Finance at the Edwin L. Cox School of Business, Southern Methodist University, Dallas, Texas, where he is the Collins Professor of Finance. Mr. Thompson previously served as department chair, and as an associate professor at the University of British Columbia and the Wharton School of Business.

Laurence M. Berg. Mr. Berg was appointed a director of Renters Choice on August 5, 1998. Mr. Berg has been associated since 1992 and a principal since 1995 with Apollo Advisors, L.P., which together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P., and Apollo Investment Fund IV, L.P. Mr. Berg is also a director of Paragon Health Network, Inc., Continental Graphics Holdings, Inc., CWT Specialty Stores, Inc. and Communications Corp. of America. Mr. Berg serves as one of Apollo's designees on the Company's Board.

Peter P. Copses. Mr. Copses was appointed a director of Renters Choice on August 5, 1998. Mr. Copses has been a principal since 1990 of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P., Apollo Investment Fund III, L.P. and Apollo Investment Fund IV, L.P. Mr. Copses is also a director of Paragon Health Network, Inc., Dominick Supermarkets, Inc., and Zale Corporation. Mr. Copses serves as one of Apollo's designees on the Company's Board.

TERM AND COMPENSATION OF DIRECTORS

The Company's Board of Directors is divided into three separate classes (Class I, Class II and Class III), with one class of directors elected at each annual meeting to serve a three year term. Each director elected serves in such capacity until the next annual meeting of the stockholders of Renters Choice were that class re-elected or until their successors are duly elected and qualified. Directors that are not employees of Renters Choice (the "Outside Directors") each receive $3,000 for each meeting of the Board of Directors that they attend and $1,000 for attending a meeting of a committee of the Board of Directors. Automatic annual awards of fully-vested options to purchase 3,000 shares of common stock at the market price on the date of grant are made to each Outside Director on the first business day of each year. Each of the Company's directors is reimbursed for any expenses incurred by such director in connection with such director's attendance at a meeting of the Board of Directors, or committee thereof. Directors receive no other compensation from Renters Choice for serving on the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has appointed (i) a Compensation Committee which consists of Messrs. Thompson, Lentell and Mariner, (ii) an Audit Committee comprising Messrs. Mariner, Lentell and Thompson and (iii) a Finance Committee comprising Messrs. Talley, Lentell and Copses. Either Mr. Copses or Mr. Berg will serve on the Compensation Committee and the Audit Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

J.V. Lentell, a director of the Company, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of the Company's lenders. Intrust Bank, N.A. was an $18,000,000 participant in the Prior Credit Facility and is a $20,000,000 participant in the Senior Credit Facilities. The Prior Credit Facility was replaced by the Senior Credit Facilities. In addition, Intrust Bank, N.A. serves as trustee of Company's 401(k) plan.

No executive officer of the Company served as a member of the compensation or similar committee or Board of Directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION

As permitted by the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation and Bylaws which provide for the indemnification of directors and officers of the Company to the fullest extent permitted by applicable law. These provisions, among other things, indemnify each of the Company's directors for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such director in any action or proceeding, including any action by or in the right of the Company, on account of such director's service as a director of the Company. In addition, the Company maintains a customary directors' and officers' liability insurance policy covering its directors and officers. The Company believes that these indemnification provisions are necessary to attract and retain qualified persons as directors.

EXECUTIVE COMPENSATION

The following table summarizes the compensation for fiscal 1997, 1996 and 1995 for the Company's Chief Executive Officer and each of its four other most highly compensated executive officers in fiscal 1997 (the Chief Executive Officer and such other officers, collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL            LONG-TERM
                                       COMPENSATION(1)      COMPENSATION
                                    ---------------------   ------------
                                                             SECURITIES     ALL OTHER
                                                             UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION         SALARY($)    BONUS($)    OPTIONS(#)        ($)
---------------------------         ---------    --------   ------------   ------------
J. Ernest Talley...........  1997   $250,000     $    --           --          --
  Chairman of the Board and  1996    240,000          --           --          --
     Chief Executive
       Officer               1995    240,000          --           --          --
Mark E. Speese.............  1997   $170,000     $21,000           --          --
  President and Chief        1996    160,000      16,000           --          --
     Operating Officer       1995    150,000      10,000           --          --
Mitchell E. Fadel(2).......  1997   $210,000     $96,000       10,000(3)       --
  President -- ColorTyme,
     Inc.                    1996    105,000(2)   96,000           --          --
                             1995         --          --           --          --
L. Dowell Arnette..........  1997   $160,000     $25,000           --          --
  Executive Vice President   1996    150,000      16,000           --          --
                             1995    132,000      23,000       15,000(4)       --
Dana F. Goble..............  1997   $120,000     $14,000        5,000(5)       --
  Senior Vice President      1996     82,000      22,000           --          --
                             1995     60,000      12,000       15,000(6)       --

-------------------------

(1) The Named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites or other benefits the aggregate cost of which did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus for each such officer.

(2) Mr. Fadel is President of ColorTyme, which was acquired by the Company in May 1996. The amount presented for 1996 reflects the portion of his $210,000 annual salary received in 1996.

(3) These amounts represent options to purchase the Company's Common Stock that were granted to Mr. Fadel in July 1996 and were outstanding as of December 31, 1996 (the "1996 Options"). Effective January 2, 1997, the 1996 Options were canceled and Mr. Fadel was granted 10,000 new options (the "New Options") to replace the 1996 Options. The New Options vest at 25% per year, beginning January 2, 1998.

(4) In May 1995, Mr. Arnette was granted 15,000 options to purchase the Company's Common Stock on a one-for-one basis, pursuant to the Company's Long-Term Incentive Plan. The options vest over four years and expire 10 years from the date of the grant.

(5) In January 1997, Mr. Goble was granted 5,000 options to purchase the Company's Common Stock on a one-for-one basis, pursuant to the Company's Long-Term Incentive Plan. The options vest over four years and expire 10 years from the date of the grant.

(6) In May 1995, Mr. Goble was granted 15,000 options to purchase the Company's Common Stock on a one-for-one basis, pursuant to the Company's Long-Term Incentive Plan. The options vest over four years and expire 10 years from the date of the grant.

OPTIONS GRANTED IN LAST FISCAL YEAR

The following table sets forth information concerning options granted during fiscal 1997 to each of the Named Executive Officers. To date, no such options have been exercised.

                                                                        POTENTIAL REALIZABLE
                                                                          VALUE AT ASSUMED
                       NUMBER OF      % OF                               ANNUAL STOCK PRICE
                       SECURITIES     TOTAL                               APPRECIATION FOR
                       UNDERLYING    GRANTED                               OPTION TERM(1)
                        OPTIONS     IN FISCAL   EXERCISE   EXPIRATION   --------------------
        NAME           GRANTED(2)     1997      PRICE(3)      DATE         5%         10%
        ----           ----------   ---------   --------   ----------   --------   ---------
J. Ernest Talley.....         0          0          N/A         N/A         N/A         N/A
Mark E. Speese.......         0          0          N/A         N/A         N/A         N/A
Mitchell E. Fadel....    10,000(4)    1.16%      $14.38      1/2/07      90,450     229,217
L. Dowell Arnette....         0          0          N/A         N/A         N/A         N/A
Dana F. Goble........     5,000       0.58%      $14.38      1/2/07      45,225     114,609

-------------------------

(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2) Options are exercisable at 25% per year, beginning one year from the date of grant.

(3) The exercise price was fixed at the date of the grant and represented the fair market value per share of common stock on such date.

(4) These amounts represent the 1996 Options that were granted to Mr. Fadel in July 1996 and were outstanding as of December 31, 1996. Effective January 2, 1997, the 1996 Options were canceled and Mr. Fadel was granted 10,000 new options to replace the 1996 Options. The New Options vest at 25% per year, beginning January 2, 1998, have an exercise price of $14.38 per share and expire on January 2, 2007.

EMPLOYMENT AGREEMENTS

The Company entered into an employment agreement with Danny Z. Wilbanks dated March 28, 1997, pursuant to which Mr. Wilbanks became the Senior Vice
President -- Finance and Chief Financial Officer of the Company effective April 1, 1997. The employment agreement provides for Mr. Wilbanks' employment by the Company for a two-year period commencing April 1, 1997, subject to earlier termination by the Company or Mr. Wilbanks at any time for any reason, and for an annual salary of $140,000 for the first year, with annual increases thereafter as authorized by the Company's Board of Directors. The Company and Mr. Wilbanks also entered into a stock option agreement pursuant to which Mr. Wilbanks received an option to purchase 60,000 shares of the Company's Common Stock, par value $0.01 per share, under the Company's Long-Term Incentive Plan, at an exercise price of $14.00 per share. Of the 60,000 options granted, 20,000 are currently exercisable, with the remaining options vesting over the remaining four-year period through the year 2002 on each anniversary date of the agreement.

The Company does not have employment agreements with any other executive officers or other members of management.

LONG-TERM INCENTIVE AND OTHER PLANS FOR EMPLOYEES

Long-Term Incentive Plan. Under the Company's Amended and Restated 1994 Renters Choice, Inc. Long-Term Incentive Plan (the "Long-Term Incentive Plan") designated officers, employees and directors of the Company are eligible to receive awards in the form of stock options, stock appreciation rights, restricted stock grants and cash awards. An aggregate of 4,500,000 shares of Common Stock is currently reserved for issuance under the Long-Term Incentive Plan, subject to adjustment in the event of a stock split, stock dividend or other change in the Common Stock or the capital structure of the Company.

401(k) Savings Plan. The Company maintains a defined contribution plan (the "401(k) Plan") whereby after one year of service substantially all employees of the Company may defer a portion of their current salary, on a pre-tax basis, to the 401(k) Plan. The Company may make discretionary matching contributions to the 401(k) Plan in an amount equal to a certain percentage of each participant's salary reduction contribution for the plan year. The Company may also make a discretionary profit sharing contribution to the 401(k) Plan that is allocated to the participants based on a formula defined by the 401(k) Plan. Matching contributions made by the Company for the plan year ended December 31, 1997 were twenty-five cents (25c) for every one dollar ($1.00) contributed through the first four percent (4%) of employee compensation. Discretionary contributions made by the Company for the plan year ended December 31, 1997 were $61,824. The trustee of the 401(k) Plan is Intrust Bank, N.A.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the voting securities of the Company as of September 18, 1998, by
(i) each person who is known to the Company to be the beneficial owner of more than 5% or more of the outstanding voting securities of the Company, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all executive officers and directors of the company as a group. Unless otherwise indicated, the persons named below have the sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws, where applicable.

                                                                  SHARES OF SERIES A
                                         SHARES OF COMMON STOCK    PREFERRED STOCK
                                           BENEFICIALLY OWNED     BENEFICIALLY OWNED
                                         ----------------------   ------------------
          NAME AND ADDRESS OF                          PERCENT              PERCENT
           BENEFICIAL OWNER               NUMBER       OF CLASS   NUMBER    OF CLASS
          -------------------            ---------     --------   -------   --------
J. Ernest Talley(1)....................  4,903,166(2)   20.38%         --       --
Mark E. Speese(1)......................  2,288,432       9.51%         --       --
Montgomery Asset Management, LLC(3)....  1,553,600(4)    6.46%         --       --
L. Dowell Arnette......................    416,164(5)    1.73%         --       --
Mitchell E. Fadel......................     87,023(6)       *          --       --
Dana F. Goble..........................     21,563(7)       *          --       --
J.V. Lentell...........................     13,000(8)       *          --       --
Rex W. Thompson........................     12,000(8)       *          --       --
Joseph V. Mariner, Jr..................      5,842          *          --       --
Lawrence M. Berg(9)....................          0          *          --       --
Peter P. Copses(9).....................          0          *          --       --
Apollo(10).............................  5,004,152      17.23%    139,791    100.0%
All officers and directors as a group
  (21 total)...........................  7,827,073      32.40%    139,791    100.0%

-------------------------

  *  Less than 1%.

 (1) The address of J. Ernest Talley and Mark E. Speese is 13800 Montfort Drive, Suite 300, Dallas, Texas 75240.

 (2) Does not include an aggregate of 326,184 shares owned by two of Mr. Talley's children, as to which Mr. Talley disclaims beneficial ownership.

 (3) The address of Montgomery Asset Management, LLC is 101 California Street, San Francisco, California 94111.

 (4) As of September 15, 1998.

 (5) Includes 11,250 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

 (6) Includes 2,500 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

 (7) Includes 12,500 shares issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

 (8) These shares are issuable pursuant to options granted under the Long-Term Incentive Plan, all of which are currently exercisable.

 (9) Messrs. Berg and Copses are each principals and officers of certain affiliates of Apollo. Accordingly, each of Messrs. Berg and Copses may be deemed to beneficially own shares owned by Apollo. Messrs. Berg and Copses disclaim beneficial ownership with respect to any such shares owned by Apollo.

(10) The address of Apollo is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067. The 5,004,152 shares of Common Stock represent the shares of Common Stock into which the Series A Preferred Stock is convertible (which is equal to the number of votes it will be entitled to cast at the Special Meeting). Apollo owns 134,414 shares of the Series A Preferred Stock and 115,586 shares of the Series B Preferred Stock, which represents in excess of 96% of each of the outstanding shares of the Series A Preferred Stock and Series B Preferred Stock. Apollo also has the right to vote RCAC's 5,377 shares of Series A Preferred Stock. Apollo disclaims any beneficial ownership in these 5,377 shares other than its right to vote these shares. The Series B Preferred Stock is not entitled to vote.

                      CERTAIN TRANSACTIONS OF THE COMPANY

CERTAIN BUSINESS RELATIONSHIPS

J.V. Lentell, a director of the Company, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of the Company's lenders. Intrust Bank, N.A. was an $18.0 million participant in the Company's prior credit facility and is a $20.0 million participant in the Senior Credit Facilities. This credit facility was replaced by the Senior Credit Facilities. In addition, Intrust Bank, N.A. serves as trustee of the Company's 401(k) plan.

Mitchell E. Fadel, President of ColorTyme, owns approximately 13.5% of each of Portland II RAC, Inc. ("Portland") and Wilson Enterprises of Maine, Inc. ("Wilson"), both of which are franchisees of Rent-A-Center. As of October 13, 1998, Portland and Wilson collectively were indebted to Rent-A-Center for approximately $31,000.

On August 5, 1998, Apollo purchased $250 million of the Company's Preferred Stock. Pursuant to the Stock Purchase Agreement the Company entered into with Apollo, Apollo is entitled to designate two individuals on the Company's Board. Messrs. Berg and Copses currently serve as Apollo's designees on the Company's Board.

ACQUISITION OF TRANS TEXAS CAPITAL, L.L.C.

In February 1997, the Company acquired fourteen stores in Texas from Trans Texas Capital, L.L.C. ("Trans Texas") for approximately $7.3 million in cash (the "Trans Texas Acquisition"). Danny Z. Wilbanks, Senior Vice President -- Finance and Chief Financial Officer of the Company was the managing member of Trans Texas. At the time of the Trans Texas Acquisition, Mr. Wilbanks was not an executive officer of the Company.

REPURCHASE OF $25 MILLION OF THE COMPANY'S COMMON STOCK

On August 18, 1998, the Company repurchased 990,099 shares of the Company's common stock for $25 million from J. Ernest Talley, the Company's Chairman of the Board and Chief Executive Officer. The repurchase of Mr. Talley's stock was approved by the Board of Directors of the Company on August 5, 1998. The price was determined by a pricing committee made up of Joseph V. Mariner, Jr., J. V. Lentell and Rex W. Thompson (and approved by the Board of Directors of the Company, with Mr. Talley abstaining). The pricing committee met on August 17, 1998, after the close of the markets, and Mr. Talley's shares were repurchased at the price of $25.25 per share, the closing price of the Company's common stock on August 17, 1998.

                          DESCRIPTION OF CAPITAL STOCK

The following description of the capital stock of the Company and certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Company's Amended and Restated By-Laws (the "By-Laws") is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Company's filings, from time to time, with the SEC.

As of September 18, 1998, the authorized capital stock of the Company consisted of (i) 50,000,000 shares of Common Stock, par value $.01 per share, of which 24,055,209 shares were outstanding, and (ii) 5,000,000 shares of Preferred Stock, par value $.01 per share, of which 260,000 shares were outstanding.

COMMON STOCK

As of September 18, 1998, there were 24,055,209 shares of Common Stock outstanding held by approximately 75 record holders. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Cumulative voting of shares of Common Stock is prohibited. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of assets legally available therefor, subject to the payment of any preferential dividends and the setting aside of sinking funds or redemption accounts, if any, with respect to any Preferred Stock that from time to time may be outstanding. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of the holders of any outstanding Preferred Stock. The holders of Common Stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable, and all of the shares of Common Stock offered hereby, when issued, will be fully paid and nonassessable.

PREFERRED STOCK

The Board of Directors of the Company, without further action by the stockholders, is authorized to issue up to 5,000,000 shares of Preferred Stock (the "Preferred Stock") in one or more series and to fix and determine as to any series any and all of the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquidation.

Convertible Preferred Stock

To finance a portion of the cost of the Rent-A-Center Acquisition, the Company issued to Apollo 250,000 shares of Convertible Preferred Stock at $1,000 per share, resulting in aggregate proceeds to the Company of $250 million. In addition, the Company issued to an affiliate of Bear, Stearns & Co. Inc. ("Bear Stearns") 10,000 shares of Convertible Preferred Stock at $1,000 per share contemporaneously with the Offering, resulting in aggregate proceeds to the Company of $10 million. The terms of the Convertible Preferred Stock are summarized below.

Series A and Series B Preferred Stock. The Company issued to Apollo 134,414 shares of Series A Preferred Stock ("Series A Preferred Stock") and 115,586 shares of Series B Preferred Stock ("Series B Preferred Stock" and, together with the Series A Preferred Stock, the "Convertible Preferred Stock"). The Company issued to Bear Stearns 5,377 shares of Series A Preferred Stock and 4,623 of Series B Preferred Stock. Series B Preferred Stock is convertible into Series A Preferred Stock if the stockholders of the Company approve such conversion (the "Conversion") in accordance with the following schedule and terms: if the stockholders approve the Conversion on or before December 3, 1998, then each outstanding share of Series B Preferred Stock shall be automatically converted into one fully-paid and non-assessable share of Series A Preferred Stock; if the stockholders approve the Conversion during the period commencing on December 4, 1998 and continuing up to and including January 2, 1999, then each outstanding share shall be automatically converted into 1.15 fully-paid and non-assessable shares of Series A Preferred Stock; and, if the stockholders shall approve the Conversion on or after January 3, 1999, then each outstanding share of Series B Preferred Stock shall be convertible into 1.2 fully-paid and non-assessable shares of Series A Preferred Stock at the sole option and discretion of each holder of Series B Preferred Stock.

Liquidation Preference. The Series A Preferred Stock has a liquidation preference of $1,000 per share, plus all accrued and unpaid dividends. The Series B Preferred Stock has a liquidation preference equal to the product of
(i) $1,050 per share of Series B Preferred Stock, plus all accrued and unpaid dividends and (ii) a fraction, the numerator of which is the number equal to the current market price as of the relevant liquidation date, and the denominator of which is the number equal to the average stock price for the fifteen trading days prior to August 5, 1998 (adjusted for stock splits, reorganizations, recapitalization of similar events); provided, however, in no case shall the liquidation preference for Series B Preferred Stock be an amount less than the number in subparagraph (i) immediately above. No distributions may be made to holders of common stock of the Company until the holders of the Convertible Preferred Stock have received the liquidation preference.

Dividends. Holders of Series A Preferred Stock are entitled to receive quarterly dividends at the rate of $37.50 per annum per share of Series A Preferred Stock. Holders of Series B Preferred Stock are initially entitled to receive quarterly dividends at the rate of $37.50 per annum per share of Series B Preferred Stock; provided, however, on and after the earlier of the date of the stockholders' meeting to approve the Conversion or December 4, 1998, holders of Series B Preferred Stock will be entitled to receive quarterly dividends at the rate of $70.00 per annum per share of Series B Preferred Stock. For the first five years, dividends on the Convertible Preferred Stock may be paid, at the option of the Company, in cash or in additional Convertible Preferred Stock. With respect to the Series A Preferred Stock only, for the four quarters beginning the ninth quarter following August 5, 1998, no dividend shall be paid or accrued on any share of Series A Preferred Stock for any quarter in which the average stock price for the fifteen consecutive trading days immediately preceding the payment date is equal to or greater than two times the Conversion Price (as defined below). Also with respect to Series A Preferred Stock only, for each quarter beginning the thirteenth quarter following August 5, 1998, no dividend shall be paid or accrued on any share of Series A Preferred Stock in any quarter in which the average stock price for the fifteen consecutive trading days immediately preceding the payment date is equal to or greater than the Conversion Price accumulated forward to the payment date at a compound annual growth rate of 25% per annum, compounded quarterly.

Conversion Price. Holders of Series A Preferred Stock may convert their shares of Series A Preferred Stock at any time into shares of the Company's voting common stock at a price equal to $27.935 per share (the "Conversion Price"). The Series B Preferred Stock shall initially not be convertible into any other class or series of stock of the Company (except with respect to the Conversion to Series A Preferred Stock as set forth above). After the earlier of December 4, 1998 or the date of the first stockholders' meeting after August 5, 1998, holders of the Series B Preferred Stock may convert their shares of Series B Preferred Stock into shares of the Company's non-voting common stock. The number of shares of non-voting common stock issuable upon conversion for each share of Series B Preferred Stock shall be determined by dividing (i) the number of shares of common stock issuable as if the Series B Preferred Stock had been first converted into Series A Preferred Stock by (ii)(A) 1.00, in the event the shares of Series B are converted during the period commencing on December 4, 1998 and continuing up to and including January 2, 1999 or (B) .75, in the event the shares of Series B Preferred Stock are converted on or after January 3, 1999. If it is determined that the Company cannot issue non-voting common stock upon a conversion election by a holder of Series B Preferred Stock, such holder shall be entitled to receive common stock in lieu of non-voting common stock.

Optional Redemption. The Series A Preferred Stock is not redeemable for four years; thereafter, the Company may redeem all but one share of the Series A Preferred Stock at any time at 105% of the liquidation preference plus accrued and unpaid dividends. Apollo may reserve from redemption one share of Series A Preferred Stock until such time as it and its Permitted Transferees (as defined in the Certificate of Designations, Preferences and Relative Rights and Limitations of Series A Preferred Stock of Renters Choice, Inc.) shall own less than 33 1/3% of the Shares (as defined immediately below) initially issued to Apollo. "Shares" is defined as shares of the common stock (voting and non-voting), the Series A Preferred Stock and the Series B Preferred Stock, and the preceding percentage shall be calculated as if each of the Shares had been exchanged or converted into shares of common stock immediately prior to the calculation regardless of the existence of any restrictions on such exchange or conversion. The Series B Preferred Stock is not redeemable by the Company.

Mandatory Redemption. Holders of Convertible Preferred Stock have the right to require the Company to redeem the Convertible Preferred Stock on the earliest of a change of control, the date upon which the Company's common stock is not listed for trading on a United States national securities exchange or the Nasdaq National Market System or the eleventh anniversary of the issuance of the Convertible Preferred Stock at a price equal to the liquidation preference of the Convertible Preferred Stock.

Board Representation. Holders of Series A Preferred Stock are entitled to two seats on the Company's Board of Directors.

Voting Rights. Holders of Series A Preferred Stock are entitled to vote on all matters presented to the holders of the Company's common stock. The number of votes per share of Series A Preferred Stock shall be equal to the number of votes associated with the underlying voting common stock into which such Series A Preferred Stock is convertible.

CERTAIN ANTI-TAKEOVER MATTERS

The Company's Amended and Restated By-Laws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors to be brought before meetings of stockholders of the Company. These procedures provide that notice of such stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Such notice must also contain certain information specified in the Company's Amended and Restated By-Laws.

There are currently 5,000,000 authorized shares of Preferred Stock, of which 260,000 shares were outstanding as of September 18, 1998. The existence of authorized but unissued Preferred Stock may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy consent or otherwise. For example, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal is not in the Company's best interests, the Board of Directors could cause shares of Preferred Stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group or create a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors. In this regard, the Amended and Restated Certificate of Incorporation grants the Board of Directors broad power to establish the rights and preferences of authorized and unissued Preferred Stock. The issuance of shares of Preferred Stock pursuant to the Board of Directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of Common Stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of the Company. The Board of Directors does not currently intend to seek stockholder approval prior to any issuance of Preferred Stock, unless otherwise required by law.

The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, subject to certain exceptions, Section 203 prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or
(iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 defines a "business combination" to include certain mergers, consolidations, asset sales and stock issuances and certain other transactions resulting in a financial benefit to an "interested stockholder." In addition, Section 203 defines an "interested stockholder" to include any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with such an entity or person.

LIMITATION OF LIABILITY

The DGCL allows a Delaware corporation to limit a director's personal liability for monetary damages for breaches of certain fiduciary duties owed to the corporation and its stockholders. The Amended and Restated Certificate of Incorporation contains a provision that limits the liability of its directors for monetary damages for any breach of fiduciary duty as a director to the maximum extent permitted by the DGCL. This provision, however, does not eliminate a director's liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit, or (iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. The inclusion of this provision in the Amended and Restated Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision does not prevent the Company or its stockholders from seeking injunctive relief or other equitable remedies against its directors under applicable state law, although there can be no assurance that such remedies, if sought, would be obtained.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock and the Preferred Stock is ChaseMellon Shareholder Services, L.L.C.

                       DESCRIPTION OF OTHER INDEBTEDNESS

The description set forth below does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions (including all of the definitions therein of terms not defined in this Prospectus) of certain agreements setting forth the principal terms and conditions of the Company's Senior Credit Facility which is available upon request from the Company.

SENIOR SECURED CREDIT FACILITY

To assist in financing the Rent-A-Center Acquisition, the Company obtained $962.3 million in senior secured credit facilities, for which The Chase Manhattan Bank serves as Administrative Agent. Chase Securities Inc. acted as Arranger. Comerica Bank serves as Documentation Agent. NationsBank, N.A. serves as Syndication Agent. The Senior Credit Facilities consist of the following:

                                                                     LIBOR
SENIOR FACILITIES                             AMOUNT     TENOR     SPREAD(1)
-----------------                             ------   ---------   ---------
                                                  (DOLLARS IN MILLIONS)
Senior Revolving Credit Facility............  $120.0   6.0 years    225 bps
Letter of Credit/Multidraw Facility(2)......  122.3    6.0 years    225 bps
Senior Term Loan A Facility.................  120.0    6.0 years    225 bps
Senior Term Loan B Facility.................  270.0    7.5 years    250 bps
Senior Term Loan C Facility.................  330.0    8.5 years    275 bps
                                              ------
          Total Facilities..................  $962.3

-------------------------

(1) Pricing subject to a leverage-based pricing grid.

(2) The Letter of Credit/Multidraw Facility are included in funded debt for purposes of calculating covenants and the pricing grid.

The $120.0 million 6.0 year Revolving Credit Facility will be made available to the Company for working capital and general corporate purposes, including acquisitions. The $122.3 million 6.0 year Letter of Credit/Multidraw Facility has been initially used to post a letter of credit to support a $163 million bond relating to certain New Jersey litigation. Once the Letter of Credit has been terminated, the Company will be permitted to borrow up to $85 million under the multidraw term loan facility. The $720.0 million in Term Loan Facilities, comprised of a $120.0 million 6.0 year Tranche A facility, a $270.0 million 7.5 year Tranche B facility, and a $330.0 million 8.5 year Tranche C facility, was drawn at the closing of the Rent-A-Center Acquisition to fund the Company's purchase of Rent-A-Center's stock, refinance existing debt held by the Company and to pay certain other costs associated with the Rent-A-Center Acquisition.

The Senior Credit Facilities are secured by a perfected first priority security interest in substantially all of the Company's tangible and intangible assets including, without limitation, intellectual property, real property, and the capital stock of the Company's direct and indirect subsidiaries. The Senior Credit Facilities are unconditionally guaranteed by each of the Company's direct and indirect domestic subsidiaries. In addition, the Senior Credit Facilities will be subject to several financial covenants, including (i) a maximum leverage ratio, (ii) a minimum interest coverage ratio, and (iii) a minimum fixed charge coverage ratio.

                    DESCRIPTION OF THE NOTES AND GUARANTEES

GENERAL

The Exchange Notes will be issued, and the Old Notes were issued, under the Indenture among the Company, the Subsidiary Guarantors and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms defined in "-- Certain Definitions" below are used in this "Description of the Notes and Guarantees" as so defined. For purposes of this Section, any reference to a "Holder" means a Holder of the Notes.

The Notes are unsecured obligations of the Company ranking subordinate in right of payment to all Senior Indebtedness of the Company. The Notes are fully and unconditionally guaranteed on an unsecured senior subordinated basis by the Company's existing and future Restricted Subsidiaries.

MATURITY, INTEREST AND PRINCIPAL

The Notes are limited to $175 million aggregate principal amount and will mature on August 15, 2008. Each Note will bear interest at 11% per annum from the date of issuance, or from the most recent date to which interest has been paid or provided for, payable semiannually in cash and in arrears to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing February 15, 1999.

Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the Notes is payable, and the Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at One State Street, New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the addresses of the Holders of the Notes as such addresses appear in the Note Register. Any Old Notes that remain outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture. See "The Exchange Offer" and "Old Notes Exchange and Registration Rights Agreement."

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

The Notes are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after August 15, 2003 and prior to maturity, upon not less than 30 nor more than 90 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

                                              REDEMPTION
                   PERIOD                       PRICE
                   ------                     ----------
2003........................................   105.500%
2004........................................   103.667%
2005........................................   101.833%
2006 and thereafter.........................   100.000%

In addition, at any time and from time to time prior to August 15, 2001, the Company may redeem in the aggregate up to 33.33% of the original aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount thereof) of 111% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 66.67% of the original aggregate principal amount of the Notes must remain outstanding after each such redemption and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

In the event that less than all of the Notes are to be redeemed at any time pursuant to an optional redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of a principal amount or principal amount at maturity, as the case may be, of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 90 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount or principal amount at maturity, as the case may be, thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

RANKING

The indebtedness evidenced by the Notes (i) is unsecured Senior Subordinated Indebtedness of the Company, (ii) is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's Obligations under the Senior Credit Facility, (iii) ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and (iv) is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Notes are also effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "-- Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

At June 30, 1998, after giving effect to the Transactions and the application of the proceeds therefrom as described herein under "Use of Proceeds," the outstanding Senior Indebtedness of the Company would have been approximately $720.0 million (excluding the unfunded Senior Revolving Credit Facility and outstanding letters of credit under the Letter of Credit/Multidraw Facility). Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" below.

Only Indebtedness of the Company that is Senior Indebtedness will rank senior to the Notes in accordance with the provisions of the Indenture. The Notes will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

The Company may not pay principal of, premium (if any) or interest on, the Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing.

In addition, during the continuance of any default (other than a default described in clause (i) or (ii) of the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending on the date 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because such Designated Senior Indebtedness has been discharged or repaid in full or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of the immediately preceding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of Bank Indebtedness may give another Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Noteholders are entitled to receive any payment and until the Senior Indebtedness is paid in full, any payment or distribution to which Noteholders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time.

By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Noteholders.

GUARANTEES

Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each holder and the Trustee, on an unsecured, senior subordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the Notes, and of all other obligations under the Indenture.

The indebtedness evidenced by each Subsidiary Guarantee (including the payment of principal of, premium, if any, and interest on the Notes and other obligations with respect to the Notes) will be subordinated to all Guarantor Senior Indebtedness of such Subsidiary Guarantor on the same basis as the Notes are subordinated to Senior Indebtedness of the Company. Each Subsidiary Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of such Subsidiary Guarantor. In addition, a Subsidiary Guarantor may not incur any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is expressly subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. As of June 30, 1998, on a pro forma basis after giving effect to the Transactions, there would have been no Guarantor Senior Indebtedness of Subsidiary Guarantors other than the Guarantees of the Senior Credit Facility. See "Description of Other Indebtedness." Although the Indenture contains limitations on the amount of additional Indebtedness that the Company's Restricted Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Guarantor Senior Indebtedness. See "-- Certain Covenants -- Limitation on Indebtedness" and "-- Ranking."

The obligations of each Subsidiary Guarantor is limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Wholly-Owned Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all its assets to a corporation, partnership, trust, limited partnership, limited liability company or other similar entity other than the Company or a Wholly Owned-Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor); provided, that (i) any sale or disposition of a Subsidiary Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets) to a Person (whether or not an Affiliate of the Subsidiary Guarantor) other than the Company or a Wholly-Owned Subsidiary Guarantor, must comply with the Indenture (including the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets"), and (ii) such Subsidiary Guarantor will be deemed released from all of its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee will terminate; provided, however, that any such termination will occur only to the extent that all obligations of such Subsidiary Guarantor under the Senior Credit Facility and all of its Guarantees of, and under all of its pledges of assets or other security interests which secure, any other Indebtedness of the Company will also terminate upon such release, sale or disposition.

CHANGE OF CONTROL

Upon the occurrence of a Change of Control (as defined below), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes as described under "-- Optional Redemption." "Change of Control" means (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire within one year), directly or indirectly, of more than 50% of the Voting Stock of the Company or a Successor Company (as defined below) (including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company); provided that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons (a "Group") (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or (iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

Unless the Company has exercised its right to redeem all the Notes as described under "-- Optional Redemption," the Company shall within 30 days following any Change of Control (or at the Company's option, prior to such Change of Control but after the public announcement thereof) mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or will occur and that such Holder has (or upon such occurrence will have) the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such

Change of Control; (3) the date of purchase (which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effectuate such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indentures varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Notes as described above.

CERTAIN COVENANTS

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company and any Restricted Subsidiary which is a Subsidiary Guarantor may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio would be greater than (i) 2.25 to 1.00 if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date and (ii) 2.50 to 1.00 if such Indebtedness is Incurred thereafter.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness Incurred pursuant to the Senior Credit Facility (or any refinancing thereof) in a maximum principal amount not to exceed $962.25 million; (ii) the Subsidiary Guarantees and Guarantees of Indebtedness Incurred pursuant to paragraph (a) or clause (i) of this paragraph (b); (iii) Indebtedness (A) of the Company to any Restricted Subsidiary and (B) of any Wholly Owned Subsidiary to the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, in the amount that remains outstanding following such issuance or transfer of such securities; (iv) Indebtedness represented by the Notes, any Indebtedness (other than the Indebtedness described in clauses (i), (ii) or (iii) above) outstanding on the date of the Indenture and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iv) or paragraph(a); (v) Indebtedness of the Company or any Restricted Subsidiary in the form of Capitalized Lease Obligations, Purchase Money Obligations or Attributable Debt, and any Refinancing Indebtedness with respect thereto, in an aggregate amount not in excess of 2.5% of Consolidated Tangible Assets at any one time outstanding; (vi) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary and are in the ordinary course of business or are required by the Senior Credit Facility; (vii) Indebtedness evidenced by letters of credit assumed in the Transactions or issued in the ordinary course of business of the Company to secure workers' compensation and other insurance coverages; (viii) Guarantees of the Company in respect of Indebtedness of franchisees not to exceed $50 million at any one time outstanding; and (ix) Indebtedness (which may comprise Bank Indebtedness) in an aggregate principal amount at any one time outstanding not in excess of $25 million.

(c) Notwithstanding the foregoing, neither the Company nor any Restricted Subsidiary shall Incur any Indebtedness pursuant to the foregoing paragraph (b) that permits Refinancing Indebtedness in respect of Indebtedness constituting Subordinated Obligations if the proceeds of such Refinancing Indebtedness are used, directly or indirectly, to Refinance such Subordinated Obligations, unless such Refinancing Indebtedness will be subordinated to the Notes at least to the same extent as such Subordinated Obligations. No Subsidiary Guarantor will incur any Indebtedness pursuant to the foregoing paragraph (b) that permits Refinancing Indebtedness in respect of Indebtedness constituting

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Guarantor Subordinated Obligations if the proceeds of such Refinancing
Indebtedness are used, directly or indirectly, to Refinance such Guarantor Subordinated Obligations of such Subsidiary Guarantor unless such Refinancing Indebtedness will be subordinated to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee to at least the same extent as such Guarantor Subordinated Obligations.

(d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant, (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

(e) The Company will not permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company or a Restricted Subsidiary.

Limitation on Layering. The Company shall not incur any Indebtedness that is expressly subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. No Subsidiary Guarantor will incur any Indebtedness that is expressly subordinate in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor unless such Indebtedness is Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor or is contractually subordinated in right of payment to Guarantor Senior Subordinated Indebtedness of such Subsidiary Guarantor. Unsecured indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) except (1) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (2) dividends or distributions payable to the Company or any Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other shareholders on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, redemption or other acquisition of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance,

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other acquisition, retirement or Investment being herein referred to as a
"Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company could not incur at least an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "-- Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Company's Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Company's Board of Directors) declared or made subsequent to the date of the Indenture would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the end of the most recent fiscal quarter ending prior to the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Restricted Subsidiary of the Company, provided that in the event such issuance or sale is to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees, to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company is liable as a guarantor or otherwise, such aggregate amount of Net Cash Proceeds shall be limited to the aggregate amount of principal payments made by such plan or trust with respect to such Indebtedness); and (C) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount equal to the lesser of (x) the return of capital or similar repayment with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

(b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds or reduction of Indebtedness from such sale shall be excluded in calculations under clause (B) and (C) of paragraph (a); (ii) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company that is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness;" provided, however, that such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments; (iii) any purchase, redemption, repurchase, defeasance, retirement or other

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acquisition of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "-- Limitation on Sales of Assets;" provided, however, that such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with paragraph (a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments; (v) any purchase or redemption of any shares of Capital Stock of the Company from employees of the Company and its Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees in an aggregate amount after the date of the Indenture not in excess of $2.5 million in any fiscal year, plus any unused amounts under this clause (v) from prior fiscal years; provided, however, that such purchases or redemptions shall be excluded in subsequent calculations of the amount of Restricted Payments; or (vi) the repurchase of the Company's common stock in an aggregate amount not to exceed the amount by which the proceeds from the issuance of the Convertible Preferred Stock exceeds $235 million; provided, however, the aggregate amount of repurchases made pursuant to this clause (vi) shall not exceed $25 million.

Designation of Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under clause (3) of paragraph (a) of the covenant "-- Limitation on Restricted Payments." All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Subsidiary at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indentures (including, without limitation, the Senior Credit Facility); (2) any encumbrance or restriction with respect to a Restricted Subsidiary (x) pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company, or of another Person that is assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or such acquisition of

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

assets, merger or consolidation) and outstanding on the date of such acquisition, merger or consolidation or (y) pursuant to any agreement (not relating to any Indebtedness) in existence when a Person becomes a Subsidiary of the Company or when such agreement is acquired by the Company or any Subsidiary thereof, that is not created in contemplation of such Person becoming such a Subsidiary or such acquisition (for purposes of this clause (2), if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed, as the case may be, by the Company when such Person becomes the Successor Company); (3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refinances or replaces, an agreement referred to in clause (1) or (2)of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment to an Initial Agreement; provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or amendment are no less favorable to the Holders of the Notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates; (4) any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; (5) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and (6) any encumbrance or restriction on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses.

Limitation on Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition as such fair market value shall be determined in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all non-cash consideration), (ii) at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition of assets, any consideration by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise, which are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, (iii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted

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

Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company) within 365 days after the date of such Asset Disposition; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will take longer than 365 days to complete, the period of time necessary to complete such project; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) (such balance, the "Excess Proceeds"), to make an offer to purchase Notes at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date, and (to the extent required by the terms thereof) any other Senior Subordinated Indebtedness pursuant and subject to the conditions of the agreements governing such other Indebtedness at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date and (D) fourth, to the extent of the balance of such Excess Proceeds after application in accordance with clauses (A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of the Indentures) any general corporate purpose (including the repayment of Subordinated Obligations); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million.

To the extent that the aggregate principal amount of the Notes and other Senior Subordinated Indebtedness tendered pursuant to an offer to purchase made in accordance with clause (C) above exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and Senior Subordinated Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount thereof surrendered in such offer to purchase. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

For the purposes of this covenant, the following are deemed to be cash: (v) Cash Equivalents, (w) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (x) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary is released from any Guarantee of such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or

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such Restricted Subsidiary into cash, and (z) consideration consisting of
Indebtedness of the Company or any Restricted Subsidiary.

(b) The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of the Company (an "Affiliate Transaction") on terms (i) that taken as a whole are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, are not in writing and have not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction or, in the event there are no such members, as to which the Company has not obtained a Fairness Opinion (as hereinafter defined). In addition, any transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $20.0 million will also require an opinion (a "Fairness Opinion") from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

(b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted by the covenant described under "-- Limitation on Restricted Payments," or any Permitted Investment, (ii) the performance of the Company's or Restricted Subsidiary's obligations under any employment contract, collective bargaining agreement, agreement for the provision of services, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options or other securities, to employees, officers or directors in the ordinary course of business, (iv) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (v) the Transactions and the incurrence and payment of all fees and expenses payable in connection therewith as described in or contemplated by the Prospectus, (vi) any other transaction arising out of agreements in existence on the Issue Date, and (vii) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could be obtained at such time in arm's length dealings with a Person which is not an Affiliate.

Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Company shall not sell any shares of Preferred Stock of a Restricted Subsidiary, and shall

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

not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Preferred Stock to any Person (other than to the Company or a Restricted Subsidiary).

Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness that is not Senior Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the obligations due under the Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, equally and ratably with such obligation for so long as such obligation is secured by such Initial Lien. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

Reporting Requirements. As long as any of the Notes are outstanding, the Company will file with the SEC (unless the SEC will not accept such a filing) the annual reports, quarterly reports and other documents required to be filed with the SEC pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company is then obligated to file reports pursuant to such sections. The Company will be required to file with the Trustee and provide to each holder of Notes within 15 days after filing with the SEC (or if any such filing is not permitted under the Exchange Act, 15 days after the Company would have been required to make such filing) copies of such reports and documents.

Future Subsidiary Guarantors. After the Issue Date, the Company will cause each Restricted Subsidiary created or acquired by the Company to execute and deliver to the Trustee a Subsidiary Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the Notes on a senior unsecured basis.

Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless: (i) the Company or such Restricted Subsidiary would be entitled to Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Indebtedness;" (ii) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and (iii) the transfer of such property as permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described under "Limitation on Sales of Assets."

MERGER AND CONSOLIDATION

The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the

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"Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture; (ii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists; (iii) the Company or the Successor Company (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving proforma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "-- Limitation on Indebtedness;" and (iv) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided that (x) in giving such opinion such counsel may rely on such Officer's Certificate as to any matters of fact (including without limitation as to compliance with the foregoing clauses (ii)and (iii)), and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that, in the case of a conveyance, transfer or lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Notes.

Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

An Event of Default is defined under the Indenture as (i) a default in any payment of interest on any Note when due (whether or not such payment is prohibited by the provisions described under "-- Ranking" above), continued for 30 days, (ii) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "-- Ranking" above, (iii) the failure by the Company to comply with its obligations under the covenant described under "-- Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after written notice with any of its obligations under the covenants described under "-- Change of Control" or "-- Certain Covenants" above (in each case, other than a failure to purchase Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture, (vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by

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

the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $25 million against the Company or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if (A) an enforcement proceeding thereon is commenced or (B) such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision") or (ix) the failure of any Guarantee of the Notes by a Subsidiary Guarantor to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any such Subsidiary Guarantor of its obligations under the Indenture or any such Guarantee if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a Default under clause (iv) or (v) will not constitute an Event of Default until the applicable Trustee or the Holders of at least 25% of the aggregate principal amount of the outstanding applicable Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding Notes, by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all of such Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue

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

the remedy, (iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the applicable Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the Notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder, no amendment may, among other things, (i) reduce the principal amount of Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Note, (iii) reduce the principal amount of or extend the Stated Maturity of any Note, (iv) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "-- Optional Redemption" above, (v) make any Note payable in money other than that stated in the Note, (vi) make any change to the subordination provisions of the Indenture that adversely affects the rights of any Holder,
(vii) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes, or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

Without the consent of any Holder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company

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

under the Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided, however, that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Notes, to secure the Notes, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the applicable Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all such Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under the covenants described under "-- Certain Covenants," the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (iii) and (iv) under "-- Merger and Consolidation" above ("covenant defeasance").

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii), (but only with respect to certain bankruptcy events of a Significant Subsidiary), (viii) or (ix) under "-- Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "-- Merger and Consolidation" above.

Either defeasance option may be exercised prior to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, and premium (if any) and interest on, the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the date of the Indenture).

CONCERNING THE TRUSTEE

IBJ Schroder Bank & Trust Company serves as the Trustee for the Notes. The Trustee has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

GOVERNING LAW

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

"Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; (iii) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business; or (iv) Capital Stock of any Person which is primarily engaged in a Related Business; provided, however, for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets," the aggregate amount of Net Available Cash permitted to be invested pursuant to this clause (iv) shall not exceed at any one time outstanding 5% of Consolidated Tangible Assets.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Chase Manhattan Bank and its Affiliates shall not be deemed an Affiliate of the Company.

"Apollo" means Apollo Management IV, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

"Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a

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

merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of inventory, equipment, obsolete assets or surplus personal property in the ordinary course of business, (iii) the sale of Temporary Cash Investments or Cash Equivalents in the ordinary course of business, (iv) a transaction or a series of related transactions in which either (x) the fair market value of the assets disposed of, in the aggregate, does not exceed 2.5% of the Consolidated Tangible Assets of the Company or (y) the EBITDA related to such assets does not, in the aggregate, exceed 2.5% of the Company's EBITDA, (v) the sale or discount (with or without recourse, and on commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (vi) the licensing of intellectual property in the ordinary course of business, (vii) an RTO Facility Swap, (viii) for purposes of the covenant described under "-- Certain Covenants -- Limitation on Sales of Assets" only, a disposition subject to the covenant described under "-- Certain Covenants -- Limitation on Restricted Payments," or (ix) a disposition of property or assets that is governed by the provisions described under "-- Merger and Consolidation."

"Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

"Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

"Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the Senior Credit Facility, including, without limitation, principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

"Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

"Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

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

"Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

"Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under the Senior Credit Agreement or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least "A-2" or the equivalent thereof by S&P or at least "P-2" or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least "A1" or the equivalent thereof by S&P or at least "P-1" or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government, (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least "A" by S&P or "A" by Moody's and (g) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition.

"Central Acquisition" means the Company's acquisition of substantially all of the assets of Central Rents, Inc.

"Chase" means The Chase Manhattan Bank.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means Renters Choice, Inc. after giving effect to the Rent-A-Center Acquisition.

"Consolidated Coverage Ratio" as of any date of determination means the ratio of
(i) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of clauses (i) and (ii), determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Central Acquisition and the Transactions (including the anticipated disposition of any non-rent-to-own businesses under contract for sale or held for sale following the Issue Date) as if they had occurred at the beginning of such four-quarter period); provided, however, that: (1) if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on
(A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period; (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition of any company or any business or any group of assets, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale); (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period; and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset

Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, Investment or acquisition of assets, or any transaction governed by the provisions described under "-- Merger and Consolidation," or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of the Company, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated at a fixed rate as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Company or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

"Consolidated Interest Expense" means, as to any Person, for any period, the total consolidated interest expense of such Person and its Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs plus, to the extent incurred by such Person and its Subsidiaries in such period but not included in such interest expense, without duplication, (i) interest expense attributable to Capitalized Lease Obligations and the interest component of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease, in accordance with GAAP, (ii) amortization of debt discount, (iii) interest in respect of Indebtedness of any other Person that has been Guaranteed by such Person or any Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary, (iv) non-cash interest expense, (v) net costs associated with Hedging Obligations, (vi) the product of
(A) mandatory Preferred Stock cash dividends in respect of all Preferred Stock of Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and (vii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person (other than the referent Person or any Subsidiary thereof) in connection with Indebtedness Incurred by such plan or trust; provided, however, that as to the Company, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

"Consolidated Net Income" means, as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries before preferred stock dividends, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not (as to the Company) a Restricted Subsidiary and (as to any other Person) an unconsolidated Person, except that (A) subject to the limitations contained in clause (iv) below, the referent Person's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) the net loss of such Person shall be included to the extent of the aggregate Investment of the referent Person or any of its Subsidiaries in such Person; (ii) any net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary (as to the Company) or of any Subsidiary (as to any other Person) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below, such Person's equity in the net income of any such Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to such Person or another Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Subsidiary shall be included in determining Consolidated Net Income; (iv) any charges for costs and expenses associated with the Transactions; (v) any extraordinary gain or loss; and (vi) the cumulative effect of a change in accounting principles.

"Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset (except any such intangible assets) owned by the Company or any of its Restricted Subsidiaries.

"Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

"Convertible Preferred Stock" means (i) the convertible preferred stock of the Company issued to Apollo, resulting in gross proceeds to the Company of $250 million, and (ii) the

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

convertible preferred stock of the Company which will be issued to an Affiliate of Bear, Stearns & Co. concurrently with the issuance of the Old Notes, resulting in gross proceeds to the Company of $10 million.

"Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

"Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

"Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indentures.

"Disqualified Stock" means, with respect to any Person, any Capital Stock (excluding the Convertible Preferred Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in the case of clauses (i), (ii) and (iii), on or prior to the 91st day after the Stated Maturity of the Notes.

"EBITDA" means, as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense, (ii) Consolidated Interest Expense, (iii) depreciation expense (other than depreciation expense relating to rental merchandise), (iv) amortization expense and (v) other non-cash charges or non-cash losses, and minus any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business.

"Equity Offering" means a primary public or private offering or sale of common stock of the Company, the proceeds of which shall be at least $25.0 million.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated Interest Expense," "Consolidated Net Income" and "EBITDA," all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a correlative meaning.

"Guarantor Senior Indebtedness" means, with respect to a Subsidiary Guarantor, the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) any Guarantee of the Senior Credit Facility by such Subsidiary Guarantor and all other Guarantees by such Subsidiary Guarantor of Senior Indebtedness of the Company or Guarantor Indebtedness for any other Subsidiary Guarantor; and (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filling of any petition in bankruptcy or for reorganization relating to the Subsidiary Guarantor regardless of whether post filing interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Subsidiary Guarantor, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that the obligations in respect of such Indebtedness are not senior in right of payment to the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee; provided, however, that Guarantor Senior Indebtedness will not include (1) any obligations of such Subsidiary Guarantor to another Subsidiary Guarantor or any other Affiliate of the Subsidiary Guarantor or any such Affiliate's Subsidiaries, (2) any liability for Federal, state, local, foreign or other taxes owed or owing by such Subsidiary Guarantor, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or other current liabilities (other than current liabilities which constitute Bank Indebtedness or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (3), (4) any Indebtedness, Guarantee or obligation of such Subsidiary Guarantor that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of such Subsidiary Guarantor, including any Guarantor Senior Subordinated Indebtedness and Guarantor Subordinated Obligations of such Subsidiary Guarantor (5) Indebtedness which is represented by redeemable Capital Stock or (6) that portion of any Indebtedness that is incurred in violation of the Indenture. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

"Guarantor Senior Subordinated Indebtedness" means with respect to a Subsidiary Guarantor, the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and any other Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) that specifically provides that such Indebtedness is to rank pari passu in right of payment with the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Subsidiary Guarantor which is not Guarantor Senior Indebtedness of such Subsidiary Guarantor.

"Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which is expressly subordinate in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.

"Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"Holder" or "Noteholder" means the Person in whose name a Note is registered in the Register.

"Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication): (i) the principal of Indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person, including reimbursement obligations in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and Attributable Debt of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or (if such Person is a Subsidiary of the Company) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such

Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors of the issuer of such Capital Stock), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise in accordance with GAAP.

"Interest Rate Agreement" means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is party or a beneficiary; provided, however, any such agreements entered into in connection with the Notes shall not be included.

"Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

"Issue Date" means the date on which the Old Notes were originally issued (August 18, 1998).

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Moody's" means Moody's Investors Service, Inc., and its successors.

"Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred

(including, without limitation, fees and expenses of legal counsel, accountants and financial advisors), and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or to any other Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition and (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

"Net Cash Proceeds" means, with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

"Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

"Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of the Company.

"Officer's Certificate" means a certificate signed by one Officer.

"Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Permitted Holders" means Apollo, J. Ernest Talley and Mark E. Speese, their respective Affiliates and successors or assigns and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

"Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in any of the following: (i) a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; (iii) Temporary Cash Investments or Cash Equivalents; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) securities or other Investments received as consideration in connection with RTO Facility Swaps or in sales or other dispositions of property or assets made in compliance with the covenant described under "Certain Covenants -- Limitation on Sales of Assets;"
(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person; (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date; (viii) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "-- Certain
Covenants -- Limitations on Indebtedness;" (ix) pledges or deposits (A) with respect to leases or utilities provided to third parties in the ordinary course of business or (B) otherwise described in the definition of "Permitted Liens;"
(x) Investments in a Related Business in an amount not to exceed $10 million in the aggregate; and (xi) other Investments in an aggregate amount not to exceed the sum of $10 million and the aggregate non-cash net proceeds received by the Company from the issue or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than non-cash proceeds from an issuance or sale of such Capital Stock to a Subsidiary of the Company or an employee stock ownership plan or similar trust); provided, however, that the value of such non-cash net proceeds shall be as conclusively determined by the Board of Directors in good faith, except that in the event the value of any non-cash net proceeds shall be $25 million or more, the value shall be as determined in writing by an independent investment banking firm of nationally recognized standing.

"Permitted Liens" means: (i) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP; (ii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings; (iii) pledges, deposits or liens in connection with workers' compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements); (iv) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (vi) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness; (vii) Liens securing Hedging Obligations incurred in compliance with the covenant described under "-- Certain Covenants -- Limitation on Indebtedness;" (viii) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired; (ix) Liens securing (A) Indebtedness incurred in compliance with clause (b)(i), (b)(ii) or (b)(v) of the covenant described under "-- Certain Covenants -- Limitation on Indebtedness," or clause (b)(iv) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof) or (B) Bank Indebtedness; (x) Liens on properties or assets of the Company securing Senior Indebtedness; (xi) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; (xii) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; (xiii) Liens securing the Notes; and (xiv) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

"Purchase Money Obligations" means any Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or capital improvement of any property or business (including Indebtedness incurred within 90 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

"Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

"Related Business" means those businesses, other than the car rental business, in which the Company or any of its Subsidiaries is engaged on the date of the Indenture or that are reasonably related or incidental thereto.

"Rent-A-Center Acquisition" means the acquisition of Rent-A-Center by the Company.

"Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted Subsidiary" means Rent-A-Center, Inc. and ColorTyme, Inc.

"Revolving Credit Facility" means the revolving credit facility under the Senior Credit Facility (which may include any swing line or letter of credit facility or subfacility thereunder).

"RTO Facility" means any facility through which the Company or any of its Restricted Subsidiaries conducts the business of renting merchandise to its customers and any facility through which a franchise of the Company or any of its Subsidiaries conducts the business of renting merchandise to customers.

"RTO Facility Swap" means an exchange of assets (including Capital Stock of a Subsidiary or the Company) of substantially equivalent fair market value, as conclusively determined in good faith by the Board of Directors, by the Company or a Restricted Subsidiary for one or more RTO Facilities or for cash, Capital Stock, Indebtedness or other securities of any Person owning or operating one or more RTO Facilities and primarily engaged in a Related Business; provided, however, that any Net Cash Proceeds received by the Company or any Restricted Subsidiary in connection with any such transaction must be applied in accordance with the covenant described under "-- Certain Covenants -- Limitation on Sale of Assets."

"Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases (x) between the Company and a Restricted Subsidiary or (y) required to be classified and accounted for as capitalized leases for financial reporting purposes in accordance with GAAP.

"SEC" means the Securities and Exchange Commission.

"Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

"Senior Credit Agreement" means the credit agreement dated as of August 5, 1998, among the Company, the banks and other financial institutions party thereto from time to time, Comerica, N.A. as the documentation agent, NationsBank, N.A. as syndication agent and Chase, as administrative agent, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

"Senior Credit Facility" means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise). Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement
(i) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

"Senior Indebtedness" means the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) all obligations consisting of Bank Indebtedness; and (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company regardless of

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

whether postfiling interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Company, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include (1) any obligation of the Company to any Subsidiary or any other Affiliate of the Company, or any such Affiliate's Subsidiaries, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by the Company, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or other current liabilities (other than current liabilities which constitute Bank Indebtedness or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (3)), (4) any Indebtedness, Guarantee or obligations of the Company that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of the Company, (5) Indebtedness which is represented by redeemable Capital Stock or
(6) that portion of any Indebtedness that is incurred in violation of the Indentures. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.

"Senior Subordinated Indebtedness" means the Notes and any other Indebtedness of the Company that (i) specifically provides that such Indebtedness is to rank pari passu with the Notes or is otherwise entitled Senior Subordinated Indebtedness and (ii) is not subordinated by its terms to any Indebtedness or other obligation of the Company that is not Senior Indebtedness.

"Significant Subsidiary" means (i) each Subsidiary that for the most recent fiscal year of such Subsidiary had consolidated revenues greater than $10.0 million or as at the end of such fiscal year had assets or liabilities greater than $10.0 million and (ii) any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

"S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

"Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

"Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

"Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees

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

thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

"Subsidiary Guarantee" means, individually, any Guarantee of payment of the Notes by a Subsidiary Guarantor pursuant to the terms of the Indenture, and, collectively, all such Guarantees. Each such Subsidiary Guarantee will be in the form prescribed in the Indenture.

"Subsidiary Guarantor" means (i) Rent-A-Center, Inc. and ColorTyme, Inc. and
(ii) any Restricted Subsidiary created or acquired by the Company after the Issue Date.

"Successor Company" shall have the meaning assigned thereto in clause (i) under "-- Merger and Consolidation."

"Temporary Cash Investments" means any of the following: (i) any investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or
(y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A1" by Moody's, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" by S&P or "A-1" by Moody's, (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's, (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended, and
(vii) similar short-term investments approved by the Board of Directors in the ordinary course of business.

"Term Loan Facility" means the term loan facilities provided under the Senior Credit Facility.

"TIA" means the Trust Indenture Act of 1939 (15 U.S.C. sec.sec.77aaa-77bbbb) as in effect on the date of the Indenture.

"Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

"Transactions," means collectively the Rent-A-Center Acquisition, the offering of the Notes, the initial borrowings under the Senior Credit Facility, and all other transactions relating to the Rent-A-Center Acquisition or the financing thereof.

"Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

"Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "-- Certain Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could incur at least $1.00 of additional Indebtedness under paragraph
(a) in the covenant described under "-- Certain Covenants -- Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

"Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

Except as set forth below, the Exchange Notes will be represented by one permanent global registered note in global form, without interest coupons (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither the Company nor the Initial Purchasers takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "clearing agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

The Company expects that pursuant to procedures established by DTC (i) upon deposit of each Global Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with an interest in the Global Note and
(ii) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

Payments with respect to the principal of, and premium, if any, Liquidated Damages, if any, and interest on, any Notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Note (including principal, premium, if any, Liquidated Damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counter party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Security by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Notes, Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

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

              OLD NOTES EXCHANGE AND REGISTRATION RIGHTS AGREEMENT

The Company and the Initial Purchasers entered into the Exchange and Registration Rights Agreement on August 18, 1998. Pursuant to the Exchange and Registration Rights Agreement, the Company agreed to (i) file with the SEC on or prior to 60 days after the Issue Date a registration statement (the "Exchange Offer Registration Statement"), relating to the Exchange Offer for the Old Notes under the Securities Act and (ii) use its reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Issue Date. As soon as practicable after the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Transfer Restricted Securities (as defined below), who are not prohibited by any law or policy of the SEC from participating in the Exchange Offer, the opportunity to exchange their Transfer Restricted Securities for an issue of the Exchange Notes which are identical in all material respects to the Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and that would be registered under the Securities Act. The Company will keep the Exchange Offer open for not less than 30 days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the holders of the Notes.

If (i) because of any change in law or applicable interpretations thereof by the staff of the SEC, the Company is not permitted to effect the Exchange Offer as contemplated hereby; (ii) any Old Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 180 days after the Issue Date; (iii) any Initial Purchaser so requests with respect to Old Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; (iv) any applicable law or interpretations do not permit any Holder of Old Notes to participate in the Exchange Offer; (v) any Holder of Old Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Old Notes; or (vi) the Company so elects, then the Company will file with the SEC the Shelf Registration Statement to cover resales of Transfer Restricted Securities by such Holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Old Note until (i) the date on which such Old Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer;
(ii) the date on which such Old Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or (iii) the date on which such Old Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

The Company will use its reasonable efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement declared effective by the SEC as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the SEC, the Company will commence the Exchange Offer and use its reasonable efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 180 days after the Issue Date. If necessary, the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

If (i) the applicable Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, is not filed with the SEC on or prior to 60 days after the Issue Date; (ii) the applicable Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement, is not declared effective within 150 days after the Issue Date; (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date; or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will be obligated to pay liquidated damages to each Holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount of the Notes constituting Transfer Restricted Securities held by such Holder until the applicable Registration Statement is filed, the Exchange Offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to Holders in the same manner as interest payments on the Notes on semi-annual payment dates which correspond to interest payment dates for the Notes. The accrual of liquidated damages will cease on the day on which all Registration Defaults are cured.

The Exchange and Registration Rights Agreement also provides that the Company shall (i) make available for a period of 180 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) pay all expenses incident to the Exchange Offer (including the expense of one counsel to the Holders of the Notes) and will indemnify certain Holders of the Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Exchange and Registration Rights Agreement (including certain indemnification rights and obligations).

Each Holder of Old Notes who wishes to exchange such Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

Holders of the Old Notes will be required to make certain representations to the Company (as described above) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A Holder who sells Old Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

For so long as the Old Notes are outstanding, the Company will continue to provide to Holders of the Old Notes and to prospective purchasers of the Old Notes the information required by Rule 144A(d)(4) under the Securities Act.

The foregoing description of the Exchange and Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Exchange and Registration Rights Agreement which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

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

                             CERTAIN U. S. FEDERAL
                            INCOME TAX CONSEQUENCES

GENERAL

The following is a summary of certain U. S. federal income tax consequences associated with the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer, and does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. There can be no assurance that the Internal Revenue Service will not take a different position concerning the matters discussed below.

This summary applies only to those persons who are the initial holders of Old Notes, who acquired Old Notes for cash and who hold Old Notes as capital assets, and assumes that the Old Notes were not issued with "original issue discount," as defined in the Code. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies and persons who are not "U.S. Holders"), or the effect of any applicable U.S. federal estate and gift tax laws or state, local or foreign tax laws. For purposes of this summary, a "U.S. Holder" means a beneficial owner of a Note who purchased the Notes pursuant to the Offering that is for U.S. federal income tax purposes (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

EXCHANGE OFFER

The exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer should not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, a U.S. Holder should not recognize gain or loss upon the receipt of Exchange Notes pursuant to the Exchange Offer, and a U.S. Holder should be required to include interest on the Exchange Notes in gross income in the manner and to the extent interest income was includible under the Old Notes. A U.S. Holder's holding period for the Exchange Notes should include the holding period of the Old Notes exchanged therefor, and such holder's adjusted basis in the Exchange Notes should be the same as the basis of the Old Notes exchanged therefor immediately before the exchange.

THE FOREGOING DISCUSSION IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, EACH HOLDER SHOULD CONSULT WITH ITS OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE OFFER WITH RESPECT TO ITS PARTICULAR SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

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

                              PLAN OF DISTRIBUTION

Based on interpretations by the SEC set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Notes directly from the Company or (iii) broker-dealers who acquired Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business, and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Old Notes to the Initial Purchasers) with the Prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Exchange and Registration Rights Agreement, the Company has agreed to permit Participating Broker-Dealers to use this Prospectus in connection with the resale of such Exchange Notes. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, and any amendment or supplement to this Prospectus, available to any broker-dealer that requests such documents in the Letter of Transmittal.

Each holder of the Old Notes who wishes to exchange its Old Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company as set forth in "The Exchange Offer -- Purpose and Effect of the Exchange Offer."

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will use its commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In
addition, until [                 , 199 ,] all dealers effecting transactions in
the Exchange Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 90 days after the consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any broker-dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

The audited financial statements of the Company included in this Prospectus for the years ended December 31, 1995, 1996 and 1997 have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their reports included herein.

The consolidated financial statements of THORN Americas, Inc. and subsidiaries at March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The audited financial statements of Central Rents included in this Prospectus for the years ended December 31, 1995, 1996 and 1994 have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports included herein.

                                 LEGAL MATTERS

The validity of the Exchange Notes offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
FINANCIAL STATEMENTS OF RENTERS CHOICE, INC. AND
  SUBSIDIARIES
  Report of Independent Certified Public Accountants........    F-2
  Consolidated Balance Sheets as of December 31, 1996 and
     1997 and June 30, 1998 (unaudited).....................    F-3
  Consolidated Statements of Earnings for the years ended
     December 31, 1995, 1996 and 1997 and the six month
     periods ended June 30, 1997 and 1998 (unaudited).......    F-4
  Consolidated Statement of Stockholder's Equity for the
     years ended December 31, 1995, 1996 and 1997 and the
     six month period ended June 30, 1998 (unaudited).......    F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1995, 1996 and 1997 and the six month
     periods ended June 30, 1997 and 1998 (unaudited).......    F-6
  Notes to Consolidated Financial Statements................    F-8

FINANCIAL STATEMENTS OF THORN AMERICAS, INC. AND
  SUBSIDIARIES
  Report of Independent Auditors............................   F-25
  Consolidated Balance Sheets as of March 31, 1997 and 1998
     and June 30, 1998 (unaudited)..........................   F-26
  Consolidated Statements of Operations for the years ended
     March 31, 1996, 1997 and 1998 and the three month
     periods ended June 30, 1997 and 1998 (unaudited).......   F-28
  Consolidated Statement of Stockholder's Equity for the
     years ended March 31, 1996, 1997 and 1998 and the three
     month period ended June 30, 1998 (unaudited)...........   F-29
  Consolidated Statements of Cash Flows for the years ended
     March 31, 1996, 1997 and 1998 and the three month
     periods ended June 30, 1997 and 1998 (unaudited).......   F-30
  Notes to Consolidated Financial Statements................   F-32

FINANCIAL STATEMENTS OF CENTRAL RENTS, INC.
  Report of Independent Public Accountants..................   F-44
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998 (unaudited)...................................   F-45
  Statements of Operations for the years ended December 31,
     1995, 1996 and 1997 and the three month periods ended
     March 31, 1997 and 1998 (unaudited)....................   F-46
  Statement of Stockholders' Equity for the years ended
     December 31, 1995, 1996 and 1997 and the three month
     period ended March 31, 1998 (unaudited)................   F-47
  Statements of Cash Flows for the years ended December 31,
     1995, 1996 and 1997 and the three month periods ended
     March 31, 1997 and 1998 (unaudited)....................   F-48
  Notes to Financial Statements.............................   F-49

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Renters Choice, Inc.

We have audited the accompanying consolidated balance sheets of Renters Choice, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renters Choice, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Dallas, Texas
February 12, 1998

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                   DECEMBER 31,
                                                -------------------    JUNE 30,
                                                  1996       1997        1998
                                                --------   --------   -----------
                                                                      (UNAUDITED)
                                                    (IN THOUSANDS OF DOLLARS)
ASSETS
Cash and cash equivalents.....................  $  5,920   $  4,744    $ 23,347
Rental merchandise, net
  On rent.....................................    71,620     89,007     116,659
  Held for rent...............................    23,490     23,752      31,773
Accounts receivable -- trade..................     3,021      2,839       1,799
Prepaid expenses and other assets.............     4,369      3,164       2,440
Property assets, net..........................    12,716     17,700      21,479
Deferred income taxes.........................     6,138      6,479       6,479
Intangible assets, net........................    47,193     61,183     131,862
                                                --------   --------    --------
                                                $174,467   $208,868    $335,838
                                                ========   ========    ========
LIABILITIES
  Revolving credit agreement..................  $ 14,435   $ 26,280    $127,500
  Accounts payable -- trade...................    17,047     11,935      14,193
  Accrued liabilities.........................    12,924     17,008      23,067
  Other debt..................................     4,558        892         735
                                                --------   --------    --------
                                                  48,964     56,115     165,495
COMMITMENTS AND CONTINGENCIES.................        --         --          --
STOCKHOLDERS' EQUITY
  Preferred stock, $.01 par value; 5,000,000
     shares authorized; none issued...........        --         --          --
  Common stock, $.01 par value; 50,000,000
     shares authorized; 24,904,721 and
     24,791,085 shares issued and outstanding
     in 1997 and 1996, respectively...........       248        249         250
  Additional paid-in capital..................    98,010     99,381     100,585
  Retained earnings...........................    27,245     53,123      69,508
                                                --------   --------    --------
                                                 125,503    152,753     170,343
                                                --------   --------    --------
                                                $174,467   $208,868    $335,838
                                                ========   ========    ========

The accompanying notes are an integral part of these statements.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                                 SIX MONTHS ENDED
                                                  YEARS ENDED DECEMBER 31,            JUNE 30
                                               ------------------------------   -------------------
                                                 1995       1996       1997       1997       1998
                                               --------   --------   --------   --------   --------
                                                                                    (UNAUDITED)
                                                 (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenue
  Store
     Rentals and fees........................  $126,264   $198,486   $275,344   $130,150   $163,443
     Merchandise sales.......................     6,383     10,604     14,125      7,457     10,513
     Other...................................       642        687        679        339        281
  Franchise
     Merchandise sales.......................        --     25,229     37,385     15,461     17,061
     Royalty income and fees.................        --      2,959      4,008      1,982      2,248
                                               --------   --------   --------   --------   --------
                                                133,289    237,965    331,541    155,389    193,546
Operating expenses
  Direct store expenses
     Depreciation of rental merchandise......    29,640     42,978     57,223     27,510     33,839
     Cost of merchandise sold................     4,954      8,357     11,365      5,607      8,301
     Salaries and other expenses.............    70,012    116,577    162,458     77,144     95,287
  Franchise operating expense
     Cost of merchandise sales...............        --     24,010     35,841     14,726     16,386
                                               --------   --------   --------   --------   --------
                                                104,606    191,922    266,887    124,987    153,813
  General and administrative expenses........     5,766     10,111     13,304      6,773      7,194
  Amortization of intangibles................     3,109      4,891      5,412      2,649      3,271
                                               --------   --------   --------   --------   --------
          Total operating expenses...........   113,481    206,924    285,603    134,409    164,278
                                               --------   --------   --------   --------   --------
          Operating profit...................    19,808     31,041     45,938     20,980     29,268
Interest expense.............................     2,202        606      2,194      1,021      1,555
Interest income..............................      (890)      (667)      (304)      (432)      (238)
                                               --------   --------   --------   --------   --------
          Earnings before income taxes.......    18,496     31,102     44,048     20,391     27,951
Income tax expense...........................     7,784     13,076     18,170      8,622     11,566
                                               --------   --------   --------   --------   --------
          NET EARNINGS.......................  $ 10,712   $ 18,026   $ 25,878   $ 11,769   $ 16,385
                                               ========   ========   ========   ========   ========
Basic earnings per share.....................  $   0.52   $   0.73   $   1.04   $   0.47   $   0.66
                                               ========   ========   ========   ========   ========
Diluted earnings per share...................  $   0.52   $   0.72   $   1.03   $   0.47   $   0.65
                                               ========   ========   ========   ========   ========

The accompanying notes are an integral part of these statements.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                     FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1997
                                                                 AND SIX MONTHS ENDED JUNE 30, 1998
                                               ----------------------------------------------------------------------
                                               RENTERS CHOICE, INC.                            UNAMORTIZED
                                                   COMMON STOCK        ADDITIONAL                 VALUE
                                               --------------------     PAID-IN     RETAINED    OF STOCK
                                                SHARES      AMOUNT      CAPITAL     EARNINGS      AWARD       TOTAL
                                               --------    --------    ----------   --------   -----------   --------
                                                                     (IN THOUSANDS OF DOLLARS)
Balance at January 1, 1995...................  4,300..       $ 43       $    116    $ 9,126       $  --      $  9,285
  Net earnings...............................       --         --             --     10,712          --        10,712
  Dividends paid.............................       --         --             --     (1,493)         --        (1,493)
  Contribution of undistributed S corporation
    earnings.................................       --         --          9,126     (9,126)         --            --
  Initial public offering of common stock....    2,587         26         23,370         --          --        23,396
  Issuance of common stock under stock option
    plan.....................................        1         --             10         --          --            10
  Three-for-two common stock split effected
    in the form of a dividend................    3,444         34            (34)        --          --            --
  Two-for-one common stock split effected in
    the form of a dividend...................   10,333        103           (103)        --          --            --
  Stock award................................       63          1            960         --        (961)           --
  Amortization of stock award................       --         --             --         --          63            63
  Public offering of common stock............    3,650         37         54,474         --          --        54,511
                                                ------       ----       --------    -------       -----      --------
Balance at December 31, 1995.................   24,378        244         87,919      9,219        (898)       96,484
  Net earnings...............................       --         --             --     18,026          --        18,026
  Amortization of stock award................       --         --             --         --         322           322
  Termination of stock award.................      (37)        --           (576)        --         576            --
  Exercise of stock options..................      107          1            695         --          --           696
  Tax benefits related to exercise of stock
    options..................................       --         --            460         --          --           460
  Acquisition of ColorTyme, Inc..............      343          3          9,512         --          --         9,515
                                                ------       ----       --------    -------       -----      --------
Balance at December 31, 1996.................   24,791        248         98,010     27,245          --       125,503
  Net earnings...............................       --         --             --     25,878          --        25,878
  Exercise of stock options..................      114          1            950         --          --           951
  Tax benefits related to exercise of stock
    options..................................       --         --            421         --          --           421
                                                ------       ----       --------    -------       -----      --------
Balance at December 31, 1997.................   24,905        249         99,381     53,123          --       152,753
  Net earnings...............................       --         --             --     16,385          --        16,385
  Exercise of stock options..................      116          1          1,204         --          --         1,205
                                                ------       ----       --------    -------       -----      --------
Balance at June 30, 1998 (Unaudited).........   25,021       $250       $100,585    $69,508       $  --      $170,343
                                                ======       ====       ========    =======       =====      ========

The accompanying notes are an integral part of these statements.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,            JUNE 30,
                                              ------------------------------   --------------------
                                                1995       1996       1997       1997       1998
                                              --------   --------   --------   --------   ---------
                                                                                   (UNAUDITED)
                                                            (IN THOUSANDS OF DOLLARS)
Cash flows from operating activities
  Net earnings..............................  $ 10,712   $ 18,026   $ 25,878   $ 11,769   $  16,385
  Adjustments to reconcile net earnings to
    net cash provided by operating
    activities
    Depreciation of rental merchandise......    29,640     42,978     57,223     27,510      33,839
    Depreciation of property assets.........     2,130      3,680      5,601      2,509       3,276
    Amortization of intangibles.............     3,109      4,891      5,412      2,649       3,271
    Deferred income taxes...................     1,406      4,961       (341)        --          --
    Other...................................       (91)        24         --         (5)         --
  Changes in operating assets and
    liabilities, net of effects of
    acquisitions
    Rental merchandise......................   (39,220)   (64,927)   (64,346)   (35,682)    (43,549)
    Accounts receivable -- trade............        --       (602)       182      1,325       1,040
    Prepaid expenses and other assets.......    (2,636)       524      1,252        242         728
    Accounts payable -- trade...............       (28)    10,745     (5,112)    (5,056)      2,258
    Accrued liabilities.....................       183       (939)     3,033      5,737       6,059
                                              --------   --------   --------   --------   ---------
         Net cash provided by operating
           activities.......................     5,205     19,361     28,782     10,998      23,307
Cash flows from investing activities
  Purchase of property assets...............    (3,473)    (8,187)   (10,446)    (4,755)     (5,758)
  Proceeds from sale of property assets.....       414        303        376        129         408
  Acquisitions of businesses................   (21,680)   (28,367)   (30,491)   (26,349)   (101,616)
                                              --------   --------   --------   --------   ---------
         Net cash used in investing
           activities.......................   (24,739)   (36,251)   (40,561)   (30,975)   (106,966)
Cash flows from financing activities
  Proceeds from public stock offerings......    77,907         --         --         --          --
  Exercise of stock options.................        10        696        951        410       1,205
  Distributions to stockholders.............    (1,493)        --         --         --          --
  Proceeds from debt........................    33,083     37,733     80,656     48,132     162,222
  Repayments of debt........................   (49,843)   (72,278)   (71,004)   (28,039)    (61,165)
  Repayments of note payable to
    stockholder.............................    (6,250)        --         --         --          --
  Sale of notes receivable..................        --     21,338         --         --          --
                                              --------   --------   --------   --------   ---------
         Net cash provided by (used in)
           financing activities.............    53,414    (12,511)    10,603     20,503     102,262
                                              --------   --------   --------   --------   ---------
         NET INCREASE (DECREASE) IN CASH AND
           CASH EQUIVALENTS.................    33,880    (29,401)    (1,176)       526      18,603
Cash and cash equivalents at beginning of
  year......................................     1,441     35,321      5,920      5,920       4,744
                                              --------   --------   --------   --------   ---------
Cash and cash equivalents at end of year....  $ 35,321   $  5,920   $  4,744   $  6,446   $  23,347
                                              ========   ========   ========   ========   =========

The accompanying notes are an integral part of these statements.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

                                                                  SIX MONTHS ENDED
                                      YEARS ENDED DECEMBER 31,        JUNE 30,
                                      -------------------------   -----------------
                                       1995     1996     1997      1997      1998
                                      ------   ------   -------   -------   -------
                                                                     (UNAUDITED)
                                                (IN THOUSANDS OF DOLLARS)
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
  Interest..........................  $1,711   $  929   $ 1,962   $1,021    $  955
  Income taxes......................  $7,764   $8,426   $13,983   $5,128    $9,470

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES

In conjunction with the businesses acquired, liabilities were assumed as follows:

                                                               SIX MONTHS ENDED
                               YEARS ENDED DECEMBER 31,            JULY 30,
                            ------------------------------   --------------------
                              1995       1996       1997       1997       1998
                            --------   --------   --------   --------   ---------
                                                                 (UNAUDITED)
                                          (IN THOUSANDS OF DOLLARS)

Fair value of assets
  acquired................  $ 68,285   $ 57,223   $ 30,491   $ 26,349   $ 101,616
Stock and options
  issued..................        --     (9,515)        --         --          --
Cash paid.................   (21,680)   (28,367)   (30,491)   (26,349)   (101,616)
                            --------   --------   --------   --------   ---------
          Liabilities
             assumed......  $ 46,605   $ 19,341   $     --   $     --   $      --
                            ========   ========   ========   ========   =========

The accompanying notes are an integral part of these statements.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF ACCOUNTING POLICIES AND NATURE OF OPERATIONS

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows.

Principles of Consolidation and Nature of Operations

The accompanying financial statements include the accounts of Renters Choice, Inc. (Renters Choice) and its franchise subsidiaries ColorTyme, Inc. (ColorTyme) (collectively, the Company). All significant intercompany accounts and transactions have been eliminated. Renters Choice leases household durable goods to customers on a rent-to-own basis. At December 31, 1997, the Company operated 504 stores which were located throughout the United States and the Commonwealth of Puerto Rico (sixteen stores).

ColorTyme is a nationwide franchisor of television, stereo and furniture rental centers. ColorTyme's primary source of revenues is the sale of rental equipment to its franchisees, who, in turn, offer the equipment to the general public for rent or purchase under a rent-to-own program. The balance of ColorTyme's revenues are generated primarily from royalties based on the franchisee's monthly gross revenues. At December 31, 1997, there were approximately 262 franchised rental centers operating in 37 states.

Segment Disclosures

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted SFAS 131 in 1998. The Company's only segments which require separate disclosure under the reporting guidelines of SFAS 131 are its rent-to-own and franchise operations.

Rental Merchandise

Rental merchandise is carried at the lower of cost or net realizable value. Depreciation is provided using the income forecasting method which is intended to match as closely as practicable the recognition of depreciation expense with the consumption of the rental merchandise. The consumption of rental merchandise occurs during periods of rental and directly coincides with the receipt of rental revenue over the rental-purchase agreement period, generally 18 to 24 months. Under the income forecasting method, merchandise held for rent is not depreciated, and merchandise on rent is depreciated in the proportion of rents received to total rents provided in the rental contract, which is an activity based method similar to the units of production method.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE A -- SUMMARY OF ACCOUNTING POLICIES AND NATURE OF OPERATIONS -- (CONTINUED) Cash Equivalents

For purposes of reporting cash flows, cash equivalents include all highly liquid investments with an original maturity of three months or less.

Rental Revenue and Fees

Merchandise is rented to customers pursuant to rental-purchase agreements which provide for weekly or monthly rental terms with nonrefundable rental payments. Generally, the customer has the right to acquire title either through a purchase option or through payment of all required rentals. Rental revenue and fees are recognized over the rental term. No revenue is accrued because the customer can cancel the rental contract at any time and the Company cannot enforce collection for nonpayment of rents. A provision is made for estimated losses of rental merchandise damaged or not returned by customers.

ColorTyme's revenue from the sale of rental equipment is recognized upon shipment of the equipment to the franchisee.

Property Assets and Related Depreciation

Furniture, equipment and vehicles are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets (generally five years) by the straight-line method. Leasehold improvements are amortized over the term of the applicable leases by the straight-line method.

Intangible Assets and Amortization

Intangible assets are stated at cost less accumulated amortization calculated by the straight-line method.

Accounting for Impairment of Long-Lived Assets

The Company evaluates long-lived assets used for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the carrying amounts of such assets cannot be recovered by the undiscounted net cash flows they will generate.

Income Taxes

Effective January 1, 1995, the Company terminated its S corporation status and became a C corporation and, therefore, is subject to Federal income taxes. The Company provides deferred taxes for temporary differences between the tax and financial reporting bases of assets and liabilities at the rate expected to be in effect when taxes become payable.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE A -- SUMMARY OF ACCOUNTING POLICIES AND NATURE OF OPERATIONS -- (CONTINUED) Earnings Per Share and Stock Splits

Effective for the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128), which requires the computation of basic and diluted earnings per share. The provisions of SFAS 128 have been applied retroactively to all periods presented herein. Basic earnings per share are based upon the weighted average number of common shares outstanding during each period presented. Diluted earnings per share are based upon the weighted average number of common shares outstanding during the period, plus the assumed exercise of stock options at the beginning of the year.

In June 1995, the Company effected a 3-for-2 split of its common stock through the distribution of one-half additional share of common stock as a dividend with respect to each outstanding share of common stock.

On September 11, 1995, the Board of Directors approved a 2-for-1 stock split, to be effected as a 100% stock dividend for shareholders of record as of September 29, 1995.

All share and per share data has been retroactively restated to reflect these transactions.

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising expense was $6.4 million, $10.6 million and $13.7 million in 1995, 1996 and 1997, respectively; and $6.7 million (unaudited) and $7.9 million (unaudited) for the six months ended June 30, 1997 and 1998, respectively.

Stock-Based Compensation

Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire that stock.

Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE A -- SUMMARY OF ACCOUNTING POLICIES AND NATURE OF OPERATIONS -- (CONTINUED) liabilities at the date of the financial statements and revenues during the reporting period. Actual results could differ from those estimates.

Interim Financial Statements

In the opinion of management, the unaudited interim financial statements as of June 30, 1998 and for the six months ended June 30, 1997 and 1998 include all adjustments, consisting only of those of a normal recurring nature, necessary to present fairly the Company's financial position as of June 30, 1998 and the results of its operations and cash flows for the six months periods ended June 30, 1997 and 1998. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the full year.

Comprehensive Income

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income and its components. The only component of comprehensive income for the three years in the period ended December 31, 1997 and the six month periods ended June 30, 1997 and 1998, was net earnings as reported in the Consolidated Statements of Earnings.

Reclassifications

Certain reclassifications have been made to conform to the 1997 presentation.

NOTE B -- ACQUISITIONS

On May 28, 1998, the Company completed its acquisition of the assets of 176 Central Rents, Inc. stores for approximately $100 million (Unaudited).

During 1997, the Company acquired the assets of 76 stores in eighteen separate transactions for approximately $30.5 million in cash.

On May 15, 1996 the Company acquired all the outstanding common stock of ColorTyme for $14.5 million, including acquisition costs, comprised of cash of $4.7 million and 343,175 shares of the Company's common stock and 314,000 options for the Company's common stock valued at $3.0 million.

Immediately following the purchase of ColorTyme by the Company, ColorTyme sold its loan portfolio (with certain recourse provisions) to a third party for approximately $21.7 million. No gain or loss was recognized on the sale. ColorTyme simultaneously paid off notes payable owed to a finance company of approximately $13.2 million.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE B -- ACQUISITIONS -- (CONTINUED)
The Company acquired the assets of an additional ninety-four stores in twenty-three transactions during 1996, for approximately $25.6 million in cash and $1.8 million in notes.

In April 1995, the Company acquired 72 stores from Crown Leasing Corporation and certain of its affiliates (Crown) for a cash purchase price of approximately $20.6 million.

In September 1995, the Company completed the acquisition of 135 rent-to-own stores through the purchase of the common stock of Pro Rental, doing business as Magic Rent-to-Own and Kelway Rent-to-Own. The total purchase price was approximately $38.4 million, which was paid in cash and notes.

All acquisitions have been accounted for as purchases and the operating results of the acquired stores have been included in the financial statements of the Company since their acquisition.

The following unaudited pro forma information combines the results of operations as if the acquisitions had been consummated as of the beginning of the period in which the acquisition occurred, and as of the beginning of the immediately preceding period, after including the impact of adjustments for amortization of intangibles and interest expense on acquisition borrowings:

                                     YEARS ENDED            SIX MONTHS ENDED
                                    DECEMBER 31,                JUNE 30,
                               -----------------------   -----------------------
                                  1996         1997         1997         1998
                               ----------   ----------   ----------   ----------
                               (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Revenue......................   $291,555     $339,809     $216,344     $234,493
Net earnings.................   $ 18,833     $ 25,866     $ 12,019     $ 14,772
Basic earnings per common
  share......................   $   0.76     $   1.04     $    .48     $    .59
Diluted earnings per common
  share......................   $   0.75     $   1.03     $    .48     $    .59

The pro forma financial information is presented for informational purposes only and is not necessarily indicative of operating results that would have occurred had the acquisition been consummated as of the above dates, nor are they necessarily indicative of future operating results.

Unaudited Acquisition Subsequent to June 30, 1998

On August 5, 1998, the Company acquired all of the outstanding common stock of THORN Americas, Inc. (1404 company-owned stores) for approximately $900 million in cash. The acquisition was financed via $720 million in variable rate senior debt maturing in 6 to 8 1/2 years, $175 million of 11% senior subordinated debt maturing in 11 years, and $235 million of redeemable, convertible preferred stock.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE C -- RENTAL MERCHANDISE

                                           DECEMBER 31,
                                        -------------------    JUNE 30,
                                          1996       1997        1998
                                        --------   --------   -----------
                                                              (UNAUDITED)
                                            (IN THOUSANDS OF DOLLARS)
On rent
  Cost................................  $109,663   $142,408    $177,334
  Less accumulated depreciation.......    38,043     53,401      60,675
                                        --------   --------    --------
                                        $ 71,620   $ 89,007    $116,659
                                        ========   ========    ========
Held for rent
  Cost................................  $ 27,805   $ 29,975    $ 38,742
  Less accumulated depreciation.......     4,315      6,223       6,969
                                        --------   --------    --------
                                        $ 23,490   $ 23,752    $ 31,773
                                        ========   ========    ========

NOTE D -- PROPERTY ASSETS

                                            DECEMBER 31,
                                         ------------------    JUNE 30,
                                          1996       1997        1998
                                         -------   --------   -----------
                                                              (UNAUDITED)
                                            (IN THOUSANDS OF DOLLARS)
Furniture and equipment................  $ 9,259   $ 13,115    $ 14,930
Delivery vehicles......................    2,711      2,608       2,413
Leasehold improvements.................    8,542     14,499      18,954
Construction in progress...............      236        547         443
                                         -------   --------    --------
                                          20,748     30,769      36,740
Accumulated depreciation...............   (8,032)   (13,069)    (15,261)
                                         -------   --------    --------
                                         $12,716   $ 17,700    $ 21,479
                                         =======   ========    ========

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE E -- INTANGIBLE ASSETS

                                              DECEMBER 31,
                             AMORTIZATION   -----------------    JUNE 30,
                                PERIOD       1996      1997        1998
                             ------------   -------   -------   -----------
                                                                (UNAUDITED)
                                               (IN THOUSANDS OF DOLLARS)
Customer rental
  agreements...............  18 months      $ 2,537   $ 1,773    $  1,853
Noncompete agreements......  2-5 years        2,892     3,652       4,402
Consulting agreement.......  4 years          2,918        --          --
Franchise network..........  10 years         3,000     3,000       3,000
Goodwill...................  20 years        43,933    61,228     132,444
                                            -------   -------    --------
                                             55,280    69,653     141,699
Less accumulated
  amortization.............                   8,087     8,470       9,837
                                            -------   -------    --------
                                            $47,193   $61,183    $131,862
                                            =======   =======    ========

Customer rental agreements represent the projected cash flows less servicing costs from open customer contracts of acquired stores at acquisition date and are amortized over the average stated term of the customer contract, 18 months. Noncompete agreements and the consulting agreement are amortized over the life of the respective agreements.

NOTE F -- REVOLVING CREDIT AGREEMENT

On November 27, 1996, the Company entered into a $90 million three-year revolving credit agreement with a group of banks. Borrowings under the facility bear interest at a rate equal to a designated prime rate (8.50% at December 31, 1997) or 1.10% to 1.65% over LIBOR (5.75% at December 31, 1997) at the Company's option. Borrowings are collateralized by a lien on substantially all of the Company's assets. A commitment fee equal to .30% to .50% of the unused portion of the term loan facility is payable quarterly. The weighted average interest rate under this facility was 6.7% and 7.0% for the years ended December 31, 1996 and 1997, respectively. The credit facility includes certain net worth and fixed charge coverage requirements, as well as covenants which restrict additional indebtedness and the disposition of assets not in the ordinary course of business. At December 31, 1997, the Company has $64.5 million available under the agreement.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE G -- ACCRUED LIABILITIES

                                            DECEMBER 31,
                                          -----------------    JUNE 30,
                                           1996      1997        1998
                                          -------   -------   -----------
                                                              (UNAUDITED)
                                             (IN THOUSANDS OF DOLLARS)
Taxes other than income.................  $ 2,872   $ 3,700     $ 5,335
Income taxes payable....................       --     1,762       3,793
Accrued litigation costs................    4,114     4,038       3,347
Accrued insurance costs.................    1,859     3,033       3,586
Accrued compensation and other..........    4,079     4,475       7,006
                                          -------   -------     -------
                                          $12,924   $17,008     $23,067
                                          =======   =======     =======

NOTE H -- OTHER DEBT

                                             DECEMBER 31,
                                             -------------    JUNE 30,
                                              1996    1997      1998
                                             ------   ----   -----------
                                                             (UNAUDITED)
                                              (IN THOUSANDS OF DOLLARS)
Obligation payable under noncompete
  agreement, due in 24 monthly installments
  of $125 commencing April 1, 1996, with
  interest imputed at 5.32%................  $1,826   $ --      $ --
Obligation payable under consulting
  agreement, in 96 monthly installments of
  $33.3 commencing May 1, 1993, with
  interest imputed at 5.32%................   1,545     --        --
Obligations under noncompete agreements,
  due in 60 monthly installments of $32.5
  commencing September 1, 1995 with
  interest imputed at 8.75%................   1,187    892       735
                                             ------   ----      ----
                                             $4,558   $892      $735
                                             ======   ====      ====

The following are scheduled maturities of debt at December 31, 1997

YEAR ENDING
DECEMBER 31,
------------
    1998.......................................................  $289
    1999.......................................................   351
    2000.......................................................   252
                                                                 ----
                                                                 $892
                                                                 ====

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE I -- INCOME TAXES

The components of the income tax provision are as follows:

                                               YEAR ENDED DECEMBER 31,
                                              --------------------------
                                               1995     1996      1997
                                              ------   -------   -------
                                              (IN THOUSANDS OF DOLLARS)
Current
  Federal...................................  $3,837   $ 5,262   $15,028
  State.....................................   1,227     1,297     1,911
  Foreign...................................   1,314     1,556     1,572
                                              ------   -------   -------
          Total current.....................   6,378     8,115    18,511
                                              ------   -------   -------
Deferred
  Federal...................................   1,238     3,866      (351)
  State.....................................     168     1,095        10
                                              ------   -------   -------
          Total deferred....................   1,406     4,961      (341)
                                              ------   -------   -------
          Total.............................  $7,784   $13,076   $18,170
                                              ======   =======   =======

The income tax provision reconciled to the tax computed at the statutory Federal rate is:

                                                          YEAR ENDED
                                                         DECEMBER 31,
                                                      ------------------
                                                      1995   1996   1997
                                                      ----   ----   ----
Tax at statutory rate...............................  34.0%  34.0%  35.0%
State income taxes, net of federal benefit..........   4.9    5.1    4.6
Effect of foreign operations, net of foreign tax
  credits...........................................   1.0    0.5    0.4
Goodwill amortization...............................   0.7    1.8    1.1
Other, net..........................................   1.5    0.6    0.2
                                                      ----   ----   ----
          Total.....................................  42.1%  42.0%  41.3%
                                                      ====   ====   ====

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

[CAPTION]

NOTE I -- INCOME TAXES -- (CONTINUED)
                                                       DECEMBER
                                                          31,
                                                      -----------
                                                      1996   1997
                                                      ----   ----
Deferred tax assets
  Net operating loss carryforwards
     Federal........................................  $4,595 $4,202
     State..........................................  3,103  2,614
  Accrued expenses..................................  1,957  4,267
  Intangible assets.................................   835   1,079
  Property assets...................................   166    783
  Alternative minimum tax carryforward..............   463    463
  Other.............................................   676    124
                                                      ----   ----
                                                      11,795 13,532
  Less valuation allowance..........................  3,418  2,930
                                                      ----   ----
                                                      8,377  10,602
  Deferred tax liability
  Rental merchandise................................  2,239  4,123
                                                      ----   ----
          Net deferred tax asset....................  $6,138 $6,479
                                                      ====   ====

The Company has Federal net operating loss carryforwards of approximately $10.8 million at December 31, 1997 which were acquired in connection with purchased companies. The use of Federal carryforwards which expire between 2005 and 2010 are limited to approximately $3.5 million per year. Because of uncertainties with respect to allocation of future taxable income to the various states, a valuation allowance has been provided against these carryforwards. If utilized, the tax benefit will reduce goodwill.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE J -- COMMITMENTS AND CONTINGENCIES

The Company leases its office and store facilities and certain delivery vehicles. Rental expense was $9.4 million, $15.7 million and $22.0 million for 1995, 1996 and 1997, respectively; and $10.4 million (unaudited) and $13.5 million (unaudited) for the six months ended June 30, 1997 and 1998, respectively. Future minimum rental payments under operating leases with remaining noncancellable lease terms in excess of one year at December 31, 1997 are as follows:

YEAR ENDING
DECEMBER 31,                                                  (IN THOUSANDS
------------                                                   OF DOLLARS)
1998.....................................................        $15,026
1999.....................................................         12,592
2000.....................................................          9,699
2001.....................................................          6,797
2002.....................................................          2,833
Thereafter...............................................          1,235
                                                                 -------
                                                                 $48,182
                                                                 =======

The Company has agreed to indemnify its original stockholders against any additional income tax liabilities incurred by them attributable to the Company's operations during taxable periods in which the Company was an S Corporation.

The Company is one of the defendants in a class action lawsuit which alleges that certain rent-to-own contracts entered into between Crown and the plaintiffs included fees and expenses that violated the New Jersey Consumer Fraud Act and the New Jersey Retail Installment Sales Act. The plaintiffs have obtained summary judgment against Crown, reserving damages for trial. Crown and its controlling shareholders have agreed to indemnify the Company against any losses it may incur relating to the litigation under the terms of the Asset Purchase Agreement between Crown and the Company. Although the Company believes it has taken appropriate steps to defend itself, the ultimate outcome of this lawsuit cannot presently be determined.

At December 31, 1997, the Company was a defendant in another class action lawsuit in New Jersey alleging violations of the New Jersey Consumer Fraud Act, Retail Installment Sales Act and usury laws, among other things. The litigation sought treble the amount of damages, if any, incurred by the plaintiff class, punitive damages, interest, attorneys fees and certain injunctive relief. The Company removed the case to federal court on January 21, 1998, and was then advised by the plaintiffs' attorney that the plaintiff no longer wished to serve as class representative. Papers were filed seeking in January 1998 seeking court approval for the withdrawal of the complaint. Management believes that it is probable that plaintiffs' attorney will file a similar complaint on behalf of a new class representative. The ultimate outcome of this lawsuit cannot presently be determined.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE J -- COMMITMENTS AND CONTINGENCIES -- (CONTINUED)
The Company is also involved in various other legal proceedings, claims and litigation arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

NOTE K -- STOCK BASED COMPENSATION

In November 1994, the Company established a long-term incentive plan (the Plan) for the benefit of certain key employees and directors. Under the plan, up to 2,000,000 shares of the Company's shares are reserved for issuance under stock options, stock appreciation rights or restricted stock grants. Options granted to employees under the plan become exercisable over a period of one to five years from the date of grant and may be exercised up to a maximum of 10 years from date of grant. Options granted to directors are exercisable immediately. In 1995, the Company granted a stock award to an employee for 62,500 shares of common stock subject to forfeiture on termination of employment in certain circumstances. At the date of grant, the fair value of such shares was $960,938. Compensation charged to earnings was $63,000 and $320,000 in 1995 and 1996, respectively. Upon termination of employment in 1996, 37,500 shares were forfeitured in a negotiated settlement with the Company. There have been no grants of stock appreciation rights and all options had been granted with fixed prices. At December 31, 1997, there were 443,125 shares reserved for issuance under the Plan.

The Company has adopted only the disclosure provisions of SFAS 123 for employee stock options and continues to apply APB 25 for stock options granted under the Plan. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation costs for all other stock-based compensation is accounted for under SFAS 123. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for options under the Plan consistent with the methodology prescribed by SFAS 123, the Company's 1997, 1996

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE K -- STOCK BASED COMPENSATION -- (CONTINUED) and 1995 net earnings and earnings per share would be reduced to the pro forma amounts indicated as follows:

                                                  1995      1996      1997
                                                 -------   -------   -------
                                                  (IN THOUSANDS OF DOLLARS,
                                                   EXCEPT PER SHARE DATA)
Net earnings
  As reported..................................  $10,712   $18,026   $25,878
  Pro forma....................................  $10,494   $16,469   $23,967
Basic earnings per common share
  As reported..................................  $  0.52   $  0.73   $  1.04
  Pro forma....................................  $  0.51   $  0.67   $  0.96
Diluted earnings per common share
  As reported..................................  $  0.52   $  0.72   $  1.03
  Pro forma....................................  $  0.51   $  0.66   $  0.95

The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: expected volatility of 50 percent; risk-free interest rates ranging from 5.75 to 6.92 percent; no dividend yield; and expected lives of seven years.

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE K -- STOCK BASED COMPENSATION -- (CONTINUED)
Additional information with respect to options outstanding under the Plan at December 31, 1997, and changes for each of the three years in the period then ended was as follows:

                                  1995                   1996                   1997
                          --------------------   --------------------   --------------------
                                      WEIGHTED               WEIGHTED               WEIGHTED
                                      AVERAGE                AVERAGE                AVERAGE
                                      EXERCISE               EXERCISE               EXERCISE
                           SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                          ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning
  of year...............         --    $  --       906,000    $ 7.10    1,142,050    $15.74
Granted.................  1,204,500     8.75       695,000     22.22      859,000     16.54
Exercised...............     (3,000)    3.34      (109,700)     7.45     (113,925)     8.39
Forfeited...............   (295,500)    8.00      (349,250)    13.81     (562,875)    17.13
                          ---------              ---------              ---------
Outstanding at end of
  year..................    906,000    $9.02     1,142,050    $15.74    1,324,250    $16.39
                          =========              =========              =========
Options exercisable at
  end of year...........     24,000    $3.34       127,800    $ 9.64      282,375    $14.53
Weighted average fair
  value per share of
  options granted during
  1995, 1996 and 1997,
  all of which were
  granted at market.....               $5.25                  $13.35                 $ 9.93

Information about stock options outstanding at December 31, 1997 is summarized as follows:

                                                     OPTIONS OUTSTANDING
                                      -------------------------------------------------
                                                    WEIGHTED AVERAGE
                                        NUMBER         REMAINING       WEIGHTED AVERAGE
     RANGE OF EXERCISE PRICES         OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE
     ------------------------         -----------   ----------------   ----------------
$3.34 to $6.67.....................      293,625       7.35 years           $ 6.47
$6.68 to $18.50....................      523,125       8.76 years           $14.70
$18.51 to $26.75...................      507,500       9.05 years           $23.88
                                       ---------
                                       1,324,250
                                       =========

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE K -- STOCK BASED COMPENSATION -- (CONTINUED)

                                                           OPTIONS EXERCISABLE
                                                      ------------------------------
                                                        NUMBER      WEIGHTED AVERAGE
             RANGE OF EXERCISE PRICES                 EXERCISABLE    EXERCISE PRICE
             ------------------------                 -----------   ----------------
$3.34 to $6.67.....................................      94,125          $ 6.03
$6.68 to $18.50....................................     126,000          $14.83
$18.51 to $26.75...................................      62,250          $26.75
                                                        -------
                                                        282,375
                                                        =======

NOTE L -- FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments include cash and cash equivalents and debt. For variable rate debt that reprices frequently and entails no significant change in credit risk, fair values are based on the carrying values. The fair values of other debt is estimated based on discounted cash flow analysis using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of cash and cash equivalents and debt approximates fair value at December 31, 1996 and 1997, and June 30, 1998 (unaudited).

NOTE M -- EARNINGS PER SHARE

Summarized basic and diluted earnings per common share were calculated as follows:

                                             YEAR ENDED DECEMBER 31, 1995
                                             -----------------------------
                                               NET               PER SHARE
                                             EARNINGS   SHARES    AMOUNT
                                             --------   ------   ---------
                                                 (IN THOUSANDS, EXCEPT
                                                    PER SHARE DATA)
Basic earnings per common share............  $10,712    20,583     $0.52
Effect of dilutive stock options...........       --       211
                                             -------    ------
Diluted earnings per common share..........  $10,712    20,794     $0.52
                                             =======    ======

                                             YEAR ENDED DECEMBER 31, 1996
                                             -----------------------------
                                               NET               PER SHARE
                                             EARNINGS   SHARES    AMOUNT
                                             --------   ------   ---------
Basic earnings per common share............  $18,026    24,656     $0.73
Effect of dilutive stock options...........       --       409
                                             -------    ------
Diluted earnings per common share..........  $18,026    25,065     $0.72
                                             =======    ======

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE M -- EARNINGS PER SHARE -- (CONTINUED)

                                             YEAR ENDED DECEMBER 31, 1997
                                             -----------------------------
                                               NET               PER SHARE
                                             EARNINGS   SHARES    AMOUNT
                                             --------   ------   ---------
Basic earnings per common share............  $25,878    24,844     $1.04
Effect of dilutive stock options...........       --       350
                                             -------    ------
Diluted earnings per common share..........  $25,878    25,194     $1.03
                                             =======    ======

                                              SIX MONTHS ENDED JUNE 30, 1997
                                             --------------------------------
                                                NET                PER SHARE
                                             EARNINGS    SHARES      AMOUNT
                                             ---------   -------   ----------
Basic earnings per common share............   $11,769    24,805      $0.47
Effect of dilutive stock options...........        --       287
                                              -------    ------
Diluted earnings per common share..........   $11,769    25,092      $0.47
                                              =======    ======

                                              SIX MONTHS ENDED JUNE 30, 1998
                                             --------------------------------
                                                NET                PER SHARE
                                             EARNINGS    SHARES      AMOUNT
                                             ---------   -------   ----------
Basic earnings per common share............   $16,385    24,954      $0.66
Effect of dilutive stock options...........        --       248
                                              -------    ------
Diluted earnings per common share..........   $16,385    25,202      $0.65
                                              =======    ======

                     RENTERS CHOICE, INC. AND SUBSIDIARIES

NOTE N -- UNAUDITED QUARTERLY DATA

Summarized quarterly financial data for 1997 and 1996 is as follows:

                                     1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                     -----------   -----------   -----------   -----------
                                       (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Year ended December 31, 1996
  Revenue..........................    $49,002       $57,756       $60,025       $71,182
  Operating profit.................      6,344         7,558         7,957         9,183
  Net earnings.....................      3,617         4,369         4,729         5,311
  Basic earnings per share.........       0.15          0.18          0.19          0.21
  Diluted earnings per share.......    $  0.15       $  0.17       $  0.19       $  0.21

                                     1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                                     -----------   -----------   -----------   -----------
                                       (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
Year ended December 31, 1997
  Revenue..........................    $74,587       $80,803       $83,864       $92,288
  Operating profit.................      9,639        11,341        11,766        13,192
  Net earnings.....................      5,412         6,357         6,724         7,385
  Basic earnings per share.........       0.22          0.25          0.27          0.30
  Diluted earnings per share.......    $  0.22       $  0.25       $  0.27       $  0.29

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
THORN Americas, Inc.

We have audited the accompanying consolidated balance sheets of THORN Americas, Inc. and subsidiaries as of March 31, 1997 and 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of THORN Americas, Inc. and subsidiaries at March 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                                ERNST & YOUNG LLP

April 24, 1998
except for Note 14, as to which
the date is June 25, 1998
Wichita, Kansas

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                    MARCH 31
                                             -----------------------     JUNE 30
                                                1997         1998         1998
                                             ----------   ----------   -----------
                                                                       (UNAUDITED)
                                                    (DOLLARS IN THOUSANDS,
                                                     EXCEPT SHARE AMOUNTS)
Cash.......................................  $   26,077   $   23,755   $   27,486
Accounts receivable -- other...............      10,339       26,937       22,322
Accounts receivable -- affiliated
  companies, net...........................      62,101       15,024          702
Prepaid expenses...........................       9,169        8,114        8,555
Deferred income taxes......................      21,209       21,113       21,113
Merchandise and auto inventory.............      38,231       39,443       43,068
Rental merchandise, at cost................     509,183      521,482      539,539
Less accumulated depreciation..............     233,171      228,517      235,857
                                             ----------   ----------   ----------
          Net rental merchandise...........     276,012      292,965      303,682
Property and equipment, at cost
  Land and building........................      19,810       22,855       22,971
  Furniture and equipment..................      84,083       95,594       98,189
  Transportation and equipment.............      86,140       87,494       87,851
  Leasehold improvements...................      59,206       63,593       73,616
                                             ----------   ----------   ----------
                                                249,239      269,536      282,627
  Less accumulated depreciation and
     amortization..........................     130,736      146,016      152,475
                                             ----------   ----------   ----------
          Net property and equipment.......     118,503      123,520      130,152
  Goodwill, less accumulated
     amortization..........................     499,471      479,636      479,517
Other assets, less accumulated
  amortization.............................      47,168       48,602       49,199
                                             $1,108,280   $1,079,109   $1,085,796
                                             ==========   ==========   ==========

See accompanying notes.

                                                    MARCH 31
                                             -----------------------     JUNE 30
                                                1997         1998         1998
                                             ----------   ----------   -----------
                                                                       (UNAUDITED)
Liabilities and Stockholder's Equity
Accounts payable...........................  $   62,222   $   31,717   $    1,334
Accrued expenses:
  Salaries, wages and fringe benefits......      31,523       32,492       31,305
  Other....................................      18,948        9,047        9,495
Other liabilities..........................      40,776       52,986       47,383
Accrued incentives.........................       1,550        2,161        1,853
Long term loans from affiliates............     714,235      714,223      714,663
                                             ----------   ----------   ----------
          Total liabilities................     869,254      842,626      846,033
                                             ----------   ----------   ----------
Stockholder's equity:
  Common stock of $1 par value; 1,000
     shares authorized, issued and
     outstanding...........................           1            1            1
  Additional paid-in capital...............     334,681      334,681      334,681
  Retained deficit.........................     (95,656)     (98,199)     (94,919)
                                             ----------   ----------   ----------
          Total stockholder's equity.......     239,026      236,483      239,763
                                             ----------   ----------   ----------
                                             $1,108,280   $1,079,109   $1,085,796
                                             ==========   ==========   ==========

See accompanying notes.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 THREE MONTHS
                                  YEARS ENDED MARCH 31           ENDED JUNE 30
                             ------------------------------   -------------------
                               1996       1997       1998       1997       1998
                             --------   --------   --------   --------   --------
                                                                  (UNAUDITED)
                                            (DOLLARS IN THOUSANDS)
Revenues:
  Rental revenues and
     fees..................  $819,452   $850,773   $819,949   $208,444   $214,514
  Sale of merchandise and
     autos.................    64,628     60,249     62,712     12,611     15,141
  Franchise income.........     5,364      2,366      2,266        582        560
  Other income.............     8,483     13,483     19,077      4,004      5,206
                             --------   --------   --------   --------   --------
          Total revenues...   897,927    926,871    904,004    225,641    235,421
                             --------   --------   --------   --------   --------
Costs and operating
  expenses:
  Cost of sales............    43,345     39,793     45,574      8,524     12,503
  Depreciation and
     amortization:
     Rental merchandise....   257,383    260,433    244,572     62,852     62,886
     Goodwill..............    19,097     23,164     24,044      6,014      5,884
     Other.................    33,139     35,921     32,825      8,584      8,648
  Salaries, wages and
     fringe benefits.......   255,768    272,242    279,796     68,488     72,960
  Advertising..............    33,895     30,284     30,320      8,059      8,188
  Property costs...........    52,393     59,244     61,643     15,054     14,886
  Other operating
     expenses..............   116,289    143,487    117,597     27,541     29,579
  Restructuring charges....    12,600         --     12,292         --         --
                             --------   --------   --------   --------   --------
          Total costs and
             operating
             expenses......   823,909    864,568    848,663    205,116    215,534
                             --------   --------   --------   --------   --------
          Operating
             income........    74,018     62,303     55,341     20,525     19,887
                             --------   --------   --------   --------   --------
Other (income) expense:
  Interest:
     Related parties,
       net.................    79,692     53,078     45,961     10,888     11,271
     Other interest, net...       515       (427)       223        (63)       (80)
  Other....................       101       (254)       (88)       (81)        72
                             --------   --------   --------   --------   --------
                               80,308     52,397     46,096     10,744     11,263
                             --------   --------   --------   --------   --------
          Income (loss)
             before income
             taxes.........    (6,290)     9,906      9,245      9,781      8,624
  Income taxes.............     6,771     13,880      7,760      5,950      5,344
                             --------   --------   --------   --------   --------
          Net income
             (loss)........  $(13,061)  $ (3,974)  $  1,485   $  3,831   $  3,280
                             ========   ========   ========   ========   ========

See accompanying notes.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
               FOR THE YEARS ENDED MARCH 31, 1996, 1997 AND 1998

                                                                               TOTAL
                                           ADDITIONAL PAID-IN   RETAINED   STOCKHOLDER'S
                            COMMON STOCK        CAPITAL         DEFICIT       EQUITY
                            ------------   ------------------   --------   -------------
                                               (DOLLARS IN THOUSANDS)
Balance at March 31, 1995
  As previously
     reported.............       $1             $180,210        $(75,636)    $104,575
  Adjustment for
     reorganization/
     demerger.............       --                   --          (2,985)      (2,985)
                                 --             --------        --------     --------
  Adjusted balance........        1              180,210         (78,621)     101,590
  Net loss................       --                   --         (13,061)     (13,061)
                                 --             --------        --------     --------
Balance at March 31,
  1996....................        1              180,210         (91,682)      88,529
  Net loss................       --                   --          (3,974)      (3,974)
  Capital contributed by
     Parent...............       --              154,471              --      154,471
                                 --             --------        --------     --------
Balance at March 31,
  1997....................        1              334,681         (95,656)     239,026
  Net income..............       --                   --           1,485        1,485
  Advance to
     unconsolidated New
     Zealand division.....       --                   --          (4,028)      (4,028)
                                 --             --------        --------     --------
Balance at March 31,
  1998....................        1              334,681         (98,199)     236,483
  Net income
     (unaudited)..........       --                   --           3,280        3,280
                                 --             --------        --------     --------
Balance at June 30, 1998
  (unaudited).............       $1             $334,681        $(94,919)    $239,763
                                 ==             ========        ========     ========

See accompanying notes to consolidated financial statements.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                   THREE MONTHS
                                                  YEARS ENDED MARCH 31             ENDED JUNE 30
                                            ---------------------------------   -------------------
                                              1996        1997        1998        1997       1998
                                            ---------   ---------   ---------   --------   --------
                                                                                    (UNAUDITED)
                                                            (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income (loss).......................  $ (13,061)  $  (3,974)  $   1,485   $  3,831   $  3,280
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Rental merchandise losses.............      9,463      11,152      10,126      1,054      2,656
    Depreciation and amortization.........    309,619     319,518     301,441     77,450     77,418
    Interest added to principal balance,
      loan from affiliates................     88,891      34,468          --         --         --
    Deferred income taxes.................     (5,341)    (10,277)         96         --         --
    Restructuring charges.................      7,814          --       6,851         --         --
    Changes in operating assets and
      liabilities net of effects from
      business combinations:
      Accounts receivable -- other........       (407)     (3,930)    (16,598)     8,297      4,615
      Accounts receivable -- affiliated
        companies.........................     21,826         480        (480)        --         --
      Prepaid expenses....................     (3,697)      1,604       1,055        316       (441)
      Merchandise and auto inventory......     (6,622)     (9,443)     (1,212)     7,682     (3,625)
      Accounts payable....................     12,748      11,112     (30,505)   (22,860)     9,617
      Accrued expenses, other liabilities
        and accrued incentives............      4,968      32,954      (3,100)    (3,059)    (6,650)
                                            ---------   ---------   ---------   --------   --------
        Net cash provided by operating
          activities......................    426,201     383,664     269,159     72,711     86,870
Cash flows from investing activities:
  Proceeds from sale of rental
    merchandise...........................     43,858      50,998      39,474      9,441      8,040
  Net funds received from affiliated
    company...............................     17,427     141,672      47,557        914     14,322
  Advance to unconsolidated New Zealand
    division..............................         --          --      (4,028)        --         --
  Acquisition of rental merchandise.......   (299,704)   (289,483)   (306,792)   (64,506)   (83,320)
  Acquisition of property and equipment...    (44,642)    (32,306)    (38,077)    (5,630)   (15,454)
  Acquisition of rental companies, net of
    cash acquired.........................   (124,577)    (21,073)     (7,626)    (1,448)    (4,040)
  Decrease in undistributed IRB funds.....      2,250          --          --         --         --
Purchase of Minority Interest.............         --          --          --         --     (3,000)
  Other...................................    (10,330)    (10,658)     (1,977)      (752)      (127)
                                            ---------   ---------   ---------   --------   --------
        Net cash used by investing
          activities......................  $(415,718)  $(160,850)  $(271,469)  $(61,981)  $(83,579)

Continued on following page.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                                                                      THREE MONTHS
                                        YEARS ENDED MARCH 31,        ENDED JUNE 30,
                                    -----------------------------   -----------------
                                     1996       1997       1998      1997      1998
                                    -------   ---------   -------   -------   -------
                                                                       (UNAUDITED)
                                                 (DOLLARS IN THOUSANDS)
Cash flows from financing
  activities:
  Advances from parent............  $    --   $      --   $    --   $   592   $   440
  Repayment of bond obligations...   (1,740)     (7,322)       --        --        --
  Repayments of loan from
     parent.......................       --    (208,640)      (12)       --        --
                                    -------   ---------   -------   -------   -------
          Net cash used by
            financing
            activities............   (1,740)   (215,962)      (12)      592       440
                                    -------   ---------   -------   -------   -------
Net increase (decrease) in cash...    8,743       6,852    (2,322)   11,322     3,731
Cash at beginning of year.........   10,482      19,225    26,077    26,077    23,755
                                    -------   ---------   -------   -------   -------
Cash at end of year...............  $19,225   $  26,077   $23,755   $37,399   $27,486
                                    =======   =========   =======   =======   =======

Supplemental disclosure of cash
  flow information

Cash paid during the year for:
  Interest........................  $ 4,862   $  30,431   $48,709   $11,476   $11,502
  Income taxes....................    4,295      17,102    23,991     9,265       252

Supplemental schedule of noncash financing activities

During fiscal 1997, as part of the demerger transaction, the Company received a capital contribution of $154,471 related to a reduction of affiliated indebtedness.

Disclosure of accounting policies

For purposes of the statement of cash flows, the Company considers cash and cash equivalents to include currency on hand, demand deposits and short-term investments with a maturity of three months or less with banks or other financial institutions.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)
                         MARCH 31, 1996, 1997 AND 1998
        (INFORMATION AS OF JUNE 30, 1998 AND FOR THE THREE-MONTH PERIODS
                   ENDED JUNE 30, 1997 AND 1998 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Principles of Consolidated Financial Statements

Prior to April 1996, THORN Americas, Inc. (TA) was a wholly-owned subsidiary of THORN EMI North America Holdings, Inc. (TEMINAH) and TEMINAH was an indirectly wholly-owned subsidiary of THORN EMI plc., a United Kingdom limited liability company. Effective August 19, 1996, the demerger and reorganization of the THORN EMI group was completed and the rental, rental-purchase and related businesses of THORN EMI group were transferred to THORN plc. (THORN), a newly formed United Kingdom limited liability company. As a result of this demerger and reorganization, TA became a wholly owned subsidiary of THORN International BV, (hereinafter referred to as the "Parent"). The Parent is an indirectly wholly-owned subsidiary of THORN. The consolidated financial statements include the accounts of THORN Americas, Inc. and its wholly-owned subsidiaries, except for the net assets and operations of its New Zealand division, which had net assets at March 31, 1997 and 1998 of $7,608 and $10,242, respectively, hereinafter referred to collectively as the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

THORN Americas, Inc., dba Rent-A-Center, Remco America, Inc. (Remco), U-Can Rent, and THORN Services International (TSI) operate approximately 1,400 rent-to-own stores throughout the United States. Rent-A-Center, Remco and U-Can Rent principally rent consumer electronics, appliances and furniture on a short or long term basis. Ownership of the merchandise may be transferred to the consumer when rented on a long term basis, usually 6 to 30 months. TSI services the rental merchandise and provides warehouse and merchandise distribution services to the Rent-A-Center, Remco and U-Can Rent stores.

During fiscal 1998, the Company began testing a used auto sales business, under the tradename AdvantEDGE Quality Cars. This proposition offers a retail transaction on the sale of used autos with installment financing available through the Company.

Certain reclassifications have been made in the 1996 and 1997 consolidated financial statements to conform with the 1998 format.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Merchandise and Auto Inventory

Merchandise inventory consists primarily of rental merchandise which is temporarily stored in distribution centers awaiting assignment to a store. Rental merchandise inventory is stated at average cost. In fiscal 1998, merchandise and auto inventory also includes inventory associated with the Company's auto business. Auto inventory is stated at actual cost.

Rental Merchandise, Related Rental Revenues and Depreciation

Rental merchandise is rented to customers pursuant to rental agreements which generally provide for either weekly or monthly rental terms, with rental payments collected in advance. The rental agreements may be terminated at any time by the customers, and if terminated, the rental merchandise is returned to the Company. Rental revenue is recognized as collected.

Merchandise rented to customers or available for rent is classified in the consolidated balance sheets as rental merchandise and is being depreciated on a straight-line basis over various periods ranging from 6 to 30 months (a majority of rental merchandise is depreciated over 18 to 24 month periods).

Depreciation and Amortization

Depreciation of furniture and equipment, transportation equipment and buildings is computed on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the term of the related leases.

Goodwill

Goodwill represents the excess of cost over the fair value of the net assets of businesses acquired and is amortized on the straight-line method over periods ranging from 2 to 40 years. Accumulated amortization of goodwill was $149,210 and $173,254 at March 31, 1997 and 1998, respectively.

Other Assets

Other assets consist of territory rights, covenants not to compete, deferred software costs, and other tangible and intangible amounts. Other assets, which are amortizable, are amortized using the straight-line method over periods ranging from 3 to 25 years. Accumulated amortization of these assets was $14,797 and $17,091 at March 31, 1997 and 1998, respectively.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Sale of Merchandise and Autos

Sale of merchandise and autos consists primarily of sales of used rental merchandise, including proceeds from early payoffs of rental purchase contracts, and automobile sales in connection with the Company's auto business which opened in fiscal 1998.

Accounting for Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Impairment is recognized when the carrying amounts of such assets cannot be recovered by the undiscounted future net cash flows likely to be generated.

Advertising Costs

Costs incurred for communicating and producing advertising are expensed the first time the advertising occurs. During fiscal 1996, 1997 and 1998, advertising expense was $33,895, $30,284 and $30,320, respectively.

Stock-based Compensation

The Company participates in stock option and share rights plans sponsored by THORN that provide for the granting of stock options (Thorn Share Option Plan) to exempt level employees and share rights (Share Appreciation Rights Plan) to certain key executives of the Company. The stock options and share rights, which are associated with THORN stock, are typically issued annually and vest over a three year period, subject to certain performance criteria. Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company applies APB Opinion 25 "Accounting for Stock Issued to Employees" in accounting for stock options.

Concentration of Credit Risk

The Company's financial instruments that were exposed to concentrations of credit risk consist primarily of cash. The Company places its funds into high credit quality financial institutions and, at times, such funds may be in excess of the Federal Depository insurance limit.

Unaudited Interim Financial Data

The interim financial data at June 30, 1998, and for the three-month periods ended June 30, 1997 and 1998, included herein, are unaudited and, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments)

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) necessary for a fair presentation of financial position and the results of operations and cash flows for such interim periods.

2. ACQUISITIONS AND MERGERS

The Company maintains an ongoing program to acquire selected rental operations. During fiscal 1998, the Company acquired in purchase transactions eight rental operations for an aggregate $7,626 net of cash acquired, of which $4,209 was accounted for as goodwill. During fiscal 1997, the Company acquired in purchase transactions twelve rental operations for an aggregate $21,073 net of cash acquired, of which $15,292 was accounted for as goodwill. During fiscal 1996, the Company acquired in purchase transactions seven rental operations for an aggregate $124,577 net of cash acquired, of which $85,363 was accounted for as goodwill. The operations of the stores are included in the Company's consolidated financial statements beginning on the date of acquisition. The Company is continuing to consider the acquisition of additional rental operations.

On August 19, 1996 the demerger of the THORN EMI group was completed and the rental, rental-purchase and related businesses of the THORN EMI group were transferred to THORN plc. This resulted in, among other things, the Company acquiring 100 percent of the common stock of Remco Americas, Inc. in exchange for the Company's twelve percent investment interest in the common stock of an affiliated company, Thorn EMI North America, Inc. (TENA). The Company's investment in TENA was accounted for under the cost method of accounting and had a net book carrying value of $50,000. The affiliates from which this common stock and these net assets were purchased were under the common control of the Company's indirect parent at the time of the transaction and accordingly, the assets and liabilities were recorded at their historical cost in a manner similar to that of a pooling of interest. The accompanying financial statements include the accounts and operations of these affiliates as if they were a part of the Company at the beginning of fiscal 1996.

3. LOANS FROM AFFILIATES

Prior to the demerger, the Company had entered into a loan agreement with TEMINAH which required the Company to pay to TEMINAH $2,129,280 on July 2, 2004. This amount consisted of principal plus interest compounded at ten percent (10%) per year. As a part of the demerger transaction the Company and an affiliated company, Thorn Finance, plc. (TFP), refinanced the loan agreement, requiring the Company to pay TFP $710,818 together with all accrued and unpaid interest on the unpaid balance on July 2, 2010. In connection with this refinancing the Company paid $200,000 on the original note. In addition, $50,000 of this note was forgiven by TEMINAH and recorded as a contribution of capital in the accompanying statement of stockholders' equity.

During fiscal 1998, interest accrues at a variable rate equal to 120% of the "Applicable Federal Rate" (AFR), designated as "Compounding Monthly," for debt instruments with

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

3. LOANS FROM AFFILIATES -- (CONTINUED)
a maturity of less than three years (6.3% at March 31, 1998). During fiscal 1997, the interest rate was equal to fifty (50) basis points above the AFR (6.18% at March 31, 1997). The terms of the agreement allow the Company to prepay the note in part or in full, without premium or penalty. The balance on the note payable to TFP, at March 31, 1997 and 1998 was $714,235 and $714,223, respectively.

4. ACCOUNTS RECEIVABLE -- AFFILIATED COMPANIES

Accounts receivable from affiliated companies includes income taxes payable to Parent of $480 at March 31, 1997 (see Note 9). These balances are not subject to interest. The Company has short term loans receivable outstanding from TFP totaling $65,000 and $15,000 as of March 31, 1997 and 1998, respectively. Other intercompany receivables/ (payables) with affiliated companies totaled $(2,419) and $24 as of March 31, 1997 and 1998, respectively. The year-end net receivable balances are not subject to specified settlement terms.

Prior to the demerger transaction, advances to or from affiliated companies were made as working capital was available or needed. The Company received interest at 125% of the monthly applicable federal rate on the deposited funds. After the demerger transaction the Company continues to earn interest on its excess cash invested with THORN at rates commensurate with short term interest rates available in major U.S. banking markets.

5. COMMITMENTS

The Company leases its store and distribution facilities. Management expects, in the normal course of business, that leases which expire will be renewed or replaced by other leases. At March 31, 1998, the approximate future annual minimum rental payments required under these noncancelable operating leases were as follows:

1999.................................................   $39,886
2000.................................................    28,625
2001.................................................    14,344
2002.................................................     6,114
2003.................................................     2,475
Thereafter...........................................     2,327
                                                        -------
          Total minimum payments required............   $93,771
                                                        =======

Rent expense under noncancelable operating leases for fiscal 1996, 1997, and 1998 was approximately $41,197, $45,973 and $47,590, respectively.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

6. INCENTIVE PLANS

The Company has long-term incentive plans for key executives. Payments are contingent upon the Company meeting long-term financial objectives based upon three-year operating cycles. Expense associated with such plans during fiscal 1996, 1997 and 1998 totaled $440, $797 and $1,072, respectively. The expected obligations under these plans at March 31, 1997 and 1998 were $1,550 and $2,161, respectively.

7. SAVINGS PLANS

The Company has a trusteed savings plan for the benefit of eligible employees. The plan provides for the participants to make voluntary contributions to the plan ranging from 1% to 20% of their gross compensation which is matched by the Company at a rate each year as determined by the Company's Board of Directors. The Company may, at its sole discretion, match 100% of the amount contributed by the participant up to 4% of the employee's annual gross compensation.

Effective January 1, 1998, the Company offered a nonqualified saving plan (NSP) for certain designated employees who are within a select group of key management or highly compensated employees. Employees eligible to participate in the NSP may elect to defer up to a maximum of 80% of their salary and up to a maximum of 100% of incentive bonuses. The Company will make a matching deferred contribution of up to 15% of the employee's contribution, not to exceed $15 per employee per plan year.

During fiscal 1996, 1997, and 1998 the expense related to these plans, net of forfeitures, amounted to $3,554, $3,359 and $3,295, respectively.

8. STOCK-BASED COMPENSATION PLANS

In fiscal 1997, the Company adopted the disclosure-only provisions of SFAS 123. SFAS 123 encourages entities to adopt a fair value-based method of accounting for employee stock compensation plans, but allows companies to continue to account for those plans using the accounting proscribed by APB 25. The Company has elected to account for stock based compensation using APB 25, while making the required pro forma disclosures of net earnings as if the fair value-based method had been applied.

Accordingly, no compensation expense has been recorded for the stock option or share rights plans. Had the compensation cost for stock based compensation plans been determined using the fair value method of accounting consistent with SFAS 123, there would have been no significant effect on the Company's net income. The Black-Scholes option-pricing model was used to determine the fair value on the date of grant for the stock options and share rights. As of March 31, 1998 there were awards for 9,961,904 shares outstanding.

SFAS 123 requires certain disclosures to be made about the pricing model assumptions used, exercisable options, option activity, weighted average price per option and option

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

8. STOCK-BASED COMPENSATION PLANS -- (CONTINUED) exercise price range for each income statement period. Since the stock option and share rights activity relates only to THORN's stockholders' equity, this information is not presented for the Company.

9. INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                              1996       1997      1998
                                             -------   --------   ------
Current:
Federal....................................  $ 8,576   $ 17,487   $7,050
State......................................    3,536      6,670      614
                                             -------   --------   ------
          Total current....................   12,112     24,157    7,664
                                             -------   --------   ------
Deferred:
Federal....................................   (4,384)    (7,998)    (532)
State......................................     (957)    (2,279)     628
                                             -------   --------   ------
          Total deferred...................   (5,341)   (10,277)      96
                                             -------   --------   ------
                                             $ 6,771   $ 13,880   $7,760
                                             =======   ========   ======

Prior to the demerger, the Company filed a consolidated federal tax return with TEMINAH and calculated its tax provision in accordance with TEMINAH's tax allocation policy, which provides for calculations on a stand-alone basis with any tax liability or benefit recorded as a payable to or receivable from TEMINAH. Post-demerger, the Company files a consolidated federal tax return with its U.S. subsidiaries and calculates its tax liability based upon income for the applicable periods. During fiscal 1997 in connection with the demerger, TEMINAH forgave $8,721 in tax liability owed to them from the Company. This reduction in liability was treated as a capital contribution by TEMINAH and recorded as an increase in paid-in capital by the Company.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

9. INCOME TAXES -- (CONTINUED)
The income tax provision differed from the amount computed by applying the U.S. federal income tax rate of 35% for fiscal 1997 and 1998 to income before income taxes as a result of the following:

                                              1996      1997      1998
                                             -------   -------   -------
Computed "expected" tax expense............  $(2,202)  $ 3,466   $ 3,236
Increase (reduction) in income taxes
  resulting from:
Amortization of non-deductible goodwill....    5,336     6,149     6,123
State and local income tax, net of federal
  income tax benefit.......................    2,298     4,336       807
Reduction of valuation allowance...........       --        --    (1,400)
Other, net.................................    1,339       (71)   (1,006)
                                             -------   -------   -------
                                             $ 6,771   $13,880   $ 7,760
                                             =======   =======   =======

Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                           1997      1998
                                                          -------   -------
Deferred tax assets:
  Reserves for contingencies and restructuring..........  $10,836   $19,704
  Reserves for self-insurance and accrued liabilities...    9,997    11,378
  Alternative minimum tax credit carryforward...........       --     6,674
  Property and equipment................................    5,146    10,377
  Other.................................................    4,324     5,520
                                                          -------   -------
          Total deferred tax assets.....................   30,303    53,653
Deferred tax liabilities:
  Rental assets.........................................  $ 4,875   $26,811
  Other.................................................    4,219     5,729
                                                          -------   -------
          Total deferred tax liabilities................    9,094    32,540
                                                          -------   -------
          Net deferred tax assets.......................  $21,209   $21,113
                                                          =======   =======

The alternative minimum tax credit carryforward has no expiration date.

10. CONTINGENCIES

The Company is a defendant in a number of class or alleged class action cases relating to Rent-A-Center's rental-purchase or rent-to-rent agreements as detailed below. Each claim is being adjudicated in the context of the relevant state law which is different in each

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

10. CONTINGENCIES -- (CONTINUED)
state. The first five cases referred to below, which seek to recharacterize the transaction from a lease to a credit sale, were filed prior to 1995. Of the remaining four cases, two, filed in late 1997 and early 1998, seek to challenge compliance with the relevant rental-purchase statutes. The remaining two cases, filed in early 1998, seek to challenge the reinstatement fee and in addition, one of the cases alleges that the Liability Damage Waiver (LDW) charge is excessive.

The Company is a defendant in a class action alleging that Rent-A-Center's rental-purchase agreements are credit sales and do not comply with the requirements of the Minnesota Consumer Protection Statutes and Usury Law. Summary judgment was entered as to liability and was affirmed by the U.S. Eighth Circuit Court of Appeals. The District Court found that the remedy available to the class members would be full recovery of all amounts paid for customers who returned their property and recovery of only the alleged interest for those customers who did not return their property.

Final Judgment as to damages was issued April 15, 1998, in the amount of $29,898 plus interest, although the court is considering the plaintiffs' request for an additional $1,630. The Company will appeal such award of damages and will be required to post a bond in connection therewith. The Company no longer offers its rental-purchase transaction in this state.

The Company and five of its present or former officers are defendants in a Pennsylvania alleged class action resulting from the consolidation of two existing proposed class actions. A third class action lawsuit in Pennsylvania has been stayed pending the outcome of the consolidated action and is incorporated into the settlement relating to that consolidated action. The consolidated action alleges that Rent-A-Center's rental agreements violate the Pennsylvania Goods and Services Installment Sales Act and the federal Racketeer Influenced and Corrupt Organization Act (RICO). A motion for a nationwide class certification has been denied by the court with the provision that plaintiffs may attempt to amend their complaint. A settlement in the amount of $9,350 has been reached with the plaintiffs. A final hearing to obtain the Court's approval was held June 17, 1998, and the Court approved the settlement July 8, 1998.

The class action filed in 1994 in Federal Court in Wisconsin was dismissed for lack of jurisdiction on October 20, 1997. The plaintiffs have re-filed the case in a Wisconsin state court. The new complaint alleges that Rent-A-Center's rental purchase agreements should be deemed consumer credit sales under the Wisconsin Consumer Act, violated Wisconsin's Usury law and violated the Wisconsin Deceptive Practices Act. The Court entered an order July 7, 1998 granting the plaintiff's motion for class certification and denying the Company's motion for partial summary judgment. A pre-trial conference is scheduled August 26, 1998. The Company will defend the new claim vigorously.

The Company is a defendant in a class action alleging that Rent-A-Center's rental-purchase agreements are credit sales and do not comply with the requirements of

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

10. CONTINGENCIES -- (CONTINUED)
the New Jersey Retail Installment Sales Act and violate the New Jersey Consumer Fraud Act and Usury law. In January 1997, summary judgment was granted in favor of the plaintiffs in this case as to violation of the Retail Installment Sales Act and the Consumer Fraud Act; the Court denied the plaintiff's motion on the usury count. However, in September 1997, the Court granted the plaintiff's motion for summary judgment on damages for breach of the Retail Installment Sales Act and the Consumer Fraud Act, adopting the plaintiff's formula of 40% of all rental payments, being the time differential interest equivalent, plus reinstatement fees. This amount was trebled pursuant to the Consumer Fraud Act. Judgment has now been entered for an amount of $100,000 subject to further accounting. Initially, a bond was posted for this amount, and pursuant to further accounting was increased by $63,000 to cover potential damages through April, 1999. The injunction to prevent Rent-A-Center from continuing to trade has been stayed pending the appeal. The Company is appealing this decision to the New Jersey Court of Appeals and intends to pursue all further legal proceedings as appropriate.

The Company is a defendant in a class action alleging that Rent-A-Center violated the Texas Usury Law, the Texas Insurance Law and the Texas Deceptive and Unfair Trade Practices Act. Texas law presently provides that rental purchase agreements are not credit sales. There have been no developments in this case since 1994 and damages are unspecified.

The following information relates to those claims not seeking recharacterization:

The Company is a defendant in an alleged class action in New York. The case has been removed to Federal Court. The complaint alleges that Rent-A-Center engaged in deceptive or unfair acts in contravention of the New York Personal Property Law (the Rent-to-Own Program Law), as well as provisions of the General Business Law relating to consumer protection for deceptive acts and practices and false advertising. The plaintiffs seek both compensatory and punitive damages.

The Company is a defendant in an alleged class action filed in Massachusetts. This claim alleges that Rent-A-Center's transactions and advertising failed to comply with the Massachusetts rental purchase statute and are deceptive under the Massachusetts Consumer Protection Act. The plaintiffs seek both compensatory and punitive damages.

The Company is a defendant in two alleged class actions filed in the State of Alabama which were filed in January and March, 1998. These claims allege that Rent-A-Center's reinstatement fee constitutes an illegal penalty and that charging such fee constitutes breach of contract. A second claim was added to the second class action alleging the LDW charge is excessive. The plaintiffs seek compensatory damages only.

The claims described above, where not concluded, are being vigorously defended. However, management believes that a loss will be incurred in some of the cases and although a specific amount cannot be estimated due to an inability to reasonably estimate potential losses and potential appellate decisions reversing in whole or in part outstanding lower

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

10. CONTINGENCIES -- (CONTINUED)
court judgments, the Company has accrued $34,500 in the accompanying financial statements. If the courts in these actions were to hold that the Company's rental or rental-purchase transactions constitute credit sales, the Company would seek to adapt its agreements, where this has not already occurred, so that they would not be so treated under relevant state laws. Management believes that a final unfavorable outcome in any one of these actions, except for that in Texas, would not have a material adverse effect on the Company's ongoing business. There can be no assurance, however, that final unfavorable outcomes in any of these actions would not have a material effect on the Company's financial condition or results of operations in the year of final adjudication.

The Company is a defendant in an action filed in the Federal District Court in Missouri alleging a policy of racial discrimination against a nationwide class of African-Americans who applied for employment, are currently employed or were formerly employed. The Company denies the allegations and will vigorously oppose certification of a nationwide class. Attempts to certify a nationwide class in a racial discrimination case filed in the Federal District Court in Kansas were dismissed last year.

The Company's management is not aware of any additional legal or arbitration proceedings pending or threatened against the Company which may have any liability significantly in excess of provisions in the accounts.

11. FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair values of the Company's financial instruments at March 31, 1998 are as follows:

Loans from affiliated company: It was not practicable to estimate the fair value of the Company's loans from its affiliates because no quoted market prices exist for these unique instruments and there is no intent by management to retire the debts.

12. OFF-BALANCE SHEET RISK

Letters of credit are issued by the Company during the ordinary course of business through banks as required by certain vendor contracts. As of March 31, 1997 and 1998, the Company had outstanding irrevocable stand-by letters of credit for $27,336 and $66,842, respectively.

Subsequent to March 31, 1998, the Company secured a bond in the amount of $32,786 and canceled its previously outstanding stand-by letter of credit in the amount of $4,000, in connection with a class action lawsuit in Minnesota (see
Note 10). The Company and THORN are both guarantors of the bond.

The Company has secured a bond in the amount of $100,000 in connection with a class action lawsuit in New Jersey (See Note 10). The Company and THORN are both guarantors of the bond.

                     THORN AMERICAS, INC. AND SUBSIDIARIES

                             (DOLLARS IN THOUSANDS)

12. OFF-BALANCE SHEET RISK -- (CONTINUED)
The Company has a $20,000 unused line of credit with a financial institution.

13. RESTRUCTURING CHARGES

During fiscal 1998, the Company discontinued its new concept tests related to its credit retail and check-cashing businesses, closed certain nonperforming rental purchase stores and reorganized certain administrative support functions resulting in a charge to operating income of $12,292. Such restructuring charges include asset valuation reductions of approximately $3,750, future rent obligations of approximately $2,250, employee severance costs of approximately $5,250 and other costs of approximately $1,042. As of March 31, 1998, $6,851 of total restructuring charges remained in accrued liabilities.

During 1996, the Company recorded restructuring charges of $12,600 related to consolidation of offices and reductions in the number of employees. These charges were primarily made up of the expected costs of employee separations. There was no remaining liability at March 31, 1998.

14. MERGER TRANSACTION

On June 17, 1998 THORN announced that it has entered into an agreement to sell the Company to Renters Choice, Inc., a publicly held rent-to-own company for approximately $900,000 subject to shareholder and Federal Trade Commission approval. A closing date for the transaction has not yet been determined.

15. SUBSEQUENT EVENT (UNAUDITED)

In August 1998, subsequent to its change of control, the Company reached a tentative settlement with the plaintiffs in Wisconsin, in the amount of $16.25 million. Such amount is not accrued in the June 30, 1998 financial statements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors of
Central Rents, Inc.

We have audited the accompanying balance sheets of Central Rents, Inc. (a Delaware corporation) as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Rents, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Los Angeles, California
March 19, 1998

                              CENTRAL RENTS, INC.

                                 BALANCE SHEETS
             DECEMBER 31, 1996, 1997 AND MARCH 31, 1998 (UNAUDITED)

                                                                 DECEMBER 31,
                                                              -------------------    MARCH 31,
                                                                1996       1997        1998
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS
                                                                   EXCEPT PER SHARE DATA)
ASSETS
Cash and Cash Equivalents...................................  $ 12,808   $  5,739    $ 11,526
Receivables and Prepaid Expenses............................     2,348      2,396       2,016
Due from Related Parties....................................        --        115          --
Income Tax Receivable -- Related Party......................     1,871         --          --
Rental Merchandise, at cost.................................    66,289     68,205      63,344
  Less -- Accumulated depreciation..........................   (31,908)   (31,461)    (31,621)
                                                              --------   --------    --------
                                                                34,381     36,744      31,723
Property and Equipment, at cost
  Leasehold improvements....................................     3,355      4,905       5,880
  Furniture and equipment...................................     2,037      2,981       4,256
  Vehicles..................................................       134         73          57
                                                              --------   --------    --------
                                                                 5,526      7,959      10,193
  Less -- Accumulated depreciation..........................    (2,834)    (4,127)     (6,622)
                                                              --------   --------    --------
                                                                 2,692      3,832       3,571
Deferred Financing Costs, net...............................     1,957      1,603       1,535
Noncompete Agreement, net...................................     1,275         --          --
Excess of Cost over Net Assets Acquired, net................     6,861      6,611       6,549
Deferred Income Taxes.......................................     8,156     10,595      11,045
Other Assets................................................       114        125         131
                                                              --------   --------    --------
        Total Assets........................................  $ 72,463   $ 67,760    $ 68,096
                                                              ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities:
Accounts Payable............................................  $  5,332   $  4,688    $  2,715
Accrued Expenses............................................     5,682      6,058       7,380
Due to Related Parties......................................       237         --          --
Income Tax Payable -- Related Party.........................        --        434         249
Accrued Interest............................................       322        322       2,253
Long-term Notes.............................................    58,094     58,368      58,437
                                                              --------   --------    --------
        Total liabilities...................................    69,667     69,870      71,034
                                                              --------   --------    --------
Commitments and Contingencies...............................        --         --          --
STOCKHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.01 par value, 100 shares authorized; no
    shares issued...........................................        --         --          --
  Common stock, $.01 par value, 2,000,000 shares authorized;
    551,045, 617,045 and 617,045 shares issued and
    outstanding in 1996, 1997 and 1998 (unaudited),
    respectively............................................         6          7           7
  Additional paid-in capital................................    22,944     22,944      22,944
  Retained deficit..........................................   (20,154)   (25,061)    (25,889)
                                                              --------   --------    --------
        Total stockholders' equity (deficit)................     2,796     (2,110)     (2,938)
                                                              --------   --------    --------
        Total liabilities and stockholders' equity
        (deficit)...........................................  $ 72,463   $ 67,760    $ 68,096
                                                              ========   ========    ========

The accompanying notes are an integral part of these financial statements.

                              CENTRAL RENTS, INC.

                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND FOR THE UNAUDITED PERIODS ENDED MARCH 31, 1997 AND 1998

                                       DECEMBER 31,                MARCH 31,
                               -----------------------------   ------------------
                                 1995       1996      1997       1997      1998
                               --------   --------   -------   --------   -------
                                                                  (UNAUDITED)
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Rental revenues............  $112,243   $103,382   $98,582   $ 23,528   $21,935
  Sales of merchandise.......     5,736      5,243     4,847      1,146     1,484
  Other revenue..............        65        152       114      2,062     1,782
                               --------   --------   -------   --------   -------
                                118,044    108,777   103,543     26,736    25,201
                               --------   --------   -------   --------   -------
Costs and Expenses:
  Selling, general and
     administrative..........    61,991     61,475    62,544     15,682    15,196
  Cost of merchandise sold...     3,658      3,852     3,520      1,098     1,058
  Depreciation and
     amortization
     Rental merchandise......    36,694     32,045    30,407      7,660     7,664
     Property and
       equipment.............     1,541      1,538     1,711        367       517
                               --------   --------   -------   --------   -------
                                103,884     98,910    98,182     24,807    24,435
                               --------   --------   -------   --------   -------
Income before interest, taxes
  and amortization of
  intangibles................    14,160      9,867     5,361      1,929       766
Amortization of
  intangibles................    19,601      5,192     1,545        818        65
                               --------   --------   -------   --------   -------
Income (loss) from
  operations.................    (5,441)     4,675     3,816      1,111       701
Interest expense, net........    (7,464)    (7,555)   (7,849)    (1,914)   (1,979)
                               --------   --------   -------   --------   -------
Loss before income tax
  benefit....................   (12,905)    (2,880)   (4,033)      (803)   (1,278)
Income tax benefit...........     3,750      1,040     1,126        289       450
                               --------   --------   -------   --------   -------
          Net loss...........  $ (9,155)  $ (1,840)  $(2,907)  $   (514)  $  (828)
                               ========   ========   =======   ========   =======
Per share data:
Basic net loss per common
  share......................  $ (16.89)  $  (3.34)  $ (4.79)  $  (0.89)  $ (1.34)
                               ========   ========   =======   ========   =======
Diluted net loss per common
  share......................  $ (16.89)  $  (3.34)  $ (4.79)  $  (0.89)  $ (1.34)
                               ========   ========   =======   ========   =======
Weighted average common
  shares outstanding.........   541,985    551,045   606,557    575,000   617,045
                               ========   ========   =======   ========   =======

The accompanying notes are an integral part of these financial statements.

                              CENTRAL RENTS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
            FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND
                FOR THE PERIOD ENDED MARCH 31, 1998 (UNAUDITED)

                                   COMMON STOCK
                                -------------------             RETAINED
                                                      PAID-IN   EARNINGS
                                SHARES    PAR VALUE   CAPITAL   (DEFICIT)    TOTAL
                                -------   ---------   -------   ---------   -------
                                     (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
BALANCE, December 31, 1994....  534,000      $ 5      $22,195   $ (9,159)   $13,041
  Issuance of common stock....   17,045        1          749         --        750
  Net loss for the year ended
     December 31, 1995........       --       --           --     (9,155)    (9,155)
                                -------      ---      -------   --------    -------
BALANCE, December 31,
  1995........................  551,045        6       22,944    (18,314)     4,636
  Net loss for the year ended
     December 31, 1996........       --       --           --     (1,840)    (1,840)
                                -------      ---      -------   --------    -------
BALANCE, December 31, 1996....  551,045        6       22,944    (20,154)     2,796
                                -------      ---      -------   --------    -------
  Dividends paid..............       --                    --     (2,000)    (2,000)
  Exercise of stock
     warrants.................   66,000        1           --         --          1
  Net loss for the year ended
     December 31, 1997........       --       --           --     (2,907)    (2,907)
                                -------      ---      -------   --------    -------
BALANCE, December 31, 1997....  617,045        7       22,944    (25,061)    (2,110)
                                -------      ---      -------   --------    -------
  Net loss for the unaudited
     period ended March 31,
     1998.....................       --       --           --       (828)      (828)
                                -------      ---      -------   --------    -------
BALANCE, March 31, 1998
  (unaudited).................  617,045      $ 7      $22,944   $(25,889)   $(2,938)
                                =======      ===      =======   ========    =======

The accompanying notes are an integral part of these financial statements.

                              CENTRAL RENTS, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
          AND FOR THE UNAUDITED PERIODS ENDED MARCH 31, 1997 AND 1998

                                                         DECEMBER 31,                MARCH 31,
                                                ------------------------------   -----------------
                                                  1995       1996       1997      1997      1998
                                                --------   --------   --------   -------   -------
                                                                                    (UNAUDITED)
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss....................................  $ (9,155)  $ (1,840)  $ (2,907)  $  (514)  $  (828)
  Adjustments to reconcile net loss to net
    cash (used) provided by operating
    activities:
    Depreciation of rental merchandise........    36,694     32,045     30,407     7,660     7,664
    Depreciation of property and equipment....     1,541      1,538      1,711       367       517
    Deferred income tax benefit...............    (3,950)       (26)    (1,286)     (289)     (450)
    Amortization of intangibles...............    19,601      5,192      1,545       818        65
    Amortization of debt discount.............       274        274        274        68        69
    Amortization of deferred financing
      costs...................................       316        330        163        83        68
    Changes in operating assets and
      liabilities, net of the effect of
      businesses acquired:
      Decrease (increase) in receivables,
         prepaid expenses and other assets....       742       (354)       (59)      608       371
      Decrease (increase) in due from related
         parties..............................        --         --       (115)       --       115
      Decrease (increase) in income tax
         receivable -- related party..........    (1,050)      (821)     1,871        (2)       --
      Increase in rental merchandise,
         (purchases and retirement), net......   (41,095)   (31,561)   (32,865)   (6,900)   (2,643)
      Decrease in deferred financing costs....        --         --        191        --        --
      Increase (decrease) in accounts
         payable..............................     1,677     (4,891)      (644)   (2,813)   (1,973)
      Increase (decrease) in accrued
         expenses.............................      (856)      (494)       377       266     1,322
      Increase in accrued interest............        --         --         --     1,931     1,931
      (Decrease) increase in due to related
         parties..............................      (136)      (523)      (237)      116      (185)
      Decrease in income taxes payable --
         related party........................        --         --       (715)       --        --
      Increase in income taxes payable........        --        419         --        --        --
                                                --------   --------   --------   -------   -------
         Net cash (used) provided by operating
           activities.........................     4,603       (712)    (2,289)    1,399     6,043
                                                --------   --------   --------   -------   -------
Cash flows from investing activities:
  Proceeds from store sales...................       515         --         95        --        --
  Purchase of property and equipment..........    (2,114)    (1,032)    (2,851)   (1,094)     (256)
  Purchase of rental agreements and stores....    (1,110)        --        (24)      (24)       --
  Purchase of RTO and WBC, net of cash
    acquired..................................    (3,669)        --         --        --        --
                                                --------   --------   --------   -------   -------
         Net cash (used) provided by investing
           activities.........................    (6,378)    (1,032)    (2,780)   (1,118)     (256)
                                                --------   --------   --------   -------   -------
Cash flows from financing activities:
  Dividends paid..............................        --         --     (2,000)   (2,000)       --
  Proceeds from issuance of common stock......       750         --         --        --        --
  Debt issuance costs.........................      (176)        --         --        --        --
                                                --------   --------   --------   -------   -------
Net cash (used) provided by financing
  activities..................................       574         --     (2,000)   (2,000)       --
                                                --------   --------   --------   -------   -------
Net decrease in cash and cash equivalents.....    (1,201)    (1,744)    (7,069)   (1,719)    5,787
Cash and cash equivalents, beginning of
  year........................................    15,753     14,552     12,808    12,808     5,739
                                                --------   --------   --------   -------   -------
Cash and cash equivalents, end of year........  $ 14,552   $ 12,808   $  5,739   $11,089   $11,526
                                                ========   ========   ========   =======   =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
Cash paid during the period for:
  Income taxes................................  $  1,271   $  1,190   $    160   $    22   $     3
  Interest....................................  $  7,725   $  7,852   $  7,784   $   430   $   436

The accompanying notes are an integral part of these financial statements.

                              CENTRAL RENTS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. HISTORY AND BUSINESS ACTIVITY

Central Rents, Inc. (the "Company") was incorporated in the State of Delaware on March 17, 1994 to acquire RTO Enterprises, Inc. ("RTO") and WBC Holdings, Inc. ("WBC"). The Company is a wholly-owned subsidiary of Central Rents Holding, Inc. which is a wholly-owned subsidiary of Banner Holdings, Inc. ("Banner"), its ultimate parent company. All activity of the Company prior to the acquisition of RTO and WBC ("Acquisition") related to its formation, including an infusion of $20,000,000 of cash equity in exchange for the issuance of 534,000 shares of common stock. On April 28, 1995, RTO and WBC were merged into the Company pursuant to a statutory merger effected in accordance with the provisions of the Delaware General Corporation Laws.

The Company's predecessors have been engaged in the rental-purchase industry since 1968. As of December 31, 1997, the Company operated 175 rental-purchase stores in 20 states throughout the United States. The stores rent a broad range of consumer products, including electronics, major appliances, jewelry and furniture.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Rental Merchandise, Depreciation and Revenue Recognition

Rental merchandise is rented by customers through rental-purchase agreements providing for weekly or monthly payments. The agreements automatically renew with each payment. Rent is collected in advance at the beginning of each rental period, is nonrefundable and is recognized as revenue when collected. Ownership of the rental items passes to the customer when the customer makes the requisite number of rental payments stipulated by the agreement, generally 12 to 30 monthly payments. In the accompanying statements of operations, sales of merchandise primarily includes cash received for outright sales of previously rented merchandise and final rental payments immediately preceding the passage of title to the respective customers. Cost of merchandise sold represents the undepreciated cost of merchandise on the date of sale.

Rental merchandise is recorded at cost. The Company has determined that the estimated useful lives of its rental merchandise averaged approximately 22 months and such period is used for depreciation purposes.

Property and Equipment

Property and equipment, including leasehold improvements, are recorded at cost. Additions, improvements and renewals which significantly add to the asset value or extend the life of the asset are capitalized. Expenditures for maintenance and repairs are expensed as such costs are incurred.

                              CENTRAL RENTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
The Company uses the straight-line method for recording depreciation. The estimated useful lives used in computing depreciation for financial reporting purposes are as follows:

Leasehold improvements...............................   Life of lease
Furniture and equipment..............................       3-7 years
Vehicles.............................................         3 years

Deferred Financing Costs

Deferred financing costs represent debt issuance costs and are amortized using the interest method over the term of the long-term notes. As of December 31, 1996 and 1997 and as of the unaudited period ending March 31, 1998, accumulated amortization amounted to $817,000, $980,000 and $1,047,000, respectively.

Advertising

The Company generally expenses production cost of print and television advertisements as of the first date the advertisements takes place unless they are expected to benefit future periods. Advertising expenses included in selling, general and administrative expenses were $5,394,000 in 1995, $5,822,000 in 1996, $6,668,000 in 1997, and $1,570,000 and $1,204,000 for unaudited periods ending March 31, 1997 and 1998, respectively.

Noncompete Agreement

In connection with the Acquisition, one of the sellers entered into a noncompete agreement with the Company. The noncompete agreement was amortized over its contractual life of 3 years. Amortization of the noncompete agreement was 50% in year one, 35% in year two and 15% in year three. As of December 31, 1996 and 1997, and as of the unaudited period ending March 31, 1998, accumulated amortization amounted to $18,725,000, $20,000,000 and $20,000,000, respectively. The agreement was fully amortized at June 30, 1997.

Excess of Cost Over Net Assets Acquired

The excess of cost over net assets acquired, which relates to the acquisition of RTO and WBC and other stores in 1995, is being amortized on a straight-line basis over a period of 30 years. The purchase price is subject to change upon the resolution of certain issues with the seller. The Company periodically reviews the excess of cost over net assets acquired to assess recoverability. Impairment would be recognized in operating results if a permanent diminution in value were to occur. At year end, 1995, the Company specifically reviewed the excess of cost over net assets acquired related to its California operations. The Company undertook such a review in light of much lower operating results experienced by these operations, due in a large part to the new California legislation regulating rental-purchase transactions which became effective on January 1, 1995 (the "California

                              CENTRAL RENTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Legislation"). The California Legislation limited the Company's ability to collect certain types of fees. Based upon the then current economic environment and future outlook, the Company determined that approximately $3.0 million of excess of cost over net assets acquired related to its California operations had been impaired and therefore such amount was charged-off as of December 31, 1995. As of December 31, 1996 and 1997 and as of the unaudited period ending March 31, 1998, accumulated amortization amounted to $3,712,000, $3,960,000 and $4,022,000, respectively.

Cash and Cash Equivalents

The Company invests excess cash from operations in short-term investment grade commercial paper and repurchase agreements. The Company considers all highly liquid debt instruments purchased with an original maturity date of three months or less to be cash equivalents.

Concentration of Credit Risk

The Company places its temporary cash and cash investments with high quality financial institutions. Management monitors the financial creditworthiness of these financial institutions. At times, such investments may be in excess of insured limits.

Long-term Notes

The fair value of the Company's long-term notes is estimated as required by Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments". The fair value is based on the quoted market prices for the same or similar issues. Management believes that the fair value of its long-term notes approximates the carrying value as of December 31, 1996 and 1997 and as of the unaudited period ending March 31, 1998.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the use of the liability method of accounting for income taxes. Deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect.

The Company and Banner have entered into a tax sharing agreement which provides, among other things, for the sharing of federal consolidated and state combined income tax liabilities and refunds. Under the tax sharing agreement, payments and refunds will be calculated by the Company on a separate company basis. The Company will repay Banner $434,000 due to limitations that apply to loss carryovers on a separate company basis due to a change in the method used in allocating the tax liabilities in the prior years. The

                              CENTRAL RENTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Company recorded an income tax benefit in 1995, 1996 and 1997 of $3,750,000, $1,040,000 and $1,126,000, respectively, and income taxes receivable from Banner of $1,871,000 at December 31, 1996 and income taxes payable to Banner of $434,000 at December 31, 1997.

Earnings Per Share

Earnings per common share is computed using the weighted average number of shares outstanding and dilutive common stock equivalents (options and warrants). No common stock equivalents were used in the computation as the impact would be anti-dilutive.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130") and Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of Enterprise and Related Information" ("SFAS 131") in fiscal year 1997. The Company adopted SFAS 128 in 1997 and will adopt SFAS 130 and 131 in 1998. The Company does not expect that the adoption of SFAS 130 and SFAS 131 will have a material effect on its financial position or its results of operations for the year ended December 31, 1998.

                              CENTRAL RENTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
As described above, the Company reports earnings per share according to the provisions of SFAS 128. The following table presents a reconciliation of basic earnings per share and diluted earnings per share. The denominator of diluted earnings per share includes the effect of dilutive common stock equivalents. There were no potentially dilutive securities that were outstanding at December 31, 1997 and as of the unaudited period ended March 31, 1998.

                                            BASIC EARNINGS    DILUTED EARNINGS
                                               PER SHARE          PER SHARE
                                            ---------------   -----------------
                                            (DOLLARS IN THOUSANDS EXCEPT SHARE
                                                    AND PER SHARE DATA)
For the Year Ended December 31, 1995
  Numerator -- net loss...................     $ (9,155)          $ (9,155)
  Denominator -- weighted average shares
     outstanding..........................      541,985            541,985
  Loss per share..........................     $ (16.89)          $ (16.89)
For the Year Ended December 31, 1996
  Numerator -- net loss...................     $ (1,840)          $ (1,840)
  Denominator -- weighted average shares
     outstanding..........................      551,045            551,045
  Loss per share..........................     $  (3.34)          $  (3.34)
For the Year Ended December 31, 1997
  Numerator -- net loss...................     $ (2,907)          $ (2,907)
  Denominator -- weighted average shares
     outstanding..........................      606,557            606,557
  Loss per share..........................     $  (4.79)          $  (4.79)
For the Period Ended March 31, 1997
  (Unaudited)
  Numerator -- net loss...................     $   (514)          $   (514)
  Denominator -- weighted average shares
     outstanding..........................      575,000            575,000
  Loss per share..........................     $  (0.89)          $  (0.89)
For the Period Ended March 31, 1998
  (Unaudited)
  Numerator -- net loss...................     $   (828)          $   (828)
  Denominator -- weighted average shares
     outstanding..........................      617,045            617,045
  Loss per share..........................     $  (1.34)          $  (1.34)

                              CENTRAL RENTS, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Balance Sheet Presentation

The Company's balance sheet is presented on a non-classified basis consistent with industry practice.

Use of Estimates

The process of preparing financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts, generally not by material amounts. Management believes that these estimates and assumptions provide a reasonable basis for the fair presentation of the Company's financial position and results of operations.

Included in the accompanying balance sheet is a deferred tax asset of $10.6 million as of December 31, 1997 and $11.1 million as of the unaudited period ended March 31,1998. Management believes it is more likely than not that it will realize the net deferred tax assets. The Company expects to realize this recorded deferred tax asset through the potential disposition of all or a part of the assets of the Company some time in the future, or through taking the Company public providing for additional capital for growth and expansion.

Reclassifications

Certain reclassifications have been made to previously reported amounts to conform to the current year presentation.

3. LONG-TERM NOTES

The Company funded the purchase price for the stock and notes of RTO and WBC from the proceeds of an offering of Units (the "Offering"), consisting of $60,000,000 principal amount of Senior Notes and Warrants to purchase 60,000 shares of common stock of the Company. The long-term notes were issued at a price equal to 96.3% of the aggregate principal amount. Of the total proceeds, $57,389,000 was allocated to Notes and $2,200,000 was allocated to the issuance of Warrants. On or before February 28, 1997, all Warrant holders exercised their option to convert the Warrants into the Company's common stock.

On September 28, 1994, the Company's Registration Statement under the Securities Act relating to the issuance by the Company of $60,000,000 principal amount of 12 7/8% Series B Senior Notes due 2003 (the "New Notes") in exchange for the outstanding Notes (the "Exchange Offer") was declared effective by the Securities and Exchange Commission. Upon its effectiveness, the Company commenced the Exchange Offer,

                              CENTRAL RENTS, INC.

3. LONG-TERM NOTES -- (CONTINUED)
pursuant to which all of the outstanding Notes were tendered and exchanged on or prior to October 28, 1994. The terms of the New Notes and the Notes are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Notes.

The New Notes bear interest at the rate of 12 7/8% per annum payable semi-annually on December 15 and June 15, commencing December 15, 1994. On or after June 15, 1999, the New Notes will be redeemable at the option of the Company, in whole or in part, at the redemption prices as defined plus accrued and unpaid interest to the date of redemption.

In connection with the issuance of the Notes, the Company executed an indenture dated June 3, 1994 (the "Indenture"). The Indenture contains certain covenants that, among other things, limit the ability of the Company and its subsidiaries to incur additional Indebtedness (as defined), pay dividends in excess of $2.0 million or make certain other Restricted Payments (as defined), enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations. In addition, under certain circumstances, the Company is required to offer to purchase the long-term notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with proceeds from certain asset sales (as defined). Interest expense on the New Notes amounted to $7,725,000 in 1995, 1996 and 1997 and $2,067,000 for the unaudited period ended March 31, 1997 and 1998.

On May 10, 1997, the Company canceled a revolving line of credit agreement with Wells Fargo Bank (the "Line of Credit") which was entered into on May 9, 1995. The Line of Credit was subject to an annual commitment fee payable to the bank on a quarterly basis of 0.5% of the unused borrowings.

4. COMMITMENTS AND CONTINGENCIES

Leases

The Company has various operating leases, which generally have an initial lease term of 18 to 60 months. The operating leases are for office facilities, store locations, rental of vehicles, office equipment and various other assets. Generally leases for store locations contain renewal options for periods up to six years. Rental expenses related to these leases during 1995, 1996 and 1997 and for the unaudited periods ending March 31, 1997 and 1998 amounted to $7,667,000, $6,755,000, $7,545,000, $1,809,000 and $2,174,000,

                              CENTRAL RENTS, INC.

4. COMMITMENTS AND CONTINGENCIES -- (CONTINUED) respectively. The future minimum annual rental commitments under operating leases which have initial noncancelable lease terms in excess of one year are as follows:

           YEAR ENDING
          DECEMBER 31,              VEHICLES    REAL ESTATE      TOTAL
---------------------------------  ----------   -----------   -----------
1998.............................  $2,236,000   $ 5,911,000   $ 8,147,000
1999.............................   1,604,000     3,969,000     5,573,000
2000.............................   1,208,000     3,047,000     4,255,000
2001.............................     313,000     1,595,000     1,908,000
2002.............................       1,000     1,046,000     1,047,000
Thereafter.......................          --       360,000       360,000
                                   ----------   -----------   -----------
                                   $5,362,000   $15,928,000   $21,290,000
                                   ==========   ===========   ===========

Litigation

The Company is a party to legal proceedings arising in the normal course of business. Based on consultation with legal counsel and on the facts currently available, it is management's opinion that the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Letters of Credit

The Company utilizes standby letters of credit to satisfy property and vehicle insurance security deposit requirements. These letters of credit are irrevocable and have one-year renewable terms. Outstanding standby letters of credit as of December 31, 1996 and 1997 were $200,000 and $862,000, respectively, and $1,162,000 as of the unaudited period ended March 31, 1998.

                              CENTRAL RENTS, INC.

5. INCOME TAXES

The benefit for income taxes is comprised of the following:

                                     1995          1996          1997
                                  -----------   -----------   -----------
Current:
  Federal.......................  $    36,000   $(1,061,000)  $        --
  State and local...............      164,000        47,000       160,000
                                  -----------   -----------   -----------
                                      200,000    (1,014,000)      160,000
                                  -----------   -----------   -----------
Deferred:
  Federal.......................   (3,150,000)      (20,000)     (660,000)
  State and local...............     (800,000)       (6,000)     (626,000)
                                  -----------   -----------   -----------
                                   (3,950,000)      (26,000)   (1,286,000)
                                  -----------   -----------   -----------
          Total tax benefit.....  $(3,750,000)  $(1,040,000)  $(1,126,000)
                                  ===========   ===========   ===========

The benefit for income taxes differs from the amount obtained by applying the federal statutory income tax rate to the loss before income taxes as follows:

                                                 1995     1996     1997
                                                 -----    -----    -----
Expected provision (benefit) for federal income
  taxes........................................  (35.0)%  (35.0)%  (35.0)%
State taxes -- net of federal deduction........    (.1)    (5.2)    (7.8)
Nondeductible and other items..................    6.1      4.1     14.9
                                                 -----    -----    -----
                                                 (29.0)%  (36.1)%  (27.9)%
                                                 =====    =====    =====

                              CENTRAL RENTS, INC.

5. INCOME TAXES -- (CONTINUED)
The primary components of temporary differences which give rise to deferred taxes at December 31, 1997 and 1996 are:

                                                   1996         1997
                                                ----------   -----------
Deferred Tax Assets:
  Depreciation of fixed assets................  $1,331,000   $ 1,082,000
  Reserves and other accrued expenses.........   1,585,000     1,542,000
  Noncompete agreement amortization...........   6,200,000     6,411,000
  Operating loss carry forward................          --     3,901,000
  Other.......................................     304,000       573,000
                                                ----------   -----------
          Total deferred tax assets...........   9,420,000    13,509,000
Deferred Tax Liabilities:
  Rental merchandise..........................    (601,000)     (648,000)
  State income tax............................    (474,000)     (755,000)
  Other.......................................    (189,000)   (1,511,000)
                                                ----------   -----------
          Net deferred tax assets.............  $8,156,000   $10,595,000
                                                ==========   ===========

The Internal Revenue Service ("IRS") has examined certain of the Company's former subsidiaries. In connection with the Acquisition, the sellers entered into an agreement to indemnify the Company for income tax liabilities of RTO and WBC attributable to pre-acquisition tax periods. The results of these audits did not have a material adverse effect on the financial position of the Company.

The IRS published a revenue ruling in July 1995 providing that the Modified Accelerated Cost Recovery System ("MACRS") is the appropriate depreciation method for rental purchase merchandise. The Company has used the income forecast method of depreciation for tax accounting, and management believes that this method has been widely used throughout the rental-purchase industry prior to the publication of this revenue ruling. The Company received permission from the IRS and converted to the MACRS method of depreciation for tax accounting purposes only, effective January 1, 1996. This change in tax accounting method will require the Company to increase taxable income in future years in order to recapture depreciation deductions previously claimed on the Company's tax returns taken under the income forecast method of depreciation in advance of the time at which such deductions may have been allowable under the MACRS depreciation method. Management believes that the adoption of MACRS will not significantly impact the Company's financial position and results of operations.

The Company provides taxes on a separate company basis pursuant to its tax sharing agreement. Management believes it is more likely than not that it will realize the net deferred tax assets and accordingly no valuation allowance has been provided. This conclusion is based on the expectation of future taxable income relating to the potential

                              CENTRAL RENTS, INC.

5. INCOME TAXES -- (CONTINUED)
disposition of all or a part of the assets of the Company or through taking the Company public providing for additional capital for growth and expansion. If the Company is unable to generate sufficient taxable income through operating results or dispositions and alternative strategies are not viable, then the establishment of a valuation allowance may be necessary.

The Company has federal net operating loss carryforwards of approximately $10,400,000 of which $1,288,000 expires in 2010, $2,295,000 expires in 2011 and
$6,817,000 expires in 2012. At December 31, 1997, the Company has state net operating loss carryforwards of approximately $4,070,000 which expire at various times and various amounts through the year 2012.

6. RELATED PARTY TRANSACTIONS

The Company has entered into an Administrative Services Agreement (the "Administrative Services Agreement") with Banner pursuant to which Banner or one of the other Banner subsidiaries, other than the Company, provides purchasing, advertising, accounting, insurance, health and other benefits, real estate, management information systems, and other services to the Company. The Company is required to reimburse Banner for its allocable share of direct and overhead costs determined on the basis of the Company's percentage utilization of the applicable services contemplated by the Administrative Services Agreement. The Administrative Services Agreement had an initial term of two years beginning June 3, 1994 and will be automatically extended for up to eight successive one-year terms after the end of the initial term unless the Company gives at least 30 days prior notice at the end of the then current term that the Administrative Services Agreement will terminate. As long as Banner or any other Banner subsidiary beneficially owns more than 50% of the voting stock of the Company, the Administrative Services Agreement shall not be terminable by Banner or any other Banner subsidiary as a result of any breach of the Administrative Services Agreement by the Company. During 1995, 1996 and 1997, and during the unaudited periods ending March 31, 1997 and 1998, the Company purchased $1,927,000, $640,000, $883,000, $0 and $201,000, respectively, of merchandise from Banner's Central Electric, a wholly owned subsidiary of Banner. The Company has not incurred any material common costs or expenses to be allocated during 1995, 1996 and 1997 and during the unaudited periods ending March 31, 1997 and 1998 in connection with the Administrative Services Agreement.

                              CENTRAL RENTS, INC.

6. RELATED PARTY TRANSACTIONS -- (CONTINUED)
The receivable from (payable to) related parties as of December 31, 1996 and 1997 and for the unaudited period ended March 31, 1998 are as follows:

                                                DECEMBER 31,
                                           ----------------------    MARCH 31,
                                              1996        1997         1998
                                           ----------   ---------   -----------
                                                                    (UNAUDITED)
Banner Holdings..........................  $2,371,000   $(434,000)   $(200,000)
Banner Central Electric..................    (656,000)    178,000       14,000
G. M. Cypres & Co. ......................     (61,000)    (63,000)     (63,000)
Banner Central Electric Properties.......     (20,000)         --           --
                                           ----------   ---------    ---------
                                           $1,634,000   $(319,000)   $(249,000)
                                           ==========   =========    =========

The Company and G. M. Cypres & Co., a related party through common ownership, entered into an agreement (the "Consulting Agreement") pursuant to which G. M. Cypres & Co. or its designee provides consulting, investment banking or similar services to the Company in consideration for the payment of certain fees and expenses, including an annual management fee (the "Management Fee"). Under the terms of the Indenture, the fees and expenses payable under the Consulting Agreement must be reasonable and customary, and the Management Fee shall not exceed $375,000 per year. Management Fees charged under the terms of the Consulting Agreement totaled $375,000 for the years ended December 31, 1995, 1996 and 1997 and $93,750 for the unaudited periods ending March 31, 1997 and 1998.

Effective January 1, 1995, the Company entered into a triple net lease agreement with BCE Properties II, Inc., a related party of the Company through common ownership, for office space at the Company's corporate headquarters. The lease provides, among other things, for monthly rent of $10,000 through December 31, 2005. Rent expense under the terms of the lease totaled $120,000 for the years ended December 31, 1995, 1996 and 1997 and $30,000 for the unaudited periods ending March 31, 1997 and 1998.

Management believes that all related party transactions were consummated on terms comparable to terms that could have been negotiated with third parties.

7. RETIREMENT SAVINGS PLAN

As of December 31, 1995 the Company terminated a 401(k) defined contribution plan covering substantially all employees of one of the Company's subsidiaries. The Company matched the first 6% of eligible compensation contributed by the participants at a rate of 25%. During 1995, the Company contributed $49,000 to the plan.

The Company established a new 401(k) defined contribution plan in October 1997. The Company did not match employee contributions and had no other expenses related to the plan.

                              CENTRAL RENTS, INC.

8. STORE SALES AND CLOSINGS

During 1995, the Company purchased rental agreements from two competitors and transferred the agreements to existing stores, purchased two stores, closed one store and sold six stores that were not located within the Company's targeted geographic markets.

During 1996, the Company opened one new store and closed three stores and transferred the agreements of the closed stores into other operating stores in the area.

During 1997, the Company opened 13 new stores, sold the assets of one store, closed two stores and transferred their agreements into other operating stores in the area.

During the unaudited period ending March 31, 1998, the Company opened one new store.

9. STOCK TRANSACTIONS

Issuance of Common Stock

On July 14, 1995 an outside institutional investor purchased 17,045 shares of common stock of the Company at a price of $44.00 per share for an aggregate purchase price of $750,000. The shares were issued pursuant to the terms of a letter agreement which places certain restrictions on the purchaser's ability to transfer the issued shares of stock.

As of February 28, 1997 all Warrant holders exercised their option to convert the Warrants into the Company's common stock. 66,000 shares of stock were issued for the Warrants at an exercise price of $.01 per share; 60,000 relating to the initial offering and an additional 6,000 issued to the initial purchaser of the Notes.

Stock Options

In 1994 the Board of Directors adopted a Stock Option Plan (the "1994 Plan"), to grant to certain key employees of the Company options to purchase shares of the common stock of the Company at fair market value. A percentage of the options vest on each year provided that the Company meets or exceeds certain financial performance standards during such year. If those standards are not attained in such year, that portion of the option that would have vested may vest in the year the Company does meet those standards. Management believes that those standards will be attained in future years, before the options expire in the year 2004, and therefore there is a potential that the options will be exercisable. The stock options granted pursuant to the 1994 Plan cannot exceed 15% of the fully diluted shares of common stock of the Company. As of December 31, 1996 and 1997 and for the unaudited period ending March 31, 1998, there were 90,000 shares of common stock reserved for the 1994 Plan.

                              CENTRAL RENTS, INC.

9. STOCK TRANSACTIONS -- (CONTINUED)
The following table summarizes stock option activity:

                                                                 EXERCISE
                                                                  PRICE
                                                        STOCK      PER
                                                       OPTIONS    SHARE
                                                       -------   --------
Outstanding at December 31, 1995.....................   24,000    $37.45
  Granted............................................   17,000     37.45
  Expired or canceled................................  (11,000)    37.45
  Exercised..........................................       --
                                                       -------
Outstanding at December 31, 1996.....................   30,000     37.45
  Granted............................................       --     37.45
  Expired or canceled................................  (18,000)    37.45
  Exercised..........................................       --
                                                       -------
Outstanding at December 31, 1997 and for the
  unaudited period ending March 31, 1998.............   12,000     37.45
                                                       =======
Options exercisable at December 31, 1997 and for the
  unaudited period ending March 31, 1998.............       --
                                                       =======

In October 1995, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair value based method of accounting for employee stock compensation plans, but allows for the continuation of the intrinsic value based method of accounting to measure compensation cost prescribed by Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). For companies electing not to change their accounting, SFAS 123 requires pro-forma disclosures of earnings and earnings per share as if the change in accounting provision of SFAS 123 has been adopted.

The Company has elected to continue to utilize the accounting method prescribed by APB 25, under which no compensation cost has been recognized, and adopt the disclosure requirements of SFAS 123. As a result, SFAS 123 has no effect on the financial condition or results of operations of the Company at December 31, 1996 and 1997 and for the unaudited period ending March 31, 1998.

                              CENTRAL RENTS, INC.

9. STOCK TRANSACTIONS -- (CONTINUED)
Had compensation cost for this plan been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro-forma amounts.

                                                  DECEMBER 31,                       MARCH 31,
                                     ---------------------------------------   ---------------------
                                        1995          1996          1997         1997        1998
                                     -----------   -----------   -----------   ---------   ---------
                                                                                    (UNAUDITED)
Net loss.............  As Reported   $(9,155,000)  $(1,840,000)  $(2,907,000)  $(514,000)  $(828,000)
                         Pro Forma   $(9,198,000)  $(1,889,000)  $(2,929,000)  $(536,000)  $(850,000)
Basic EPS............  As Reported   $    (16.89)  $     (3.34)  $     (4.79)  $   (0.89)  $   (1.34)
                         Pro Forma   $    (16.97)  $     (3.43)  $     (4.83)  $   (0.93)  $   (1.38)
Diluted EPS..........  As Reported   $    (16.89)  $     (3.34)  $     (4.79)  $   (0.89)  $   (1.34)
                         Pro Forma   $    (16.97)  $     (3.43)  $     (4.83)  $   (0.93)  $   (1.38)

The fair value of each option grant is estimated on the date of grant using an option pricing model with the following weighted-average assumptions used for grants: dividend yield of 0.0%, volatility of 0.0%, risk-free interest rate of 6.5% and expected lives of 5 years.

On January 7, 1997 the Company declared a cash dividend on its common stock to be paid to the holders of record of the Company's common stock as of February 28, 1997 payable on March 5, 1997.

Dividends

On March 5, 1997, the Company paid a total cash dividend of $2.0 million to the holders of its common stock at $3.24 per share.

10. QUARTERLY FINANCIAL DATA (UNAUDITED):

                                           INCOME                 BASIC      DILUTED
                               TOTAL        FROM        NET     NET LOSS    NET LOSS
                              REVENUES   OPERATIONS    LOSS     PER SHARE   PER SHARE
                              --------   ----------   -------   ---------   ---------
December 31, 1996...........  $26,142      $  924     $  (533)   $ (.97)     $ (.97)
September 30, 1996..........  $26,468      $1,418     $  (320)   $ (.58)     $ (.58)
June 30, 1996...............  $27,767      $1,331     $  (369)   $ (.67)     $ (.67)
March 31, 1996..............  $28,400      $1,002     $  (618)   $(1.12)     $(1.12)
December 31, 1996...........  $25,029      $1,113     $  (826)   $(1.36)     $(1.36)
September 30, 1997..........  $25,409      $  170     $(1,191)   $(1.93)     $(1.93)
June 30, 1997...............  $26,394      $1,422     $  (376)   $ (.61)     $ (.61)
March 31, 1997..............  $26,736      $1,111     $  (514)   $ (.89)     $ (.89)
March 31, 1998..............  $25,201      $  701     $  (828)   $(1.34)     $(1.34)

                              CENTRAL RENTS, INC.

11. SUBSEQUENT EVENT

The Company entered into an Asset Purchase Agreement dated May 1, 1998 with Renters Choice, Inc. ("Renters"), Central Rents Holding, Inc. and Banner pursuant to which substantially all of the assets of the Company will be sold to Renters for approximately $102,400,000. Completion of the transaction occurred on May 28, 1998 after obtaining necessary regulatory approvals and certain third party approvals and various other closing conditions.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information................     3
Forward-Looking Statements...........     3
Prospectus Summary...................     4
Risk Factors.........................    25
Use of Proceeds of the Exchange
  Notes..............................    32
Capitalization.......................    33
The Exchange Offer...................    34
Unaudited Pro Forma Combined
  Financial Information..............    45
Renters Choice, Inc. Selected
  Historical Financial Data..........    63
Rent-A-Center, Inc. Selected
  Historical Financial Data..........    66
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    69
Business.............................    85
Management...........................   104
Security Ownership of Certain
  Beneficial Owners and Management...   110
Certain Transactions of the
  Company............................   111
Description of Capital Stock.........   112
Description of Other Indebtedness....   117
Description of the Notes and
  Guarantees.........................   118
Old Notes Exchange and Registration
  Rights Agreement...................   158
Certain U.S. Federal Income Tax
  Consequences.......................   161
Plan of Distribution.................   162
Experts..............................   163
Legal Matters........................   163
Index to Financial Statements........   F-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                              RENTERS CHOICE, INC.
                              RENT-A-CENTER, INC.
                                COLORTYME, INC.
                               OFFER TO EXCHANGE
                                   11% SENIOR
                               SUBORDINATED NOTES
                                    DUE 2008
                              FOR ALL OUTSTANDING
                         11% SENIOR SUBORDINATED NOTES
                                    DUE 2008
                       ---------------------------------
                                   PROSPECTUS
                       ---------------------------------
                                            , 1998
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections
(a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Amended and Restated Certificate of Incorporation

The Amended and Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or occasions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided in the Amended and Restated Certificate of incorporation, will be limited to the fullest extent permitted by the DGCL, as amended. Further, any repeal or modification of such provision of the Amended and restated Certificate of Incorporation by the stockholders of the Company will be prospective only, and will not adversely affect any limitation on the personal liability of a director of the Company arising from an act or omission occurring prior to the time of such repeal or modification.

Amended and Restated Bylaws

The Amended and Restated Bylaws of the Company provide that each person who at any time is or was a director of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director of the company, or is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL or any other applicable law as may from time to time be in effect (but, in the case of any such amendment or enactment, only to the extent that such amendment or statute permits the Company to provide broader indemnification rights than such law prior to such amendment or enactment permitted the Company to provide), against all expense, liability and loss (including, without limitation, court costs and attorneys' fees, judgments, fines, excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion determines that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and in the case of a criminal Proceeding, such person had no reasonable cause to believe his conduct was unlawful. Such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity thereunder and shall inure to the benefit of his or her heirs, executors and administrators. The Amended and Restated Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefit.

Indemnification Agreements

The Company has also entered into Indemnification Agreements pursuant to which it has agreed to indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

Insurance

The Company has obtained a directors' and officers' liability insurance policy insuring its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the company, including liabilities arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
          1.1*           -- Purchase Agreement, dated August 13, 1998, by and among
                            Renters Choice, Inc., Chase Securities Inc., Bear,
                            Stearns & Co. Inc., Credit Suisse First Boston
                            Corporation and NationsBank Montgomery Securities LLC
          2.1(1)         -- Agreement and Plan of Reorganization dated May 15, 1996, among Renters Choice, Inc., ColorTyme, Inc., and CT
                            Acquisition Corporation
          2.2(2)         -- Asset Purchase Agreement, dated May 1, 1998, by and among
                            Renters Choice, Inc., Central Rents, Inc., Central Rents
                            Holding, Inc. and Banner Holdings, Inc.
          2.3(3)         -- Letter Agreement, dated as of May 26, 1998, by and among
                            Renters Choice, Inc., Central Rents, Inc., Central Rents
                            Holding, Inc. and Banner Holdings, Inc.
          3.1(4)         -- Amended and Restated Certificate of Incorporation of the
                            Company
          3.2(5)         -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of the Company
          3.3(6)         -- Amended and Restated Bylaws of the Company
          3.4(7)         -- Amendment to the Amended and Restated Bylaws of the
                            Company
          3.5**          -- Certificate of Incorporation of Rent-A-Center, Inc.
          3.6**          -- Articles of Incorporation of ColorTyme, Inc.
          3.7**          -- Bylaws of Rent-A-Center, Inc.
          3.8**          -- Bylaws of ColorTyme, Inc.
          4.1(8)         -- Form of Certificate evidencing Common Stock
          4.2(9)         -- Certificate of Designations, Preferences and Relative
                            Rights and Limitations of Series A Preferred Stock of
                            Renters Choice, Inc.
          4.3(10)        -- Certificate of Designations, Preferences and Relative
                            Rights and Limitations of Series B Preferred Stock of
                            Renters Choice, Inc.
          4.4*           -- Indenture, dated as of August 18, 1998, by and among
                            Renters Choice, Inc., as Issuer, ColorTyme, Inc. and
                            Rent-A-Center, Inc., as Subsidiary Guarantors, and IBJ
                            Schroder Bank & Trust Company, as Trustee
          4.5**          -- Form of Certificate evidencing Series A Preferred Stock
          5.1**          -- Opinion of Winstead Sechrest & Minick P.C. regarding
                            legality of the securities offered.
         10.1(11)        -- Amended and Restated 1994 Renters Choice, Inc. Long-Term
                            Incentive Plan

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
         10.2(12)        -- Revolving Credit Agreement dated as of November 27, 1996 between Comerica Bank, as agent, Renters Choice, Inc. and
                            certain other lenders
         10.3(13)        -- Portfolio Acquisition Agreement dated May 15, 1996, by
                            and among Renters Choice, Inc., ColorTyme Financial
                            Services, Inc., and STI Credit Corporation
         10.4(14)        -- Employment Agreement, dated March 28, 1997, by and
                            between Renters Choice, Inc. and Danny Z. Wilbanks
         10.5(15)        -- Stock Option Agreement, dated April 1, 1997, by and
                            between Renters Choice, Inc. and Danny Z. Wilbanks
         10.6(16)        -- Credit Agreement, dated August 5, 1998, among Renters
                            Choice, Inc., Comerica Bank, as Documentation Agent,
                            NationsBank N.A., as Syndication Agent, and The Chase
                            Manhattan Bank, as Administrative Agent, and certain
                            other lenders
         10.7(17)        -- Guarantee and Collateral Agreement, dated August 5, 1998, made by Renters Choice, Inc., and certain of its
                            Subsidiaries in favor of the Chase Manhattan Bank, as
                            Administrative Agent
         10.8(18)        -- $175,000,000 Senior Subordinated Credit Agreement, dated as of August 5, 1998, among Renters Choice, Inc., certain
                            other lenders and the Chase Manhattan Bank
         10.9(19)        -- Stockholders Agreement, dated as of August 5, 1998, by
                            and among Apollo Investment Fund IV, L.P., Apollo
                            Overseas Partners IV, L.P., J. Ernest Talley, Mark E.
                            Speese, Renters Choice, Inc., and certain other persons
         10.10(20)       -- Registration Rights Agreement, dated August 5, 1998, by and between Renters Choice, Inc., Apollo Investment Fund
                            IV, L.P., and Apollo Overseas Partners IV, L.P., related
                            to the Series A Convertible Preferred Stock
         10.11(21)       -- Registration Rights Agreement, dated August 5, 1998, by and between Renters Choice, Inc., Apollo Investment Fund
                            IV, L.P., and Apollo Overseas Partners IV, L.P., related
                            to the Series B Convertible Preferred Stock
         10.12(22)       -- Stock Purchase Agreement, dated as of June 16, 1998,
                            among Renters Choice, Inc., Thorn International BV and
                            Thorn plc
         10.13(23)       -- Stock Purchase Agreement, dated August 5, 1998, among
                            Renters Choice, Inc., Apollo Investment Fund IV, L.P. and
                            Apollo Overseas Partners IV, L.P.
         10.14*          -- Exchange and Registration Rights Agreement, dated August
                            18, 1998, by and among Renters Choice, Inc. and Chase
                            Securities Inc., Bear, Stearns & Co. Inc., NationsBank
                            Montgomery Securities LLC and Credit Suisse First Boston
                            Corporation
         21.1*           -- Subsidiaries of Registrant
         23.1*           -- Consent of Grant Thornton LLP
         23.2*           -- Consent of Ernst & Young LLP
         23.3*           -- Consent of Arthur Andersen LLP

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
         23.4*           -- Consent of Winstead Sechrest & Minick P.C. (included as part of its opinion filed as Exhibits 5.1 and 8.1)
         24.1*           -- Power of Attorney (included on signature page of this
                            S-4)
         25.1**          -- Statement of eligibility of IBJ Schroder Bank & Trust
                            Company to act as Trustee

-------------------------

  *  Filed herewith.

 **  To be filed by amendment.

 (1) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 15, 1996

 (2) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 28, 1998

 (3) Incorporated herein by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K dated May 15, 1996

 (4) Incorporated herein by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994

 (5) Incorporated herein by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996

 (6) Incorporated herein by reference to Exhibit 3.4 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994

 (7) Incorporated herein by reference to Exhibit 3.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

 (8) Incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-1 (File No. 33-86504)

 (9) Incorporated herein by reference to Exhibit 4.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(10) Incorporated herein by reference to Exhibit 4.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(11) Incorporated herein by reference to Exhibit 99.1 to the registrant's Registration Statement on Form S-8 (File No. 333- 53471)

(12) Incorporated herein by reference to Exhibit 10.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1996

(13) Incorporated herein by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated May 15, 1996

(14) Incorporated herein by reference to Exhibit 10.16 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997

(15) Incorporated herein by reference to Exhibit 10.16 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997

(16) Incorporated herein by reference to Exhibit 10.18 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(17) Incorporated herein by reference to Exhibit 10.19 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(18) Incorporated herein by reference to Exhibit 10.20 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(19) Incorporated herein by reference to Exhibit 10.21 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(20) Incorporated herein by reference to Exhibit 10.22 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(21) Incorporated herein by reference to Exhibit 10.23 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(22) Incorporated herein by reference to Exhibit 2.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(23) Incorporated herein by reference to Exhibit 2.10 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Act.

(e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 16, 1998.

                                          RENTERS CHOICE, INC.

                                          By:      /s/ J. ERNEST TALLEY
                                             -----------------------------------

                                                      J. Ernest Talley
                                                    Chairman of the Board
                                                 and Chief Executive Officer

                               POWER OF ATTORNEY

We the undersigned directors and officers of Renters Choice, Inc., do hereby constitute and appoint J. Ernest Talley and Mark E. Speese, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                             TITLE                  DATE
                ---------                             -----                  ----

           /s/ J. ERNEST TALLEY             Chairman of the Board and  October 16, 1998
------------------------------------------  Chief Executive Officer
             J. Ernest Talley               (Principal Executive
                                            Officer)

            /s/ MARK E. SPEESE              President, Chief           October 16, 1998
------------------------------------------  Operating Officer and
              Mark E. Speese                Director

          /s/ DANNY Z. WILBANKS             Senior Vice President --   October 16, 1998
------------------------------------------  Finance and Chief
            Danny Z. Wilbanks               Financial Officer
                                            (Principal Financial and
                                            Accounting Officer)

            /s/ J. V. LENTELL               Director                   October 16, 1998
------------------------------------------
               J.V. Lentell

          /s/ JOSEPH V. MARINER             Director                   October 16, 1998
------------------------------------------
            Joseph V. Mariner

           /s/ REX W. THOMPSON              Director                   October 16, 1998
------------------------------------------
             Rex W. Thompson

           /s/ LAURENCE M. BERG             Director                   October 16, 1998
------------------------------------------
             Laurence M. Berg

           /s/ PETER P. COPSES              Director                   October 16, 1998
------------------------------------------
             Peter P. Copses

SUBSIDIARY GUARANTORS:

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 16, 1998.

                                          RENT-A-CENTER, INC.

                                          By:      /s/ J. ERNEST TALLEY
                                             -----------------------------------
                                                      J. Ernest Talley
                                                          President

                               POWER OF ATTORNEY

We the undersigned directors and officers of Rent-A-Center, Inc., do hereby constitute and appoint J. Ernest Talley and Mark E. Speese, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                             TITLE                  DATE
                ---------                             -----                  ----

           /s/ J. ERNEST TALLEY             President (Principal       October 16, 1998
------------------------------------------  Executive Officer) and
             J. Ernest Talley               Director

            /s/ MARK E. SPEESE              Vice President and         October 16, 1998
------------------------------------------  Director
              Mark E. Speese

          /s/ DANNY Z. WILBANKS             Vice President,            October 16, 1998
------------------------------------------  Secretary, Treasurer
            Danny Z. Wilbanks               (Principal Financial and
                                            Accounting Officer) and
                                            Director

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 16, 1998.

                                          COLORTYME, INC.

                                          By:       /s/ MARK E. SPEESE
                                             -----------------------------------
                                                       Mark E. Speese
                                                       Vice President

                               POWER OF ATTORNEY

We the undersigned directors and officers of ColorTyme, Inc., do hereby constitute and appoint J. Ernest Talley and Mark E. Speese, and each and either of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our name in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                             TITLE                  DATE
                ---------                             -----                  ----

          /s/ MITCHELL E. FADEL             President and Chief        October 16, 1998
------------------------------------------  Executive Officer
            Mitchell E. Fadel               (Principal Executive
                                            Officer)

           /s/ J. ERNEST TALLEY             Director                   October 16, 1998
------------------------------------------
             J. Ernest Talley

            /s/ MARK E. SPEESE              Vice President and         October 16, 1998
------------------------------------------  Director
              Mark E. Speese

          /s/ DANNY Z. WILBANKS             Secretary (Principal       October 16, 1998
------------------------------------------  Financial and Accounting
            Danny Z. Wilbanks               Officer)

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
          1.1*           -- Purchase Agreement, dated August 13, 1998, by and among
                            Renters Choice, Inc., Chase Securities Inc., Bear,
                            Stearns & Co. Inc., Credit Suisse First Boston
                            Corporation and NationsBank Montgomery Securities LLC
          2.1(1)         -- Agreement and Plan of Reorganization dated May 15, 1996, among Renters Choice, Inc., ColorTyme, Inc., and CT
                            Acquisition Corporation
          2.2(2)         -- Asset Purchase Agreement, dated May 1, 1998, by and among
                            Renters Choice, Inc., Central Rents, Inc., Central Rents
                            Holding, Inc. and Banner Holdings, Inc.
          2.3(3)         -- Letter Agreement, dated as of May 26, 1998, by and among
                            Renters Choice, Inc., Central Rents, Inc., Central Rents
                            Holding, Inc. and Banner Holdings, Inc.
          3.1(4)         -- Amended and Restated Certificate of Incorporation of the
                            Company
          3.2(5)         -- Certificate of Amendment to the Amended and Restated
                            Certificate of Incorporation of the Company
          3.3(6)         -- Amended and Restated Bylaws of the Company
          3.4(7)         -- Amendment to the Amended and Restated Bylaws of the
                            Company
          3.5**          -- Certificate of Incorporation of Rent-A-Center, Inc.
          3.6**          -- Articles of Incorporation of ColorTyme, Inc.
          3.7**          -- Bylaws of Rent-A-Center, Inc.
          3.8**          -- Bylaws of ColorTyme, Inc.
          4.1(8)         -- Form of Certificate evidencing Common Stock
          4.2(9)         -- Certificate of Designations, Preferences and Relative
                            Rights and Limitations of Series A Preferred Stock of
                            Renters Choice, Inc.
          4.3(10)        -- Certificate of Designations, Preferences and Relative
                            Rights and Limitations of Series B Preferred Stock of
                            Renters Choice, Inc.
          4.4*           -- Indenture, dated as of August 18, 1998, by and among
                            Renters Choice, Inc., as Issuer, ColorTyme, Inc. and
                            Rent-A-Center, Inc., as Subsidiary Guarantors, and IBJ
                            Schroder Bank & Trust Company, as Trustee
          4.5**          -- Form of Certificate evidencing Series A Preferred Stock
          5.1**          -- Opinion of Winstead Sechrest & Minick P.C. regarding
                            legality of the securities offered.
         10.1(11)        -- Amended and Restated 1994 Renters Choice, Inc. Long-Term
                            Incentive Plan
         10.2(12)        -- Revolving Credit Agreement dated as of November 27, 1996 between Comerica Bank, as agent, Renters Choice, Inc. and
                            certain other lenders

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
         10.3(13)        -- Portfolio Acquisition Agreement dated May 15, 1996, by
                            and among Renters Choice, Inc., ColorTyme Financial
                            Services, Inc., and STI Credit Corporation
         10.4(14)        -- Employment Agreement, dated March 28, 1997, by and
                            between Renters Choice, Inc. and Danny Z. Wilbanks
         10.5(15)        -- Stock Option Agreement, dated April 1, 1997, by and
                            between Renters Choice, Inc. and Danny Z. Wilbanks
         10.6(16)        -- Credit Agreement, dated August 5, 1998, among Renters
                            Choice, Inc., Comerica Bank, as Documentation Agent,
                            NationsBank N.A., as Syndication Agent, and The Chase
                            Manhattan Bank, as Administrative Agent, and certain
                            other lenders
         10.7(17)        -- Guarantee and Collateral Agreement, dated August 5, 1998, made by Renters Choice, Inc., and certain of its
                            Subsidiaries in favor of the Chase Manhattan Bank, as
                            Administrative Agent
         10.8(18)        -- $175,000,000 Senior Subordinated Credit Agreement, dated as of August 5, 1998, among Renters Choice, Inc., certain
                            other lenders and the Chase Manhattan Bank
         10.9(19)        -- Stockholders Agreement, dated as of August 5, 1998, by
                            and among Apollo Investment Fund IV, L.P., Apollo
                            Overseas Partners IV, L.P., J. Ernest Talley, Mark E.
                            Speese, Renters Choice, Inc., and certain other persons
         10.10(20)       -- Registration Rights Agreement, dated August 5, 1998, by and between Renters Choice, Inc., Apollo Investment Fund
                            IV, L.P., and Apollo Overseas Partners IV, L.P., related
                            to the Series A Convertible Preferred Stock
         10.11(21)       -- Registration Rights Agreement, dated August 5, 1998, by and between Renters Choice, Inc., Apollo Investment Fund
                            IV, L.P., and Apollo Overseas Partners IV, L.P., related
                            to the Series B Convertible Preferred Stock
         10.12(22)       -- Stock Purchase Agreement, dated as of June 16, 1998,
                            among Renters Choice, Inc., Thorn International BV and
                            Thorn plc
         10.13(23)       -- Stock Purchase Agreement, dated August 5, 1998, among
                            Renters Choice, Inc., Apollo Investment Fund IV, L.P. and
                            Apollo Overseas Partners IV, L.P.
         10.14*          -- Exchange and Registration Rights Agreement, dated August
                            18, 1998, by and among Renters Choice, Inc. and Chase
                            Securities Inc., Bear, Stearns & Co. Inc., NationsBank
                            Montgomery Securities LLC and Credit Suisse First Boston
                            Corporation
         21.1*           -- Subsidiaries of Registrant
         23.1*           -- Consent of Grant Thornton LLP
         23.2*           -- Consent of Ernst & Young LLP
         23.3*           -- Consent of Arthur Andersen LLP
         23.4*           -- Consent of Winstead Sechrest & Minick P.C. (included as part of its opinion filed as Exhibits 5.1 and 8.1)

        EXHIBIT
         NUMBER                              EXHIBIT DESCRIPTION
        -------                              -------------------
         24.1*           -- Power of Attorney (included on signature page of this
                            S-4)
         25.1**          -- Statement of eligibility of IBJ Schroder Bank & Trust
                            Company to act as Trustee

-------------------------

  *  Filed herewith.

 **  To be filed by amendment.

 (1) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 15, 1996

 (2) Incorporated herein by reference to Exhibit 2.1 to the registrant's Current Report on Form 8-K dated May 28, 1998

 (3) Incorporated herein by reference to Exhibit 2.2 to the registrant's Current Report on Form 8-K dated May 15, 1996

 (4) Incorporated herein by reference to Exhibit 3.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994

 (5) Incorporated herein by reference to Exhibit 3.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996

 (6) Incorporated herein by reference to Exhibit 3.4 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994

 (7) Incorporated herein by reference to Exhibit 3.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

 (8) Incorporated herein by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-1 (File No. 33-86504)

 (9) Incorporated herein by reference to Exhibit 4.2 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(10) Incorporated herein by reference to Exhibit 4.3 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(11) Incorporated herein by reference to Exhibit 99.1 to the registrant's Registration Statement on Form S-8 (File No. 333- 53471)

(12) Incorporated herein by reference to Exhibit 10.2 to the registrant's Annual Report on Form 10-K for the year ended December 31, 1996

(13) Incorporated herein by reference to Exhibit 10.1 to the registrant's Current Report on Form 8-K dated May 15, 1996

(14) Incorporated herein by reference to Exhibit 10.16 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997

(15) Incorporated herein by reference to Exhibit 10.16 to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997

(16) Incorporated herein by reference to Exhibit 10.18 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(17) Incorporated herein by reference to Exhibit 10.19 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(18) Incorporated herein by reference to Exhibit 10.20 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(19) Incorporated herein by reference to Exhibit 10.21 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(20) Incorporated herein by reference to Exhibit 10.22 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(21) Incorporated herein by reference to Exhibit 10.23 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(22) Incorporated herein by reference to Exhibit 2.9 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998

(23) Incorporated herein by reference to Exhibit 2.10 to the registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998